                                                                    EXHIBIT 20.1

                                     LOGO

                                                                  April 30, 1997
Dear Stockholder:

     I am pleased to forward the enclosed Joint Proxy Statement for the Special Meeting of Stockholders of Franklin Quest Co., a Utah corporation ("Franklin"), to be held on Friday, May 30, 1997 at 11:00 a.m., local time, at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, to consider and vote upon the combination of Franklin and Covey Leadership Center, Inc., a Utah corporation ("Covey"), through a merger ("Merger"), with Franklin as the surviving corporation. The name of the surviving corporation will be changed to "Franklin Covey Co."

     The Merger is subject to the terms and conditions of a Merger Agreement ("Merger Agreement") dated as of March 21, 1997 and a related Plan of Merger to be executed by Franklin and Covey and filed with the Utah Department of Commerce, Division of Corporations and Commercial Code. In the Merger, Covey will be merged with and into Franklin and the Articles of Incorporation of Franklin will be amended to change the name of Franklin to Franklin Covey Co. Pursuant to the Merger, each outstanding share of Common Stock of Covey ("Covey Common Stock"), other than dissenting shares, will be converted, without any action on the part of the holder thereof, into the right to receive shares of newly issued Common Stock of Franklin ("Franklin Common Stock"). In connection with the Merger, Franklin will separately acquire an exclusive, perpetual, worldwide, royalty free, transferrable license to make, use, sell, sublicense and otherwise deal in the products and materials and tangible and intangible assets, including all derivative works, which are described in a Licensing Agreement executed by and between Stephen R. Covey and Covey, together with all rights under the Licensing Agreement (the "License Rights") for an aggregate of $27 million in cash or Franklin Common Stock valued at the average of the per share closing sales prices of the Franklin Common Stock on the New York Stock Exchange for the 20 consecutive trading days ending on the second trading day prior to the closing date of the Merger (the "Average Franklin Price"). The amount of cash or number of shares of Franklin Common Stock to be received for the License Rights will be determined by Dr. Covey prior to the effective time of the Merger. The maximum number of shares of Franklin Common Stock to be issued in connection with all the transactions contemplated by the Merger will not exceed 6,631,272 shares, which will include the shares which Dr. Covey elects to receive for the License Rights and the shares reserved for the exercise of Franklin options into which outstanding options to purchase Covey Common Stock (the "Covey Options") will be converted. The number of shares to be issued to Covey Stockholders in the Merger will be 6,631,272 reduced by (i) a number of shares determined by dividing the total amount of cash which Dr. Covey elects to receive for the License Rights by the Average Franklin Price, (ii) the actual number of shares of Franklin Common Stock issued for the License Rights and (iii) the number of shares of Franklin Common Stock reserved for the exercise of Franklin options into which the Covey Options will be converted. The Average Franklin Price, if determined as of April 22, 1997 (the latest practicable date before the printing of the Joint Proxy Statement) would have been $21.256. If the Average Franklin Price remains at $21.256, as to which there can be no assurance, the number of shares of Franklin Common Stock which the holder of each share of Covey Common Stock would be entitled to receive in the Merger would be approximately 6.30711 shares (the "Share Exchange Ratio"). All outstanding options to purchase Covey Common Stock will be converted into options to purchase Franklin Common Stock with the number of Franklin options issued and the exercise price adjusted to reflect the Share Exchange Ratio. The shares of Franklin Common Stock held by Franklin stockholders prior to the Merger will remain unchanged by the Merger.

     The accompanying Joint Proxy Statement provides a detailed description of the Merger Agreement, certain business and financial information of Franklin and Covey and other important information. Copies of the Merger Agreement and the Plan of Merger are attached to the Joint Proxy Statement as Appendix A.

     The Franklin Board of Directors ("Board") has carefully reviewed and considered the terms and conditions of the proposed Merger and has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, its financial advisor, that as of March 17, 1997 and based on and subject to certain matters stated therein, the consideration to be paid by Franklin pursuant to the Merger is fair to Franklin from a financial point of view. A copy of the opinion is attached to the Joint Proxy Statement as Appendix B. Franklin stockholders are advised to read the opinion in its entirety. The Board has determined that the transaction is in the best interests of the Franklin stockholders, has unanimously approved the Merger Agreement and the Merger, and unanimously recommends that the stockholders vote FOR approval of the Merger.

     The Merger, Merger Agreement and Plan of Merger must be approved by the holders of a majority of the shares of issued and outstanding Franklin Common Stock. Your vote on this matter is very important. We urge you to review carefully the enclosed material and to return your proxy promptly.

     Whether or not you plan to attend the meeting, please sign and promptly return your proxy card in the enclosed postage paid envelope. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.

                                          Sincerely,


                                          /s/ HYRUM W. SMITH

                                          Hyrum W. Smith
                                          Chairman and Chief Executive Officer

                               FRANKLIN QUEST CO.
                          2200 WEST PARKWAY BOULEVARD
                           SALT LAKE CITY, UTAH 84119

                            ------------------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            ------------------------

     NOTICE IS HEREBY GIVEN that a Special Meeting (the "Special Meeting") of Stockholders of Franklin Quest Co., a Utah corporation ("Franklin"), will be held on Friday, May 30, 1997, at 11:00 a.m., local time, at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, for the following purposes:

     1. To consider and vote upon a proposal to approve (a) the Merger Agreement dated as of March 21, 1997 (the "Merger Agreement") by and among Franklin, Covey Leadership Center, Inc., a Utah corporation ("Covey"), and the stockholders of Covey (the "Covey Stockholders"), and the related Plan of Merger to be executed by Franklin and Covey and filed with the Utah Department of Commerce, Division of Corporations, (b) the merger of Covey with and into Franklin (the "Merger") whereby, among other things, (i) Franklin will survive the Merger and the outstanding shares of Covey Common Stock, $.001 par value per share ("Covey Common Stock"), other than dissenting shares, will be converted into the right to receive 6,631,272 shares of Franklin Common Stock, $.05 par value ("Franklin Common Stock"), less that number of shares which would be equal to the $27 million to be paid in cash or Franklin Common Stock for the License Rights (discussed below) divided by the Average Franklin Price (defined below) and, less the number of shares of Franklin Common Stock to be reserved upon conversion of outstanding options to purchase Covey Common Stock (the "Covey Options") at the Share Exchange Ratio (defined below), (ii) each Covey Option will be converted into an option to purchase shares of Franklin Common Stock, with the number of options and the exercise price adjusted to reflect the Share Exchange Ratio, (iii) the Articles of Incorporation of Franklin will be amended to change the name of Franklin to Franklin Covey Co., and (iv) Franklin will separately acquire from Stephen R. Covey an exclusive, perpetual, worldwide, royalty free, transferrable license to make, use, sell, sublicense and otherwise deal in the products and materials and all other tangible and intangible assets, including all derivative works, which are the subject matter of and are described in that certain Licensing Agreement dated November 1, 1990, for an aggregate of $27 million, to be paid in cash or Franklin Common Stock, or both, valued at the Average Franklin Price.

     2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     The "Average Franklin Price" will be an amount determined on the basis of an average of the closing sales price of Franklin Common Stock on the New York Stock Exchange for the 20 consecutive trading days ending two days prior to the closing date of the Merger. The "Share Exchange Ratio" shall be the number of shares of Franklin Common Stock issued in exchange for each share of Covey Common Stock at the effective date of the Merger obtained by dividing 6,631,272 less that number of shares which would be equal to the $27 million paid to Stephen R. Covey for the License Rights divided by the Average Franklin Price and then divided by 850,000 (the number of outstanding shares of Covey Common Stock and the number of shares subject to Covey Options).

     The foregoing items of business are more fully described in the Joint Proxy Statement accompanying this Notice.

     Only stockholders of record of Franklin Common Stock at the close of business on April 21, 1997 are entitled to notice of, and will be entitled to vote at, the Special Meeting or any adjournment thereof. Approval of the Merger Agreement and the Merger will require the affirmative vote of the holders of a majority of the shares of Franklin Common Stock issued and outstanding.

                                      BY ORDER OF THE BOARD OF DIRECTORS


                                      /s/ HYRUM W. SMITH

                                      Hyrum W. Smith
                                      Chairman and Chief Executive Officer
Salt Lake City, Utah
April 30, 1997

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF SUCH STOCKHOLDER HAS RETURNED A PROXY.

[LOGO]

April 30, 1997

Dear Stockholder:

     I am pleased to forward the enclosed Joint Proxy Statement for the Special Meeting of Stockholders of Covey Leadership Center, Inc., a Utah corporation ("Covey"), to be held on Friday, May 30, 1997 at 9:30 a.m., local time, at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, to consider and vote upon the combination of Covey with Franklin Quest Co., a Utah corporation ("Franklin") through the merger (the "Merger") of Covey with and into Franklin.

     The Merger is subject to the terms and conditions of a Merger Agreement ("Merger Agreement") dated as of March 21, 1997 and a related Plan of Merger to be executed by Franklin and Covey and filed with the Utah Department of Commerce, Division of Corporations and Commercial Code. In the Merger, Covey will be merged with and into Franklin and the Articles of Incorporation of Franklin will be amended to change the name of Franklin to Franklin Covey Co. Pursuant to the Merger, each outstanding share of Common Stock of Covey ("Covey Common Stock"), other than dissenting shares, will be converted, without any action on the part of the holder thereof, into the right to receive shares of newly issued Common Stock of Franklin ("Franklin Common Stock"). In connection with the Merger, Franklin will separately acquire an exclusive, perpetual, worldwide, royalty free, transferrable license to make, use, sell, sublicense and otherwise deal in the products and materials and tangible and intangible assets, including all derivative works, which are described in a Licensing Agreement executed by and between Stephen R. Covey and Covey, together with all rights under the Licensing Agreement (the "License Rights") for an aggregate of $27 million in cash or Franklin Common Stock valued at the average of the per share closing sales prices of the Franklin Common Stock on the New York Stock Exchange for the 20 consecutive trading days ending on the second trading day prior to the closing date of the Merger (the "Average Franklin Price"). The amount of cash or number of shares of Franklin Common Stock to be received for the License Rights will be determined by Dr. Covey prior to the effective time of the Merger. The maximum number of shares of Franklin Common Stock to be issued in connection with all the transactions contemplated by the Merger will not exceed 6,631,272 shares, which will include the shares which Dr. Covey elects to receive for the License Rights and the shares reserved for the exercise of Franklin options into which outstanding options to purchase Covey Common Stock (the "Covey Options") will be converted. The number of shares to be issued to Covey Stockholders in the Merger will be 6,631,272 reduced by (i) a number of shares determined by dividing the total amount of cash which Dr. Covey elects to receive for the License Rights by the Average Franklin Price, (ii) the actual number of shares of Franklin Common Stock issued for the License Rights and (iii) the number of shares of Franklin Common Stock reserved for the exercise of Franklin options into which the Covey Options will be converted. The Average Franklin Price, if determined as of April 22, 1997 (the latest practicable date before the printing of the Joint Proxy Statement) would have been $21.256. If the Average Franklin Price remains at $21.256, as to which there can be no assurance, the number of shares of Franklin Common Stock which the holder of each share of Covey

Common Stock would be entitled to receive in the Merger would be approximately
6.30711 shares (the "Share Exchange Ratio"). All outstanding options to purchase Covey Common Stock will be converted into options to purchase Franklin Common Stock with the number of Franklin options issued and the exercise price adjusted to reflect the Share Exchange Ratio. The shares of Franklin Common Stock held by Franklin stockholders prior to the Merger will remain unchanged by the Merger.

     The accompanying Joint Proxy Statement provides a detailed description of the Merger Agreement, certain business and financial information of Franklin and Covey and other important information. Copies of the Merger Agreement and the Plan of Merger are attached to the Joint Proxy Statement as Appendix A.

     The Covey Board of Directors ("Board") has carefully reviewed and considered the terms and conditions of the proposed Merger. The Board has determined that the transaction is in the best interests of Covey and the Covey Stockholders, has unanimously approved the Merger Agreement and the Merger, and unanimously recommends that the Covey Stockholders vote FOR approval of the Merger.

     The Merger, Merger Agreement and Plan of Merger must be approved by the holders of at least 66 2/3% of the outstanding shares of Covey Common Stock. Your vote on this matter is very important. We urge you to review carefully the enclosed material and to return your proxy promptly.

     Whether or not you plan to attend the meeting, please sign and promptly return your proxy card in the enclosed postage paid envelope. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.

                                      Sincerely,

                                      /s/ STEPHEN R. COVEY
                                      Stephen R. Covey
                                      Chairman of the Board

                         COVEY LEADERSHIP CENTER, INC.
                          3507 NORTH UNIVERSITY AVENUE
                               PROVO, UTAH 84604

                            ------------------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            ------------------------

     NOTICE IS HEREBY GIVEN that a Special Meeting (the "Special Meeting") of Stockholders of Covey Leadership Center, Inc., a Utah corporation ("Covey"), will be held at 9:30 a.m., local time, on Friday, May 30, 1997, at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, for the following purposes:

     1. To consider and vote upon a proposal to approve (a) the Merger Agreement dated as of March 21, 1997 (the "Merger Agreement") by and among Franklin Quest Co., a Utah corporation ("Franklin"), Covey and the stockholders of Covey (the "Covey Stockholders"), and the related Plan of Merger to be executed by Franklin and Covey and filed with the Utah Department of Commerce, Division of Corporations, (b) the merger of Covey with and into Franklin (the "Merger") whereby, among other things, (i) Franklin will survive the Merger and the outstanding shares of Covey Common Stock, $.001 par value per share ("Covey Common Stock"), other than dissenting shares, will be converted into the right to receive 6,631,272 shares of Franklin Common Stock, $.05 par value ("Franklin Common Stock"), less that number of shares which would be equal to the $27 million to be paid in cash or Franklin Common Stock for the License Rights (discussed below) divided by the Average Franklin Price (defined below) and, less the number of shares of Franklin Common Stock to be reserved upon conversion of outstanding options to purchase Covey Common Stock (the "Covey Options") at the Share Exchange Ratio (defined below), (ii) each Covey Option will be converted into an option to purchase shares of Franklin Common Stock, with the number of options and the exercise price adjusted to reflect the Share Exchange Ratio, (iii) the Articles of Incorporation of Franklin will be amended to change the name of Franklin to Franklin Covey Co., and (iv) Franklin will separately acquire from Stephen R. Covey an exclusive, perpetual, worldwide, royalty free, transferrable license to make, use, sell, sublicense and otherwise deal in the products and materials and tangible and intangible assets, including all derivative works, which are the subject matter of and are described in that certain Licensing Agreement dated November 1, 1990, for an aggregate of $27 million, to be paid in cash or Franklin Common Stock, or both, valued at the Average Franklin Price.

     2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     The "Average Franklin Price" will be an amount determined on the basis of an average of the closing sales price of Franklin Common Stock on the New York Stock Exchange for the 20 consecutive trading days ending two days prior to the closing date of the Merger. The "Share Exchange Ratio" shall be the number of shares of Franklin Common Stock issued in exchange for each share of Covey Common Stock at the effective date of the Merger obtained by dividing 6,631,272 less that number of shares which would be equal to the $27 million paid to Stephen R. Covey for the License Rights divided by the Average Franklin Price and then divided by 850,000 (the number of outstanding shares of Covey Common Stock and the number of shares subject to Covey Options).

     The foregoing items of business are more fully described in the Joint Proxy Statement accompanying this Notice.

     Only stockholders of record of Covey Common Stock at the close of business on April 21, 1997 are entitled to notice of, and will be entitled to vote at, the Special Meeting or any adjournment thereof. Approval of the Merger Agreement and the Merger will require the affirmative vote of at least 66 2/3% of the shares of the holders of Covey Common Stock issued and outstanding.

                                      BY ORDER OF THE BOARD OF DIRECTORS


                                      /s/ STEPHEN R. COVEY
                                      Stephen R. Covey
                                      Chairman of the Board
Provo, Utah
April 30, 1997

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF SUCH STOCKHOLDER HAS RETURNED A PROXY.

FRANKLIN QUEST CO.                                 COVEY LEADERSHIP CENTER, INC.

                            ------------------------
                              JOINT PROXY STATEMENT
                            ------------------------

     This Joint Proxy Statement is being furnished to the stockholders of Franklin Quest Co., a Utah corporation
("Franklin"), in connection with the solicitation of proxies by the Franklin Board of Directors for use at the Special Meeting of Franklin stockholders (the "Franklin Meeting") to be held at 11:00 a.m., local time, on Friday, May 30, 1997, at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, and at any adjournments or postponements of the Franklin Meeting.

     This Joint Proxy Statement is also being furnished to the stockholders of Covey Leadership Center, Inc., a Utah corporation ("Covey"), in connection with the solicitation of proxies by the Covey Board of Directors for use at the Special Meeting of Covey stockholders (the "Covey Meeting") to be held at 9:30 a.m., on Friday, May 30, 1997, at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, and at any adjournments or postponements of the Covey Meeting.

     This Joint Proxy Statement also constitutes the Disclosure Statement of Franklin for use in connection with the offer and issuance of shares of Common Stock of Franklin, $.05 par value per share ("Franklin Common Stock"), pursuant to the merger (the "Merger") of Covey with and into Franklin under the terms of the Merger Agreement dated as of March 21, 1997 by and among Franklin, Covey and the stockholders of Covey (the "Covey Stockholders"). In the Merger, Covey will be merged with and into Franklin and the Articles of Incorporation of Franklin will be amended to change the name of Franklin to Franklin Covey Co. Pursuant to the Merger, each outstanding share of the Common Stock of Covey ("Covey Common Stock"), other than dissenting shares, will be converted, without any action on the part of the holder thereof, into the right to receive shares of newly issued Common Stock of Franklin ("Franklin Common Stock"). In connection with the Merger, Franklin will separately acquire an exclusive, perpetual, worldwide, royalty free, transferrable license to make, use, sell, sublicense and otherwise deal in the products and materials and tangible and intangible assets, including all derivative works, which are described in a Licensing Agreement executed by and between Stephen R. Covey and Covey, together with all rights under the Licensing Agreement (the "License Rights") for an aggregate of $27 million in cash or Franklin Common Stock valued at the average of the per share closing sales prices of the Franklin Common Stock on the New York Stock Exchange for the 20 consecutive trading days ending on the second trading day prior to the closing date of the Merger (the "Average Franklin Price"). The amount of cash or number of shares of Franklin Common Stock to be received for the License Rights will be determined by Dr. Covey prior to the Effective Time of the Merger. The maximum number of shares of Franklin Common Stock to be issued in connection with all the transactions contemplated by the Merger will not exceed 6,631,272 shares which will include the shares which Dr. Covey and The Stephen and Sandra Covey 1992 Posterity Trust (the "Covey Trust") elect to receive for the License Rights and the shares reserved for the exercise of Franklin options into which outstanding options to purchase Covey Common Stock (the "Covey Options") will be converted. The number of shares to be issued to Covey Stockholders in the Merger will be 6,631,272 reduced by (i) a number of shares determined by dividing the total amount of cash which Dr. Covey elects to receive for the License Rights by the Average Franklin Price, (ii) the actual number of shares of Franklin Common Stock issued for the License Rights and (iii) the number of shares of Franklin Common Stock reserved for the exercise of Franklin options into which the Covey Options will be converted. The Average Franklin Price, if determined as of April 22, 1997 (the latest practicable date before the printing of the Joint Proxy Statement) would have been $21.256. If the Average Franklin Price remains at $21.256, as to which there can be no assurance, the number of shares of Franklin Common Stock which the holder of each share of Covey Common Stock would be entitled to receive in the Merger would be approximately 6.30711 shares (the "Share Exchange Ratio"). All Covey Options will be converted into options to purchase Franklin Common Stock with the number of Franklin options issued and the exercise price adjusted to reflect the Share Exchange Ratio. The shares of Franklin Common Stock held by Franklin stockholders prior to the Merger will remain unchanged by the Merger.

     On April 22, 1997, the closing sale price of Franklin Common Stock as reported on the New York Stock Exchange was $21 5/8.

     This Joint Proxy Statement and accompanying form of Proxy are first being mailed to stockholders of Franklin and Covey on or about April 30, 1997.

                            ------------------------
  THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS JOINT PROXY STATEMENT. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS ARE STRONGLY URGED TO
    READ AND CONSIDER CAREFULLY THIS JOINT PROXY STATEMENT IN ITS ENTIRETY,
           PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS."
                            ------------------------

           THE DATE OF THIS JOINT PROXY STATEMENT IS APRIL 30, 1997.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION....................................................    ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................   iii
SUMMARY..................................................................     1
SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA -- Franklin..............     8
SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA -- Covey.................     9
SUMMARY PRO FORMA FRANKLIN AND COVEY COMBINED FINANCIAL DATA.............    10
RISK FACTORS.............................................................    11
THE FRANKLIN MEETING.....................................................    14
PRINCIPAL STOCKHOLDERS OF FRANKLIN.......................................    16
THE COVEY MEETING........................................................    17
PRINCIPAL STOCKHOLDERS OF COVEY..........................................    19
THE MERGER AND RELATED TRANSACTIONS......................................    20
     General.............................................................    20
     Conversion of Shares; Purchase of License Rights....................    20
     Conversion of Options...............................................    20
     Amendment to Articles of Incorporation..............................    20
     Exchange of Certificates............................................    21
     Background of the Merger............................................    21
     Reasons for the Merger..............................................    23
     Operations Following the Merger.....................................    25
     Opinion of Merrill Lynch............................................    25
     Interests of Certain Persons in the Merger..........................    30
     Other Related Agreements............................................    31
     Representations and Covenants.......................................    31
     Conditions to the Merger............................................    32
     Closing.............................................................    35
     Termination or Amendment............................................    35
     Regulatory Matters..................................................    35
     Certain Federal Income Tax Considerations...........................    36
     Accounting Treatment................................................    37
     Appraisal Rights....................................................    37
     Fees and Expenses...................................................    39
PRINCIPAL STOCKHOLDERS OF FRANKLIN COVEY CO. (PRO FORMA).................    40
SELECTED HISTORICAL FINANCIAL DATA -- Franklin...........................    42
SELECTED HISTORICAL FINANCIAL DATA -- Covey..............................    43
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS
     Franklin Quest Co. .................................................    44
     Covey Leadership Center, Inc. ......................................    50
BUSINESS OF FRANKLIN.....................................................    55
BUSINESS OF COVEY........................................................    66
COMPARISON OF RIGHTS OF STOCKHOLDERS OF FRANKLIN AND COVEY...............    76
STOCKHOLDER PROPOSALS....................................................    76
EXPERTS..................................................................    77
LEGAL MATTERS............................................................    77
INDEX TO PRO FORMA AND HISTORICAL FINANCIAL STATEMENTS...................    78
APPENDICES
     A.  Merger Agreement and certain exhibits, including
           Articles of Merger and Plan of Merger
     B.  Opinion of Merrill Lynch
     C.  Part 13 of the Utah Revised Business Corporation Act

     NO PERSON HAS BEEN AUTHORIZED BY FRANKLIN OR COVEY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FRANKLIN OR COVEY. THIS JOINT PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT OR A SOLICITATION FOR A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

     NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS JOINT PROXY STATEMENT RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

     Franklin is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, electronically filed documents, including reports, proxy statements and other information filed by Franklin can be obtained from the Commission's Website at http://www.sec.gov. Franklin's Common Stock is quoted on the New York Stock Exchange and reports and other information concerning Franklin may also be inspected and copied at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Under the rules and regulations of the Commission, the solicitation of proxies from the Covey Stockholders to approve and adopt the Merger Agreement and the Merger constitutes an offering of the Franklin Common Stock to be issued in connection with the Merger. This Joint Proxy Statement constitutes the Disclosure Statement which is being furnished to the Covey Stockholders in connection with the offering of the Franklin Common Stock.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by Franklin with the Commission under the Exchange Act are incorporated herein by Franklin by reference:

     (a) Franklin's Annual Report on Form 10-K for the fiscal year ended August 31, 1996 (the "Franklin Form 10-K"); and

     (b) Franklin's Quarterly Reports on Form 10-Q for the quarterly periods ended November 30, 1996 and February 28, 1997 (the "Franklin 10-Qs").

     All reports and other documents filed by Franklin pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement and prior to the date of the Franklin Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement included or contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Joint Proxy Statement, except as so modified or superseded.

     THIS JOINT PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS JOINT PROXY STATEMENT HAS BEEN DELIVERED. REQUESTS FOR THESE DOCUMENTS SHOULD BE DIRECTED TO FRANKLIN QUEST CO., OFFICE OF THE CHIEF FINANCIAL OFFICER, 2200 WEST PARKWAY BOULEVARD, SALT LAKE CITY, UTAH 84119 (TELEPHONE NUMBER (801) 975-1776). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY MAY 20, 1997.

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Joint Proxy Statement, the appendices hereto and documents incorporated by reference herein. The summary does not contain a complete description of the terms of the Merger and is qualified in its entirety by reference to the full text of this Joint Proxy Statement and the Appendices hereto. Stockholders are urged to read this Joint Proxy Statement and the Appendices in their entirety.

     This Proxy Statement contains forward-looking statements about future results which are subject to risks and uncertainties. Franklin's and Covey's actual results may differ significantly from the results in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

THE COMPANIES

     Franklin. Franklin is a provider of training seminars and products designed to improve individual productivity. Franklin's principal seminars and products are based upon its comprehensive time management system which, through the use of the Company's primary product, the Franklin Day Planner, enables individuals to better manage time by identifying goals and prioritizing tasks necessary to achieve them. Franklin also provides training, consulting services and products designed to improve written and oral business communication skills. Unless otherwise indicated, "Franklin" refers to Franklin Quest Co. and each of its operating divisions and subsidiaries. Franklin was incorporated in Utah as The Franklin Institute, Inc. in 1983 and renamed Franklin Quest Co. in 1992. Franklin's principal executive offices are located at 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331. Its telephone number is (801) 975-1776.

     Covey. Covey is a provider of integrated educational materials, training workshops, consulting services, publications and products designed to empower individuals and organizations to become more effective. Covey is a Utah corporation formed as Stephen R. Covey & Associates in 1980 and renamed Covey Leadership Center, Inc. in 1989. Unless otherwise indicated, "Covey" refers to Covey Leadership Center, Inc., a Utah corporation, and its wholly-owned subsidiary. Covey's principal executive offices are located at 3507 North University Avenue, Provo, Utah 84604. Its telephone number is (800) 331-7716.

THE MERGER

     Franklin, Covey and the Covey Stockholders have entered into a Merger Agreement dated as of March 21, 1997, a copy of which is attached hereto as Appendix A, whereby Covey is to be merged with and into Franklin.

CONVERSION OF SECURITIES; PURCHASE OF LICENSE RIGHTS

     Upon consummation of the Merger, each share of Covey Common Stock then outstanding, other than dissenting shares, will be converted automatically into the right to receive newly issued shares of Franklin Common Stock. The maximum number of shares of Franklin Common Stock to be issued in connection with all transactions contemplated by the Merger, including shares to be issued for the License Rights and reserved for the exercise of options into which Covey Options will be converted, is 6,631,272. Cash will be paid in lieu of fractional shares. See "The Merger and Related Transactions -- Conversion of Shares; Purchase of License Rights."

     Upon consummation of the Merger, each option to purchase Covey Common Stock then outstanding will be converted automatically into an option to purchase a number of shares of Franklin Common Stock determined by multiplying the number of shares of Covey Common Stock subject to a Covey Option by the Share Exchange Ratio, at an exercise price per share equal to the exercise price per share of the Covey Option at the time of the Merger divided by the Share Exchange Ratio. To avoid fractional shares, the number of shares of Franklin Common Stock subject to a converted Covey Option will be rounded to the nearest whole share. The other terms of the Covey Options, including vesting schedules, will remain unchanged. See "The Merger and Related Transactions -- Conversion of Options."

     The shares of Franklin Common Stock outstanding prior to the Merger will remain unchanged by the Merger, except for dilution resulting from issuance of the additional shares in the Merger.

EXCHANGE OF CERTIFICATES

     At closing, certificates representing the number of shares of Franklin Common Stock to which each Covey Stockholder is entitled will be delivered in exchange for certificates of Covey Common Stock surrendered for cancellation. HOLDERS OF COVEY COMMON STOCK SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THE CLOSING.

     Following effectiveness of the Merger, Franklin will issue to each holder of a Covey Option a document evidencing the conversion of each Covey Option to Franklin options. See "The Merger and Related Transactions -- Conversion of Options."

REASONS FOR THE MERGER

     Franklin and Covey have identified several potential benefits of the Merger that they believe will contribute to the success of Franklin and Covey (together, the "Combined Company"). The Combined Company will be able to, among other things, offer a wide variety of highly-regarded training services and products to organizations and individuals and achieve operating efficiencies and cost savings through combining administrative, manufacturing and distribution functions. See "The Merger and Related Transactions -- Reasons for the Merger."

OPERATIONS FOLLOWING THE MERGER

     Following the Merger, Covey will continue its operations as the Covey Leadership Center(R), a division of Franklin Covey Co. Five former Covey board members will join ten existing members of the Board of Directors of Franklin and committees of the Board of Directors of Franklin will be reconstituted to include former Covey board members. See "The Merger and Related
Transactions -- Operations Following the Merger."

DATE, TIME AND PLACE OF MEETINGS OF STOCKHOLDERS

     Franklin. The Franklin Meeting will be held on Friday, May 30, 1997, at 11:00 a.m., local time, at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.

     Covey. The Covey Meeting will be held on Friday, May 30, 1997, at 9:30 a.m., local time, at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.

PURPOSES OF THE MEETINGS

     Franklin Meeting. At the Franklin Meeting, stockholders of record of Franklin will be asked to consider and vote upon a proposal to approve the Merger, the Merger Agreement and the Plan of Merger.

     Covey Meeting. At the Covey Meeting, stockholders of record of Covey will be asked to consider and vote upon a proposal to approve the Merger, the Merger Agreement and the Plan of Merger.

RECORD DATES; SHARES ENTITLED TO VOTE

     Franklin. Holders of record of Franklin Common Stock on April 21, 1997 (the "Record Date") are entitled to notice of and to vote at the Franklin Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote 19,766,458 shares of Franklin Common Stock, each of which will be entitled to one vote on each matter to be acted upon.

     Covey. Holders of record of Covey Common Stock on the Record Date are entitled to notice of and to vote at the Covey Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote 790,000 shares of Covey Common Stock, each of which will be entitled to one vote on each matter to be acted upon.

VOTE REQUIRED

     Franklin. Approval of the Merger Agreement and the Merger will require the affirmative vote of the holders of Franklin Common Stock representing a majority of the shares issued and outstanding. The approval by Franklin's stockholders of the Merger Agreement and the Merger is required by the Utah Revised Business Corporation Act ("URBCA") and by the rules of the New York Stock Exchange (the "NYSE") governing corporations with securities listed on the NYSE.

     Covey. Approval and adoption of the Merger Agreement and the Merger will require the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Covey Common Stock entitled to vote.

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

     The required quorum for the transaction of business at both the Franklin Meeting and the Covey Meeting is a majority of the shares of Franklin Common Stock or Covey Common Stock, respectively, issued and outstanding on the Record Date. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. Since approval of the Merger Agreement and the Merger requires the approval of a majority and 66 2/3% of the outstanding shares of Franklin and Covey, respectively, non-votes and abstentions will have the same effect as a vote against the Merger Agreement and the Merger. THE ACTIONS PROPOSED IN THIS JOINT PROXY STATEMENT ARE NOT MATTERS THAT CAN BE VOTED ON BY BROKERS HOLDING FRANKLIN COMMON STOCK FOR BENEFICIAL OWNERS WITHOUT THE OWNERS'S SPECIFIC INSTRUCTIONS. ACCORDINGLY, ALL BENEFICIAL OWNERS OF FRANKLIN COMMON STOCK ARE URGED TO RETURN THE ENCLOSED PROXY CARD MARKED TO INDICATE THEIR VOTES.

APPRAISAL RIGHTS

     Covey Stockholders who dissent from the Merger will be entitled to rights of appraisal under Sections 1301 - 1331 of Part 13 of the URBCA. Franklin stockholders will not be entitled to rights of appraisal. The obligation of Franklin to complete the Merger is conditioned on holders of not more than 10% of the outstanding Covey Common Stock exercising appraisal rights. See "The Merger and Related Transactions -- Appraisal Rights."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of management of Covey have interests in the Merger that are different from, or in addition to, the interests of Covey Stockholders generally. See "The Merger and Related Transactions -- Interests of Certain Persons in the Merger."

OPINION OF FINANCIAL ADVISOR

     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") has delivered its written opinion to the Franklin Board of Directors dated March 17, 1997 (the "Merrill Lynch Opinion), that, as of such date, and based upon and subject to the factors and assumptions set forth in such written opinion, the total consideration to be paid by Franklin pursuant to the Merger is fair to Franklin from a financial point of view. The full text of the Merrill Lynch Opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Merrill Lynch, is attached as Appendix B to this Joint Proxy Statement. Franklin stockholders are urged to read the opinion in its entirety. See "The Merger and Related Transactions -- Opinion of Financial Advisor."

RECOMMENDATIONS OF FRANKLIN'S AND COVEY'S BOARDS OF DIRECTORS

     Franklin's Board of Directors. The Board of Directors of Franklin has unanimously approved the Merger Agreement and the Merger and has determined that the Merger is in the best interests of Franklin and its stockholders. The Franklin Board of Directors unanimously recommends approval of the Merger Agreement and the Merger by the Franklin stockholders. The primary factors considered and relied upon by the Franklin board of Directors in reaching its recommendation are referred to in "The Merger and Related Transactions -- Reasons for the Merger."

     Covey's Board of Directors. The Board of Directors of Covey has unanimously approved the Merger Agreement and the Merger and has determined that the Merger is in the best interests of, and is on terms that are fair to, Covey and the Covey Stockholders. The Covey Board of Directors unanimously recommends approval of the Merger Agreement and the Merger by the Covey Stockholders. The primary factors considered and relied upon by the Covey Board of Directors in reaching its recommendation are referred to in "The Merger and Related
Transactions -- Reasons for the Merger."

RELATED AGREEMENTS

     In connection with the Merger, Franklin, Covey, certain stockholders of Franklin, the Covey Stockholders and employees of Covey have entered into related agreements, including an agreement for the purchase of the License Rights, a Shareholders Agreement, a Registration Rights Agreement, Employment and/or Noncompetition Agreements, a Speaker Services Agreement, an Authorship Agreement and Investment Letters and Releases. See "The Merger and Related Transactions -- Related Agreements."

THE MERGER AGREEMENT

     Representations and Covenants. Under the Merger Agreement, Franklin, Covey and the Covey Stockholders have made a number of representations regarding their respective capital structures, operations, financial conditions and other matters, including their authority to enter into the Merger Agreement and to consummate the Merger. Franklin, Covey and the Covey Stockholders have covenanted that, until the consummation of the Merger or the termination of the Merger Agreement, they will carry on their respective businesses in the ordinary course and attempt to preserve their present businesses and relationships with customers, suppliers and others and will use their best efforts to consummate the Merger. Covey has agreed not to solicit, initiate discussions or engage in negotiations with any person relating to a possible acquisition of Covey. See "The Merger and Related Transactions -- Representations and Covenants."

     Conditions to the Merger. In addition to the requirement that the requisite approval of the stockholders of Franklin and Covey Stockholders be obtained, consummation of the Merger is subject to a number of other conditions that, if not satisfied or waived, may cause the Merger not to be consummated and the Merger Agreement to be terminated. Each party's obligation to consummate the Merger is conditioned on, among other things, the accuracy of the other party's representations, the other party's performance of its covenants, satisfactory due diligence, the obtaining of required consents, the absence of a material adverse change with respect to the other party, favorable legal opinions, an opinion from Arthur Andersen LLP to Covey and the Covey Stockholders that the Merger will be treated as a tax free reorganization, an agreement for the purchase of the License Rights with Stephen R. Covey and the Covey Trust, an Investment Letter from each of the Covey Stockholders acknowledging the receipt of restricted shares of Franklin Common Stock and agreeing to certain restrictions of transferability of the Franklin Common Stock, Employment and/or Noncompetition Agreements with key Covey employees, a Shareholders Agreement, a Registration Rights Agreement, a Speaker Services Agreement with Stephen R. Covey, an Authorship Agreement with Stephen R. Covey, a Release from each of the Covey Stockholders, and the absence of legal action seeking to prevent the consummation of the Merger. See "The Merger and Related
Transactions -- Conditions to the Merger."

     Closing. As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement, Franklin and Covey will file Articles of Merger with the Utah Department of Commerce, Division of Corporations. The Merger will become effective upon such filings. It is anticipated that, assuming all conditions are met, the Merger will occur and a closing will be held on May 30, 1997. See "The Merger and Related
Transactions -- Closing."

     Termination or Amendment. The Merger Agreement may be terminated (i) by written consent of Franklin, Covey and the Covey Stockholders, (ii) by either Franklin or Covey as a result of a breach by the other party of a material representation, warranty, covenant or agreement set forth in the Merger Agreement or in the event any of the conditions precedent to the obligation of either Franklin or Covey are not satisfied or waived prior to the Effective Time, and (iii) by Franklin or Covey in the event either shall determine, in its sole discretion, that a matter discovered in due diligence and/or set forth on disclosure schedules to the Merger Agreement is unacceptable. If either Franklin, Covey or certain of the Covey Stockholders shall terminate the Merger Agreement without cause or refuse to complete the agreement or to satisfy the conditions to closing required to be satisfied by it, Franklin or Covey, as the case may be, will be entitled to a payment of $500,000, as liquidated damages. If, however, the Merger Agreement is terminated prior to May 2, 1997 because of objections to matters set forth on disclosure schedules, neither Franklin nor Covey shall have any obligation to the other for liquidated damages.

     The Merger Agreement may be amended by Franklin and Covey at any time before or after approval by the Franklin stockholders or the Covey Stockholders but only if the amendment is in writing and signed by Franklin, Covey and each of the Covey Stockholders.

     Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring the expense; however, Franklin will incur all costs and expenses related to the preparation and filing of this Joint Proxy Statement.

RISK FACTORS

     In considering whether to vote for the approval and adoption of the Merger Agreement and the Merger, stockholders of Franklin and Covey should carefully consider all of the information contained in this Joint Proxy Statement and, in particular, the information set forth in "Risk Factors."

REGULATORY MATTERS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the United States Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Justice Department (the "Antitrust Division"), and specified waiting period requirements have been satisfied. Each of Franklin and Covey filed their respective Notification and Report Forms required under the HSR Act with the FTC and the Antitrust Division on April 18, 1997 and expiration of the applicable waiting period under the HSR Act is expected prior to consummation of the Merger. See "The Merger and Related Transactions -- Regulatory Matters."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     Arthur Andersen LLP will render an opinion to Covey and the Covey Stockholders to the effect that the Merger will qualify as a reorganization (a "Reorganization") under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), in which case no gain or loss would generally be recognized by the Covey Stockholders, solely on the exchange of their shares of Covey Common Stock for shares of Franklin Common Stock. If the Merger were not to so qualify, the exchange of shares would be taxable.

ACCOUNTING TREATMENT

     The Merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles ("GAAP"). See "The Merger and Related Transactions -- Accounting Treatment."

                     MARKET PRICE AND DIVIDEND INFORMATION

FRANKLIN MARKET PRICE DATA

     Franklin's Common Stock is traded on the New York Stock Exchange under the symbol "FNQ." Following the Merger, the Common Stock of the Combined Company will be traded under the symbol "FC." The following table sets forth the range of high and low closing sales prices reported on the New York Stock Exchange for Franklin Common Stock for the periods indicated:

                                                                     HIGH         LOW
                                                                     ----         ---
        Fiscal Year Ended August 31, 1997:
          First Quarter............................................  $21  3/4     $17 1/8
          Second Quarter...........................................   23  1/4      20 1/8
          Third Quarter (through April 22, 1997)...................   22  3/8      20 5/8

        Fiscal Year Ended August 31, 1996:
          First Quarter............................................  $25  5/8     $18 1/4
          Second Quarter...........................................   24  1/2      17 7/8
          Third Quarter............................................   29  1/8      19 3/4
          Fourth Quarter...........................................   22  1/4      18 1/8

        Fiscal Year Ended August 31, 1995:
          First Quarter............................................  $39  3/8     $32 1/4
          Second Quarter...........................................   35  7/8      27 1/4
          Third Quarter............................................   35  7/8      30
          Fourth Quarter...........................................   32  1/8      21 3/4

        Fiscal Year Ended August 31, 1994:
          First Quarter............................................  $32  1/8     $25 3/8
          Second Quarter...........................................   38  1/2      28
          Third Quarter............................................   40  1/2      31 1/2
          Fourth Quarter...........................................   38  1/2      37 3/4

DIVIDEND INFORMATION

     Franklin has not paid any dividends since its public offering in 1992 and currently anticipates it will retain all available funds to finance future growth and business expansion. Any future determination to pay dividends will be at the direction of the Combined Company's Board of Directors and will be dependent on results of operations, contractual restrictions and other factors deemed relevant by the Board of Directors. Covey's ability to pay dividends is currently limited by loan agreements to amounts necessary to pay taxes by Covey Stockholders resulting from an S Corporation election made by the Covey Stockholders.

RECENT CLOSING PRICES

     The following table sets forth the closing price per share of Franklin Common Stock on the NYSE on January 21, 1997, the last trading day before announcement of the proposed Merger, and on April 22, 1997, a recent date prior to the printing of this Joint Proxy Statement and the equivalent per share prices for Covey Common Stock based on the Franklin Common Stock prices:

                                                          FRANKLIN            COVEY
                                                        COMMON STOCK     COMMON STOCK(1)
                                                        ------------     ---------------
        January 21, 1997..............................      $ 22 5/8         $142.70
        April 22, 1997................................        21 5/8          136.39

---------------

(1) Represents the equivalent of one share of Covey Common Stock calculated by multiplying the closing sale price per share of Franklin Common Stock by an Exchange Ratio of 6.30711.

     Because the market price for Franklin Common Stock is subject to fluctuation, the market value of the shares of Franklin Common Stock that holders of Covey Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. Covey Stockholders are urged to obtain current market quotations for Franklin Common Stock. No assurance can be given as to the future price or market for Franklin Common Stock.

NUMBER OF STOCKHOLDERS

     As of April 21, 1997, there were 421 stockholders of record who held shares of Franklin Common Stock (although Franklin has been informed that there are in excess of 10,500 beneficial owners), as shown on the records of Franklin's transfer agent for such shares. As of that date, there were 15 stockholders of record who held shares of Covey Common Stock as shown in Covey's stock transfer ledger.

                SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA

                               FRANKLIN QUEST CO.

                                                 YEAR ENDED AUGUST 31,                       SIX MONTHS ENDED
                                 -----------------------------------------------------        FEBRUARY 29/28,
                                   1992        1993       1994       1995       1996     -------------------------
                                 --------    --------   --------   --------   --------      1996          1997
                                                                                         -----------   -----------
                                                                                         (UNAUDITED)   (UNAUDITED)
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF INCOME DATA:
  Total sales..................  $120,793    $165,483   $215,940   $277,122   $332,006     $185,473      $208,335
  Gross margin.................    71,371      98,675    130,921    166,978    185,784      106,043       121,994
  Income from operations.......    27,793      37,612     49,702     61,551     56,683       42,401        43,230
  Income before provision for
    income taxes...............    27,365      38,723     50,995     64,230     58,241       43,325        43,627
  Provision for income taxes...    10,772(1)   15,307     20,078     25,484     24,002       17,543        17,559
  Net income...................    16,593      23,416     30,917     38,746     34,239       25,782        26,068
  Net income per share.........  $   0.93    $   1.10   $   1.40   $   1.71   $   1.53     $   1.14      $   1.25
  Weighted average number of
    common and common
    equivalent shares
    outstanding (000's)........    17,880      21,267     22,081     22,692     22,328       22,650        20,845
OPERATING DATA:
  Sales:
    Product....................  $ 92,862    $130,006   $166,219   $192,356   $236,039     $136,742      $155,124
    Training...................    27,931      35,477     49,721     68,168     70,812       35,788        41,308
    Services...................        --          --         --     16,598     25,155       12,943        11,903
                                 --------    --------   --------   --------   --------     --------      --------
         Total sales             $120,793    $165,483   $215,940   $277,122   $332,006     $185,473      $208,335
                                 ========    ========   ========   ========   ========     ========      ========
  Number of seminars
    presented..................     4,320       5,350      5,359      6,555      6,987        3,634         3,731
  Number of retail stores
    (at period end)............        19          28         49         70         90           80            95
BALANCE SHEET DATA (AT END OF
  PERIOD):
  Cash and cash equivalents....  $ 58,193    $ 63,493   $ 49,705   $ 35,006   $ 24,041                   $ 32,583
  Working capital..............    68,775      84,689     86,409     87,629     84,340                     81,951
  Total assets.................   113,654     144,734    198,433    263,305    268,445                    283,450
  Long-term debt (including
    current)...................    12,898      10,649      9,612      6,209      6,406                      6,007
  Shareholders' equity.........    82,447     112,997    162,085    224,342    231,835                    241,979

---------------

(1) Through June 2, 1992, Franklin was exempt from payment of federal and certain state income taxes as a result of an S Corporation election made by the shareholders of Franklin. The 1992 provision for income taxes reflects on a pro forma basis, the income tax expense that would have been recorded had Franklin not been exempt from paying taxes under the S Corporation election.

                SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA

                         COVEY LEADERSHIP CENTER, INC.

                                                               YEAR ENDED DECEMBER 31,
                                                   -----------------------------------------------
                                                    1992      1993      1994      1995      1996
                                                   -------   -------   -------   -------   -------
                                                                   (IN THOUSANDS)
STATEMENTS OF INCOME DATA:
  Total sales....................................  $29,379   $48,157   $69,003   $76,043   $98,676
  Gross margin...................................   17,812    29,262    39,410    48,239    60,819
  Income from operations.........................    1,749     4,264     2,593     5,807     9,581
  Income before provision for foreign and certain
     state income taxes..........................    1,557     3,832       949     4,797     8,728
  Provision for foreign and certain state income
     taxes(1)....................................       30        21       135       294       375
  Net income.....................................  $ 1,527   $ 3,811   $   814   $ 4,503   $ 8,353
OPERATING DATA:
  Sales:
     Training....................................  $24,690   $41,078   $59,995   $64,433   $83,822
     Product.....................................    4,689     7,079     9,008    11,610    14,854
                                                   -------   -------   -------   -------   -------
          Total sales............................  $29,379   $48,157   $69,003   $76,043   $98,676
                                                   =======   =======   =======   =======   =======
BALANCE SHEET DATA (AT END OF PERIOD):
  Cash and cash equivalents......................  $    22   $    52   $    70   $   358   $   139
  Working capital (deficit)......................     (649)   (1,741)   (1,440)      319     4,318
  Total assets...................................    9,927    18,859    23,229    27,211    36,561
  Long-term liabilities (including current)......    1,093     2,493     7,992     6,040     7,176
  Shareholders' equity(1)........................    1,305     3,914     2,432     7,121    11,852(2)

---------------

(1) Covey has elected, for federal and state income tax purposes, to include its taxable income with that of its shareholders (an S Corporation election). Accordingly, Covey does not record a provision for federal and state income taxes which would otherwise be considered in the determination of net income had Covey not elected S Corporation status. A provision has been made for foreign income taxes and for state income taxes for those states that tax S Corporations.

(2) Does not reflect distributions of $10.1 million to the Covey Stockholders for the payment of income taxes on earnings through December 31, 1996 and of previously-taxed earnings, which were made subsequent to December 31, 1996.

          SUMMARY PRO FORMA FRANKLIN AND COVEY COMBINED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

     The summary pro forma combined financial data has been derived in part from the pro forma combined financial statements appearing elsewhere herein and should be read in conjunction with those statements and the notes thereto. This pro forma data is not necessarily indicative of the results to be expected after the proposed Merger is consummated. The following summary unaudited condensed pro forma combined statements of income data for the year ended August 31, 1996 and for the six months ended February 28, 1997 assume that the business combination occurred as of September 1, 1995 and combine the historical results of operations of Franklin with the historical results of operations of Covey for the same respective periods. The following summary unaudited condensed pro forma combined balance sheet data as of February 28, 1997 assume that the Merger occurred at that date and reflects the combination of the historical balance sheets of Franklin and Covey as of that date.

                                                                    SIX MONTHS
                                                     YEAR ENDED        ENDED
                                                     AUGUST 31,     FEBRUARY 28,
                                                        1996            1997
                                                     ----------     ------------
PRO FORMA STATEMENTS OF INCOME DATA:
  Sales.............................................. $421,064        $262,490
  Gross margin.......................................  244,942         156,380
  Income from operations.............................   62,838          48,058
  Net income.........................................   35,142          27,656
  Earnings per share:
     Franklin historical.............................    1.53            1.25
     Covey historical................................    8.85            6.25
     Covey equivalent pro forma as adjusted for
      shares to be issued in the Merger(1)...........    1.40            0.99
     Pro forma combined.............................. $  1.29         $  1.07
  Pro forma combined weighted average number of
     common and common equivalent shares outstanding.  27,311          25,828

                                                               FEBRUARY 28,
                                                                  1997
                                                               -------------
PRO FORMA BALANCE SHEET DATA:
  Cash and cash equivalents..................................    $ 31,707
  Working capital............................................      48,454
  Total assets...............................................     459,509
  Long-term debt, less current portion.......................      10,713
  Stockholders' equity.......................................     351,927
BOOK VALUE PER SHARE(2):
  Franklin historical........................................    $  12.26
  Covey historical...........................................        3.17(3)
  Covey equivalent pro forma as adjusted for
     shares to be issued in the Merger(1)....................        0.50(3)
  Pro forma combined.........................................       14.24

---------------

(1) Calculated by multiplying the Covey historical shares outstanding by an estimate of the Share Exchange Ratio of 6.30711 shares of Franklin Common Stock for each share of Covey Common Stock.

(2) Based upon actual shares of Franklin and Covey outstanding as of February 28, 1997. See Notes to Pro Forma Combined Financial Statements.

(3) Reflects estimated distributions of $10.7 million to the Covey Stockholders for the payment of income taxes on earnings through February 28, 1997 and of previously-taxed earnings, which were made subsequent to February 28, 1997.

                                  RISK FACTORS

     Except for historical information contained herein, this Joint Proxy Statement contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially. Factors that cause or contribute to such differences include, but are not limited to, those discussed elsewhere in this Joint Proxy Statement and in the documents incorporated herein by reference. The following risk factors should be considered by holders of Covey Common Stock in evaluating whether to approve the Merger Agreement and the Merger and thereby become holders of Franklin Common Stock and by holders of Franklin Common Stock in evaluating whether to approve the Merger Agreement, the Merger and the issuance of Franklin Common Stock in the Merger and for the License Rights. These factors should be considered in conjunction with the other information included and incorporated by reference in this Joint Proxy Statement.

EFFECT OF COMBINING BUSINESSES; PURCHASE ACCOUNTING

     There can be no assurance that combining the business of Franklin with the business of Covey, even achieved in an efficient and effective manner, will result in combined results of operations and financial condition superior to what would have been achieved by Franklin and Covey independently. Issuance of the Franklin Common Stock in connection with the Merger and accounting for the Merger as a purchase will result in significant intangible assets or a significant charge against results of operations, or both, which could materially and adversely affect future results of operations. Further, unless cost savings and increased revenues result from the Merger, of which there can be no assurance, future earnings and profitability may be adversely affected. There can be no assurance that stockholders of Franklin or Covey would not achieve greater returns on investment if the Merger was not consummated.

INTEGRATION OF CERTAIN OPERATIONS

     The integration of certain operations following the Merger will require the dedication of management resources which will temporarily distract attention from day-to-day business of the Combined Company. Among other things, the Combined Company intends to integrate product offerings, training services, distribution channels, administration and sales and marketing efforts. There can be no assurance that integration will be accomplished expeditiously or successfully. Franklin and Covey currently offer products and training services which may be deemed to compete with each other. There can be no assurance that customers for these products and training services will continue historical buying patterns following the Merger or that changes in these products or training services made to integrate operations will not adversely affect future sales of these products and training services.

MANAGEMENT OF GROWTH

     Franklin and Covey have each experienced rapid growth that has placed a significant strain upon its management, operational and financial resources. Upon consummation of the Merger, the Combined Company will need to integrate a large number of personnel as well as operational, financial, management, accounting and reporting systems and procedures. The Combined Company's ability to manage its growth effectively will require it to continue to expand its operational, financial and management controls, accounting and reporting systems and procedures and other internal processes. There can be no assurance that such factors will not have a material adverse effect on the Combined Company's business, financial condition and results of operations.

DEPENDENCE ON PRODUCTS/SERVICES

     Each of Franklin and Covey derives a substantial percentage of sales from specific products and services. Approximately 85% of Franklin's revenues during the fiscal year ended August 31, 1996 were obtained from its Time Quest(R) time management seminar and sales of the Franklin Day Planner and related products. Substantially all of Covey's revenues were derived from products and training services based on content from the books The 7 Habits of Highly Effective People(R), Principle-Centered Leadership(R) and First Things First(R). Neither Franklin nor Covey can assure that sales from these products or services will continue at historical levels after the Merger or that the Combined Company will be successful in creating other products or services which will result in future profitable operations.

INDUSTRY CONDITIONS AND COMPETITION

     Each of Franklin and Covey competes in the training and educational services industry which is highly fragmented and competitive. Franklin's time management seminar, "Time Quest," and Covey's leadership and time management seminars compete with a variety of similar seminars and workshops in the marketplace. In each of Franklin's and Covey's markets, there is substantial competition from a number of well-established, well-financed companies, some of which have greater resources than Franklin, Covey or the Combined Company. Increased competition by existing and future competitors could result in sales declines and price reductions that could materially adversely affect sales and profitability. There is no assurance that the Combined Company will compete as effectively as Franklin and Covey have competed separately.

DEPENDENCE ON KEY PERSONNEL

     The continued success of Franklin and Covey depends on the management and leadership skills of certain key management personnel, including Hyrum W. Smith, Chairman of the Board and Chief Executive Officer of Franklin, and Stephen R. Covey, Chairman of the Board of Covey. The loss of either of Messrs. Smith or Covey or certain other members of senior management could adversely affect the business of the Combined Company. The loss of key management or an inability to attract, retain and motivate senior management could adversely affect the business of the Combined Company. Moreover, the consummation of the Merger will result in changes in senior management which may prove disruptive and could result in the loss of key management personnel.

RAPID GROWTH; SEASONALITY

     Franklin and Covey have each experienced rapid and significant growth in sales and earnings. There can be no assurance that historical rates of growth will continue or that the Combined Company will be able to sustain the level of sales and earnings that have been achieved or that are forecasted. Moreover, future growth, if achieved, may place significant strain on the management of the Combined Company. Future operating results will depend, in part, on management's ability to achieve and manage future growth in general, including recruiting additional qualified management and other personnel. The businesses of Franklin and, to a lesser extent, Covey have been seasonal, reflecting customer buying habits for calendar related products.

ABSENCE OF SIGNIFICANT PROPRIETARY PROTECTION

     Franklin and Covey seek to protect proprietary aspects of their seminars and products through a combination of trademarks, copyrights and confidentiality agreements. These measures, however, may not provide significant protection from competitors. The materials, concepts, designs and products of Franklin and Covey have been and may continue to be imitated and their trademarks and copyrights have been and may continue to be challenged by others, which could have a material adverse effect on future operating results. Moreover, these materials are often translated into languages and made available in countries where Franklin and Covey have no physical presence or where copyright and trademark laws are difficult to enforce. The Combined Company could also incur substantial costs in seeking enforcement of its rights against infringement or the unauthorized use of its proprietary property by others and there can be no assurance that others may not independently develop seminars and products that are similar or superior to the seminars and products offered by Franklin and Covey but which do not infringe on existing proprietary rights.

VOLATILITY OF FRANKLIN STOCK PRICE

     The market price of Franklin Common Stock has been, and in the future may be, highly volatile. Factors such as quarter-to-quarter variations in Franklin's revenues and earnings, which may be increased as a result of the Merger, could cause the market price of Franklin Common Stock to fluctuate significantly. In addition, in recent years, the stock markets have experienced significant volatility which often may have been unrelated to the operating performance of the affected companies. Such volatility may adversely affect the market price of the Franklin Common Stock. See "Price Range of Common Stock."

SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Merger, there will be a maximum of 25,666,088 million shares of Franklin Common Stock outstanding of which approximately 16,881,073 shares will be eligible, under applicable securities laws, for immediate sale in the public market without restriction. The shares of Franklin Common Stock issued in the Merger will be issued in reliance upon exemptions from registration under applicable securities laws for transactions not involving any public offering and will not be eligible for sale except in compliance with Rule 144 which has recently been revised to permit limited resales of restricted securities after a one-year period and to allow unlimited resales of such securities by non-affiliates after a two-year period. However, a condition of the Merger is that the Covey Stockholders agree not to offer, sell or otherwise dispose of the Franklin Common Stock issued in the Merger for a period of 24 months from the Effective Date of the Merger. Pursuant to the Merger, certain of the Covey Stockholders will be granted incidental registration rights exercisable beginning two years from the Effective Date of the Merger and continuing for a period of three years, pursuant to which they will be permitted to participate in any registration statement filed on behalf of the Combined Company, but only if and to the extent other executive officers or directors of Franklin are also permitted to participate.

CONTROL BY MANAGEMENT

     Upon consummation of the Merger, and assuming no shares of Franklin Common Stock are issued for the License Rights, the officers and directors of the Combined Company will own approximately 20 percent of the outstanding shares of the Franklin Common Stock, excluding treasury shares held by Franklin. Stephen
R. Covey and the Covey Trust will own approximately eight percent of the Franklin Common Stock and Stephen M. R. Covey will own approximately two percent of the Franklin Common Stock. By virtue of such holdings, management will have the ability to significantly influence fundamental corporate transactions of the Combined Company and the election of the Combined Company's Board of Directors. Certain of the stockholders of Franklin and Covey will enter into a Shareholders Agreement which requires that shares of Franklin Common Stock be voted for designated nominees to the Board of Directors in each election of Directors through August 31, 2000. See "The Merger and Related Transactions -- Operations Following the Merger."

RISKS OF INTERNATIONAL OPERATIONS

     Covey currently has licensee agreements with licensees who operate independently in 26 countries. Additionally, Covey operates direct operations in Canada, Australia and the Middle East region. Foreign operations, particularly licensee operations, present risks that are different than those encountered in the United States, such as potential political, social and economic instability. While the licensee agreements require maintenance of certain standards, there is no assurance that the Combined Company will not experience adverse results in its foreign operations or that significant currency fluctuations will not adversely affect the Combined Company's reported results.

                              THE FRANKLIN MEETING

DATE, TIME AND PLACE OF MEETING

     The Franklin Meeting will be held on Friday, May 30, 1997 at 11:00 a.m., local time, at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.

RECORD DATE AND SHARES ENTITLED TO VOTE

     Only holders of record of Franklin Common Stock at the close of business on the Record Date, April 21, 1997, are entitled to notice of and to vote at the Franklin Meeting. As of the close of business on the Record date, there were 19,766,458 shares of Franklin Common Stock outstanding and entitled to vote, held of record by 421 stockholders (although Franklin has been informed that there are in excess of 10,500 beneficial owners). A majority, or 9,883,230, of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. Each Franklin stockholder is entitled to one vote for each share of Franklin Common Stock held as of the Record Date.

VOTING OF PROXIES

     The Franklin proxy accompanying this Joint Proxy Statement is solicited on behalf of the Board of Directors of Franklin for use at the Franklin Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Franklin. All proxies that are properly executed and returned, and that are not revoked, will be voted at the Franklin Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the Merger Agreement and the Merger. Franklin's Board of Directors does not presently intend to bring any business before the Franklin Meeting other than the specific proposals referred to in this Joint Proxy Statement and specified in the notice of the Franklin Meeting. So far as is known to Franklin's Board of Directors, no other matters are to be brought before the Franklin Meeting. As to any business that may properly come before the Franklin Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies. A Franklin stockholder who has given a proxy may revoke it at any time before it is exercised at the Franklin Meeting by (i) delivering to the Secretary of Franklin a written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Franklin Meeting, or (iii) attending the Franklin Meeting and voting in person.

VOTE REQUIRED

     Approval of the Merger Agreement and the Merger by Franklin's stockholders is required by the URBCA and the rules of the NYSE governing corporations with securities listed on the NYSE. Such approval requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Franklin Common Stock. As of the Record Date, executive officers and directors of Franklin and their affiliates as a group beneficially owned 2,662,377 shares of Franklin Common Stock (approximately 14% of the shares of Franklin Common Stock then outstanding).

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

     The required quorum for the transaction of business at the Franklin Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum, but will not be counted as votes entitled to be cast. Because approval of the Merger Agreement and the Merger requires the approval of a majority of the outstanding shares, abstentions and broker nonvotes will have the same effect as a vote against the proposal. THE ACTIONS PROPOSED IN THIS JOINT PROXY STATEMENT ARE NOT MATTERS THAT CAN BE VOTED ON BY BROKERS HOLDING SHARES FOR BENEFICIAL OWNERS WITHOUT THE OWNERS' SPECIFIC INSTRUCTIONS. ACCORDINGLY, ALL BENEFICIAL OWNERS OF FRANKLIN COMMON STOCK ARE URGED TO RETURN THE ENCLOSED PROXY CARD MARKED TO INDICATE THEIR VOTES.

SOLICITATION OF PROXIES AND EXPENSES

     Franklin will bear the cost of solicitation of proxies in the enclosed form from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Franklin may solicit proxies from stockholders by telephone, telegram, letter or in person. Following the original mailing of the proxies and other soliciting materials, Franklin will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Franklin Common Stock and to request authority for the exercise of proxies. In such cases, Franklin, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

BOARD RECOMMENDATION

     THE BOARD OF DIRECTORS OF FRANKLIN BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF FRANKLIN AND ITS STOCKHOLDERS AND, THEREFORE, UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

                       PRINCIPAL STOCKHOLDERS OF FRANKLIN

     The following table sets forth information regarding the beneficial ownership of Franklin Common Stock as of April 10, 1997 by (i) each person who is known by Franklin to beneficially own more than 5% of Franklin Common Stock,
(ii) each director, (iii) each executive officer and (iv) all directors and executive officers as a group.

                                                                      BENEFICIAL OWNERSHIP AS OF
                                                                            APRIL 10, 1997
                                                                      ---------------------------
                                                                      NUMBER OF     PERCENTAGE OF
                              NAME(1)                                 SHARES(2)       TOTAL(3)
--------------------------------------------------------------------  ----------    -------------
Yacktman Capital Management.........................................   2,667,900         13.5%
  303 West Madison
  Chicago, Illinois 60606
Hyrum W. Smith(4)(5)(6).............................................   1,720,158          8.7
  c/o Franklin Quest Co.
  2200 West Parkway Boulevard
  Salt Lake City, Utah 84119-2331
Dennis R. Webb(4)(5)(6)(7)..........................................   1,498,212          7.6
  c/o Franklin Quest Co.
  2200 West Parkway Boulevard
  Salt Lake City, Utah 84119-2331
Capital Research and Management.....................................   1,350,000          6.8
  333 South Hope Street
  Los Angeles, California 90071
KPM Investment Management...........................................   1,179,400          6.0
  10250 Regency Circle
  Omaha, Nebraska 68114
Arlen B. Crouch(5)(6)...............................................   1,266,450          6.1
  c/o Franklin Quest Co.
  2200 West Parkway Boulevard
  Salt Lake City, Utah 84119-2331
Wasatch Advisors....................................................   1,017,767          5.2
  68 South Main Street
  Salt Lake City, Utah 84101
Robert F. Bennett(8)................................................     480,659          2.4
Val John Christensen(6).............................................     257,030          1.3
Robert H. Daines(9).................................................      59,305            *
Jon H. Rowberry(6)..................................................      31,500            *
James M. Beggs(10)..................................................      13,000            *
D. Gordon Wilson(6).................................................       9,004            *
Thomas H. Lenagh(6).................................................      10,000            *
Daniel P. Howells(6)................................................       9,000            *
Beverly B. Campbell.................................................         300            *
E. J. "Jake" Garn...................................................           0           --
John L. Theler......................................................       1,000            *
Don J. Johnson(6)...................................................       3,500            *
Mark W. Stromberg...................................................       2,500            *
Dennis G. Heiner....................................................           0           --
All directors and executive officers as a group (16
  persons)(4)(6)....................................................   3,863,406         18.4%

---------------

  * Less than 1%.

 (1) Except as otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them, subject to community property laws, where applicable.

 (2) Includes stock options to purchase Franklin Common Stock exercisable within sixty (60) days of April 10, 1997.

 (3) The percentages set forth have been computed without taking into account treasury shares held by Franklin and are based on 19,766,458 shares of Franklin Common Stock, and, with respect to those persons holding options to purchase Franklin Common Stock exercisable within sixty (60) days of April 10, 1997, the number of shares of Franklin Common Stock that are issuable at the end of such period upon the exercise thereof.

 (4) The share amounts indicated as beneficially owned are subject to options granted to other directors, officers and key employees of the Company by the following persons in the following amounts: Hyrum W. Smith, 122,480 shares, and Dennis R. Webb, 52,500 shares.

 (5) The share amounts indicated for Hyrum W. Smith are owned of record by Hyrum
     W. Smith as trustee of The Hyrum W. Smith Trust with respect to 762,648 shares; those indicated for Dennis R. Webb, by Dennis R. Webb as trustee of The Lighthouse Foundation with respect to 32,500 shares; and those indicated for Arlen B. Crouch by Arlen B. Crouch as trustee of The Arlen B. Crouch Trust with respect to 10,000 shares. Messrs. Smith, Webb and Crouch are the respective trustees of those trusts and foundations, having sole power to vote and dispose of all shares held by the respective trusts and foundations and may be deemed to have beneficial ownership of such shares. An additional 90,000 shares indicated for Arlen B. Crouch are held by Mr. Crouch's wife as trustee of The Derrel R. Crouch Trust and may be deemed to be beneficially owned by Mr. Crouch.

 (6) The share amounts indicated include shares subject to options currently exercisable held by the following persons in the following amounts: Hyrum
     W. Smith, 60,000 shares; Arlen B. Crouch, 934,029 shares; Val John Christensen, 159,000 shares; Thomas H. Lenagh, 9,000 shares; Daniel R. Howells, 9,000 shares; D. Gordon Wilson, 5,000 shares; Jon H. Rowberry, 22,500 shares; Don J. Johnson, 2,500 shares; and all executive officers and directors as a group, 1,201,029 shares.

 (7) Dennis R. Webb was a director and Senior Vice President of the Company until his resignation in 1993.

 (8) The share amounts indicated for Robert F. Bennett include 3,810 shares owned by Mr. Bennett's two daughters sharing the same household. All other shares are owned of record by The Robert F. Bennett Asset Management Trust.

 (9) The share amounts indicated for Robert H. Daines include 15,000 shares owned by Tahoe Investments, L.L.C., a Utah limited liability company, of which Mr. Daines is a member.

(10) The share amounts indicated for James M. Beggs include 2,000 shares held by Mr. Beggs' wife.

                               THE COVEY MEETING

DATE, TIME AND PLACE OF MEETING

     The Covey Meeting will be held on Friday, May 30, 1997 at 9:30 a.m., local time, at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.

RECORD DATE AND SHARES ENTITLED TO VOTE

     Only holders of record of Covey Common Stock at the close of business on the Record Date, April 21, 1997, are entitled to notice of and to vote at the Covey Meeting. As of the close of business on the Record date, there were 790,000 shares of Covey Common Stock outstanding and entitled to vote, held of record by 15 stockholders. A majority, or 395,001, of these shares, present in person or represented by proxy, will constitute a quorum; however, a vote of the holders of 66 2/3% of the Covey Common Stock, or 526,667 shares, is required to approve the Merger. Each Covey stockholder is entitled to one vote for each share of Covey Common Stock held as of the Record Date.

VOTING OF PROXIES

     The Covey proxy accompanying this Joint Proxy Statement is solicited on behalf of the Board of Directors of Covey for use at the Covey Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Covey. All proxies that are properly executed and returned, and that are not revoked, will be voted at the Covey Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the Merger Agreement and the Merger. Covey's Board of Directors does not presently intend to bring any business before the Covey Meeting other than the specific proposals referred to in this Joint Proxy Statement and specified in the notice of the Covey Meeting. So far as is known to Covey's Board of Directors, no other matters are to be brought before the Covey Meeting. As to any business that may properly come before the Covey Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies. A Covey stockholder who has given a proxy may revoke it at any time before it is exercised at the Covey Meeting by (i) delivering to the Secretary of Covey a written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Covey Meeting, or (iii) attending the Covey Meeting and voting in person.

VOTE REQUIRED

     Approval of the Merger Agreement and the Merger by Covey's stockholders is required by the URBCA and by the Articles of Incorporation of Covey. Such approval requires the affirmative vote of the holders of 66 2/3% of the issued and outstanding Covey Common Stock. As of the Record Date, executive officers and directors of Covey and their affiliates as a group beneficially owned 409,801 shares of Covey Common Stock (approximately 47% of the shares of Covey Common Stock then outstanding). As of the Record Date and the date of this Joint Proxy Statement, Franklin owns no shares of Covey Common Stock.

QUORUM; ABSTENTIONS

     The required quorum for the transaction of business at the Covey Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Abstentions will be counted for purposes of determining the presence of a quorum, but will not be counted as votes entitled to be cast. Because approval of the Merger Agreement and the Merger requires the affirmative vote of at least 66 2/3% of the outstanding shares of Covey Common Stock entitled to vote thereon, abstentions will have the same effect as a vote against the Merger Agreement and the Merger.

SOLICITATION OF PROXIES AND EXPENSES

     Covey will bear the cost of solicitation of proxies in the enclosed form from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Covey may solicit proxies from stockholders by telephone, telegram, letter or in person.

BOARD RECOMMENDATION

     THE BOARD OF DIRECTORS OF COVEY BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF COVEY AND ITS STOCKHOLDERS AND, THEREFORE, UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. In considering such recommendation, stockholders should be aware that Franklin has agreed to enter into agreements, including employment, consulting and purchase agreements, with certain directors and officers of Covey. See "The Merger and Related Transactions -- Interest of Certain Persons in the Merger."

              STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES
                            WITH THEIR PROXY CARDS.

                        PRINCIPAL STOCKHOLDERS OF COVEY

     The following table sets forth information regarding the beneficial ownership of Covey Common Stock as of April 10, 1997 by (i) each person who is known by Covey to beneficially own more than 5% of Covey Common Stock, (ii) each director, (iii) each executive officer and (iv) all directors and executive officers as a group.

                                                                       BENEFICIAL OWNERSHIP AS OF
                                                                             APRIL 10, 1997
                                                                       ---------------------------
                                                                       NUMBER OF     PERCENTAGE OF
                               NAME(1)                                  SHARES         TOTAL(2)
---------------------------------------------------------------------  ---------     -------------
Stephen R. Covey(3)..................................................   319,801          40.48%
  2160 N. Oakcrest Lane
  Provo, Utah 84604
Stephen M. R. Covey..................................................    50,000           6.33
  554 East 2550 North
  Provo, Utah 84604
Blaine N. Lee........................................................    50,000           6.33
  10435 South 600 East
  Salem, Utah 84653
A. Roger Merrill.....................................................    50,000           6.33
  755 East Cedar Hollow
  Lehi, Utah 84043
Brad G. Anderson.....................................................    50,000           6.33
  1145 East 250 North
  Orem, Utah 84057
Michael Sean M. Covey................................................    50,000           6.33
  1864 North 270 East
  Orem, Utah 84057
David M. R. Covey....................................................    50,000           6.33
  32 Hillside Place
  The GAP, QLSLD 4061
  Australia
Joel Peterson........................................................         0             --
Robert Whitman.......................................................         0             --
Kay Stepp............................................................         0             --
All directors and executive officers as a group (4 persons)(3).......   409,801          46.81%

---------------

(1) Except as otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2) Based on 790,000 shares of Covey Common Stock issued and outstanding.

(3) Includes 82,500 shares held by Stephen M. R. Covey, as the Trustee of a certain Voting Trust, the shares of which are beneficially held by Stephen
    R. Covey. The Voting Trust will be terminated upon consummation of the Merger.

                      THE MERGER AND RELATED TRANSACTIONS

GENERAL

     The Merger Agreement provides for the merger of Covey with and into Franklin, with Franklin to be the surviving corporation of the Merger. The name of Franklin will be changed to Franklin Covey Co. The discussion in this Joint Proxy Statement of the Merger and the description of the principal terms of the Merger Agreement are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Joint Proxy Statement as Appendix A and incorporated herein by reference.

CONVERSION OF SHARES; PURCHASE OF LICENSE RIGHTS

     Pursuant to the Merger, each outstanding share of Covey Common Stock, other than dissenting shares, will be converted, without any action on the part of the holder thereof, into the right to receive shares of newly issued Franklin Common Stock. The maximum number of shares of Franklin Common Stock to be issued in connection with all the transactions contemplated by the Merger will not exceed 6,631,272 shares which will include the shares which Dr. Covey and the Covey Trust elect to receive for the License Rights and the shares reserved for the exercise of Franklin options into which Covey Options will be converted. The number of shares to be issued to Covey Stockholders in the Merger will be 6,631,272 reduced by (i) a number of shares determined by dividing the total amount of cash which Dr. Covey and the Covey Trust elect to receive for the License Rights by the Average Franklin Price, (ii) the actual number of shares of Franklin Common Stock issued for the License Rights and (iii) the number of shares of Franklin Common Stock reserved for the exercise of Franklin options into which the Covey Options will be converted. No fractional shares of Franklin Common Stock will be issued in the Merger. Instead, each Covey stockholder who would otherwise be entitled to receive a fraction of a share of Franklin Common Stock will receive an amount of cash equal to the Average Franklin Price multiplied by the fraction of a share of Franklin Common Stock to which the stockholder would otherwise be entitled.

     In connection with the Merger, Franklin will separately acquire from Stephen R. Covey and the Covey Trust the License Rights for an aggregate of $27 million in cash or Franklin Common Stock valued at the Average Franklin Price. The amount of cash or number of shares of Franklin Common Stock to be received for the License Rights will be determined by Dr. Covey and the Covey Trust prior to the Effective Time of the Merger.

     It is expected that, as a result of the Merger, Franklin will increase its fully diluted shares outstanding by a maximum of 6,631,272 shares, which would represent approximately 25% of the shares on a fully diluted basis. The shares of Franklin Common Stock held by Franklin stockholders prior to the Merger will remain unchanged by the Merger.

CONVERSION OF OPTIONS

     Upon consummation of the Merger, each then outstanding Covey Option will automatically be converted into an option to purchase a number of shares of Franklin Common Stock determined by multiplying the number of shares of Covey Common Stock subject to the Covey Option by the Share Exchange Ratio at an exercise price per share equal to the exercise price per share of the Covey Option at the time of the Merger divided by the Share Exchange Ratio, rounded up to the nearest whole cent. To avoid fractional shares, the number of shares of Franklin Common Stock subject to an assumed Covey Option will be rounded to the nearest whole share. The other terms of the Covey Options, including vesting schedules, will remain unchanged. As of the Record Date, 60,000 shares of Covey Common Stock were subject to outstanding Covey Options.

AMENDMENT TO ARTICLES OF INCORPORATION

     Upon approval of the Merger and Plan of Merger, the Articles of Incorporation of Franklin will be amended to change the name of Franklin to Franklin Covey Co.

EXCHANGE OF CERTIFICATES

     At the closing of the Merger, each Covey Stockholder will be entitled to receive in exchange for surrender of Covey Common Stock certificates held by such holder a certificate representing the number of whole shares of Franklin Common Stock equal to the Share Exchange Ratio multiplied by the number of shares subject to the Covey Common Stock certificate being exchanged. No fraction of a share of Franklin Common Stock will be issued; but, in lieu thereof, each holder of shares of Covey Common Stock who would otherwise be entitled to a fraction of a share of Franklin Common Stock (after aggregating all fractional shares of Franklin Common Stock to be received by such holder) will receive from Franklin an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Average Franklin Price.

     If any certificate for shares of Franklin Common Stock is to be issued in a name other than that in which the Covey Common Stock certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Covey Common Stock certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Franklin or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Franklin Common Stock in any name other than that of the registered holder of the Covey Common Stock certificate surrendered, or established to the satisfaction of Franklin or any agent designated by it that such tax has been paid or is not payable.

             HOLDERS OF COVEY COMMON STOCK CERTIFICATES SHOULD NOT
    SUBMIT THEIR CERTIFICATES FOR EXCHANGE UNTIL THE CLOSING OF THE MERGER.

BACKGROUND OF THE MERGER

     During the spring and summer of 1996, Franklin and Covey were separately engaged in development of strategic plans with Franklin focusing on the acquisition of training programs and products which would be perceived as the most effective, highest quality products available to enhance individual and organizational performance, with the Franklin Day Planner, Franklin's leading product, utilized as the standard implementation device for corporation training programs. Covey's long-term growth strategy sought to optimize market opportunities for distribution of Covey products and training services for organizations and individuals, including establishing direct sales, catalog and retail distribution channels. Included in Covey's strategic plan was consideration of several alternatives for financing of its strategy, including incurrence of debt, private financing or an initial public offering.

     On June 25, 1996, Hyrum W. Smith, Chairman and Chief Executive Officer of Franklin and Arlen B. Crouch, then President and Chief Operating Officer of Franklin, met with Stephen R. Covey, Chairman of Covey, and Stephen M. R. Covey, President and Chief Executive Officer of Covey, to discuss a matter unrelated to a potential business combination. After discussing the unrelated matter, the parties engaged in informal discussion regarding the possibility of merging Franklin and Covey. On July 8, 1996, Jon H. Rowberry, then Chief Financial Officer of Franklin, informed the Franklin Board that he would contact Stephen
M. R. Covey to determine if Covey would be interested in further informal discussions.

     In July and August, 1996, Messrs. Smith, Crouch, Rowberry and Stephen M. R. Covey continued informal discussions. Stephen M. R. Covey stated that Covey was enthusiastic about its own strategy but would keep the Franklin option as an open item for possible consideration with Covey's other strategic alternatives.

     On September 6, 1996, Messrs. Smith, Crouch and Rowberry met with Messrs. Stephen M. R. Covey, Joel Peterson, Vice Chairman of Covey, and Robert Guindon, then Executive Vice President of Covey to continue discussions. A mutual Confidentiality and Nondisclosure Agreement was signed and limited financial information was exchanged at that time.

     On November 30, 1996, the Confidentiality and Nondisclosure Agreement was amended to enable additional directors of both Franklin and Covey and their advisors to have access to certain financial information for the purpose of analysis.

     On December 10, 1996, Messrs. Rowberry and Val John Christensen, Executive Vice President and General Counsel of Franklin, met with Stephen M. R. Covey and Covey's General Counsel and Securities Counsel to discuss certain terms and conditions of structure and governance in a possible merger.

     During the balance of December and the first week of January, several meetings were held by telephone and in person for the purposes of discussing and preparing a draft of a Letter of Intent.

     On January 7, 1997, the Franklin Board met to review the proposed transaction outlined in a draft Letter of Intent. Mr. Rowberry briefed the Franklin Board on discussions that had taken place to that date and presented the terms and conditions on which the representatives of the two companies had agreed to merge. The Franklin Board unanimously endorsed the strategic grounds for a merger with Covey, but cautiously examined the impact of the proposed transaction from a financial point of view and the issues of corporate governance following the merger. After discussion, the Franklin Board voted to adjourn to permit management to obtain additional information and to further explore with Covey the issues of consideration and corporate governance, including the composition of the Board of the merged entity and the management structure of the new organization. The Covey Board of Directors also held a special Board meeting on January 7, 1997 to review the proposed transaction outlined in the draft Letter of Intent. The Covey Board focused particularly on issues of consideration and corporate governance following the merger and approved the terms of the Letter of Intent with minor modifications.

     On January 9, 1997, pursuant to the direction of the Franklin Board, Messrs. Rowberry and Stephen M. R. Covey met again to discuss the merger and, on January 13, 1997, Messrs. Smith and Stephen R. Covey signed a revised Letter of Intent, subject to board approvals.

     On January 15, 1997, the Franklin Board reconvened via a special telephonic meeting during which Mr. Rowberry reported on his further discussions with Covey concerning the additional information the Franklin Board had requested and governance of the combined entity. Following Mr. Rowberry's report and a detailed discussion of the information presented, the Franklin Board authorized management to execute the Letter of Intent with certain modifications. Covey held an informal meeting of some directors on the same date to communicate the terms of the modified Letter of Intent and recommended that management develop a recommendation for consideration by the full Covey Board on Monday, January 20, 1997.

     Following several discussions among Messrs. Stephen M. R. Covey, Rowberry, Christensen and Smith between January 15 and January 20, 1997, Covey's Board held a special meeting on January 20, 1997 and accepted the terms of the merger proposed by the Franklin Board, which was communicated to Franklin in writing on January 21, 1997. On January 22, 1997, Franklin and Covey announced in a joint press release the signing of the Letter of Intent to merge the companies.

     During the week of January 24, 1997, Franklin solicited proposals from investment banking firms to provide an opinion as to whether the merger of Franklin and Covey on the terms contemplated would be fair to Franklin from a financial point of view. After review of the proposals, Merrill Lynch was selected to provide the opinion. During the first week of February, Merrill Lynch visited both Franklin and Covey, interviewed executives of each party and gathered financial and other data to use as a basis for rendering an opinion as to the fairness of the consideration to be paid by Franklin pursuant to the Merger. During the same time period, Franklin and Covey continued discussions with their respective financial and legal advisors with respect to the tax, financial and accounting implications of the proposed merger.

     Between March 3rd and March 17th, discussions continued between Franklin and Covey to negotiate and finalize the Merger Agreement and related transactions. On March 17th, the Board of Directors of Franklin met and received a presentation by Merrill Lynch in which Merrill Lynch indicated orally and confirmed in writing its conclusion that the consideration to be paid by Franklin pursuant to the Merger was fair to Franklin from a financial point of view. The Franklin Board also reviewed and approved the terms of the Merger Agreement and authorized the officers of Franklin to execute and deliver the Merger Agreement. The Board of Directors of Covey also met on March 17th for the purpose of reviewing and approving the Merger Agreement and authorized the officers of Covey to execute and deliver the Merger Agreement.

REASONS FOR THE MERGER

     Franklin's Reasons for the Merger. Franklin's growth strategy is to establish Franklin as a leading provider of corporate training services and products designed to improve personal productivity and performance. This strategy contemplates the development or acquisition of training programs and products that will be perceived by corporate and institutional clients as the most effective, highest quality products on the market for enhancing individual and institutional performance. A key element of this strategy is to position the Franklin Day Planner as the standard implementation tool for all corporate training programs.

     Franklin has observed over the past several years the emergence of Covey as a leading provider of leadership training services and products as well as proprietary publications and programs designed to empower people and organizations to become more effective. Franklin believes that Covey has a core competency in researching, designing and marketing educational and intellectual property products and services.

     The Franklin Board has discussed on many occasions during the past several years the business advantages the two companies could enjoy if they merged operations. The Franklin Board has observed that the respective mission statements of Franklin and Covey are harmonious and that the intellectual property, services and product offerings of the respective companies are complementary. With all of the foregoing in mind, Franklin's Board has identified several potential benefits of the Merger that it believes will contribute to the success of the Combined Company. These potential benefits include:

     - The ability of the Combined Company to offer Covey's top rated leadership programs, The 7 Habits of Highly Effective People and Principle-Centered Leadership which, with other Covey publications and programs and Franklin's own highly regarded time management and other training programs and products, will represent a significant menu of training products and services.

     - As a result of the quality intellectual content of Covey's leadership programs and excellent promotional effort reflected in positive relationships established with business and feature writers, Covey has developed recognition and visibility at the senior management level of corporations which will afford the Combined Company access for marketing a broader range of training products and services.

     - Covey has demonstrated the capacity to develop, produce and market new intellectual property and related materials (books, audio tapes, video tapes and training programs) that are well received and, when marketed through Franklin's existing distribution channels, will contribute to the success of the Combined Company.

     - Substantial synergies and cost-savings can be realized through adding Covey's products to Franklin's existing distribution channels and utilizing Franklin's production facilities to produce Covey's books, training and planning materials.

     In the course of its discussion, the Franklin Board of Directors reviewed with Franklin's management a number of factors relevant to the Merger, including the strategic overview and prospects for Franklin. The Franklin Board also considered, among other matters, (i) information concerning Franklin's and Covey's respective businesses, prospects, financial performance and condition, operations, management and competitive position; (ii) the financial condition, results of operations and businesses of Franklin and Covey before and after giving effect to the Merger; (iii) current financial market conditions and historical market prices, volatility and trading information with respect to Franklin Common Stock; (iv) the consideration to be received by Covey stockholders in the Merger and relationship between the market value of Franklin Common Stock to be issued and exchanged for each share of Covey Common Stock and for the License Rights and Franklin's per share reported earnings and certain other measures; (v) the belief that the terms of the Merger Agreement, including the parties' respective representations, warranties and covenants and the conditions to their respective obligations are reasonable; (vi) the ability of Franklin to devote management time and energy to the integration and assimilation of Covey's business and organization should the Merger be consummated;

(vii) a financial presentation by Merrill Lynch, including the written opinion of Merrill Lynch rendered on March 17, 1997, stating that as of such date, and based upon and subject to the factors and assumptions set forth in such written opinion, the consideration to be paid by Franklin pursuant to the Merger is fair to Franklin from a financial point of view; (viii) the impact of the Merger upon Franklin's customers and (ix) reports from management, financial advisors and legal advisors as to the results of their due diligence investigation of Covey. The Board of Directors of Franklin also considered a number of potentially negative factors in its deliberations concerning the Merger, including, but not limited to, (a) the risk that the benefits sought to be achieved in the Merger will not be achieved and (b) the other risks described under "Risk Factors."

     In view of the wide variety of factors considered by the Franklin Board of Directors, the Franklin Board of Directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered in approving the Merger Agreement and Merger. However, after taking into account all of the factors set forth above, the Franklin Board of Directors determined unanimously that the Merger Agreement and Merger were in the best interests of Franklin and its stockholders and that Franklin should proceed with the Merger Agreement and the Merger.

     Covey's Reasons for the Merger. Covey's Board of Directors considered the Merger with Franklin in the context of Covey's strategic plan for long-term growth. From 1990 to 1994, Covey grew rapidly in terms of revenue, growing at a compound annual rate of 55%. Profitability, however, fluctuated during the period and Covey's financial position was highly leveraged. In January 1995, Covey's management and Board embarked on a strategy of stabilizing the core business, improving profitability and enhancing Covey's financial position. The strategy included adding new products to the core business and creating new channels of distribution.

     The strategy proved effective as profits increased substantially. Covey experienced positive cash flow and leverage was reduced. With improved performance realized and a basic business model of generating recurring revenue streams through the sale of high margin intellectual property products in place, Covey's Board approved a long-term growth strategy to optimize these market opportunities. The Covey Board also identified substantial capital requirements and reviewed several alternatives for raising capital, including the private sale of equity, incurrence of debt, project financing and a possible initial public offering. In the context of these developments, merger discussions with Franklin were initiated. Covey's Board of Directors has identified several potential benefits of the Merger that it believes will contribute to the success of the Combined Company. These potential benefits include:

     - The Merger gives Covey immediate access to widespread retail stores and significantly enhanced catalog distribution channels.

     - The Merger will give Covey access to Franklin's liquidity and capital resources.

     - The Merger gives Covey access to improved operations and excellence in printing capabilities.

     - The Merger enables Covey to focus on content creation, product development and meeting the needs of organizational clients, representing Covey's greatest strengths.

     - The Combined Company has the potential to realize significant cost savings in administration.

     - The Covey Board concluded that the basic missions of the respective companies were substantially comparable (helping people and organizations improve productivity and effectiveness) and that the underlying value systems of the organizations were similar, which would contribute to a constructive combination.

     - The Merger with Franklin and the receipt of Franklin Common Stock in connection with the Merger allows stockholders of Covey to participate in a public company with the potential for capital appreciation and future liquidity.

     In the course of its deliberations, the Covey Board of Directors reviewed with Covey's management a number of additional factors relevant to the Merger, including the strategic overview and prospects for Covey, its products and its financial requirements. The Covey Board also considered, among other matters,

(i) information concerning Franklin's and Covey's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position; (ii) the financial condition, results of operations and businesses of Franklin and Covey before and after giving effect to the Merger, (iii) current financial market conditions and historical market prices, volatility and trading information with respect to Franklin Common Stock; (iv) the consideration to be received by Covey stockholders in the Merger, allowing Covey stockholders to participate in a public company with the potential for capital appreciation and liquidity; (v) the belief that the terms of the Merger Agreement, including the parties' mutual representations, warranties and covenants, are reasonable; (iv) the fact that the Merger is expected to be tax-free for federal income tax purposes; (iv) the impact of the Merger upon Covey's customers and employees and (vii) reports from management, financial advisors and legal advisors as to the results of their due diligence investigation of Franklin.

     The Board of Directors of Covey also considered a number of potentially negative factors in its deliberations concerning the Merger, including, but not limited to, (i) the shared control over the future operations of Covey following the Merger; (ii) the risks that the benefits sought to be achieved in the Merger will not be achieved and (iii) the other risks described above under "Risk Factors."

     In view of a wide variety of factors considered by the Covey Board of Directors, the Covey Board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. However, after taking into account all of the factors set forth above, the Board of Directors of Covey determined unanimously that the Merger Agreement and the Merger were in the best interests of Covey and its stockholders and that Covey should proceed with the Merger and the Merger Agreement.

OPERATIONS FOLLOWING THE MERGER

     Following the Merger, Covey will continue its operations as Covey Leadership Center, a division of Franklin Covey Co. The Board of Directors of the Franklin Covey Co. will consist of 15 members and Messrs. Stephen R. Covey, Stephen M. R. Covey, Joel Peterson, Kay Stepp and Robert Whitman will be added to ten members of the Franklin Board. Messrs. Arlen B. Crouch and Val John Christensen will not continue as Franklin directors after the Merger. A Nominating Committee of the Board consisting of Messrs. Hyrum W. Smith and Stephen R. Covey (or their designated successors) shall have exclusive authority until August 31, 2000 to nominate individuals to serve on the Board of Directors and on the Executive Committee of the Board. The Nominating Committee shall also nominate the President, Chief Executive Officer and Chief Financial Officer of Franklin Covey Co., the President of the Covey Leadership Center division and the members of the Strategic Management Committee (described below) during the same period. The Board of Directors shall appoint an Executive Committee consisting of Joel Peterson, Chairman, and Messrs. Hyrum W. Smith, Jon H. Rowberry and Stephen M. R. Covey. Until August 31, 2000, the Executive Committee shall have exclusive authority to make strategic decisions regarding the Covey Leadership Center division and to set compensation and other employment terms for designated employees. Other committees of the Board will be reconstituted to include previous board members of Covey. In addition, a Strategic Management Committee (a non-Board committee) consisting of Messrs. Rowberry, Stephen M. R. Covey and John L. Theler, Chief Financial Officer of Franklin, will be created and shall be responsible for day-to-day operations of Franklin Covey Co. The stockholders of Covey will become stockholders of Franklin and their rights as stockholders will be governed by Franklin's Articles of Incorporation and Bylaws, as amended.

OPINION OF MERRILL LYNCH

     On March 17, 1997, Merrill Lynch, financial advisor to Franklin, delivered its oral opinion, which opinion was subsequently confirmed in a written opinion dated as of March 17, 1997, to the Franklin Board, to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the consideration to be paid by Franklin pursuant to the Merger is fair to Franklin from a financial point of view. A copy of the written opinion of Merrill Lynch, dated March 17, 1997, which sets forth the assumptions made, matters considered, and certain limitations on the scope of review undertaken by Merrill Lynch, is attached as Annex B to this Joint Proxy Statement. FRANKLIN STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION OF MERRILL LYNCH CAREFULLY

AND IN ITS ENTIRETY. References herein to the "Merrill Lynch Opinion" refer to the written opinion of Merrill Lynch dated as of March 17, 1997.

          A COPY OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED TO THIS JOINT PROXY STATEMENT AS ANNEX B. HOLDERS OF FRANKLIN SHARES ARE URGED TO READ THE MERRILL LYNCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE PAID BY FRANKLIN PURSUANT TO THE MERGER. THE MERRILL LYNCH OPINION DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION OF FRANKLIN TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF FRANKLIN SHARES AS TO HOW SUCH STOCKHOLDER SHOULD VOTE. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS JOINT PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things, (i) reviewed Covey's audited financial statements and related financial information for the three fiscal years ended December 31, 1996, (ii) reviewed Franklin's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended August 31, 1996, and Franklin's Form 10-Q and the related unaudited financial information for the quarterly period ending November 30, 1996, (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Franklin and Covey, furnished to Merrill Lynch by Franklin and Covey, respectively, as well as the synergies and related cost savings and expenses expected to result from the Merger, discussed with Merrill Lynch by Franklin and Covey, respectively; (iv) conducted discussions with members of senior management and representatives of Franklin and Covey concerning their respective businesses and prospects before and after giving effect to the Merger; (v) reviewed the market prices and valuation multiples for the Common Stock of Franklin and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be relevant; (vi) reviewed the results of operations of Franklin and Covey and compared them with those of certain companies which Merrill Lynch deemed to be relevant; (vii) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other transactions which Merrill Lynch deemed to be relevant; (viii) reviewed the potential pro forma impact of the Merger; (ix) reviewed a draft of the Merger Agreement dated March 17, 1997; and (x) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     In preparing the Merrill Lynch Opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it by or on behalf of Franklin or Covey or publicly available. With respect to the financial forecast information and the synergies and related cost savings and expenses expected to result from the Merger furnished to or discussed with Merrill Lynch by Franklin and Covey, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of Franklin's or Covey's management as to the expected future financial performance of Franklin or Covey, as the case may be, and the synergies and related cost savings and expenses expected to result from the Merger. Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of Franklin or Covey nor was Merrill Lynch furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not conduct any physical inspection of the properties or facilities of Franklin or Covey. Merrill Lynch also assumed that the Merger would be consummated on the terms substantially similar to those set forth in the draft of the Merger Agreement dated March 17, 1997. The Merrill Lynch Opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the Merrill Lynch Opinion.

     The matters considered by Merrill Lynch in arriving at the Merrill Lynch Opinion are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions, many of which are beyond the control of Franklin and Covey, and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. No public company utilized as a comparison is identical to Franklin or Covey, and none of the acquisition comparables or other business combinations utilized as a comparison is identical to the proposed Merger. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

     The following is a summary of the material portions of the financial and comparative analyses performed by Merrill Lynch in arriving at its oral opinion delivered to the Franklin Board on March 17, 1997.

     Comparable Public Companies Analysis. Merrill Lynch compared certain financial and operating information and ratios for Covey with corresponding publicly available financial and operating information and ratios for a group of publicly traded companies that Merrill Lynch deemed to be relevant. The companies included A.T. Cross Company, Day Runner Inc., Filofax Group PLC, Franklin Quest Co., Harcourt General Inc., Houghton Mifflin Company, John Wiley & Sons, Inc., Manpower Inc., National Education Corp., Right Management Consultants, Incorporated, Successories Inc. and Thomas Group Inc. (collectively, the "Covey Comparables"). These companies were selected, among other reasons, because they operate in one or more of the market segments in which Covey operates. Merrill Lynch calculated the following: (i) the Covey Comparables (with the exception of Houghton Mifflin Company and National Education Corp.) ratio of market value to net income for the last twelve months ("LTM"), which ranged from 6.5x to 24.8x (with a median of 13.6x and a mean of 14.8x); (ii) the Covey Comparables calendarized ratio of market value to earnings estimates for 1997 and 1998 (based on earnings estimates from First Call Earnings Estimates ("First Call")), which ranged from 9.2x to 19.2x for calendar year 1997 (with a median of 14.3x and a mean of 14.4x) and which ranged from 9.6x to 17.5x for calendar year 1998 (with a median of 15.6x and a mean of 14.5x); (iii) the Covey Comparables (with the exception of National Education Corp.) ratio of market value to book equity, which ranged from 1.5x to 5.9x (with a median of 2.8x and a mean of 3.1x); (iv) the Covey Comparables (with the exception of National Education Corp.) ratio of market capitalization to the LTM sales, which ranged from 0.57x to 2.05x (with a median of 1.04x and a mean of 1.10x); (v) the Covey Comparables (with the exception of National Education Corp.) ratio of market capitalization to earnings before interest, taxes, depreciation and amortization ("EBITDA"), which ranged from 4.5x to 13.1x (with a median of 7.2x and a mean of 7.5x); (vi) the Covey Comparables (with the exception of National Education Corp.) ratio of market capitalization to earnings before interest and taxes ("EBIT"), which ranged from 5.9x to 19.1x (with a median of 10.7x and a mean of 10.8x); and (vii) the Covey Comparables five-year projected earnings per share ("EPS") growth rates (based on information provided by the Institutional Brokers Estimate System ("IBES")), which ranged from 12.3% to 35.0% (with a median of 17.0% and a mean of 19.1%). Merrill Lynch then applied the relevant ratios for the Covey Comparables to Covey's LTM net income, calendarized earnings estimates for 1997 and 1998, book equity, LTM sales, EBITDA and EBIT. Based on the application of these multiples to Covey, Merrill Lynch determined an implied range of equity values for Covey, which ranged from a high of $155.9 million to a low of $125.9 million, with a midpoint of $140.9 million.

     Merrill Lynch compared certain financial and operating information and ratios for Franklin to the corresponding publicly available financial and operating information and ratios of nine publicly traded companies that Merrill Lynch deemed to be relevant. The companies included A.T. Cross Company, BT Office Products International, Inc., Day Runner Inc., Filofax Group PLC, Manpower Inc., National Education Corp., Right Management Consultants, Incorporated, Successories Inc. and Thomas Group Inc. (collectively, the "Franklin Comparables"). Merrill Lynch calculated multiples for the Franklin Comparables of market capitalization to LTM revenue, EBITDA and EBIT and multiples of market value to LTM EPS,

1997 and 1998 EPS estimates (based on information from First Call) and last fiscal quarter book equity. As a result of the above procedures, Merrill Lynch noted that the multiples for Franklin (except for LTM revenue multiples) were generally within the range of multiples for the Franklin Comparables. Based on the above analyses, Merrill Lynch determined an implied range of the values of the consideration to be paid by Franklin pursuant to the Merger, which ranged from a high of $157.1 million to a low of $128.9 million, with a midpoint of $143.0 million.

     Discounted Cash Flow Analysis. Merrill Lynch calculated ranges of equity values for Covey and Franklin based upon the value, discounted to the present, of an estimated six calendar-year stream of unlevered free cash flow through 2002 (both with and without pre-tax synergies anticipated to be realized as a result of the Merger) and a projected calendar year 2002 terminal value based on multiples of estimated EBITDA ranging from 5.0x to 7.0x. Merrill Lynch prepared the estimates of Covey's and Franklin's six calendar-year stream of unlevered free cash flow and EBITDA through 2002 based upon discussions with management of Covey and Franklin, respectively. Merrill Lynch utilized discount rates based on theoretical analyses of the weighted average cost of capital and a range of EBITDA multiples based on review of the EBITDA multiples of the Covey Comparables, the Franklin Comparables, the Covey Comparable Acquisitions and the Franklin Comparable Acquisitions. Based on such analyses, the implied equity value of Covey ranged from $208.6 million to $330.2 million, with a midpoint of $269.4 million, and an implied value of the consideration to be paid by Franklin pursuant to the Merger ranged from $139.5 million to $199.1 million, with a midpoint of $169.3 million.

     Comparable Acquisition Analysis. Merrill Lynch reviewed the consideration paid in the following acquisitions involving office products, educational and publishing companies between January 1991 and September 1996 (acquiror/target):
Staples, Inc./Office Depot Inc.; Tribune Education Company/Educational Publishing; Thomas Nelson Inc./The C.R. Gibson Company; Investor Group/United Stationers Inc.; Electronic Data Systems Corp./AT Kearney Inc.; Corporate Express Inc./Siekert & Baum Inc.; Houghton Mifflin Company/McDougal Littell & Company; Office Depot Inc./Eastman Office Products Corp.; The Gillette Company/Parker Pen Holdings Ltd.; Fukutake Publishing Company/Berlitz International Inc.; and Sogeti SA/MAC Group (the "Covey Comparable Acquisitions").

     Merrill Lynch calculated the "offer value" (defined as the offer price per share multiplied by the sum of the number of shares outstanding and the number of exercisable options outstanding) of the Covey Comparable Acquisitions as a multiple of LTM net income (with the exception of the Fukutake Publishing Company/Berlitz International Inc. acquisition), of LTM cash flow and of book equity (with the exception of the Corporate Express, Inc./Siekert & Baum Inc. acquisition). The ranges of the offer value as a multiple of LTM net income, LTM cash flow and book equity for such acquisitions were as follows: (i) offer value to LTM net income ranged from 13.8x to 27.4x (with a median of 21.2x and a mean of 20.5x), (ii) offer value to LTM cash flow ranged from 10.3x to 21.7x (with a median of 12.1x and a mean of 14.7x) and (iii) offer value to book equity ranged from 1.3x to 6.1x (with a median of 2.3x and a mean of 2.9x). Merrill Lynch also calculated the "transaction value" (defined as the offer value plus the liquidation values of any preferred stock, short term debt, long term debt and the value of minority interests less cash and equivalents and proceeds from exercisable options) of the Covey Comparable Acquisitions as a multiple of LTM EBITDA, of LTM EBIT (with the exception of the Fukutake Publishing Company/Berlitz International, Inc. acquisition) and of LTM revenues. The ranges of the transaction values as a multiple of LTM EBITDA, LTM EBIT and LTM revenues for such acquisitions were as follows: (i) transaction value to LTM EBITDA ranged from 5.8x to 14.6x (with a median of 10.1x and a mean of 10.1x), (ii) transaction value to LTM EBIT ranged from 7.4x to 16.9x (with a median of 12.5x and a mean of 12.3x); and (iii) transaction value to LTM revenues ranged from 0.46x to 2.94x (with a median of 1.40x and a mean of 1.43x). Merrill Lynch then applied the relevant ratios for the Covey Comparable Acquisitions to Covey's financial information and determined an implied range of equity values for Covey, which ranged from a high of $175.9 million to a low of $130.9 million, with a midpoint of $153.4 million.

     Merrill Lynch compared certain financial and operating information and ratios for Franklin to the corresponding publicly available financial and operating information and ratios of eight acquisitions involving office products, educational and publishing companies that Merrill Lynch deemed to be relevant. These acquisitions included Staples Inc./Office Depot Inc., Thomas Nelson, Inc./The C.R. Gibson Company, Investor Group/United Stationers, Inc., Electronic Data Systems Corp./AT Kearney Inc., Corporate Express, Inc./Siekert & Baum Inc., Office Depot Inc./Eastman Office Products Corp., The Gillette Company/Parker Pen Holdings Ltd. and Sogeti SA/MAC Group (the "Franklin Comparable Acquisitions"). Merrill Lynch calculated multiples for the Franklin Acquisition Comparables of offer values as a multiple of LTM net income, of LTM cash flow and of book equity (with the exception of The Corporate Express Inc./Siekert & Baum Inc. acquisition). The ranges of the offer value as a multiple of LTM net income, LTM cash flow and book equity for such acquisitions were as follows: (i) offer value to LTM net income ranged from 13.8x to 27.4x (with a median of 21.2x and a mean of 20.5x), (ii) offer value to LTM cash flow ranged from 10.3x to 21.7x (with a median of 11.8x and a mean of 13.9x) and (iii) offer value to book equity ranged from 2.1x to 6.1x (with a median of 2.3x and a mean of 3.2x). Merrill Lynch also calculated multiples for the Franklin Acquisition Comparables of transaction values as a multiple of LTM EBITDA, of LTM EBIT and of LTM EBIT revenues. The ranges of the transaction values as a multiple of LTM EBITDA, LTM EBIT and LTM revenues for such acquisitions were as follows: (i) transaction value to LTM EBITDA ranged from 5.8x to 12.7x (with a median of 9.9x and a mean of 9.4x),
(ii) transaction value to EBIT ranged from 7.4x to 16.9x (with a median of 12.5x and a mean of 12.3x); and (iii) transaction value to LTM EBIT revenues ranged from 0.46x to 2.65x (with a median of 0.92x and a mean of 1.13x). Merrill Lynch then applied the relevant ratios for the Franklin Acquisition Comparables to Franklin's financial information and determined an implied range of value of the consideration to be paid by Franklin pursuant to the Merger, which ranged from a high of $168.4 million to a low of $131.7 million, with a midpoint of $150.1 million.

     Pro Forma EPS Analysis. Merrill Lynch analyzed certain pro forma effects resulting from the Merger, including the potential impact of the Merger on projected EPS for the combined company and, in each such case, with and without synergies, based on discussion with and financial information provided by the management of Franklin and Covey. With and without synergies, the Merger would be accretive to the holders of Franklin Common Stock in the fiscal years 1998 and 1999. In its analysis, Merrill Lynch assumed that the Merger will be consummated under the purchase method of accounting and that the Company will be able to continue its share repurchase program, which is dependent upon a number of factors not within Franklin's control.

     The summary set forth above, while containing all material elements of the analyses performed by Merrill Lynch, does not purport to be a complete description of such analyses. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factors considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Merrill Lynch believes that its analysis must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying its analyses set forth in the Merrill Lynch Opinion.

     The Franklin Board of Directors selected Merrill Lynch to render a fairness opinion on the basis of Merrill Lynch's reputation as an internationally recognized investment banking firm with substantial expertise in transactions similar to the Merger and because it is familiar with Franklin and its business. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. For Merrill Lynch's services, Franklin has agreed to pay Merrill Lynch a fee of $300,000, upon the delivery of Merrill Lynch's written fairness opinion. Franklin also agreed to reimburse Merrill Lynch for certain reasonable out-of-pocket expenses (including reasonable fees and expenses of its legal counsel) incurred in connection with its engagement and to indemnify Merrill Lynch and certain related persons against certain liabilities, including liabilities under securities laws, arising out of its engagement.

     Merrill Lynch has also performed various investment banking services for Franklin in the past and has received customary fees for such services. In the ordinary course of its securities business, Merrill Lynch may actively trade equity securities of Franklin for its own account and the accounts of its customers, and Merrill Lynch therefore may hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Purchase of License Rights from Stephen R. Covey. On November 1, 1990 Stephen R. Covey and Covey entered into a Licensing Agreement (the "License Agreement") pursuant to which Stephen R. Covey licensed to Covey the exclusive right to make, use, promote and market derivative works of the books, The 7 Habits of Highly Effective People and Principle-Centered Leadership and the right to use the name, picture and/or likeness of Stephen R. Covey in promoting and marketing the licensed products. On July 1, 1992 and on July 1, 1993, an undivided 12% and 8%, respectively, of the License Agreement was assigned by Stephen R. Covey to the Stephen R. Covey 1992 Irrevocable Trust. The resulting 20% interest in the License Agreement was subsequently assigned to the Covey Trust on December 30, 1993. The License Agreement provided for a royalty of 3.5% of Covey's gross monthly revenues. In connection with the Merger, Franklin will purchase from Stephen R. Covey and the Covey Trust all of their right, title and interest in the License Agreement and will be amending the License Agreement with Stephen R. Covey to provide that it will be a perpetual, worldwide, fully-paid royalty-free, freely transferrable license to use the products covered by the License Agreement, and all derivative works therefrom. The consideration for the License Rights will be an aggregate of $27 million dollars payable in cash, Franklin Common Stock valued at the Average Franklin Price, or both. Dr. Covey and the Covey Trust will determine the amount of cash or number of shares of Franklin Common Stock to be received prior to the effective time of the Merger.

     Employment Agreements. In connection with the Merger, Covey has entered into five-year employment agreements with Messrs. Blaine Lee, Roger Merrill and David Hanna, who are currently key employees of Covey primarily engaged in authoring leadership training books, developing leadership training materials and presenting leadership seminars. The employment agreements, which are subject to approval by Franklin, provide that Messrs. Lee, Merrill and Hanna will perform substantially the same duties for Covey Leadership Center as previously performed and, in addition, will require each to complete and publish at least one leadership training book and related single cassette audio tape ("Book") during the initial employment term with all copyrights, trademarks, royalties and all other rights to the Books owned by Franklin Covey Co. If, during the initial employment term, Messrs. Lee, Merrill and Hanna do not each complete and publish a Book, then Franklin Covey Co. will also have rights beyond the initial employment term to require each author to complete and publish the Book to the satisfaction of Franklin Covey in consideration of $100. The employment agreements provide for an initial salary equivalent to current salaries, may be terminated only for cause and contain a two-year noncompetition covenant following termination for any reason.

     Stephen R. Covey Speaker Services Agreement. In connection with the Merger, Stephen R. Covey will enter into an eight-year Speaker Services Agreement with Franklin Covey Co. whereby the Covey Leadership Center division will act as exclusive booking agent for Dr. Covey's speaking engagements. Subject to good health, Dr. Covey will commit to a minimum of fifteen speaking engagements and one satellite event per year during the first four years of the Speaker Services Agreement and a minimum of five speaking engagements during the fifth year. No minimum number of engagements will be required during years six through eight of the Speaker Services Agreement. Dr. Covey will retain 80% of revenues from speaking engagements and an amount to be negotiated with respect to satellite events or other public events. The balance will be paid to the Covey Leadership Center as a booking commission.

     Stephen R. Covey Authorship Agreement. In connection with the Merger, Stephen R. Covey will enter into an eight-year Authorship Agreement with Franklin Covey Co. pursuant to which Dr. Covey will agree to complete and publish four Books currently contracted to publishing houses with all copyrights, trademarks, royalties and all other rights owned by Franklin Covey Co. The Books include First Things First Everyday (Simon & Schuster), The 7 Habits of Highly Effective Families (Golden Family Entertainment), an Applications concept book and an Organization concept book (Simon & Schuster). A fifth book currently under contract with Simon & Schuster, which is a business/leadership concept book and tape, will also be completed and published with one-third of all publisher's royalties paid to Dr. Covey. In addition, Dr. Covey, at his option, may complete one more business/leadership-concept book and tape in which he will retain one-third of any publisher's royalties. If the sixth book and tape are not published within the eight-year term of the Authorship Agreement, Franklin Covey Co. shall nevertheless have the rights to the book, subject to Dr. Covey's one-third interest in publisher's royalties. Finally, Covey Leadership Center shall have an option to acquire the rights to any additional business/leadership books published by Dr. Covey during the term of the Authorship Agreement in consideration of a one-third interest in any royalties. After the term of the Authorship Agreement, if Dr. Covey determines to write additional books, he has agreed to inform Covey Leadership Center of his intention.

     Board and Committee Appointments. Pursuant to the Merger, certain former Board members of Covey will be appointed to the Board of Franklin Covey Co. and appointed to serve as members of committees of the Board. See "-- Operations Following the Merger."

     Registration Rights Agreement. Franklin and the Covey Stockholders have agreed that in the event Franklin shall elect to file a registration statement under the Securities Act of 1933 on Form S-1 or S-3, or on any other form of registration in which Franklin shareholders may participate as selling shareholders and such registration statement is filed during the three-year period commencing two years from the closing of the Merger, any Covey Stockholder who is then serving as an executive officer or director of Franklin shall be permitted to participate to the same extent and on the same terms as any other executive officer or director of Franklin.

OTHER RELATED AGREEMENTS

     Investment Letters. The Franklin Common Stock issuable in the Merger will not be registered under the Securities Act in reliance upon applicable exemptions from registration requirements of the Securities Act and state "blue sky" laws for transactions not involving any public offering. Each of the Covey Stockholders has agreed to provide Franklin with an Investment Letter containing representations upon which Franklin intends to rely in issuing the shares without registration and acknowledging restrictions on transferability of the Franklin Common Stock received by them and agreeing that they will not sell shares of Franklin Common Stock acquired in the Merger for a period of 24 months from the Effective Time and, thereafter, only pursuant to an effective registration statement under the Securities Act covering such shares or an applicable exemption from the registration requirements of the Securities Act. Certain of the Covey Stockholders will be afforded registration rights pursuant to the Registration Rights Agreement described above.

     Shareholders Agreement. All of the Covey Shareholders and Messrs. Hyrum W. Smith, Arlen B. Crouch and Robert F. Bennett, directors and shareholders of Franklin, will enter into a Shareholders Agreement agreeing to vote their shares of Franklin for the election as directors of Franklin Covey Co., those persons nominated by the Nominating Committee through August 31, 2000.

     Releases. Each Covey Stockholder will be required to execute and deliver a waiver and release of any claims against Covey and its officers, directors, employees, representatives, agents or assigns as a condition to the closing of the Merger.

REPRESENTATIONS AND COVENANTS

     The Merger Agreement contains various representations and warranties of the parties, including representations by Covey and the Covey Stockholders as to Covey's organization, capitalization, authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, financial statements, liabilities, conduct of business, tax matters, ownership of real and personal property, compliance with laws, intellectual property, contracts, insurance, litigation, employees, benefit plans, compliance with laws, indebtedness, labor matters, bankruptcy proceedings, receivables and conflicts of interest. The Merger Agreement also contains representations and warranties of Franklin as to its organization, capitalization, authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the accuracy of information contained in Franklin's SEC filings, the existence of certain liabilities and the absence of certain material undisclosed liabilities or litigation, compliance with laws and changes in its business.

     Under the terms of the Merger Agreement and for the period between the execution of the Merger Agreement and the Effective Time, each of Covey, the Covey Stockholders and Franklin have agreed to take such actions as may be proper or advisable to give notice to, file with, and to seek authorizations, consents and approvals of governmental agencies and third parties that may be required, to provide access to representatives of each of Franklin and Covey to specified business and financial information, to promptly notify the other of any material development affecting consummation of the Merger, to refrain from taking actions which would likely cause a breach of any representation or warranty set forth in the Merger Agreement and to take all actions necessary to comply with requirements of the HSR Act, such that all waiting periods will have expired or have been terminated prior to the Effective Time. In addition, Franklin, Covey and the Covey Stockholders have agreed to carry on their respective businesses in the usual, regular and ordinary course. Covey has agreed to refrain from entering into any arrangement or contract with any affiliate of Covey or with the Covey Stockholders to keep its business and property substantially intact and, to refrain from soliciting, initiating or encouraging any proposal or offer from any third party relating to a merger, consolidation, reorganization, liquidation, sale of assets or similar transactions affecting the business or properties of Covey.

CONDITIONS TO THE MERGER

     Each party's respective obligation to effect the Merger is subject to, among other things, the satisfaction by the Effective Time of the Merger of the following conditions:

          (a) the absence of any law, statute, rule or regulation preventing the consummation of the Merger or rendering the consummation of the Merger illegal and the absence of any action, suit or proceeding pending or threatened for that purpose;

          (b) the filing required by the HSR Act having been made and all applicable waiting periods having expired or been terminated;

          (c) the stockholders of Franklin and the Covey Stockholders having approved the Merger at meetings of shareholders called for that purpose and preceded by distribution of the Joint Proxy Statement; and

          (d) no party shall have terminated the Merger Agreement.

     The obligations of Franklin to effect the Merger are subject to, among other things, the satisfaction prior to the Effective Time of the Merger of the following conditions, unless waived by Franklin:

          (a) The representations and warranties of Covey and the Covey Stockholders in the Merger Agreement shall be true and correct in all material respects on and as of the Effective Time of the Merger;

          (b) Each of Covey and the Covey Stockholders shall have performed and complied with their respective covenants in all material respects through the Effective Time;

          (c) Covey shall have obtained all third party consents and approvals necessary in order that the consummation of the Merger will not constitute a breach or violation of, or result in a right of termination or acceleration of any contract or agreement to which Covey is a party or any encumbrance on any of Covey's assets pursuant to the provisions of any agreement, arrangement or understanding or any license, franchise or permit, in any such case which is material to Covey;

          (d) An officer of Covey shall have delivered to Franklin a certificate signed by such officer to the effect that the conditions specified above have been satisfied in all respects;

          (e) The Covey Stockholders shall have delivered to Franklin certificates representing all issued and outstanding Covey Common Stock for cancellation, at the Effective Time, upon issuance of the Franklin Common Stock to the Covey stockholders as provided by the Plan of Merger;

          (f) Covey shall have delivered to Franklin certified copies of resolutions by which all corporate action on the part of Covey necessary to approve the Merger Agreement, the Plan of Merger and the

     Merger were taken, including approval of the Covey Stockholders in the manner required by the URBCA;

          (g) Franklin shall have received from counsel to Covey and the Covey Stockholders an opinion with respect to such matters as Franklin may reasonably request prior to the Effective Time, addressed to Franklin and dated as of the Effective Date;

          (h) Arthur Andersen LLP shall have delivered its opinion to Covey and the Covey Stockholders to the effect that the Merger will be treated as a tax-free reorganization for federal income tax purposes;

          (i) The holders of not more than 10% of the outstanding shares of Covey Common Stock shall have elected dissenters' rights of appraisal in connection with voting on the Merger;

          (j) All of the Covey Stockholders and certain stockholders of Franklin shall have entered into a Shareholders Agreement, in form and substance reasonably acceptable to Franklin;

          (k) Franklin shall have received a fairness opinion from Merrill Lynch in form and substance reasonably acceptable to Franklin affirming that the consideration to be paid by Franklin pursuant to the Merger is fair to Franklin from a financial point of view;

          (l) No legal action or proceeding shall have been instituted to restrain or prohibit the transactions contemplated by the Merger Agreement and there shall have been no material adverse change in the business operations, properties or assets or in the condition, financial or otherwise, of Covey;

          (m) Each of Roger Merrill, Blaine Lee and David Hanna, current key employees of Covey, shall have executed and delivered an Employment Agreement in form and substance reasonably acceptable to Franklin;

          (n) Stephen R. Covey and the Covey Trust shall have sold the License Rights to Franklin and completed all transactions necessary for such transactions to have been completed and be effective as of the Effective Time;

          (o) Each Covey Stockholder shall have entered into a Waiver and Release, waiving and releasing any and all claims against Covey and such waiver and release shall be in full force and effect and shall not have been amended;

          (p) Franklin shall have performed or caused the performance of any and all investigations, inspections and studies, including financial, environmental, title, asset and liability condition, tax, employee, benefit plans, intellectual property and otherwise as Franklin deems appropriate, all of which must be satisfactory to Franklin in its sole discretion;

          (q) Franklin shall have obtained the approval of the stockholders of Franklin to the Merger;

          (r) Each of the Covey Stockholders shall have executed and delivered to Franklin an Investment Letter acknowledging and confirming that consummation of the Merger and issuance of the Franklin Common Stock to the stockholders of Covey constitutes the offer and sale of securities under the Securities Act and applicable state "blue sky" statutes, that the issuance of the Franklin Common Stock is being made in express reliance upon exemptions from registration requirements of the Securities Act based upon the Covey Stockholders' representations and warranties made in the Investment Letter and that no disposition of the Franklin Common Stock will be made except in compliance with the Investment Letter and the Securities Act and rules and regulations thereunder and in any event, that no sale or offer to sell, pledge, hypothecation or other disposition will be made for a period of two years from the Effective Date;

          (s) Covey and the Covey Stockholders shall have entered into a Registration Rights Agreement in a form reasonably acceptable to Franklin;

          (t) There shall have been no material adverse change from December 31, 1996 until the Effective Time in the business, operations, properties or assets or in the condition, financial or otherwise, of Covey;

          (u) Franklin shall have reviewed and approved all existing covenants not to compete between Covey and its key employees;

          (v) There shall be no more than 60,000 Covey Options outstanding at the Effective Time; and

          (w) Each of the Covey Stockholders shall have delivered to Franklin an Agreement Not to Sell, in form and substance reasonably satisfactory to Franklin, pursuant to which such Stockholder agrees not to dispose of his Franklin Common Stock for a period of two years following the Effective Date.

          (x) All Employee Stock Transfer and Repurchase Agreements and related Voting Trust Agreements between Covey and the Covey Stockholders shall have been terminated prior to the Effective Time.

     The obligations of Covey and the Covey Stockholders to effect the Merger are subject to, among other things, the satisfaction prior to the Effective Time, of the following conditions, unless waived by Covey:

          (a) The representations and warranties of Franklin shall be true and correct in all material respects at and as of the Effective Time;

          (b) Franklin shall have performed and complied with all of its covenants in all material respects through the Effective Time;

          (c) Franklin shall have obtained all third party consents and approvals necessary in order that the consummation of the Merger will not constitute a breach or violation of, or result in a right of termination or acceleration of any contract or agreement to which Franklin is a party or any encumbrance on any of Franklin's assets pursuant to the provisions of any agreement, arrangement or understanding or any license, franchise or permit, in any such case which is material to Franklin;

          (d) Franklin shall have delivered to Covey a certificate to the effect that the representations, warranties and covenants are true and correct and that the covenants have been complied with in all material respects;

          (e) Franklin shall have delivered to Covey and the Covey Stockholders a certified copy of the text of resolutions by which all corporate action on the part of Franklin necessary to adopt and approve the Merger Agreement, the Merger and the Plan of Merger was taken, certificates for the Franklin Common Stock to be issued in connection with the Merger and Articles of Merger and the Plan of Merger duly executed by Franklin;

          (f) Covey and the Covey Stockholders shall have received from counsel to Franklin an opinion with respect to such matters as Covey may reasonably request prior to the Effective Time, addressed to Covey and the Covey Stockholders and dated as of the Effective Time;

          (g) Franklin shall have delivered Franklin Common certificates to each of the Covey Shareholders in exchange for the Covey stock certificates;

          (h) All actions to be taken by Franklin in connection with consummation of the transactions contemplated by the Merger Agreement and all certificates, opinions, instruments and other documents required to effect the transaction contemplated by the Merger Agreement will have been reasonably satisfactory in form and substance to Covey;

          (i) Franklin shall have entered into the Registration Rights Agreement in form reasonably satisfactory to Covey;

          (j) All of the Covey Stockholders and certain stockholders of Franklin shall have entered into a Shareholders Agreement in form reasonably satisfactory to Covey;

          (k) No court action or proceeding shall have been instituted to restrain or prohibit the transactions contemplated by the Merger Agreement or any related agreement and, at the Effective Time, there shall be no material adverse change in the business, operations, properties or assets in the condition, financial or otherwise of Franklin, and Covey shall receive a certificate to that effect dated as of the Effective Time, executed by the President of Franklin;

          (l) Franklin shall have entered into a Speaker Services Agreement with Stephen R. Covey in form reasonably satisfactory to Stephen R. Covey;

          (m) Covey shall have performed or caused the performance of any and all investigations, inspections and studies, including environmental, title, asset and liability condition, all of which must be satisfactory to Covey in its sole discretion;

          (n) Covey and the Covey Stockholders shall have received an opinion from Arthur Andersen, LLP in form reasonably satisfactory to Covey that the Merger will be treated as a tax-free reorganization; and

          (o) Franklin shall have taken all corporate action necessary to amend its bylaws to provide for the corporate governance provisions contemplated by the Merger Agreement.

CLOSING

     As promptly as practicable after the satisfaction or waiver of the conditions set forth in the Merger Agreement, Franklin and Covey will file Articles of Merger with the Utah Department of Commerce, Division of Corporations and Commercial Code. The Merger will be effective upon such filing. It is anticipated that, assuming all conditions are met, the Merger will occur and the closing will be held on May 30, 1997.

TERMINATION OR AMENDMENT

     Termination or Amendment. The Merger Agreement may be terminated (i) by written consent of Franklin, Covey and the Covey Stockholders, (ii) by either Franklin or Covey as a result of a breach by the other party of a material representation, warranty, covenant or agreement set forth in the Merger Agreement or in the event any of the conditions precedent to the obligation of either Franklin or Covey are not satisfied prior to the Effective Time, and
(iii) by Franklin or Covey in the event either shall determine, in its sole discretion, that a matter discovered in due diligence and/or set forth on disclosure schedules to the Merger Agreement is unacceptable. If either Franklin, Covey or certain of the Covey Stockholders shall terminate the Merger Agreement without cause or refuse to complete the agreement or to satisfy the conditions to closing required to be satisfied by it, Franklin or Covey, as the case may be, will be entitled to a payment of $500,000 as liquidated damages. If, however, the Merger Agreement is terminated prior to May 2, 1997 because of objections to matters set forth on disclosure schedules, neither Franklin nor Covey shall have any obligation to the other for liquidated damages.

     The Merger Agreement may be amended by Franklin and Covey at any time before or after approval by the Franklin stockholders or the Covey Stockholders but only if the amendment is in writing and signed by Franklin, Covey and each of the Covey Stockholders.

REGULATORY MATTERS

     Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and specified waiting period requirements have been satisfied. Each of Franklin and Covey filed their respective Notification and Report Forms required under the HSR Act with the FTC and the Antitrust Division on April 18, 1997 and the applicable waiting period under the HSR Act is expected to expire prior to consummation of the Merger. At any time before or after consummation of the Merger, the FTC, the Antitrust Division, state attorneys general or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Franklin or Covey.

     Based on information available to them, Franklin and Covey believe that the Merger will not violate federal or state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, Franklin and Covey would prevail or would not be required to accept certain conditions, possibly including divestitures or hold-separate arrangements, in order to consummate the Merger.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material federal income tax considerations relevant to the exchange of shares of Covey Common Stock solely for Franklin Common Stock pursuant to the Merger that are generally applicable to holders of Covey Common Stock. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Franklin, Covey or the Covey Stockholders as described herein.

     Covey Stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Covey Stockholders in light of their particular circumstances, such as stockholders subject to the alternative minimum tax provisions of the Code, who are foreign persons, who do not hold their Covey Common Stock as capital assets, or who acquired their shares in connection with stock options or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior to, subsequent to, or concurrently with, the Merger (whether or not any such transactions are undertaken in connection with the Merger), including without limitation any transaction in which shares of Covey Common Stock are acquired or shares of Franklin Common Stock are disposed of. ACCORDINGLY, COVEY STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

     The Merger is intended to constitute a "reorganization" within the meaning of Section 368(a) of the Code (a "Reorganization"). Provided that the Merger does so qualify as a Reorganization, then, subject to the limitations and qualifications referred to herein, the Merger will generally result in the following federal income tax consequences:

          (a) No gain or loss will be recognized by holders of Covey Common Stock solely upon their receipt in the Merger of Franklin Common Stock in exchange therefor (except to the extent of cash received in lieu of a fractional share of Franklin Common Stock).

          (b) The aggregate tax basis of the Franklin Common Stock received by Covey Stockholders in the Merger (including any fractional shares of Franklin Common Stock not actually received) will be the same as the aggregate tax basis of the Covey Common Stock surrendered in exchange therefor.

          (c) The holding period of the Franklin Common Stock received by each Covey stockholder in the Merger will include the period for which the Covey Common Stock surrendered in exchange therefor was considered to be held, provided that the Covey Common Stock so surrendered is held as a capital asset at the time of the Merger.

          (d) Cash payments received by holders of Covey Common Stock in lieu of a fractional share will be treated as if such fractional share of Franklin Common Stock had been issued in the Merger and then redeemed by Franklin. A Covey stockholder receiving such cash will recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share.

          (e) Neither Franklin nor Covey will recognize material amounts of gain solely as a result of the Merger.

     Even if the Merger qualifies as a Reorganization, a recipient of shares of Franklin Common Stock could recognize gain to the extent that such shares were considered to be received in exchange for services or property. All or a portion of such gain may be taxable as ordinary income. Gain could also have to be recognized to the extent that a Covey stockholder was treated as receiving (directly or indirectly) consideration other than Franklin Common Stock in exchange for Covey Common Stock. The parties are not requesting and will not request a ruling from the Internal Revenue Service (the "IRS") in connection with the Merger. However, the Covey Stockholders must satisfy certain conditions, including the Code's "continuity of interest" requirement. To satisfy the continuity of interest requirement, Covey Stockholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their Covey Common Stock in anticipation of the Merger or (ii) the Franklin Common Stock to be received in the Merger such that Covey Stockholders, as a group, would no longer have a significant equity interest in the Covey business being conducted after the Merger. Covey Stockholders will generally be regarded as having a significant equity interest as long as the number of shares of Franklin Common Stock received in the Merger represents, in the aggregate, a substantial portion of the entire consideration received by the Covey Stockholders in the Merger. No assurance can be made that the "continuity of interest" requirement will be satisfied, and if such requirement is not satisfied, the Merger would not be treated as a Reorganization.

     A successful IRS challenge to the Reorganization status of the Merger (as a result of a failure of the "continuity of interest" requirement or otherwise) would result in Covey Stockholders recognizing taxable gain or loss with respect to each share of Common Stock of Covey surrendered equal to the difference between the stockholder's basis in such shares and the fair market value, as of the Effective Time of the Merger, of the Franklin Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Franklin Common Stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Merger.

ACCOUNTING TREATMENT

     The Merger will be accounted for under the purchase method of accounting with Franklin as the acquiring party in accordance with generally accepted accounting principles. Under the purchase method of accounting, the purchase price of Covey, including direct costs of the Merger to be incurred by Franklin, will be allocated to the net assets, including identifiable intangible assets, based upon estimated fair values at the date of acquisition. The identified intangible assets to be acquired will consist of assembled workforce and content, customer list, trade name and marketing assets and other goodwill-type assets which will be amortized over periods of 12, 20, 40 and 30 years, respectively.

     The unaudited pro forma combined financial information included elsewhere in this Joint Proxy Statement has been prepared on the basis of the assumptions in the Notes thereto and includes assumptions relating to the allocation of the consideration paid for the assets and liabilities of Covey based on preliminary estimates of their fair value. Franklin is currently in the process of determining the actual fair values of the assets and liabilities of Covey. Upon completion of this determination, the allocation of the purchase price may be revised. Additionally, the estimated values of the assets and liabilities at the time of the Merger could vary from the amounts presented in the unaudited pro forma combined financial information. However, management anticipates that the estimated fair values reflected therein will not differ materially from actual values. If the Merger is consummated, Franklin's financial statements will reflect effects of acquisition adjustments only from the date of acquisition. See "Unaudited Pro Forma Combined Financial Information."

APPRAISAL RIGHTS

     Sections 1301-1331 of Part 13 of the URBCA provide appraisal rights (sometimes referred to as "dissenters' rights") to stockholders of Utah corporations in certain situations, including to the Covey Stockholders because the separate existence of Covey will disappear in the Merger. However, appraisal rights are not available to stockholders of a corporation, such as Franklin, whose securities are listed on a national securities exchange.

     Pursuant to the terms of the Merger Agreement, if holders of Covey Common Stock have exercised dissenters' rights in connection with the Merger in accordance with the provisions of Sections 1301 - 1331 of Part 13 of the URBCA ("Part 13"), any Dissenting Shares (as defined below) will not be converted into Franklin Common Stock but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the laws of the State of Utah. The obligation of Franklin to consummate the Merger is conditioned upon the holders of not more than 10% of the outstanding shares of Covey Common Stock exercising their right to dissent.

     The following summary of the provisions of Part 13 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Part 13, a copy of which is attached to this Joint Proxy Statement as Appendix C and is incorporated herein by reference.

     If the Merger is approved by the required vote of Franklin's and Covey's stockholders and is not abandoned or terminated, each holder of shares of Covey Common Stock who does not vote in favor of the Merger and who follows the procedures set forth in Part 13 will be entitled to have his shares of Covey Common Stock purchased by the Combined Company for cash at their Fair Value (as defined below). The "Fair Value" of shares of Covey Common Stock will be determined as of the day before the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation in anticipation of the proposed Merger. The shares of Covey Common Stock with respect to which holders have perfected their purchase demand in accordance with Part 13 and have not effectively withdrawn or lost such rights are referred to in this Joint Proxy Statement as the "Dissenting Shares."

     Prior to the vote taken to approve the proposed Merger at the Covey Meeting, a Covey Stockholder who wishes to assert dissenters' rights must (a) deliver written notice to Covey of his intent to demand payment for shares if the proposed Merger is approved and (b) may not vote any of this shares in favor of the proposed Merger. Within ten days after approval of the Merger by the Covey Stockholders, the Combined Company must mail a notice of such approval (the "Approval Notice") to all shareholders who are entitled to demand payment for their shares under Part 13, together with a statement of the price determined by the Combined Company to represent the Fair Value of the applicable Dissenting Shares (determined in accordance with the immediately preceding paragraph), a brief description of the procedures to be followed in order for the shareholder to pursue his dissenters' rights, a copy of Part 13 and a form for demanding payment. The statement of price to be delivered by the Combined Company will constitute an offer by the Combined Company to purchase all dissenting shares at the stated amount. Only a holder of record of Covey Common Stock as of April 21, 1997 (or his duly appointed representative) is entitled to assert a purchase demand for the shares registered in that holder's name.

     A stockholder of Covey electing to exercise dissenters' rights must, within 30 days after the date on which the Approval Notice is mailed to such stockholder, demand in writing from the Combined Company the purchase of his shares of Covey Common Stock and payment to the stockholder of their fair market value and must submit a certificate representing the Dissenting Shares to the Combined Company in accordance with the terms of the Approval Notice. A stockholder who does not demand payment and deposit share certificates as required, by the date set in the Approval Notice, is not entitled to payment for shares under Part 13. A holder who elects to exercise dissenter's rights should mail or deliver his written demand for payment to the Combined Company at 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, directed to the attention of Jon H. Rowberry, President and Chief Operating Officer. The demand should specify the holder's name and mailing address, the number of shares of Covey Common Stock owned by such stockholder and state that such holder is demanding purchase of his shares in payment of their Fair Value. Upon the later of the Effective Time and receipt by the Combined Company of each payment demand made pursuant to Part 13, the Combined Company shall pay the amount the Combined Company estimates to be the Fair Value of the Dissenting Shares, plus interest at the legal rate of interest to each dissenter who has complied with the requirements of Part 13 and who has not yet received payment.

     Any holder of Dissenting Shares who has not accepted an offer made by the Combined Company may, within 30 days after the Combined Company first offered payment for his shares, notify the Combined Company in writing of his own estimate of the Fair Value of his shares and demand payment of the estimated amount, plus interest, less any payment made under Part 13, if (i) the holder of Dissenting Shares believes that the amount offered or paid by the Combined Company under Part 13 is less than the Fair Value of the shares, (ii) the Combined Company fails to make payment within 60 days after the date set by the Combined Company as the date by which it must receive the payment demand, or
(iii) Covey, having failed to consummate the proposed Merger, does not return share certificates deposited by a holder as required by Part 13. If the Combined Company denies that the shares are Dissenting Shares, or if the Combined Company and the shareholder fail to agree upon the fair market value of the shares, then within 60 days after receiving the payment demand, the Combined Company must petition the District Court of Salt Lake County (the "Court") to determine whether the shares are Dissenting Shares or to determine the Fair Value of such holder's shares of Covey Common Stock, or both. If the Combined Company does not commence the proceeding within the 60-day period, it shall pay each holder of Dissenting Shares whose demand remains unresolved the amount demanded. The Combined Company shall make all holders of Dissenting Shares whose demands remain unresolved parties to the proceeding as an action against their shares. The Court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of Fair Value. Each holder of Dissenting Shares made a party to the proceeding is entitled to judgment for the amount, if any, by which the Court finds that the Fair Value of his shares, plus interest, exceeds the amount paid by the Combined Company.

     If any holder of shares of Covey Common Stock who demands the purchase of his shares under Part 13 fails to perfect, or effectively withdraws or loses his right to, such purchase, the shares of such holder will be converted into the right to receive the number of shares of Franklin Common Stock to be exchanged for shares of Covey Common Stock held by such person, in accordance with the Merger Agreement. Dissenting Shares lose their status as Dissenting Shares if
(a) the Merger is abandoned; (b) the shares are transferred to a third party prior to their submission for the required endorsement; (c) the stockholder fails to make a written demand for purchase or to deposit the shares with the Combined Company when making such demand; (d) the stockholder votes to approve and adopt the Merger Agreement; (e) the stockholder and the Combined Company do not agree on the status of the shares as Dissenting Shares or do not agree on the purchase price, but neither the Combined Company nor the stockholder files a complaint within 60 days after the mailing of the Approval Notice; or (f) with the Combined Company's consent, the stockholder delivers to the Combined Company a written withdrawal of such stockholder's demand for purchase of his shares.

FEES AND EXPENSES

     All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such expense, except that expenses incurred in connection with preparation of the Joint Proxy Statement and filing fees incurred in connection with the Joint Proxy Statement and the listing of additional shares to be issued in connection with the Merger shall be borne by Franklin.

     In addition to the fee to be paid to Merrill Lynch for rendering its fairness opinion, other transaction costs and other direct costs associated with the Merger to be paid by Franklin are anticipated to total approximately $600,000, consisting of legal fees, accounting fees, printing expenses, filing fees and other miscellaneous expenses. Such costs will be treated as part of the direct costs of the Merger. See "Franklin Covey Unaudited Pro Forma Combined Financial Statements." The parties anticipate that the combined Merger expenses will total approximately $1.5 million.

            PRINCIPAL STOCKHOLDERS OF FRANKLIN COVEY CO. (PRO FORMA)

     The following table sets forth pro forma information regarding the beneficial ownership of Franklin Common Stock upon consummation of the Merger by
(i) each person who is known by Franklin to beneficially own more than 5% of Franklin Common Stock, (ii) each director, (iii) each executive officer and (iv) all directors and executive officers as a group. The information set forth below assumes the following: (a) consummation of the Merger as of April 10, 1977, (b) an Average Franklin Price of $21.458 per share of Franklin Common Stock and (c) election by Stephen R. Covey to receive all of the $27 million paid for the License Rights in cash. These assumptions result in a Share Exchange Ratio of 6.32117.

                                                                         BENEFICIAL OWNERSHIP
                                                                      ---------------------------
                                                                      NUMBER OF     PERCENTAGE OF
                              NAME(1)                                 SHARES(2)       TOTAL(3)
--------------------------------------------------------------------  ---------     -------------
Yacktman Capital Management.........................................  2,667,900          10.8%
  303 West Madison
  Chicago, Illinois 60606
Stephen R. Covey....................................................  1,878,876           7.6
  2160 N. Oakcrest Lane
  Provo, Utah 84604
Hyrum W. Smith(4)(5)(6).............................................  1,720,158           6.9
  c/o Franklin Quest Co.
  2200 West Parkway Boulevard
  Salt Lake City, Utah 84119-2331
Dennis R. Webb(4)(5)(6)(7)..........................................  1,498,212           6.1
  c/o Franklin Quest Co.
  2200 West Parkway Boulevard
  Salt Lake City, Utah 84119-2331
Capital Research and Management.....................................  1,350,000           5.5
  333 South Hope Street
  Los Angeles, California 90071
Arlen B. Crouch(5)(6)...............................................  1,266,450           4.9
Robert F. Bennett(8)................................................    480,659           1.9
Stephen M. R. Covey.................................................    315,944           1.2
Val John Christensen(6).............................................    257,030           1.0
Robert H. Daines(9).................................................     59,305         *
Jon H. Rowberry(6)..................................................     31,500         *
James M. Beggs(10)..................................................     13,000         *
D. Gordon Wilson(6).................................................      9,004
Thomas H. Lenagh(6).................................................     10,000         *
Daniel P. Howells(6)................................................      9,000         *
Beverly B. Campbell.................................................        300         *
E. J. "Jake" Garn...................................................          0        --
Dennis G. Heiner....................................................          0        --
Don J. Johnson(6)...................................................      3,500         *
Joel Peterson.......................................................          0        --
Kay Stepp...........................................................          0        --
Mark W. Stromberg...................................................      2,500         *
John L. Theler......................................................      1,000         *
Robert Whitman......................................................          0        --
All directors and executive officers as a group
  (21 persons)(4)(6)................................................  6,058,226          23.3%

---------------

  *  Less than 1%.

 (1) Except as otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them, subject to community property laws, where applicable.

 (2) Includes stock options to purchase Franklin Common Stock exercisable within sixty (60) days of April 10, 1997.

 (3) The percentages set forth have been computed without taking into account treasury shares held by Franklin and are based on 24,760,188 shares of Franklin Common Stock outstanding upon consummation of the Merger, and, with respect to those persons holding options to purchase Franklin Common Stock exercisable within sixty (60) days of February 28, 1997, the number of shares of Franklin Common Stock that are issuable at the end of such period upon the exercise thereof.

 (4) The share amounts indicated as beneficially owned are subject to options granted to other directors, officers and key employees of the Company by the following persons in the following amounts: Hyrum W. Smith, 122,480 shares, and Dennis R. Webb, 52,500 shares.

 (5) The share amounts indicated for Hyrum W. Smith are owned of record by Hyrum
     W. Smith as trustee of The Hyrum W. Smith Trust with respect to 762,648 shares; those indicated for Dennis R. Webb, by Dennis R. Webb as trustee of The Lighthouse Foundation with respect to 32,500 shares; and those indicated for Arlen B. Crouch by Arlen B. Crouch as trustee of The Arlen B. Crouch Trust with respect to 10,000 shares. Messrs. Smith, Webb and Crouch are the respective trustees of those trusts and foundations, having sole power to vote and dispose of all shares held by the respective trusts and foundations, and may be deemed to have beneficial ownership of such shares. An additional 90,000 shares indicated for Arlen B. Crouch are held by Mr. Crouch's wife as trustee of The Derrel R. Crouch Trust and may be deemed to be beneficially owned by Mr. Crouch.

 (6) The share amounts indicated include shares subject to options currently exercisable held by the following persons in the following amounts: Hyrum
     W. Smith, 60,000 shares; Arlen B. Crouch, 934,029 shares; Val John Christensen, 159,000 shares; Thomas H. Lenagh, 9,000 shares; Daniel R. Howells, 9,000 shares; D. Gordon Wilson, 5,000 shares; Jon H. Rowberry, 22,500 shares; Don J. Johnson, 2,500 shares; and all executive officers and directors as a group, 1,201,029 shares.

 (7) Dennis R. Webb was a director and Senior Vice President of the Company until his resignation in 1993.

 (8) The share amounts indicated for Robert F. Bennett include 3,810 shares owned by Mr. Bennett's two daughters sharing the same household. All other shares are owned of record by The Robert F. Bennett Asset Management Trust.

 (9) The share amounts indicated for Robert H. Daines include 15,000 shares owned by Tahoe Investments, L.L.C., a Utah limited liability company, of which Mr. Daines is a member.

(10) The share amounts indicated for James M. Beggs include 2,000 shares held by Mr. Beggs' wife.

                       SELECTED HISTORICAL FINANCIAL DATA

                               FRANKLIN QUEST CO.
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following table sets forth selected historical consolidated financial data with respect to Franklin for the periods indicated. This financial data should be read in conjunction with Franklin's Consolidated Financial Statements (including the Notes thereto) and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Franklin" appearing elsewhere herein. The selected historical consolidated financial data as of August 31, 1992, 1993, 1994 and 1995, and for the years then ended, have been derived from Franklin's Consolidated Financial Statements which have been audited by Price Waterhouse LLP, independent public accountants, whose report with respect to such Consolidated Financial Statements as of August 31, 1995 and for each of the two years in the period then ended appears elsewhere in this Joint Proxy Statement. The selected consolidated historical financial data as of August 31, 1996 and for the year then ended, have been derived from Franklin's Consolidated Financial Statements which have been audited by Arthur Andersen LLP, independent public accountants, whose report with respect to such Consolidated Financial Statements appears elsewhere in this Joint Proxy Statement. The selected historical consolidated financial data for Franklin for the six months ended February 29, 1996 and February 28, 1997 have been derived from Franklin's unaudited Consolidated Financial Statements which, in the opinion of Franklin's management, reflect all adjustments which are of a normal recurring nature necessary for a fair presentation of the results for such periods. Results for the unaudited six months ended February 28, 1997, set forth herein, are not necessarily indicative of the results to be expected for Franklin's full fiscal year.

                                                                                                            SIX MONTHS ENDED
                                                              YEAR ENDED AUGUST 31,                         FEBRUARY 29/28,
                                              ------------------------------------------------------   --------------------------
                                                1992         1993       1994       1995       1996        1996           1997
                                              --------     --------   --------   --------   --------   -----------   ------------
                                                                                                       (UNAUDITED)   (UNAUDITED)
STATEMENTS OF INCOME DATA:
  Sales:
    Product.................................  $ 92,862     $130,006   $166,219   $192,356   $236,039    $ 136,742      $155,124
    Training................................    27,931       35,477     49,721     68,168     70,812       35,788        41,308
    Services................................        --           --         --     16,598     25,155       12,943        11,903
                                              --------     --------   --------   --------   --------     --------      --------
      Total sales...........................   120,793      165,483    215,940    277,122    332,006      185,473       208,335
Cost of sales...............................    49,422       66,808     85,019    110,144    146,222       79,430        86,341
                                              --------     --------   --------   --------   --------     --------      --------
    Gross margin............................    71,371       98,675    130,921    166,978    185,784      106,043       121,994
  Selling, general and administrative.......    41,200       57,358     75,942     95,802    116,362       57,922        70,740
  Depreciation and amortization.............     2,378        3,705      5,277      9,625     12,739        5,720         8,024
                                              --------     --------   --------   --------   --------     --------      --------
    Income from operations..................    27,793       37,612     49,702     61,551     56,683       42,401        43,230
  Interest income...........................       745        2,034      2,178      2,513      2,188        1,150           719
  Interest expense..........................    (1,300)      (1,059)      (885)      (578)      (630)        (226)         (322)
  Other income..............................       127          136         --        744         --           --            --
                                              --------     --------   --------   --------   --------     --------      --------
    Income before provision for income
      taxes.................................    27,365       38,723     50,995     64,230     58,241       43,325        43,627
  Provision for income taxes................    10,772(1)    15,307     20,078     25,484     24,002       17,543        17,559
                                              --------     --------   --------   --------   --------     --------      --------
    Net income..............................  $ 16,593     $ 23,416   $ 30,917   $ 38,746   $ 34,239    $  25,782      $ 26,068
                                              ========     ========   ========   ========   ========     ========      ========
    Net income per share....................  $   0.93     $   1.10   $   1.40   $   1.71   $   1.53    $    1.14      $   1.25
                                              ========     ========   ========   ========   ========     ========      ========
  Weighted average number of common and
    common equivalent shares outstanding....    17,880       21,267     22,081     22,692     22,328       22,650        20,845

                                                                    AUGUST 31,
                                              ------------------------------------------------------                 FEBRUARY 28,
                                                1992         1993       1994       1995       1996                       1997
                                              --------     --------   --------   --------   --------                 ------------
                                                                                                                     (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents.................  $ 58,193     $ 63,493   $ 49,705   $ 35,006   $ 24,041                   $ 32,583
  Working capital...........................    68,775       84,689     86,409     87,629     84,340                     81,951
  Total assets..............................   113,654      144,734    198,433    263,305    268,445                    283,450
  Long-term debt (including current)........    12,898       10,649      9,612      6,209      6,406                      6,007
  Shareholders' equity......................    82,447      112,997    162,085    224,342    231,835                    241,979

---------------

(1) Through June 2, 1992, Franklin was exempt from payment of federal and certain state income taxes as a result of an S Corporation election made by the shareholders of Franklin. The 1992 provision for income taxes reflects on a pro forma basis, the income tax expense that would have been recorded had Franklin not been exempt from paying taxes under the S Corporation election.

                       SELECTED HISTORICAL FINANCIAL DATA

                         COVEY LEADERSHIP CENTER, INC.
                                 (IN THOUSANDS)

     The following table sets forth selected historical consolidated financial data with respect to Covey for the periods indicated. This financial data should be read in conjunction with Covey's Consolidated Financial Statements (including the Notes thereto) and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Covey" appearing elsewhere herein. The selected historical consolidated financial data as of December 31, 1992, 1993 and 1994, and for the years then ended, have been derived from Covey's Consolidated Financial Statements which have been audited by Dodge Evans and Co., independent public accountants, whose report with respect to such Consolidated Financial Statements for the year ended December 31, 1994 appears elsewhere in this Joint Proxy Statement. The selected historical consolidated financial data as of December 31, 1995 and 1996 and for the years then ended, have been derived from Covey's Consolidated Financial Statements which have been audited by Arthur Andersen LLP, independent public accountants, whose report with respect to such Consolidated Financial Statements appears elsewhere in this Joint Proxy Statement.

                                                               YEAR ENDED DECEMBER 31,
                                                   -----------------------------------------------
                                                    1992      1993      1994      1995      1996
                                                   -------   -------   -------   -------   -------
STATEMENTS OF INCOME DATA:
  Sales:
     Training....................................  $24,690   $41,078   $59,995   $64,433   $83,822
     Product.....................................    4,689     7,079     9,008    11,610    14,854
                                                   -------   -------   -------   -------   -------
          Total sales............................   29,379    48,157    69,003    76,043    98,676
  Cost of sales..................................   11,567    18,895    29,593    27,804    37,857
                                                   -------   -------   -------   -------   -------
          Gross margin...........................   17,812    29,262    39,410    48,239    60,819
  Selling, general and administrative............   15,532    24,208    35,442    40,505    48,657
  Depreciation and amortization..................      531       790     1,375     1,927     2,581
                                                   -------   -------   -------   -------   -------
          Income from operations.................    1,749     4,264     2,593     5,807     9,581
  Interest expense...............................     (195)     (338)     (676)     (811)     (849)
  Other income (expense), net....................        3       (94)   (1,026)     (113)       10
  Minority Interest..............................       --        --        58       (86)      (14)
                                                   -------   -------   -------   -------   -------
          Income before provision for foreign and
            certain state income taxes...........    1,557     3,832       949     4,797     8,728
  Provision for foreign and certain state income
     taxes(1)....................................       30        21       135       294       375
                                                   -------   -------   -------   -------   -------
          Net income.............................  $ 1,527   $ 3,811   $   814   $ 4,503   $ 8,353
                                                   =======   =======   =======   =======   =======

                                                                    DECEMBER 31,
                                                   -----------------------------------------------
                                                    1992      1993      1994      1995      1996
                                                   -------   -------   -------   -------   -------
BALANCE SHEET DATA:
  Cash and cash equivalents......................  $    22   $    52   $    70   $   358   $   139
  Working capital................................     (649)   (1,741)   (1,440)      319     4,318
  Total assets...................................    9,927    18,859    23,229    27,211    36,561
  Long-term debt (including current).............    1,093     2,493     7,992     6,040     7,176
  Shareholders' equity(1)........................    1,305     3,914     2,432     7,121    11,852(2)

---------------

(1) Covey has elected, for federal and state income tax purposes, to include its taxable income with that of its shareholders (an S Corporation election). Accordingly, Covey does not record a provision for federal and state income taxes which would otherwise be considered in the determination of net income had Covey not elected S Corporation status. A provision has been made for foreign income taxes and for state income taxes for those states that tax S Corporations.

(2) Does not reflect distributions of $10.1 million to the Covey Stockholders for the payment of income taxes on earnings through December 31, 1996 and of previously-taxed earnings, which were made subsequent to December 31, 1996.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

                               FRANKLIN QUEST CO.

     The following discussion should be read in conjunction with the Consolidated Financial Statements of Franklin and the Notes thereto included elsewhere in this Joint Proxy Statement.

OVERVIEW

     Franklin has been in the business of teaching time management seminars since Franklin's inception in 1983 and has been selling the Franklin Day Planner since its introduction in February 1984. Increases in sales during the periods reported have been generated by teaching an increasing number of time management seminar participants and selling an increasing number of Franklin Day Planners and related products. Currently, Franklin derives its sales principally from four areas: (i) institutional, public and Franklin Flexible Training (FFT) time management seminars and other training and consulting services, (ii) catalog and direct sales of the Franklin Day Planner and related products, (iii) retail sales of the Franklin Day Planner and related products in 95 Franklin operated stores, and (iv) third party printing and tabbing services. Franklin's results of operations have been seasonal in nature, resulting primarily from customer buying habits for calendar-related products.

     Franklin opened 20 new retail stores during fiscal 1996 and five additional stores in the first six months of fiscal 1997. Retail store sales as a percentage of total product sales have increased as Franklin has continued its strategy of opening new stores in geographic areas where there is a concentration of existing customers, which has resulted in some shifting of sales from catalog to retail stores.

     On February 1, 1994, Franklin acquired the assets of Shipley Associates and two related entities (collectively, "Shipley"). Shipley provided training, consulting services and products designed to improve written and oral business communication and presentation skills to clients located in the United States and Europe. The cash purchase price was $23.0 million. The business of Shipley is now conducted through the Franklin Quest Consulting Group.

     On December 1, 1994, Franklin acquired Publishers Press, Inc. ("Publishers"). Publishers, a Utah corporation, prints the Franklin Day Planner and related accessory products and provides book and commercial printing services to clients in the western United States.

     Effective as of April 1, 1995, Franklin acquired the assets of Time Systems, Inc. ("Time Systems"), a time management training and product company headquartered in Phoenix, Arizona. The cash purchase price was $8.6 million. Time Systems markets a combination of time management training and planner products to corporate and individual customers.

     Effective as of December 1, 1995, Franklin acquired the assets of Productivity Plus, Inc. ("PPI"), a provider of time management products sold primarily to the military. PPI is headquartered in Phoenix, Arizona. The guaranteed purchase price was approximately $8.9 million, and additional payments may be made, based on the operating results of PPI over the three years following its acquisition.

     Effective October 1, 1996, Franklin acquired the assets of TrueNorth Corporation ("TrueNorth"). TrueNorth, a Utah corporation, is a leading provider of post-instructional personal coaching to corporations and individuals. TrueNorth develops and delivers one-on-one personalized coaching which is designed to augment the effectiveness and duration of training curricula. The purchase price was $10.0 million in cash. In addition, contingent payments may be made over the next five years based on TrueNorth's operating performance.

     Effective March 4, 1997, Franklin acquired the assets of Premier Agendas, Inc. and Premier School Agendas, Ltd. ("Premier"), the leading provider of academic and personal planners for students from kindergarten to college age throughout the United States and Canada. Premier has a user base of approximately nine million students. The combined guaranteed purchase price was approximately $23 million and additional payments may be made based on Premier's operating results over the three years following its acquisition.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, selected Consolidated Income Statement items expressed as percentages of total sales:

                                                                              SIX MONTHS
                                                                                 ENDED
                                                                               FEBRUARY
                                                          YEAR ENDED             29/28
                                                     ---------------------   -------------
                                                     1994    1995    1996    1996    1997
                                                     -----   -----   -----   -----   -----
        Sales:
          Product..................................   77.0%   69.4%   71.1%   73.7%   74.5%
          Training.................................   23.0    24.6    21.3    19.3    19.8
          Services.................................            6.0     7.6     7.0     5.7
                                                     -----   -----   -----   -----   -----
                  Total Sales......................  100.0   100.0   100.0   100.0   100.0
        Cost of sales..............................   39.4    39.8    44.0    42.8    41.4
                                                     -----   -----   -----   -----   -----
                  Gross margin.....................   60.6    60.2    56.0    57.2    58.6
                                                     -----   -----   -----   -----   -----
        Operating expenses:
          Selling, general and administrative......   35.2    34.6    35.1    31.2    34.0
          Depreciation and amortization............    2.4     3.4     3.8     3.1     3.9
                                                     -----   -----   -----   -----   -----
                  Total operating expenses.........   37.6    38.0    38.9    34.3    37.9
                                                     -----   -----   -----   -----   -----
        Income from operations.....................   23.0    22.2    17.1    22.9    20.7
                                                     -----   -----   -----   -----   -----
        Interest income............................    1.0     1.0     0.6     0.6     0.4
        Interest expense...........................   (0.4)   (0.2)   (0.2)   (0.1)   (0.2)
        Other income...............................            0.2
                                                     -----   -----   -----   -----   -----
                  Total other income (expense).....    0.6     1.0     0.4     0.5     0.2
                                                     -----   -----   -----   -----   -----
                  Income before provision for
                    income taxes...................   23.6    23.2    17.5    23.4    20.9
        Provision for income taxes.................    9.3     9.2     7.2     9.5     8.4
                                                     -----   -----   -----   -----   -----
                  Net income.......................   14.3%   14.0%   10.3%   13.9%   12.5%
                                                     =====   =====   =====   =====   =====

SIX MONTHS ENDED FEBRUARY 28, 1997 COMPARED WITH THE SIX MONTHS ENDED FEBRUARY 29, 1996

     Sales. Sales for the first six months of fiscal 1997 increased $22.9 million, or 12.3%, over the same period in fiscal 1996. Sales included $5.7 million from the Personal Coaching Division, formerly True North Corporation, which was not acquired until October 1996.

     Product sales for the first six months of fiscal 1997 increased $18.4 million, or 13.4%, as compared to the first six months of the previous fiscal year. Retail store sales comprised $8.6 million of this increase, which represents a 16.1% increase compared to the first six months of fiscal 1996. Most of the remaining increase was realized in the areas of network marketing and catalog sales.

     Training sales for the first six months increased by approximately $5.5 million, or 15.4%, compared to the same period a year ago. The revenue increases resulted from the Personal Coaching Division which was acquired effective October 1, 1996 and was not included in training revenues for the first six months of fiscal 1996.

     Service revenues decreased $1.0 million, or 8.0%, compared to the first six months of fiscal 1996. The decrease resulted primarily from unusually strong sales in the first quarter of the prior fiscal year from printing a nationally bestselling book and reduced per unit revenues in the current six month period due to paper price decreases which were passed on to customers and which reduced sales prices of Publishers Press' outside printing sales.

     Gross Margin. Gross margin was 58.6% of sales in the first six months of fiscal 1997 compared to 57.2% in the comparable six months of fiscal 1996. This increase was primarily a result of decreases in paper prices and the addition of the Personal Coaching Division which generated higher gross margins than Franklin's core products and services.

     Operating Expenses and Other Expenses. Operating expenses increased to 37.9% of sales for the first six months of fiscal 1997 compared to 34.3% for the first six months of the previous year. The increase came primarily from the area of employee expenses which resulted from staff increases in sales and technology support. There were also increased marketing program expenses in the second quarter of fiscal 1997 in comparison to the same quarter in the previous year. In addition, operating expenses of the Personal Coaching Division are generally higher as a percentage of sales than expenses in the Company's core business. Depreciation and leasehold amortization charges were higher by $1.6 million compared to the same period a year ago because of new equipment purchases to augment management information systems and to improve customer service. In addition, leasehold improvements were made to new stores and facilities were expanded at the Franklin Quest Institute of Fitness. Amortization charges increased by $745,000 primarily due to amortization of intangible assets acquired in connection with the acquisition of the Personal Coaching Division.

FISCAL 1996 COMPARED WITH FISCAL 1995

     Sales. Sales for the year ended August 31, 1996, increased $54.9 million, or 19.8% over the same period in 1995 as a result of an increase in the number of Franklin Day Planners sold, an increase in the number of time management seminar participants and the acquisition of new companies. Product sales (direct product sales, catalog sales, retail store sales, and commercial printing sales) increases of $52.2 million accounted for 95% of the increase and training sales increases of $2.6 million accounted for 5% of the increase. Direct product sales increased by $9.0 million as a result of the acquisition of PPI on December 1, 1995 and by $8.0 million due to the full year inclusion of Publishers, purchased on December 1, 1994. Franklin expects that training sales as a percentage of total sales will decline in the future because of the strong renewal rates of replacement fillers, Franklin's entry into commercial printing through Publishers, and the addition of another product channel with the acquisition of PPI. Price increases had no material effect on increased sales between the periods. Franklin continues to anticipate periodic fluctuations in direct product sales due to irregular volume and timing of sales to network marketing clients. Catalog sales growth continues to moderate as the retail store chain expands and accounted for $7.7 million of the product sales increase during 1996. Retail store sales increased $22.7 million over the previous year as a result of 20 additional store openings and included an increase of 6% in comparable store sales (stores are included in the calculation from the first anniversary of their opening date).

     Gross Margin. Gross margin consists of sales less cost of sales. Costs include materials used in the production of the Franklin Day Planner, commissions of training consultants, direct costs of conducting seminars, assembly and manufacturing labor, freight and overhead costs. Gross margin may be affected by, among other things, changes in product discount levels, prices of materials, labor rates, production efficiency, training consultant commissions, product mix and freight costs. Gross margin was 56.0% of sales for the year ended August 31, 1996, compared to 60.2% for the same period in 1995. In addition to reduction due to fluctuation in the factors noted above, the gross margin was substantially reduced by a one-time write-off of inventory in the fourth quarter of the year.

     Operating Expenses and Other Expenses. Selling, general and administrative expenses increased 0.5% as a percentage of sales during the year ended August 31, 1996 (35.1% compared to 34.6% in fiscal 1995). About half of the increase in percentage was due to a fourth quarter increase in customer service allowances. The balance of the increase came from additional levels of investment in systems, marketing, and catalog distribution. Because a significant portion of these expenses are selling expenses, including certain variable expenses such as commissions and salary expense related to sales volume, Franklin has experienced, and expects it will continue to experience, increases in these expenses associated with increases in the level of sales.

     Depreciation charges were higher by $1,889,000, much of which was due to the completion and occupancy of the new headquarters building at the beginning of the second quarter of fiscal 1996. The remaining increase was primarily due to the additional manufacturing equipment and improvements in the 20 new stores. Amortization charges increased by $1,225,000 as a result of the amortization of intangible assets acquired during fiscal 1995 and fiscal 1996.

     Income Taxes. Income taxes have been accrued using an effective rate of 41.2% for fiscal 1996 compared to 39.7% for the prior fiscal year. Management expects that the effective rate for fiscal 1997 will stay at approximately the same level as 1996. The increase from the prior year is due partly to non-deductible goodwill generated from the Publishers acquisition and partly to non-deductible losses incurred in foreign countries.

FISCAL 1995 COMPARED WITH FISCAL 1994

     Sales. Sales for the year ended August 31, 1995, increased $61.2 million, or 28.3%, over the same period in 1994 as a result of an increase in the number of Franklin Day Planners sold, an increase in the number of time management seminar participants and the acquisition of new companies. Product sales (direct product sales, catalog sales and retail store sales) increases of $42.7 million accounted for 70% of the increase and training sales increases of $18.4 million accounted for 30% of the increase. Price increases had no material effect on increased sales between the periods. Direct product sales increased by $16.6 million as a result of the acquisition of Publishers on December 1, 1994. Retail store sales increased $18.2 million over the previous year as a result of 21 additional store openings and included an increase of $2.7 million in comparable store sales (comparable store sales growth was calculated using sales of 28 stores that had been open for the full prior comparable period).

     Gross Margin. Gross margin was 60.2% of revenues for the year ended August 31, 1995, compared to 60.6% for the same period in 1994. The gross margin of Publishers' outside printing business is generally lower than the margins on Franklin's other businesses and was primarily responsible for the reduction in overall margins.

     Operating Expenses and Other Expenses. Selling, general and administrative expenses decreased 0.7% as a percentage of sales during the year ended August 31, 1995 (34.6% compared to 35.2% in fiscal 1994). Publishers' operations require significantly less such expenses as a percentage of sales than does the core business of Franklin.

     Depreciation charges were higher by $2,892,000, more than half of which was due to the Publishers acquisition. The remainder was primarily due to the addition of two new buildings during 1994, additional manufacturing equipment and improvements in the 21 new stores. Amortization charges increased by $2,593,000 as a result of the amortization of intangible assets acquired during fiscal 1994 and fiscal 1995.

     Income Taxes. Income taxes were accrued using an effective rate of 39.7% for fiscal 1995 compared to 39.4% for the prior fiscal year. The increase was due primarily to non-deductible goodwill generated from the Publishers acquisition.

QUARTERLY RESULTS

     The following table sets forth selected unaudited quarterly consolidated financial data for the most recent ten quarters. The quarterly consolidated financial data reflects, in the opinion of Management, all adjustments necessary to present the results of operations for such periods. Results of any one or more quarters are not necessarily indicative of continuing trends.

                                                                                                              SIX MONTHS ENDED
                                  YEAR ENDED AUGUST 31, 1995              YEAR ENDED AUGUST 31, 1996          FEBRUARY 28, 1997
                             -------------------------------------   -------------------------------------   -------------------
                               Q1        Q2        Q3        Q4        Q1        Q2        Q3        Q4         Q1         Q2
                             -------   -------   -------   -------   -------   -------   -------   -------   --------   --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
QUARTERLY FINANCIAL
  INFORMATION:
Sales......................  $71,064   $74,672   $59,380   $72,006   $91,880   $93,593   $72,465   $74,068   $102,377   $105,958
Gross margin...............   44,234    45,550    35,554    41,640    52,553    53,490    41,604    38,137     59,102     62,892
Income before provision for
  income taxes.............   20,549    19,852    10,575    13,254    21,709    21,616    10,634     4,282     21,796     21,831
Net income.................   12,432    12,010     6,365     7,939    13,004    12,778     6,285     2,172     13,024     13,044
Net income per share.......  $  0.56   $  0.53   $  0.28   $  0.35   $  0.57   $  0.57   $  0.28   $  0.10   $   0.62   $   0.63

     Franklin's quarterly results of operations reflect seasonal trends that are primarily the result of customers who renew their Franklin Day Planners on a calendar year basis. Seminar sales are somewhat seasonal because of the reluctance of corporate training directors to schedule seminars during holiday and vacation periods. In Franklin's experience, catalog sales, retail store sales and income from operations tend to be lower during the month of February and the third quarter of each fiscal year (March through May). The seasonality of Franklin's operations has resulted in slightly higher sales and significantly higher operating margins during the first two quarters, with declines in sales and income in the third quarter of each fiscal year. Franklin believes that its rapid growth may have mitigated the effect of seasonal fluctuations on quarterly results in the past and that such fluctuations may be more pronounced as growth slows. During the fourth quarter of fiscal 1995, Franklin lowered its estimate of annual bonus awards, consistent with the determination of bonuses to be paid, and adjusted sales returns and allowances. The amount of such adjustments, net of related tax effect, was $519,000. During the fourth quarter of 1996, Franklin took a one-time write-off primarily related to inventory and customer service allowances. The amount of the write-off, net of related tax effect, was $3,057,000. Quarterly fluctuations may also be affected by other factors including the operating results of recent acquisitions, the addition of new institutional customers and introduction of new products, the timing of large institutional orders and the opening of retail stores.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, Franklin's primary sources of capital have been net cash provided by operating activities, long-term borrowing, capital lease financing and the sale of Common Stock. Working capital requirements have also been financed through short-term borrowing. At February 28, 1997, Franklin had $32.6 million in cash and cash equivalents, although $23.0 million was utilized immediately after the end of the quarter to purchase Premier.

     Net cash provided by operating activities during the six months ended February 28, 1997 was $43.2 million. Net cash used in investing activities was $17.8 million. Of this total, $5.9 million was invested in property and equipment, and the balance was used in the acquisition of TrueNorth and a contingent earnout payment which was paid as part of the acquisition of Productivity Plus. During the first six months of fiscal 1997, Franklin used $16.0 million to repurchase 860,000 shares of its Common Stock on the open market.

     Working capital during the period decreased by $2.4 million. Management believes that cash flows and available credit facilities are sufficient to meet working capital requirements, including anticipated increases in accounts receivable and inventories associated with sales increases.

     Net cash provided by operating activities during fiscal 1996 and 1995 was $45.4 million and $40.8 million, respectively. In fiscal 1996, $3.6 million was provided by decreases in inventory and accounts receivable, while in fiscal 1995, $8.4 million was used to finance increases in inventory and accounts receivable.

     Net cash used in investing activities in fiscal 1996 and 1995 was $26.9 million and $39.3 million, respectively. During fiscal 1996, PPI was purchased for a total cash outlay of approximately $7.9 million, using cash provided from operations. Funds invested in property and equipment amounted to $19.5 million and included new store leasehold improvements, additional manufacturing equipment and upgrades to Franklin's core computer systems.

     Financing activities used cash of $29.2 million in 1996 and $16.0 million in 1995. In 1996, the primary use of cash was to repurchase Franklin's Common Stock. In 1995, the primary use of cash was to repay debt assumed in the acquisitions made during the year.

     Going forward, Franklin will incur buildout and inventory costs for additional retail stores, as well as normal equipment additions related to the growth of the business, all of which it expects to finance from cash provided by operations. Franklin intends to continue acquiring additional data processing hardware and software to accommodate anticipated increases in sales volume and to upgrade its management and financial information systems.

     Management anticipates using up to $27.0 million in cash along with the shares of Franklin's Common Stock for the merger with Covey. Management also has Board authorization to purchase up to an additional 1,655,000 shares of Common Stock. Should such authority be exercised at current prices, Franklin would utilize approximately $34.5 million in cash.

     Management anticipates that its existing capital resources will enable it to maintain its current level of operations and its planned internal growth for the foreseeable future. However, in order to finance its continuing repurchase of common stock and to provide cash to complete acquisitions in 1997, Franklin expects to borrow during 1997.

     Franklin is registered in all states that have a sales tax and collects and remits sales. Compliance with environmental laws or regulations has not had any material effect on Franklin's operations. Inflation has not had a material effect on Franklin's operations. However, in the future inflation may have an impact on the price of materials used in the Franklin Day Planner, including paper and leather materials. Franklin may not be able to pass on such increased costs to its customers.

     Franklin had available lines of credit, not utilized at February 28, 1997, of $59.0 million. In March 1997, Franklin's Board of Directors authorized its management to negotiate an increase in its lines of credit. Franklin is currently negotiating an increase from $59.0 million to $100 million which it expects to conclude in April 1997.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

                         COVEY LEADERSHIP CENTER, INC.

OVERVIEW

     Covey is a provider of integrated educational materials, training workshops, consulting services, publications and products designed to empower individuals and organizations to become more effective. In 1996, Covey's institutional customer list included 82 of the Fortune 100 and over 60% of the Fortune 500. Covey also provides its products and services to a number of U.S. and foreign governmental agencies, including the U.S. Department of Defense, and numerous educational institutions.

     In 1980, Dr. Stephen R. Covey, a respected author, lecturer, teacher and organizational consultant, founded Stephen R. Covey & Associates. In 1989, Covey changed its name to Covey Leadership Center, Inc., reflecting the expanding range of Covey's products and services. Initially, the material presented in Dr. Covey's bestseller, The 7 Habits of Highly Effective People, provided the core content of Covey's offerings. In 1986, Covey developed a video-based organizational training program designed to empower organizations and individuals to achieve greater effectiveness through participant manuals, survey processes and a reinforcing audio learning system. Covey's programs were designed to be facilitated by licensed professional trainers and managers in client organizations, reducing dependence on Covey professional presenters and creating residual income from manual and material sales.

     Since the publication of The 7 Habits of Highly Effective People, Covey has continued to develop and publish materials designed to increase organizational and individual effectiveness. Building upon the recognition of The 7 Habits of Highly Effective People, Covey has employed its proprietary strategy and process to complete two other bestsellers: First Things First and Principle-Centered Leadership.

     Covey believes its success in empowering organizations and individuals to become more effective is a direct result of its execution of three core strategies which Covey believes differentiate it from its competitors: (1) developing proprietary educational materials that teach and reinforce principle-centered change, (2) creating name and brand awareness through pull-through marketing and (3) providing strategic solutions to organizations and individuals. Covey believes that client facilitated training, which constitutes the vast majority of individuals trained, is the essence of its fundamental strategy to create recurring client revenue streams. After having been certified, licensed clients purchase manuals, profiles, organizers and other products to conduct Covey training workshops within their organizations. Most of these purchases are made without Covey having to repeat the sales cycle.

     Covey stratifies its revenue sources between two distribution-type offerings, namely training and products. Training sales consist of change management and effectiveness consulting, live training seminars and associated program manuals, presentation videotapes, assessment tools and international licensee royalties. Product sales consist of products, including audiotapes, personal organizers and other products, sold through Covey's catalog operations and retail stores, independent distributors and bookstores. Product sales also include book royalties and magazine subscription revenues.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, selected consolidated income statement items expressed as a percentage of total sales:

                                                                   YEAR ENDED DECEMBER
                                                                           31,
                                                                  ---------------------
                                                                  1994    1995    1996
                                                                  -----   -----   -----
        Sales:
          Training..............................................   86.9%   84.7%   84.9%
          Products..............................................   13.1    15.3    15.1
                                                                  -----   -----   -----
                  Total sales...................................  100.0   100.0   100.0
        Cost of sales...........................................   42.9    36.6    38.4
                                                                  -----   -----   -----
                  Gross margin..................................   57.1    63.4    61.6
                                                                  -----   -----   -----
        Operating expenses:
          Selling, general and administrative...................   51.4    53.3    49.3
          Depreciation and amortization.........................    2.0     2.5     2.6
                                                                  -----   -----   -----
                  Total operating expenses......................   53.4    55.8    51.9
                                                                  -----   -----   -----
                  Income from operations........................    3.8     7.6     9.7
        Other income (expense), net.............................   (2.4)   (1.3)   (0.9)
                                                                  -----   -----   -----
                  Income before provision for foreign and
                    certain state income taxes..................    1.4     6.3     8.8
        Provision for foreign and certain state income taxes....    0.2     0.4     0.4
                                                                  -----   -----   -----
                  Net income....................................    1.2%    5.9%    8.5%
                                                                  =====   =====   =====
        Cost of Sales Data (as a percentage of related sales):
          Training..............................................   39.3%   33.3%   34.0%
          Products..............................................   42.2    33.9    41.7

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

     Sales. Total sales for 1996 increased $22.6 million or 29.8% to $98.7 million as compared with $76.0 million in 1995. Training sales increased $19.4 million or 30.1% to $83.8 million in 1996 as compared with $64.4 million in 1995. Training sales accounted for 84.9% of total sales in 1996 which is a 0.2% increase from the 1995 level of 84.7%. The increase in training sales resulted primarily from the successful introduction of new training seminars and products, together with expansion of Covey's customer base. Product sales increased by $3.2 million or 27.9% to $14.9 million in 1996 as compared with $11.6 million in 1995. The increase in product sales was due primarily to growth in sales of Covey's 7 Habits Organizer and related products. Additionally, this increase was due to Covey's pull-through strategy related to increased training which has resulted in higher levels of catalog and retail store sales.

     Gross Margin. Gross margin for 1996 was $60.8 million compared to $48.2 million in 1995. This represented an increase of $12.6 million or 26.1%. Gross margin as a percentage of sales decreased during 1996 to 61.6% as compared to 63.4% in 1995.

     Gross margin for training declined to 66.0% of related revenues from 66.7% in 1995. The decrease resulted from higher sales volume of lower margin training products. Gross margin for products as a percentage of related revenues decreased to 58.3% in 1996 from 66.1% in 1995. During 1996, as part of its long-term strategy, Covey outsourced its inventory fulfillment and distribution functions which resulted in higher cost of sales. Product mix has also decreased the product gross margin percentage as sales of lower margin personal organizers have accounted for a larger percentage of total product sales.

     Operating Expenses. Operating expenses increased by $8.8 million or 20.8% in 1996 to $51.2 million as compared with $42.4 million in 1995. Operating expenses as a percentage of sales decreased to 51.9% in 1996 as compared with 55.8% in 1995. Selling, general and administrative expenses decreased as a percentage of sales to 49.3% in 1996 from 53.3% in 1995. The decrease was attributable to the absence of transition expenses incurred by Covey in 1995 as a result of Covey's decision to shift its marketing strategy from the use of affiliates to inhouse direct sales. Additionally, Covey was successful in its attempts to expand revenues without corresponding increases in employment levels and overhead costs.

     Depreciation and amortization expense increased $0.7 million to $2.6 million in 1996 as compared with $1.9 million in 1995; however, as a percentage of sales, depreciation and amortization expense were consistent between 1996 and 1995. The increase was due to additions to property and equipment and product development costs and other intangible assets.

     Other Expense, Net. Other expense, net, decreased $0.2 million or 15.5% to $.8 million in 1996 compared with $1.0 million in 1995. During 1996, Covey sold its majority interest in Executive Excellence Publishing, L.C. and recognized a gain of approximately $1.0 million. The gain from this sale was partially offset by a settlement with a former affiliate to conclude a legal dispute in connection with the termination of an employment agreement.

     Income Taxes. Covey has elected, for federal and certain state income tax purposes, to include its taxable income with that of its shareholders (an S Corporation election). Accordingly, Covey did not record a provision for federal and certain state income taxes which would otherwise be considered in the determination of net income had Covey not elected S Corporation status. A provision has been made for foreign income taxes and for state income taxes for those states that tax S Corporations.

     Net Income. Net income increased $3.9 million or 85.0% to $8.4 million in 1996 as compared with $4.5 million in 1995. Net income as a percentage of sales increased to 8.5% in 1996 from 5.9% in 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

     Sales. Total sales increased $7.0 million or 10.2% in 1995 to $76.0 million as compared with $69.0 million in 1994. Training revenue increased $4.4 million or 7.4% in 1995 to $64.4 million as compared with $60.0 million in 1994. Training sales increased primarily as a result of increased training presentations and international licensing royalties. Product sales increased $2.6 million or 28.9% to $11.6 million in 1995 as compared with $9.0 million in 1994. Product sales increased due to book royalties from First Things First being earned for the entire year and increased sales of the Executive Excellence magazine. Training sales decreased and product sales increased as a percentage of total sales as a result of new product introductions and due to increased distribution of Covey's product catalog during 1995.

     Gross Margin. Gross margin for 1995 was 63.4% of sales compared to 57.1% in 1994. The gross margin increased $8.8 million to $48.2 million in 1995 from $39.4 million in 1994. This was an increase of 22.4%. The gross margin for training increased $6.5 million or 17.9%. Gross margin for training increased to 66.7% of related sales in 1995 compared to 60.7% in 1994. The increase in gross margin percentage was mainly due to changes in Covey's sales strategy to increase inhouse direct sales and reductions in related costs. The gross margin for products increased $2.5 million or 47.4%. Gross margin for products as a percentage of related sales increased to 66.1% in 1995 as compared to 57.8% in 1994. This increase resulted from expansion of product offerings during the period and higher book royalties.

     Operating Expenses. Operating expenses increased as a percentage of sales to 55.8% in 1995 from 53.4% in 1994. These expenses increased $5.6 million or 15.3% to $42.4 million in 1995 from $36.8 million in 1994. The increase resulted from the change in the sales strategy discussed above and higher levels of incentive compensation as a result of increased profitability.

     Other Expense, Net. Other expense, net, decreased $0.6 million or 38.6% to $1.0 million in 1995 compared with $1.6 million in 1994. The decrease resulted from a settlement in 1994 of $1.4 million with a former Covey officer. Interest expense increased 20.0% to $0.8 million in 1995 from $0.7 million in 1994 due to higher average debt balances during 1995.

     Income Taxes. Covey has elected, for federal and certain state income tax purposes, to include its taxable income with that of its shareholders (an S Corporation election). Accordingly, Covey does not record a provision for federal and state income taxes which would otherwise be considered in the determination of net income had Covey not elected S Corporation status. A provision has been made for foreign income taxes and for state income taxes for those states that tax S Corporations.

     Net Income. Net income increased $3.7 million, or 453.0% in 1995, to $4.5 million as compared with $0.8 million in 1994. Overall, net income as a percentage of sales increased to 5.9% in 1995 from 1.2% in 1994.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, Covey's primary sources of capital have been net cash provided by operating activities, short and long-term bank borrowing and capital lease financing.

     At December 31, 1995 and 1996, Covey had cash of $0.4 million and $0.1 million, working capital of $0.4 million and $4.3 million and a ratio of current assets to current liabilities of 1.0 to 1 and 1.2 to 1, respectively. During 1996, Covey's cash position decreased by $0.2 million, consisting of $6.4 million of cash generated by operating activities, $4.9 million of cash used in investing activities and $1.8 million of cash used in financing activities.

     Net cash provided by operating activities was $2.2 million, $6.9 million and $6.4 million for the years ended December 31, 1994, 1995 and 1996, respectively. Covey's principal use of cash from operations has been to finance accounts receivable and inventory associated with growth in Covey's business. Accounts receivable increased $1.7 million, $2.5 million and $6.5 million during the years ended December 31, 1994, 1995 and 1996, respectively, and inventories increased $0.5 million, $0 and $1.3 million, respectively. A portion of the increases in accounts receivable and inventories were partially offset by increases in accounts payable and accrued liabilities of $0.2 million, $3.2 million and $3.0 million, respectively. Net cash used in investing activities was $2.8 million, $2.5 million and $4.9 million during the years ended December 31, 1994, 1995 and 1996, respectively, which primarily consists of purchases of property and equipment and additions to product development costs and other intangible assets.

     Financing activities provided $0.6 million of cash in 1994 and used $4.1 million and $1.8 million in 1995 and 1996, respectively, which consisted primarily of repayment of borrowings in 1995 and distributions to S Corporation shareholders in 1996.

     Covey has a credit agreement (the "Credit Agreement") with Zions First National Bank ("Zions Bank") which provided for a $6 million term loan and a revolving line of credit commitment of $9 million as of December 31, 1996. Subsequent to December 31, 1996, the Credit Agreement has been amended to refinance the term loan and to increase the revolving line of credit commitment to $25,000,000 through September 1, 1997. Borrowings on the revolving line of credit are limited to 80% of eligible accounts receivable plus certain other amounts, as defined. Amounts outstanding under the Credit Agreement are secured by essentially all of Covey's assets.

     As of December 31, 1996, the term loan bore interest at either Zions Bank's base rate plus .25% or the contracted LIBOR rate plus 235 basis points, as elected by Covey. As of December 31, 1996, the balance due under the term loan was $5,125,000 which bore interest at the contracted LIBOR rate plus 235 basis points, which was 7.85%. The balance outstanding under the term loan has been transferred to the revolving line of credit.

     The revolving line of credit bears interest at either Zions Bank's base rate or the contracted LIBOR rate plus 210 basis points, as elected by Covey. As of December 31, 1996, Covey had borrowed $1,230,000 under the revolving line of credit with approximately $7,770,000 of availability under the line as of December 31, 1996. Approximately $1,000,000 of borrowings as of December 31, 1996 bore interest at the contracted LIBOR rate plus 210 basis points, which was 7.35%, while approximately $230,000 bore interest at the bank's base rate, which was 8.25%.

     The Credit Agreement contains certain restrictive covenants with respect to the operations of Covey. Among other restrictions, included are restrictions on incurrence of additional indebtedness, maintenance of minimum levels of net worth and maintenance of minimum levels of quarterly income before taxes. At December 31, 1996, Covey was in compliance with all restrictive covenants.

     On April 14, 1997 Covey distributed approximately $11.4 million to the Covey Stockholders for the payment of income taxes on earnings through March 31, 1997 and of previously taxed earnings.

     Covey expects that cash provided by operations, together with current sources of available financing, will be sufficient to fund Covey's operations during 1997.

                              BUSINESS OF FRANKLIN
GENERAL

     Franklin is a provider of training seminars and products designed to improve individual productivity. Franklin's principal seminars and products are based upon Franklin's comprehensive time management system which enables individuals to better manage their time by identifying goals and prioritizing the tasks necessary to achieve them through the use of Franklin's primary product, the Franklin Day Planner(R) (the "Franklin Planner"). Franklin also provides training, consulting services and products designed to improve written and oral business communications skills. Through recent acquisitions, Franklin also offers fitness training services and book and commercial printing services.

     Franklin sells its seminars and products to institutional clients such as corporations, governmental agencies and other organizations, as well as to the general public. A significant percentage of the users of Franklin's products continue to use the Franklin Planner and purchase a renewal Franklin Planner each year, creating substantial recurring sales.

     The basic Franklin Day Planner System (the "Franklin System") consists of a paper-based, two-page per day Franklin Planner, combined with a seven-ring binder, along with a variety of planning aids, monthly and annual calendars and personal management sections. Franklin offers various forms and accessories that allow users to expand and customize their Franklin System. Franklin markets the Franklin System and accessory products through its sales catalog and its retail stores. At February 28, 1997, Franklin had 95 retail stores located in 35 states and the District of Columbia. Product sales, consisting primarily of the Franklin System and related products, accounted for approximately 79% of Franklin's sales during the fiscal year ended August 31, 1996. Franklin believes that a substantial part of its product sales result from referrals by existing clients.

     Seminars are marketed by Franklin's sales force to institutions and the general public. Each participant in a Franklin seminar receives a seminar kit containing a Franklin Planner, a vinyl binder, a storage binder and accompanying instructional materials. Franklin's training consultants tailor Franklin's seminars to institutional clients' specific businesses and objectives. Franklin also offers Franklin Flexible Training ("FFT"), a program in which employees of institutional clients are trained and certified by Franklin to conduct live or facilitate video presentations of Franklin's seminars to in-house employees. Training seminars, including seminars presented through the FFT program, accounted for approximately 21% of Franklin's sales during the year ended August 31, 1996. Since the beginning of fiscal 1991 approximately 1,700,000 persons have been trained to use the Franklin System, including approximately 350,000 persons during the year ended August 31, 1996.

     In April 1995, Franklin acquired the assets of Time Systems, Inc. ("Time Systems"), a time management training and product company headquartered in Phoenix, Arizona. In June 1995, Franklin acquired the assets of LTS, Inc., a distributor of Time Systems products and training services located in Atlanta, Georgia.

     In December 1995, Franklin acquired the assets of Productivity Plus, Inc. ("Productivity Plus"), a time management company headquartered in Chandler, Arizona. Productively Plus offers a paper-based, refillable planner/organizer and accessories principally to customers in branches of the U.S. military.

     Effective October 1, 1996, Franklin acquired the assets of TrueNorth Corporation, a training company headquartered in Salt Lake City, Utah. TrueNorth provides post instruction personalized coaching to corporations and individuals to augment the effectiveness and duration of quality training curricula.

     Effective March 4, 1997, Franklin acquired the assets of Premier Agendas, Inc. and Premier School Agendas, Ltd. ("Premier"), the leading provider of academic and personal planners for students from kindergarten to college age throughout the United States and Canada. Premier has a user base of approximately nine million students. The combined guaranteed purchase price was approximately $23 million and additional payments may be made based on Premier's operating results over the three years following its acquisition.

FRANKLIN'S PRODUCTS

     The Franklin System has been developed as the basic tool for implementing the principles of Franklin's time management system. The Franklin System consists of a paper-based Franklin Planner, a binder in which to carry it, and various planning aids, monthly and annual calendars and personal management sections. Franklin offers a broad line of planners and binders for the Franklin System, which are available in various sizes and styles. During the fiscal year ended August 31, 1996, product sales, consisting primarily of the Franklin System and related products, amounted to approximately $261.2 million and accounted for approximately 79% of Franklin's sales during the period.

     Planners. Master planners for the Franklin System consist of monthly calendars, task lists and indexes, calendar pages for an entire year, prioritized daily task lists, appointment schedules, daily expense records and a daily record of events, all in various sizes and styles. The master planner also includes address and telephone directories, personal management sections, ready references, sections for identifying values and goals, financial and key information pages, future planning calendars for five years, colored tabs and dividers, and a pagefinder/ruler. The master planner ranges in price from $25.00 to $42.00.

     Franklin has designed portions of the Franklin System to be updated annually through the purchase of renewal planners. Renewal planners include a full annual set of daily calendaring and recordkeeping pages, twelve monthly calendar tabs and forms for personal management sections. Renewal planners range in price from $19.00 to $31.00. Franklin offers numerous accessory forms, including check registers, spread sheets, stationery, mileage logs, maps, menu planners, shopping lists and other information management and project planning forms. Franklin has also developed and marketed specialized forms for government employees, students, educators, salespersons, real estate professionals and building contractors. Franklin's accessory products and forms are generally available in the Franklin Planner sizes.

     Kits. Franklin provides seminar kits to all individuals who attend live seminars or participate in the FFT program, which include a vinyl binder, master planner, storage binder and limited training materials. In addition, Franklin sells a Standard Edition kit and a Deluxe Edition kit which contain all of the materials in the seminar kit plus a satellite notebook and additional training materials. Retail prices for the Standard Edition kit and the Deluxe Edition kit range from $49.00 to $114.00.

     Binders. Franklin offers ring binders in a variety of materials and styles in each of the Franklin Planner sizes. Binders are available in heat-sealed or sewn vinyl as well as in simulated leather, deluxe leather, premium leather or tapestry covers. Binders are offered with or without a zipper or snap closure and with a variety of pocketholders and inserts for calculators, checkbooks, credit cards and writing instruments. The assortment of innovative binder styles, colors and finishes offered by Franklin has been designed by a group of skilled in-house craftsmen to encourage existing clients to upgrade their binders. Binders range in price from $12.95 to $275.00. A substantial number of Franklin's clients upgrade their binders from the original vinyl binder generally received in a kit.

     Software. In 1991 Franklin introduced its ASCEND(R) program, a complete Personal Information Management ("PIM") system which can be used in conjunction with the paper-based Franklin Planner or used as a stand-alone PIM system. ASCEND(R) permits users to generate and print data on Franklin paper which can be inserted directly into the Franklin Planner. The ASCEND(R) program operates in both the Windows(TM) and Macintosh(R) environments, where a user is able to access commands with either a keyboard or mouse by clicking on icons or activating pull-down menus. ASCEND(R) '97 was introduced in August 1996 with new and enhanced features. Franklin offers ASCEND(R) at a retail price of $99.95 which includes all necessary software, related tutorials and reference manuals. To support users of its ASCEND(R) program, a technical support staff is available to answer questions regarding the ASCEND(R) software. Franklin offers ASCEND(R) through nationwide retail software stores, in its own retail stores and catalog and, in a specially-designed "home user" version, through Sam's Club and Price Costco.

     Accessories. To supplement its principal products, Franklin offers a number of accessories and related products, including books, video tapes and audio cassettes focused on time management and other topics. Franklin also offers a variety of calculators, pens, pencils, pagefinders, hole punches and plastic pouches.

TRAINING SERVICES

     Franklin's training consultants conduct seminars for employees of institutional clients and public seminar participants. Additionally, the Franklin System is taught through the FFT program by institutional clients who conduct live or facilitate video seminars for their employees. Franklin's "TimeQuest" seminar accounts for a significant portion of Franklin's training services revenues. Sales of training services for the fiscal year ended August 31, 1996 were approximately $70.8 million and accounted for 21% of Franklin's total sales during the period.

     Institutional seminars are provided to corporations, government agencies, educational organizations, small business groups and other organizations. Prior to seminar presentations, Franklin's training consultants work with Franklin account executives and their institutional clients to incorporate the clients' policies and objectives in the Franklin seminars and to present methods by which the goals of the clients' employees may be aligned with those of the client. Institutional seminars are priced on the basis of the length of the seminar and the number of persons trained.

     Franklin also offers training through the FFT program. Franklin provides training materials to in-house training directors who are certified by Franklin to conduct live presentations and to facilitate video presentations of the Franklin seminar to their employees. Franklin receives a one-time fee for training and certifying in-house trainers and also charges a participation fee for each person trained by an in-house trainer. Each FFT participant receives a seminar kit, including the Franklin System and training materials.

     Franklin regularly sponsors public seminars in cities throughout the United States and in several foreign countries. Frequency of the seminars in each city or country depends on the concentration of Franklin System users, the level of promotion and resulting demand, and generally ranges from semi-monthly to quarterly. Smaller institutional clients often utilize the public seminars to train their employees.

     Franklin currently employs 40 training consultants in major metropolitan areas of the United States and 121 training consultants outside of the United States. Of the 161 training consultants employed by Franklin, 72 consultants are trained to conduct time management seminars and 89 consultants are trained to conduct business communication seminars and to provide other consulting and training services. Training consultants are selected and trained from a large number of experienced applicants. These consultants generally have several years of training experience and excellent presentation skills. Once selected, the training consultant goes through a rigorous training program including multiple live presentations. The training program ultimately results in Franklin's certification of the consultant. Franklin believes that the caliber of its training consultants has been responsible for its reputation of providing high quality seminars.

     The Franklin Quest Consulting Group (formerly the Shipley Division) is engaged in the business of providing training, consulting services, project management services and related products designed to improve written and oral business communication and presentation skills for clients in the private and public sectors. The Group's consulting services are focused in five distinct areas: business communication, procedural documentation, scientific documentation, business development and environmental compliance. The Group's project management services provide clients with on-site writing experts who focus on helping organizations address unique documentation needs.

     The Franklin Quest Institute of Fitness (formerly the National Institute of Fitness) provides on-site training to individuals in fitness, exercise, nutrition and diet and has been recognized for its quality, economy and service. The Franklin Quest Institute of Fitness offers single week or multi-week training programs on-site at its fitness training complex located near St. George, Utah. Franklin has developed a special health and fitness module to be a part of the Franklin System, and clients at the Franklin Quest Institute of Fitness are trained in the Franklin System.

SALES AND MARKETING

     Franklin believes that its control over the channels through which its seminars and products are distributed has allowed it to maintain prices consistent with their quality and value and to provide high levels of client service. The following table sets forth, for the periods indicated, Franklin's sales and percentage of total sales for each of its principal distribution channels:

                                                                                                     SIX MONTHS ENDED
                                                                                                      FEBRUARY 29/28
                                              YEAR ENDED AUGUST 31,                        -------------------------------------
                            ----------------------------------------------------------
                                  1994                 1995                 1996                 1996                 1997
                            ----------------     ----------------     ----------------     ----------------     ----------------
                                              (DOLLARS IN THOUSANDS)
Training Sales............  $ 49,721    23.0%    $ 68,168    24.6%    $ 70,812    21.3%    $ 35,788   $19.3%    $ 41,308    19.8%
Product Sales.............   166,219    77.0      192,356    69.4      236,039    71.1      136,742    73.7      155,124    14.5
Services..................        --     0.0       16,598     6.0       25,155     7.6       12,943     7.0       11,903     5.7
                            --------   -----     --------   -----     --------   -----     --------   -----     --------   -----
  Total Sales.............  $215,940   100.0%    $277,122   100.0%    $332,006   100.0%    $208,335   100.0%    $208,335   100.0%
                            ========   =====     ========   =====     ========   =====     ========   =====     ========   =====

     Direct Sales. Franklin's direct sales force markets Franklin products and seminars to institutional clients, public seminar clients and network marketing companies. All of Franklin's direct sales are made through its staff of in-house account executives and other marketing personnel.

     Franklin employs 78 account executives and 72 inside account executives who service major metropolitan areas throughout the United States and sell training services to institutional clients. Franklin employs an additional 26 account executives outside of the United States. Account executives must have significant selling experience prior to employment by Franklin and are trained and evaluated at Franklin and in their respective sales territories during the first six months of employment. Account executives typically call upon persons responsible for corporate employee training, such as corporate training directors or human resource officers. Account executives work closely with training consultants in their territories to schedule and tailor seminars to meet specific objectives of institutional clients.

     Franklin also employs 140 training consultants throughout the United States who present institutional and public seminars in their respective territories and 21 training consultants outside of the United States. Seventy-two of the training consultants present time management seminars. Eighty-nine consultants offer business communication seminars and other consulting and training services for businesses. Training consultants work with account executives and institutional clients to incorporate a client's policies and objectives in seminars and present ways that employee goals may be aligned with those of the institution.

     Public seminars are planned, implemented and coordinated with training consultants by a staff of 42 marketing and administrative personnel at Franklin's corporate offices. These seminars provide training for the general public and are also used as a marketing tool for attracting corporate and other institutional clients. Corporate training directors are often invited to attend public seminars to preview the Franklin TimeQuest seminar prior to engaging Franklin to train in-house employees. Smaller institutional clients often enroll their employees in public seminars under annual group rate contracts when a private seminar is not cost effective. In the public seminars, attendees are also invited to provide names of potential persons and companies who may be interested in Franklin's seminars and products. These referrals are generally used as prospects for Franklin's account executives.

     As part of its strategy to adapt Franklin's services and products to additional market segments, Franklin develops and markets customized forms, pagefinders, tabs, binders and sales and training materials for specific applications such as for use by salespersons, real estate professionals and government employees. Franklin believes that the Franklin System is effective in communicating uniform marketing plans, product information and procedures to large numbers of employees, sales representatives and distributors.

     Franklin markets the Franklin System, together with customized sales and training materials, to selected network marketing companies who regularly recruit large numbers of new sales representatives. Although Franklin has achieved significant revenues from sales to network marketing companies in a relatively brief period, Franklin recognizes the volatility of the network marketing industry, which is characterized by rapid growth, high turnover among sales representatives, sales fluctuations, exposure to adverse publicity, regulatory scrutiny and intense competition. Franklin has experienced fluctuations in direct product sales and has experienced significantly lower reorder rates among network marketing representatives as compared to other users. No assurance can be given that sales to network marketing clients will continue at existing levels or that Franklin will be successful in its efforts to market its seminars and products to existing or additional clients in the network marketing business.

     Through the acquisition of Publishers Press in December 1994 Franklin acquired greater control over printing of the materials for the Franklin Planner and of other Franklin products. Publishers Press also provides book and commercial printing services to clients in the western United States.

     Productivity Plus markets "The Ultimate Organizer," a paper-based refillable planner organizer, together with annual renewal calendars and accessories. Approximately 85% of Ultimate Organizer sales are to customers within branches of the U.S. military.

     Catalog. Franklin periodically mails catalogs to its clients including a reference catalog, holiday catalog, catalogs timed to coincide with planner renewals and catalogs related to special events, such as store openings or new product offerings. Catalogs may be targeted to specific geographic areas or user groups as appropriate. Catalogs are typically printed in full color with an attractive selling presentation highlighting product benefits and features.

     Franklin maintains a client service department which clients may call toll-free, 24 hours a day, Monday through Saturday, to inquire about a product or place an order. Through Franklin's computerized order entry system, client representatives have access to client preferences, prior orders, billings, shipments and other information on a real-time basis. Each of Franklin's more than 430 client representatives has the authority to immediately solve any client service problem.

     Franklin utilizes a zone picking system for processing orders. This system enables Franklin to respond rapidly to client orders. Client information stored within the order entry system is also used for additional purposes, including target marketing of specific products to existing clients and site selection for Franklin retail stores. Franklin believes that its order entry system helps assure client satisfaction through both rapid delivery and accurate order shipment.

     Retail Stores. Beginning in late 1985, Franklin began opening retail stores in areas of high client density. The initial stores were generally located in lower traffic destination locations. Franklin has adopted a strategy of locating retail stores in high-traffic retail centers, primarily large shopping malls, to serve existing clients and to attract increased numbers of walk-in clients. Franklin believes that higher costs associated with locating retail stores in these centers have been offset by increased sales in these locations. Franklin's retail stores, which average approximately 2,000 square feet, are stocked almost entirely with Franklin products. Franklin's retail stores strategy focuses on providing exceptional client service at the point of sale which Franklin believes increases client satisfaction and frequency and volume of purchases. At February 28, 1997, Franklin had 95 retail stores located in 35 states and the District of Columbia.

     Franklin attracts existing clients to its retail stores by informing them of store openings through direct mail. Franklin believes that Franklin's retail stores encourage walk-through traffic and impulse-buying and that store clients are a source of participants for Franklin's public seminars. The stores have also provided Franklin with an opportunity to assess client reaction to new product offerings.

     Franklin believes that its retail stores have a high-end image consistent with Franklin's marketing strategy. Franklin's products are generally grouped in sections supporting the different sizes of the Franklin Planner. Products are attractively presented and displayed with an emphasis on integration of related products and accessories. Stores are staffed with a manager, an assistant manager and additional sales personnel as needed. Franklin employees have been trained in the Franklin System, enabling them to assist and advise clients in selection and use of Franklin's products. During peak periods, additional personnel are added to promote prompt and courteous client service.

INTERNATIONAL SALES

     Franklin maintains a sales office in each of Great Britain, Canada, Hong Kong, Japan, Australia, Taiwan, New Zealand, Mexico and Switzerland. Franklin also operates retail stores in Canada, Hong Kong and Mexico. International sales of Franklin's products and services (not including sales to network marketing companies) accounted for approximately $19.2 million or approximately 6% of Franklin's sales for the fiscal year ended August 31, 1996. To date, Franklin's expansion into international markets has been associated principally with expanding operations of its multinational and network marketing clients in such markets. However, Franklin's long-term strategy is to provide Franklin's full line of training services and products to clients in international markets. Franklin currently offers the Franklin System in several English versions and in French, Japanese, Chinese, Spanish and a multi-lingual European version. Franklin has organized wholly-owned subsidiaries for the purpose of conducting business in several other foreign countries.

CLIENTS

     Franklin has developed a broad base of institutional and individual clients. Franklin has more than 5,000 institutional clients consisting of corporations, governmental agencies and other organizations. Franklin believes its products and seminars encourage strong client loyalty. Employees in each of Franklin's distribution channels focus on providing timely and courteous responses to client requests and inquiries. Institutional clients frequently receive assistance in designing and developing customized forms, tabs, pagefinders and binders necessary to satisfy specific needs. Franklin provides an unconditional guarantee with all of its seminars and products and has adopted a 100% client satisfaction policy.

COMPETITION

     Products. The paper-based time management and personal organization products market is intensely competitive and subject to rapid change. Franklin competes directly with other companies that manufacture and market calendars, planners, personal organizers, appointment books, diaries and related products through retail, mail order and other direct sales channels. In this market, several competitors have widespread name recognition. Franklin believes its principal competitors include Day Timer and Day Runner. Franklin also competes, to a lesser extent, with companies that market substitutes for paper-based products, such as electronic organizers, software PIMs and hand-held computers. Franklin's ASCEND(R) software competes directly with numerous other PIMs. Many of Franklin's competitors have significant marketing, product development, financial and other resources.

     Given the relative ease of entry in Franklin's product markets, the number of competitors could increase, many of whom may imitate Franklin's methods of distribution, products and seminars, or offer similar products and seminars at lower prices. Some of these companies may have greater financial and other resources than Franklin. Franklin believes that the Franklin System and related products compete primarily on the basis of user appeal, client loyalty, design, product breadth, quality, price, functionality and client service. Franklin also believes that the Franklin System has obtained market acceptance primarily as a result of the high quality of materials, innovative design, Franklin's attention to client service, and the strong loyalty and referrals of its existing clients. Franklin believes that its integration of training services with products has become a competitive advantage. Moreover, management believes that Franklin is a market leader in the United States among a small number of integrated providers of time management products and services. Increased competition from existing and future competitors could, however, have a material adverse effect on Franklin's sales and profitability.

     Training Services. The market for time management training and business communication services is highly competitive and fragmented. Although Franklin has become a leading provider in the United States of seminars focused on personal productivity and time management, it faces increasing competition from many well-established, well-financed companies with significant resources that offer a wide variety of productivity training, time management programs and communication training.

     The principal competitive factors in the training industry are quality, effectiveness, client service and price. Through its focus on high-quality seminar content and presentation, Franklin believes that it provides effective seminars that improve individual productivity. Franklin also believes that the effectiveness of its seminars and related products constitutes a competitive advantage that has produced a high degree of client loyalty among its institutional and public clients. Franklin also considers the skills, experience and training of its account executives, training consultants and client service representatives to be a competitive advantage. Franklin believes its seminars are competitively priced consistent with their quality and value.

MANUFACTURING

     The manufacturing operations of Franklin consist primarily of printing, assembling, storing and shipping printed materials used in connection with the paper-based Franklin System.

     Franklin currently prints the various Franklin Planners and other related forms internally. Franklin's internal printing capacity enables it to control production costs of the Franklin Planner and other printed materials, exercise greater control over production schedules and timing of inventories, increase quality control and reduce risks associated with dependence on outside suppliers.

     In order to obtain volume pricing and consistent quality, Franklin obtains its paper from a single source supplier in Wisconsin that is a subsidiary of a Fortune 500 company. The paper is manufactured in two separate facilities to reduce the risk of a supply disruption. Franklin believes there are several alternative suppliers available to meet Franklin's paper needs. If Franklin were required to obtain paper from another source, any resulting delay or disruption could have an adverse effect on Franklin's short-term profitability but is not expected to have a material adverse effect on Franklin's long-term business or financial condition.

     The Planners and other forms are printed at Franklin and, depending on the particular product are cut, collated and finished. The products are then assembled and packaged for placement into inventory. Franklin generally maintains three to four months of inventory. Franklin primarily uses UPS, Federal Express and common carriers to ship its products to clients and to the Franklin retail stores. Automated production, assembly and handling equipment is used in the manufacturing process to insure consistent quality of printed materials and to control costs and maintain efficiencies.

     Binders used for Franklin's products are produced from either leather, simulated leather or vinyl materials. All of the leather and vinyl binders are produced by multiple and alternative product suppliers. The simulated leather binders are manufactured by both third parties and by Franklin. Franklin believes that its knowledge and experience in the manufacturing of binders allows it to better control the quality and cost of binders manufactured by outside suppliers. Franklin believes it enjoys good relations with its suppliers and vendors and does not anticipate any difficulty in obtaining the required binders and materials needed in its business.

     Franklin has implemented special procedures to insure a high standard of quality for its leather binders, most of which are manufactured by suppliers in the United States, Canada, Korea and China. Franklin employees review and inspect leathers before they are handcrafted by outside suppliers. Additionally, all finished binders are shipped back to Franklin's facilities for a quality inspection before being delivered to clients. Representatives of Franklin also attend leather shows and supervise the buying process by leather suppliers who purchase and inventory leather before producing and selling the finished binders to Franklin.

     Franklin also purchases numerous accessories, including pens, books, video tapes, calculators and other products, from various suppliers for resale to its clients. These items are manufactured by a variety of outside contractors located in the United States and abroad. Franklin does not believe that it is dependent on any one or more of such contractors and considers its relationships with such suppliers to be good.

TRADEMARKS AND COPYRIGHTS

     Franklin seeks to protect its intellectual property through a combination of trademarks, copyrights and confidentiality agreements. Franklin claims rights for several trademarks, including "Values Quest" and "What Matters Most?" and has obtained trademark registration in the United States for, among others, "Franklin(R)," "Franklin Quest(R)," "Shipley Associates(R)," "TimeQuest(R)," "Franklin Day Planner(R)," "ASCEND(R)," "Writing Advantage(R)," the Franklin logo, and has obtained registrations in various foreign countries for certain of its trademarks. While Franklin considers its trademarks and other proprietary rights to be important, it does not consider such rights to be material to its business.

     Franklin owns all copyrights on its planners, the text and other printed information provided in its training seminars, the programs contained within ASCEND and its instructional materials including the Shipley training materials. Franklin has been issued copyright registrations in the United States covering the Franklin System and its time management seminar. Franklin also places copyright notices on its instructional, marketing and advertising materials. In order to maintain the proprietary nature of its product information, Franklin enters into written confidentiality agreements with its account executives, training consultants and certain clients in limited instances. Although Franklin believes its protective measures with respect to its proprietary rights are important, there can be no assurance that such measures will provide significant protection from competitors.

EMPLOYEES

     As of February 20, 1997, Franklin had 3,605 full and part-time U.S. employees, including 1,791 in sales, marketing and training; 679 in client service and product development; 678 in production operations and distribution; and 457 in administration and support staff. None of Franklin's employees are represented by a union or other collective bargaining group. Management believes that its relations with its employees are good. Franklin does not currently foresee a shortage in qualified personnel needed to operate Franklin's business.

FACILITIES

     Franklin's principal business operations and executive offices are located in a complex of seven buildings in Salt Lake City, Utah. These buildings form a campus of facilities on approximately 41 acres, approximately 37 of which are developed and approximately four of which remain undeveloped to support expanded operations in the future. Franklin's central facilities currently consist of approximately 635,000 square feet, including approximately 350,000 square feet for manufacturing, distribution and warehousing, and approximately 285,000 square feet for administration. All of Franklin's principal facilities are owned by Franklin, subject to mortgages of approximately $4.4 million as of August 31, 1996. Franklin's 95 retail stores are operated under leases with remaining terms of up to seven years; some of these leases include rentals based on a percentage of sales. Franklin also maintains sales, administrative and/or warehouse facilities in or near Phoenix; Atlanta; Tokyo; Hong Kong; London; Toronto; Brisbane; Taipei; Monterrey, Mexico; Mexico City, Mexico; Guadalajara, Mexico; San Juan, Puerto Rico; Auckland, New Zealand; and Basel, Switzerland under leases which expire intermittently through the year 2004. Publishers Press occupies facilities of approximately 141,000 square feet of production space and 24,000 square feet of office space. In connection with operation of the Franklin Quest Institute of Fitness, Franklin utilizes approximately 115,000 square feet of fitness and training facilities located on 61 acres near St. George, Utah. In connection with the acquisition of Time Systems, Franklin assumed leases totaling approximately 50,000 square feet in Phoenix, Arizona which expire through August 1998. In connection with the acquisition of Premier, Franklin assumed leases for office and warehouse facilities in Bellingham, Washington and Abbotsford, British Columbia. All of Franklin's facilities are used exclusively by Franklin and its divisions and are believed to be adequate and suitable for its current needs.

LEGAL PROCEEDINGS

     Franklin is not a party to, nor is any of its property subject to, any material pending legal proceedings, nor are any such proceedings known to Franklin to be contemplated.

MANAGEMENT

     Directors and Executive Officers. The following table sets forth certain information with respect to the executive officers and directors of Franklin.

            NAME               AGE                                 POSITION
-----------------------------  ---     ----------------------------------------------------------------
Hyrum W. Smith...............  53      Chairman of the Board and Chief Executive Officer
Jon H. Rowberry..............  50      President, Chief Operating Officer and Director
Val John Christensen.........  44      Executive Vice President, General Counsel and Director
John L. Theler...............  49      Executive Vice President, Chief Financial Officer and Treasurer
D. Gordon Wilson.............  44      Executive Vice President -- Product and Marketing
Don J. Johnson...............  48      Executive Vice President -- Manufacturing Operations
Mark W. Stromberg............  42      Executive Vice President -- Sales
James M. Beggs...............  71      Director
Robert F. Bennett............  63      Director
Beverly B. Campbell..........  65      Director
Arlen B. Crouch..............  62      Director
Robert H. Daines.............  62      Director
E. J. "Jake" Garn............  64      Director
Dennis G. Heiner.............  53      Director
Daniel P. Howells............  56      Director
Thomas H. Lenagh.............  73      Director

     Hyrum W. Smith, 53, a co-founder of Franklin, has served as a director of Franklin since December 1983 and has served as Chairman of the Board of Directors since December 1986. Mr. Smith has been the Chief Executive Officer of Franklin since February 1997, a position he also held from April 1991 to September 1996. He was Senior Vice President of Franklin from December 1984 to April 1991. He is also a director of SkyWest, Inc., a Utah-based regional airline, with a class of securities registered pursuant to Section 12 of the Securities Act of 1934. Mr. Smith's term as a director expires in 1999.

     Jon H. Rowberry, 50, was employed by Franklin as Senior Vice President, Treasurer and Chief Financial Officer of Franklin in September 1995, was appointed as Executive Vice President in March 1996, Chief Operating Officer of Franklin in September 1996 and as President in February 1997. From 1985 to 1995, he was employed in several executive positions with Adia S.A., a Switzerland domiciled international provider of personnel services and with Adia Services, Inc., its U.S. subsidiary. He served as Chief Financial Officer of Adia Services, Inc., from 1985 to 1992 and as Chief Financial Officer of Adia S.A. from 1992 to 1994. From 1994 to 1995, he was Senior Vice President of Specialty Brands and International Technology for Adia S.A. Mr. Rowberry is a Certified Public Accountant. Mr. Rowberry's term as a director expires in 1998.

     Val John Christensen, 44, has been Secretary and General Counsel of Franklin since January 1990 and an Executive Vice President since March 1996. Mr. Christensen was elected a director of Franklin in July 1991. From January 1990 to March 1996, Mr. Christensen served as a Senior Vice President of Franklin. From March 1987 to November 1989, Mr. Christensen was engaged in the private practice of law in the law firm of LeBoeuf, Lamb, Lieby & MacRae, specializing in general business and business litigation matters. From 1983 until he joined Franklin, Mr. Christensen acted as outside counsel to Franklin. Mr. Christensen's term as a director expires in 1997; however, he will not continue as a director after the effective date of the Merger.

     John L. Theler, 49, has been Executive Vice President and Chief Financial Officer since January 1997 responsible for Finance, Information Systems and Administrative Services. From 1992 to 1996, Mr. Theler was employed by Rubbermaid, a multinational company that markets and manufactures plastic and rubber consumer products, initially as Vice President of Finance and Controller of the Home Products Division and later as Vice President and Corporate Controller. From 1971 to 1992, Mr. Theler was employed by General Electric in progressive financial assignments, including Chief Financial Officer for CAMCO, a publicly-traded major appliance manufacturing and distribution operation of General Electric located in Canada.

     D. Gordon Wilson, 44, has been an Executive Vice President since March 1996 responsible for the Product and Marketing Group. Mr. Wilson served as a Senior Vice President of Franklin responsible for the retail stores division and the marketing division since January 1995 and September 1995, respectively. From 1989 to 1994, he was Group Vice President and General Merchandise Manager of the home division of Fred Meyer, Inc., a regional store operation.

     Don J. Johnson, 48, has been Executive Vice President of Operations since May 1996 responsible for the manufacturing, printing, packaging and distribution of Franklin Quest's paper and binder products. From 1986 to 1996, Mr. Johnson was employed by Valleylab, a division of Pfizer, Inc., a medical manufacturing and distributing company in Denver, Colorado, as Director of International Manufacturing and Distribution. Mr. Johnson has 26 years of manufacturing and distribution management experience in both the U.S. and international markets.

     Mark W. Stromberg, 42, has been Executive Vice President of Sales since January 1997 responsible for Training, Network Marketing and Corporate Product Sales Divisions. From 1984 to 1996, Mr. Stromberg was employed by US WEST Communications in Salt Lake City, Utah, a cable, telephone and wireless information services business, as Senior Vice President and CEO of Utah.

     James M. Beggs, 71, has been a director of Franklin since October 1987. Mr. Beggs is currently a senior partner of J.M. Beggs International, which provides general consulting services to international businesses and start-up companies, a position he has held since 1988. He is also a director of Rotary Power, Inc., a publicly-held company which manufactures rotary power engines. Mr. Beggs is Chairman Emeritus of SPACEHAB, Inc., which provides services for experimental projects for space exploration. From 1987 to 1989, Mr. Beggs was President of DGT, Inc., a privately held company located in Falls Church, Virginia, which provides analytical services to government agencies. Mr. Beggs served as the Administrator of NASA from 1981 to 1985. Mr. Beggs' term as a director expires in 1997.

     Robert F. Bennett, 63, has been a director of Franklin since October 1984, and served as Chairman of the Board from December 1984 to December 1986. In November 1992, Mr. Bennett was elected a United States Senator from the State of Utah. Mr. Bennett was the Chief Executive Officer of R.F. Bennett Associates, a consulting firm which provided general business consulting services to established businesses and entrepreneurial ventures, from July 1991 to November 1992. From November 1990 to April 1991, Mr. Bennett was Vice Chairman of Franklin. Mr. Bennett was President of Franklin from October 1984 to January 1991 and served as Chief Executive Officer of Franklin from December 1986 to April 1991. Mr. Bennett's term as a director expires in 1999.

     Beverly B. Campbell, 65, has been a director of Franklin since July 12, 1993. Mrs. Campbell is President of Campbell Associates International, Ltd, an international consulting firm, and also serves as the Director of International Affairs for The Church of Jesus Christ of Latter-day Saints, a position she has held since November 1984. She served as a member of the Board of Directors of the National Conference (formerly the National Conference of Christians and
Jews) from 1992 to 1997. Ms. Campbell's term as a director expires in 1999.

     Arlen B. Crouch, 62, was President and Chief Operating Officer of Franklin from January 1991 to September 1996 and served as Chief Executive Officer from September 1996 until his resignation in February 1997. Mr. Crouch was elected a director of Franklin in December 1986 and served previously as a director from December 1984 to February 1985. Mr. Crouch served as Executive Vice President of Franklin from July 1989 to January 1991. Prior to joining Franklin, Mr. Crouch was a First Vice President and Regional Director of Merrill Lynch & Co., Inc., from 1981 to 1989, where he was responsible for retail operations in the Southern California region. Mr. Crouch's term as a director expires in 1997; however, he will not continue as a director after the effective date of the Merger.

     Robert H. Daines, 62, has been a director of Franklin since April 1990. Mr. Daines has been employed as a Professor of Business Management at Brigham Young University, Provo, Utah, since 1959. Mr. Daines is also currently engaged as a consultant with the Center for Executive Development in Cambridge, Massachusetts. He is also a director of AT&T Universal Financial Corporation. Mr. Daines' term as a director expires in 1998.

     E. J. "Jake" Garn, 64, was elected to serve as a director of Franklin in January 1993. Mr. Garn has been Vice Chairman of Huntsman Chemical Corporation since January 1993. From December 1974 to January 1993, Mr. Garn was a United States Senator from the State of Utah. During his term in the Senate, Mr. Garn served six years as Chairman of the Senate Banking, Housing and Urban Affairs Committee and served on the Appropriations, Energy and Natural Resources, and Senate Rules Committees. Prior to his election to the Senate, Mr. Garn served as Mayor of Salt Lake City, Utah, from January 1972 to December 1974. Mr. Garn also currently serves as a director of Dean Witter Intercapital and John Alden Financial Corporation, is a member of the Board of Trustees of Intermountain Health Care and serves as a director of NuSkin Asia Pacific Corporation. Mr. Garn's term as a director expires in 1998.

     Dennis G. Heiner, 53, was appointed as a director of Franklin in January 1997. He has been employed by Black & Decker Corporation since 1985 where he is currently an Executive Vice President and President of the Security Hardware Group, a world leader in residential door hardware. Mr. Heiner also currently serves as a director of Raytech Corporation and of Shell Oil/CalResources. Mr. Heiner's term as a director expires in 1999.

     Daniel P. Howells, 56, has been a director of Franklin since April 1992. Since October 1991, Mr. Howells has been the President and Chief Executive Officer of Resorts USA, Inc. (formerly Rank Ahnert, Inc.), a recreational development and hospitality company based in the Pocono mountains of Pennsylvania. From 1985 until October 1991, Mr. Howells was an Executive Vice President and General Manager of the Food and Services Management Division of Marriott Corporation. From 1982 until 1985, Mr. Howells was President and Chief Executive Officer of Six Flags Corporation, an operator of theme parks in the United States. Mr. Howells' term as a director expires in 1997.

     Thomas H. Lenagh, 73, has been a director of Franklin since December 1986. Since 1978, Mr. Lenagh has served as a Financial Advisor to SCI Systems, an electronic contract manufacturer located in Huntsville, Alabama. From 1983 to 1985, Mr. Lenagh was Chairman of the Board and Chief Executive Officer of Systems Planning/Greiner Engineering, a design engineering firm. From 1965 to 1983, Mr. Lenagh was Treasurer of the Ford Foundation. Mr. Lenagh is also currently a director of SCI Systems; CML Inc., a specialty retail firm; Gintel Funds, an equity mutual fund; Adams Express, a closed-end mutual fund; Clemente Global Fund, an international emerging growth fund; U.S. Life Co., a life insurance company; Irvine Sensors, a high technology research and development firm; ICN Pharmaceuticals, a broad-based pharmaceutical company, and V-Band Corporation, a manufacturer of electronic key and digital switching systems. Mr. Lenagh's term as a director expires in 1998.

                               BUSINESS OF COVEY

GENERAL

     Covey is a provider of integrated educational materials, training workshops, consulting services, publications and products designed to empower individuals and organizations to become more effective. Covey, which generated total revenues during the year ended December 31, 1996 of approximately $99 million, enables individuals and organizations to increase their effectiveness through understanding and applying principles that Covey believes are universal. In 1996, Covey's institutional customer list included 82 of the Fortune 100 and over 60% of the Fortune 500. Covey also provides its products and services to a number of U.S. and foreign governmental agencies, including the U.S. Department of Defense, and educational institutions. In 1996, direct sales to U.S. and Canadian organizational customers accounted for approximately 77% of Covey's revenues; direct marketing, primarily through catalogs, to U.S. and Canadian organizations and individuals accounted for approximately 13% of Covey's revenues; and U.S. and Canadian retail sales, consisting of sales through Covey-owned stores, commercial bookstores and office supply stores, accounted for approximately 4% of Covey's revenues. Covey also markets its services and products outside the United States and Canada through Covey-owned or licensed operations, which accounted for approximately 6% of Covey's revenues during 1996.

     Covey provides personal, interpersonal, managerial and organizational development training materials to individuals and organizations in four specific market segments: leadership training and consulting, which accounted for approximately 70% of Covey's 1996 revenues; time management training and products, which accounted for approximately 23% of Covey's 1996 revenues; personal and professional development, which accounted for approximately 6% of Covey's 1996 revenues; and home and family, an emerging segment which accounted for approximately 1% of Covey's 1996 revenues. Approximately 85% of Covey's 1996 revenues were derived from delivering educational services and implementation products to institutional clients. The remainder of Covey's revenues was derived from sales to individual consumer customers.

BACKGROUND

     In 1980, Dr. Stephen R. Covey, a respected author, lecturer, teacher and organizational consultant, founded Stephen R. Covey & Associates after many years in academic work. In 1989, Covey changed its name to Covey Leadership Center, Inc., reflecting the expanding range of Covey's products and services.

     Initially, the material presented in Dr. Covey's bestseller, The 7 Habits of Highly Effective People, provided the core content of Covey's offerings. In 1986, Covey developed a video-based organizational training program designed to empower organizations and individuals to achieve greater effectiveness through participant manuals, survey processes and a reinforcing audio learning system. Covey's programs were designed to be facilitated by licensed professional trainers and managers in client organizations, reducing dependence on Covey professional presenters and creating residual income from manual and material sales. Market acceptance of Covey's training program led to publication of The 7 Habits of Highly Effective People by Simon & Schuster Inc. ("Simon & Schuster") in 1989. Since its publication, The 7 Habits of Highly Effective People has become a No. 1 New York Times bestseller, has been listed on Publisher's Weekly's bestseller list for nearly 300 weeks, and, according to Business Week, was the No. 1 bestselling trade business book in the United States during 1996. It is also one of the top selling books in other countries around the world. The audio version of The 7 Habits of Highly Effective People is the first non-fiction audio book to sell more than one million copies in United States publishing history.

     Since the publication of The 7 Habits of Highly Effective People, Covey has continued to develop and publish materials designed to increase individual and organizational effectiveness. Building upon the recognition of The 7 Habits of Highly Effective People, Covey has employed its proprietary strategy and process to complete two other bestsellers: First Things First, which has sold over two million copies and, according to Business Week, was the No. 3 bestselling book in the United States in 1996, and Principle-Centered Leadership, which has sold over one million copies. In addition, Covey authors are currently working on several new books, which are scheduled for publication during the next five years, two of which, The Power

Principle by Dr. Blaine Lee and Dr. Covey's latest book, which focuses on highly effective families, are scheduled for publication during 1997.

STRATEGY

     Covey believes its success in empowering organizations and individuals to become more effective is a direct result of its execution of three core strategies which Covey believes differentiate it from its competitors: developing proprietary educational materials that teach and reinforce principle-centered change, creating name and brand awareness through pull-through marketing and providing strategic solutions to organizations and individuals.

     Developing Proprietary Education Materials. Based, in part, upon its reputation for developing successful content and application processes, Covey seeks to systematically create, license and sell a line of related products and services which extend from Covey's original content area. See "-- Content and Product Development." First, a significant market need is identified, validated and researched. Covey then tests the content area in client presentations. During the development of a concept, Covey generally selects a publisher and sells limited publishing rights in exchange for an advance of royalties used to fund development. Covey then begins development of derivative training programs, workbooks, audio learning programs, profiles, organizer supplements, calendars, software or other derivative products, which are timed for simultaneous or delayed launch in connection with the publication of the book. Finally, an extensive publicity campaign is launched and sustained to create and fuel demand. Frequently Covey schedules satellite events, public seminars and speeches in an effort to simultaneously cross-sell books, tapes and other products.

     Covey's training workshops are interrelated in their core content. A client can enter the Covey curriculum to meet a specific strategic need, such as personal leadership via The 7 Habits of Highly Effective People, time management via First Things First, or managerial leadership via Principle-Centered Leadership. Each course is a stand-alone experience and, although not dependent upon core content in the other courses, each course curriculum is constructed to leverage, complement and build upon the content in other courses. Clients generate recurring revenue streams as experience in one course leads to purchase of additional training products and services. Each participant in any public, Covey-facilitated or client-facilitated workshop receives a participant manual and companion products including a book, audio tape set and a copy of Covey's 7 Habits Organizer, similar to the Franklin Planner.

     Creating Name and Brand Awareness. Covey's sales force markets training and leadership development workshops to organizations and the general public. In most instances, Covey's marketing efforts are conducted in response to leads and requests for information generated through Covey's product pull-through marketing strategy. This strategy is linked to an extensive national publicity campaign designed to drive book and product purchases and attendance at public speaking engagements presented by Covey. Covey's national publicity campaign may include participation on syndicated television and radio programs, as well as the publication of related articles in business publications. Covey has designed a sophisticated name acquisition strategy in an attempt to capture a significant number of names of book and product purchasers from the mass retail channel and on-line services. This strategy generates inbound requests for information and actual product sales, in addition to creating name and brand awareness. Covey regularly receives inquiries from prospective customers via return mail cards included in Covey's printed materials and telephone calls to Covey's toll-free information number. As a result of these inquiries, Covey's sales and marketing staff spend a majority of their time responding to semi-qualified leads.

     Name recognition of Covey's products and services has also been augmented by strategic marketing alliances developed between Covey and a number of innovative and respected organizations such as The AT-A-GLANCE Group, the largest dated goods manufacturer in North America ("AT-A-GLANCE"), and Microsoft, Inc. ("Microsoft"). See "-- Strategic Distribution Alliances."

     Providing Strategic Solutions. Covey provides training at all four levels of leadership: personal, interpersonal, managerial and organizational. This breadth of instruction, which Covey believes constitutes a competitive advantage, enables Covey to provide strategic solutions to its clients, not just traditional training. Covey account managers consult with their clients to strategically position Covey's principle-centered leadership process with its related training and products as solutions to client needs. Covey's goal is to empower individuals and organizations to achieve greater effectiveness by utilizing Covey workshops as strategic elements in fulfilling client organizational objectives. Many leadership and management consulting firms attempt to create high performance cultures and teams through "quick fix" tools and techniques which may increase productivity and effectiveness in the short term but may not effect lasting long term change. Covey believes its principle-based core curriculum is foundational to successful short-term and long-term change efforts that truly result in improved performance.

TRAINING, FACILITATION AND CONSULTING SERVICES

     Covey training, facilitation and consulting services are delivered in the United States by Covey's Senior and Professional Resource Groups, which consist of 74 qualified and talented consultants selected through a competitive and demanding selection process, more than 50% of whom have advanced educational degrees.

     Covey's Senior Resource Group, comprised of 13 experienced consultants, apply their expertise with senior client management in high-leverage opportunities to diagnose organizational inefficiencies and to develop and/or re-design the core components of a client's organizational solutions. The efforts of Covey's Senior Resource Group are enhanced by several proprietary consulting tools Covey has designed for their use: Stakeholder Information Systems(TM) ("SIS"), used to assess client needs; the Performance Cycle(R) ("P-Cycle"), utilized for organizational diagnosis and re-design; and the Principle-Centered Change Process(TM) ("PCCP"), a rigorous methodology for organizational change management. Covey's Senior Resource Group is an integral part of Covey's approach to new product development; many of these individuals have been contributors to, or co-authors of, Covey's books.

     Covey's Senior and Professional Resource Consultants coordinate their efforts with the activities of Covey's client service sales teams in order to assure that both the consultant and the client account manager participate in the development of new business and the assessment of client needs. Senior and Professional Resource Consultants are then entrusted with the actual delivery of Covey content, seminars, processes and other solutions. Senior and Professional Resource Consultants follow up continuously with client service teams, working with them to develop lasting client impact and ongoing business opportunities.

     Workshops. Covey offers a range of workshops designed to empower organizations and individuals to effect principle-centered leadership and change. Covey's workshops are oriented to address each of four levels of leadership needs: personal, interpersonal, managerial and organizational. In addition, Covey believes each of its workshops must provide an impactful experience, must generate additional business and must be profitable. During 1996, Covey trained more than 350,000 individuals in its single and multiple-day workshops.

     The flagship of Covey's workshops is its three-day "7 Habits" workshop based upon the material presented in The 7 Habits of Highly Effective People. The 7 Habits workshop provides the foundation for continued client relationships and generates more business as Covey content and application tools are delivered deeper and deeper into the organization. In 1995, Covey added a three-day Principle-Centered Leadership course, which focuses on managerial and organization aspects of client needs.

     "Covey Leadership Week," which Covey management believes is one of the premier leadership programs in the United States, consists of a five-day seminar focused on materials from Covey's 7 Habits of Highly Effective People and Principle-Centered Leadership courses. Covey Leadership Week is reserved for executive level management who become champions of principle-centered leadership and change within their organizations. As a part of the week's agenda, executive participants design strategies for long-term implementation of Covey principles and content within their organizations.

     Covey's single-day "First Things First" workshop is designed to complement other Covey curricula and compete in the time management industry. Public workshops utilizing the First Things First curricula are also conducted in the United States by SkillPath, Inc. ("SkillPath"), a national provider of training seminars and workshops, under a license arrangement between Covey and SkillPath. Using the materials presented in the book entitled First Things First, Covey and its licensee trained over 90,000 individuals in these workshops during 1996.

     In addition to providing training through Covey consultants and presenters, Covey also trains and certifies client facilitators to teach selected Covey workshops within client organizations. Covey believes client-facilitated training, which constitutes the vast majority of individuals trained, is the essence of its fundamental strategy to create recurring client revenue streams. After having been certified, clients purchase manuals, profiles, organizers and other products to conduct Covey training workshops within their organization, generally without Covey repeating the sales process. This creates an annuity-type business, providing recurring revenue, especially when combined with the fact that curriculum content in one course leads the client to additional participation in other Covey courses. Since 1988, Covey has trained more than 7,000 client facilitators. Client facilitators are certified only after graduating from Covey's Train the Trainer programs and/or completing Covey Facilitation Week and are also required to meet post-course certification requirements.

     In 1996, Covey introduced the Covey Leadership Library series of video workshops. The Covey Leadership Library is a series of stand-alone video workshops that can be used in informal settings as discussion starters, in staff meetings or as part of an in-house leadership development program.

PRODUCTS

     Training Products. In connection with its training, facilitation and consulting services, Covey sells content-based training products for use by workshop facilitators and participants. Facilitator products include training videos, resource guides and presentation aids. Participant products include course manuals, workbooks, organizers, personal assessment products called "profiles," and personal application software.

     Time Management Products. Based upon its belief that organizational and individual productivity are dependent on effective time management, Covey has recently developed a line of products designed to teach and reinforce proven principles of effective time management.

          ORGANIZERS. Covey's 7 Habits Organizer is available in four sizes and two formats, daily and weekly. The 7 Habits Organizer consists of monthly calendar tabs, daily or weekly pages for an entire year, 52 weekly compass cards for recording weekly roles and goals, and personal leadership and management information. The 7 Habits Organizer is sold as a complete kit or as a refill. Because the 7 Habits Organizer is based upon, and incorporates substantial content from, The 7 Habits of Highly Effective People, Covey believes the 7 Habits Organizer is distinguishable from competing products.

          BINDERS, FORMS AND ACCESSORIES. Covey offers a variety of ring binders in each of the 7 Habits Organizer sizes. Binders are available in vinyl, tapestry or various types of leathers and range in price from $17.00 to $250.00. Covey's 7 Habits Organizer offers a wide assortment of forms to help individuals customize their 7 Habits Organizer according to their preferences. Covey also sells accessory products for use with the 7 Habits Organizer, such as plastic photo and disk holders, hole punches, storage binders, pens, pencils and zippered pouches.

          SOFTWARE. Covey, through an alliance with Microsoft, has developed and commenced distribution of the 7 Habits Organizer in an electronic format known as 7 Habits Tools(TM). Microsoft has incorporated 7 Habits Tools into its popular scheduling software, Microsoft Schedule+. Covey also provides 7 Habits Tools Add On(TM), a software product that features advanced printing capabilities and other materials developed from The 7 Habits of Highly Effective People. Covey has also coordinated its content with the handheld personal information manager ("PIM") called The Pilot, which is able to communicate with Microsoft Schedule+ and 7 Habits Tools.

     Personal Development Products. Covey also markets a variety of content-based personal development products. These products include books, The Seven Habits(TM) magazine, audio learning systems such as multi-tape and workbook sets, CD-ROM software products, calendars, posters and other specialty name brand items. Covey has also identified the home and family market for development of principle-centered personal development products. Covey anticipates that during the fourth quarter of 1997 it will publish and launch Dr. Covey's latest book addressing the habits of highly effective families. During 1996, Covey began marketing family audio tapes in anticipation of the completion of Dr. Covey's book.

SALES AND DISTRIBUTION CHANNELS

     Covey's primary distribution channel is direct selling to organizations. During 1996, Covey's direct sales channel accounted for approximately 83% of Covey's total sales (domestic and international). During the same period, direct marketing to individuals and organizations through catalog, direct mail and strategic alliances accounted for approximately 13% of Covey's total sales. Covey's retail sales channel, which Covey initiated during the last half of 1996, accounted for approximately four percent of Covey's sales in 1996. Covey management believes there are significant opportunities to create complementary sales through cross-marketing between the three distribution channels. The following table sets forth, for the periods indicated, Covey's sales and percentage of total sales for each of its distribution channels:

                                          1994                1995                1996
                                     ---------------     ---------------     ---------------
        Direct Sales...............  $ 59.5     86.2%    $ 63.1     83.0%    $ 76.2     77.1%
        Direct Marketing...........     6.6      9.6        6.7      8.8       13.1     13.3
        Retail.....................     0.4      0.6        2.0      2.6        3.9      4.0
        International..............     2.5      3.6        4.2      5.6        5.5      5.6
                                      -----    -----      -----    -----      -----    -----
                  Total............  $ 69.0    100.0%    $ 76.0    100.0%    $ 98.7    100.0%
                                      =====    =====      =====    =====      =====    =====

     Direct Sales. Covey's Client Services Group markets Covey's products and services to corporate and government clients in the United States and Canada. Covey's sales associates consult with clients to provide business solutions that integrate Covey's materials and workshops with the client's strategic objectives and market Covey's products and services to corporate and government clients.

     Covey believes it has distinguished itself from traditional organizational corporate training suppliers by positioning its sales to senior management as well as to traditional human resource department decision makers. Covey's strategic solutions selling approach is directed to client executive management teams. Frequently, organizational resources administered by senior management are less vulnerable to discretionary cuts than resources earmarked for human relations, support and training. Covey believes many of its clients, including Saturn Corporation, Marriott Management Services, Ritz Carlton Hotels and Andersen Consulting, view Covey's training as a critical element of their efforts to improve performance and effectiveness.

     Covey has also focused its direct sales efforts on the specific needs of educational entities and has created an education division to address those unique needs. The education division employs account managers and senior consultants/presenters who serve educators at every level of the organization (administrators, faculty, parents, and students).

     Direct Marketing. Covey mails its catalogs to clients throughout the year. These include a mini catalog, which is sent in response to requests for general information, as well as larger and more comprehensive product and program catalogs mailed periodically in the spring, fall and holiday periods. Catalogs may be targeted to different client groups as appropriate. In addition, Covey conducts in a variety of other direct marketing initiatives, including lead generation programs, new product promotions and other related cross-selling activities.

     Covey has a client service department which customers call, toll-free, to inquire about a product or place an order. Using a computerized order entry system, Covey's direct marketing representatives have access to client preferences, prior orders, billings, shipments and other information. Each of Covey's more than 53 direct marketing representatives has the authority to immediately solve any client service problem.

     Retail. During 1996, Covey made the strategic decision to open and operate retail stores. Covey opened its first two retail stores during the fall of 1996 in super-regional malls located in Pleasanton, Ca. and Littleton, Co. Covey's strategy of locating stores in high traffic malls is designed to take advantage of the strength of the 7 Habits brand. In independent research tests commissioned by Covey, approximately 45% of the survey respondents recognized the 7 Habits brand in unaided, "top of mind" inquiries. Covey hopes that existing and former clients, as well as other individuals who are familiar with the 7 Habits principles, will be attracted into Covey's stores. The stores are between 1,500 and 2,000 square feet and operate as "Covey: The 7 Habits Store(TM)." Covey also operates a small retail outlet at its East Bay, Provo, Utah office.

     Covey plans to pursue an aggressive retail strategy and open additional stores in carefully selected markets. In addition to sales conducted through Covey's retail stores, Covey also sells self-published audio tapes and books directly to other retail book and office supply stores.

STRATEGIC DISTRIBUTION ALLIANCES

     Covey has pursued an aggressive strategy to create strategic alliances with innovative and respected organizations in an effort to develop effective distribution of Covey's products and services. Covey's principal distribution alliances are outlined below:

     - SIMON & SCHUSTER. Simon & Schuster has published a number of Covey books, including The 7 Habits of Highly Effective People, First Things First, Principle-Centered Leadership, and Daily Reflections of Highly Effective People(TM). Covey and Simon & Schuster are currently negotiating agreements under which Simon and Schuster will publish several new Covey books, including The Power Principle and First Things First Everyday.

     - MICROSOFT. Covey and Microsoft have developed an ongoing marketing alliance which has resulted in the placement of content from The 7 Habits of Highly Effective People in Microsoft's Office 95 suite with Schedule+. See "-- Products -- Time Management Products -- Software."

     - AT-A-GLANCE. Covey and AT-A-GLANCE are engaged in a strategic marketing alliance to sell an AT-A-GLANCE version of the 7 Habits Organizer through mass distribution channels. See "-- Products -- Time Management Products."

     - GOLDEN FAMILY ENTERTAINMENT. Golden Family Entertainment, Inc., a publisher of family-oriented books, tapes and other materials, has agreed to publish Dr. Covey's new book focusing on the habits of effective families. Covey anticipates that the new book will be available in the fall of 1997.

     - WYNCOM. Wyncom, Inc. promotes and facilitates a number of Dr. Covey's personal appearances, including an annual global satellite broadcast to approximately 100,000 participants in the United States and 40 foreign countries.

     - NIGHTINGALE-CONANT. Nightingale-Conant Corp. markets and distributes multi-tape audios of The 7 Habits of Highly Effective People, First Things First, Principle-Centered Leadership and Living the 7 Habits, along with a video tape version of Principle-Centered Living(R).

     - SKILLPATH. Pursuant to a license agreement, SkillPath markets and presents First Things First time management seminars to the general public as part of SkillPath's educational curriculum. See "Training, Facilitation and Consulting Services -- Workshops."

INTERNATIONAL OPERATIONS

     Covey provides its products and services internationally, principally through non-exclusive license arrangements with 18 foreign licensees operating 31 foreign offices. Covey's international licensees represent all Covey programs, products and consulting services. In addition to its license arrangements, Covey conducts direct operations in Canada, Australia and the Middle East region. Covey's core international business focuses on organizational training and development in multi-national and foreign corporations. In 1996, gross revenues reported by Covey's international licensees amounted to approximately $20 million, which generated approximately $3,000,000 in royalties to Covey. Covey's three most popular books, The 7 Habits of Highly Effective People, Principle-Centered Leadership and First Things First are currently published in 30, 14 and nine languages, respectively.

COMPETITION

     Training. Competition in the organizational training industry is highly fragmented with no large competitors. Covey estimates that the industry represents more than $6 billion in annual revenues and that the largest traditional organizational training firms have sales in the $100 million range. Based upon Covey's 1996 sales of approximately $99 million, Covey believes it is a leading competitor in the organizational training market. Other significant competitors in the leadership training market are Development Dimensions International, Zenger Miller, Organizational Dynamics Inc. and the Center for Creative Leadership.

     Consulting. Covey's PCCP change management methodology, which it initiated in 1996, is directly linked to culture change. Effective culture change is achieved through creating a principle-centered foundation within an organization and by aligning systems and structures with that foundation. Covey believes its approach to culture change is distinguishable from the approach taken by more traditional change management and re-engineering firms, as Covey's approach complements rather than competes with the offerings of such firms.

     Time Management. The market for time management training services and associated products is highly competitive and fragmented. See "Business of Franklin -- Competition." Covey believes, however, that its 7 Habits content, which is extensively integrated into the 7 Habits Organizer, has proven to be a significant differentiating feature creating a competitive advantage in favor of Covey, especially in the corporate training segment of the time management industry. Clients who subscribe for training based upon The 7 Habits of Highly Effective People receive the 7 Habits Organizer as their primary application tool for the content.

CONTENT AND PRODUCT DEVELOPMENT

     Covey is continually involved in creating new products and services, as well as updating and improving its existing offerings. Innovative content creation followed by the development of other related derivative products is a critical element of Covey's strategy. See "-- Strategy." Consistent with its strategy, in 1995 and 1996 Covey made a significant investment to re-engineer its product development process. Covey's re-engineered product development system integrates four critical functions in the creation of successful new products: product sales -- to ensure a close client partnership; content facilitation -- to ensure excellence and expertise; marketing -- to ensure brand positioning and sales support; and product creation -- to provide instructional design writing and content engineering. Cross-functional product development teams create, write and produce the materials that form the foundation for Covey's products and services.

SOURCING AND FULFILLMENT

     The production of all of Covey's products is contracted to a core group of certified manufacturers located throughout the United States and Canada. Most products are produced by a primary supplier to achieve favorable pricing discounts and consistent product quality. Critical products used in Covey's programs are contracted to primary and secondary suppliers to facilitate product availability. Typically, Covey requires the manufacturer to purchase all components from Covey-approved suppliers, manage component inventories, assemble finished products, and deliver finished products to Covey on a set or just-in-time schedule.

     Covey has contracted with R.R. Donnelley & Sons Company ("Donnelley") and its subsidiary, Stream International, Inc. ("Stream"), to produce, on a non-exclusive basis, 7 Habits Organizers. Stream prints dated and non-dated materials, manages component stock and assembles finished organizer kits. Covey utilizes Donnelley's volume purchasing capabilities to negotiate all paper contracts. In order to obtain consistent paper quality, availability and volume pricing, Covey has created a paper program with a large domestic paper manufacturer. Covey's paper supplier is required to stock specific paper quantities at two different facilities, reducing the risk of paper shortages and the lead times for reprints and planned production runs. Covey has contracted with Donnelley and Stream to provide warehouse-related services, including inventory management of finished goods, inbound product receiving, product storage, order selection and order fulfillment. This relationship requires Covey and Stream to be linked together through comprehensive systems and clearly defined processes. The proximity of Stream's facilities, located in Provo and Lindon, Utah, to Covey's offices facilitates personal interaction between the two companies.

INTELLECTUAL PROPERTY

     Covey seeks to protect its intellectual property through a combination of trademarks, copyrights and confidentiality agreements. Covey claims rights for over 100 trademarks in the United States and has obtained registration in the United States and many foreign countries for many of its trademarks, including Covey

Leadership Center, The 7 Habits of Highly Effective People, First Things First, Principle-Centered Leadership and The Seven Habits. Covey considers its trademarks and other proprietary rights to be very important and material to its business.

     Covey believes it owns all copyrights or is in the process of obtaining copyright registration of all seminar and training materials comprising material components of its programs and books. Covey places copyright notices on its instructional, marketing and advertising materials. In order to maintain the proprietary nature of its product information, Covey enters into written confidentiality agreements with its executives, product developers, account executives, training consultants, other employees and licensees. Although Covey believes its protective measures with respect to its proprietary rights are important, there can be no assurance that such measures will provide significant protection from competitors.

FACILITIES

     Covey's principal business operations and executive offices are conducted from nine buildings located in Provo, Utah. Covey occupies all or a portion of each of these buildings, with total leased space of approximately 154,000 square feet as of May 1, 1997, and leases that terminate intermittently through the year 2002. Upon completion of Covey's new corporate campus headquarters to be located in the Riverwoods Business Park in Provo, Utah, Covey intends to periodically terminate existing leases or sublease unnecessary space until expiration of existing leases.

     Covey currently maintains four field or international offices with two additional offices projected to open in 1997. Existing field offices are located in Texas, Virginia, Georgia and Australia. Covey's two retail stores are subject to leases that expire through the year 2003.

EMPLOYEES AND CONTRACT LABOR

     As of January 31, 1997, Covey had a total of 582 full and part-time employees, including 361 in sales, marketing and facilitation, 95 in support staff services, 88 in production, operations and distribution and 38 in product development. None of Covey's employees is represented by a union or other collective bargaining group. Covey's management believes that its relations with employees are very good.

     As of January 31, 1997, Covey had a total of 49 contracted positions. Of the 49 contracted positions, 22 are contracted to be presenters and 27 are contracted for other positions.

LEGAL PROCEEDINGS

     In the ordinary course of its business, Covey is periodically threatened with or named as a defendant in litigation. Covey management does not believe that any threatened or pending litigation will have a material adverse effect on Covey's financial condition or results of operation.

MANAGEMENT

     Directors and Executive Officers. The following table sets forth certain information with respect to the executive officers and directors of Covey.

         NAME            AGE                      POSITION
-----------------------  ---     -------------------------------------------
Stephen R. Covey.......  64      Chairman of the Board
Stephen M. R. Covey....  35      President and Chief Executive Officer
Robert J. Guindon......  53      Chief Operating Officer
Kevin R. Cope..........  35      Executive Vice President of Professional
                                 Services/Sales
Joel C. Peterson.......  49      Vice Chairman of the Board
Robert A. Whitman......  43      Director
Kay Stepp..............  52      Director

     Stephen R. Covey founded Covey and has served as its Chairman of the Board since 1980. Dr. Covey received his MBA degree from Harvard Business School and his doctorate from Brigham Young University, where he was a professor of organizational behavior and business management from 1957 to 1983, except for periods in which he was on leave from teaching, and served as Assistant to the President and Director of University Relations. Dr. Covey is the author of several acclaimed books, including The 7 Habits of Highly Effective People and Principle-Centered Leadership, and the co-author of First Things First. His newest book in progress focuses on highly effective families.

     Stephen M. R. Covey has served as the President and Chief Executive Officer of Covey since 1994. Mr. Covey joined Covey in 1989, serving in various capacities prior to his appointment as President and Chief Executive Officer, including Vice President of Client Services Group, Vice President of Corporate Development, and Managing Consultant. Mr. Covey earned an MBA degree from Harvard Business School and has professional work experience in different industries, including real estate development with Trammell Crow Company in Dallas.

     Robert J. Guindon has served as Chief Operating Officer of Covey since February 1997 and served as Executive Vice President from 1994 until February 1997. Since joining Covey in May 1992, Mr. Guindon previously served in several other capacities, including Senior Vice President of Distribution and Managing Director of Covey's Client Services Division. Prior to joining Covey, Mr. Guindon was employed by Wang Laboratories, Inc., a word processing equipment manufacturer and distributor for 14 years in various executive marketing positions.

     Kevin R. Cope has served as the Executive Vice President of Professional Services/Sales of Covey since February 1997. He was Senior Vice President of Professional Services/Sales from 1996 to February 1997. Mr. Cope joined Covey in 1989, serving in various roles, including Client Consultant and Corporate Program Presenter.

     Joel C. Peterson has served as a director of Covey since 1993 and as Vice Chairman of the Board of Directors since 1994. Mr. Peterson is also President of Peterson Interests, Inc., an investment company with offices in Dallas, Texas and Salt Lake City, Utah, which manages investments in information, manufacturing and service businesses. Prior to founding Peterson Interests, Inc. in 1991, Mr. Peterson was the national managing partner of Trammell Crow Company, where he was employed from 1973 until 1991, after having earned an MBA degree from Harvard Business School. Mr. Peterson also serves on the boards of directors of Performance Printing, a printing company, Peninsula Advisors, a software company, Mr. Rescue, a road rescue company, and EAGL Golf, a golf management company.

     Robert A. Whitman has served as a director of Covey since 1994. Since 1992, Mr. Whitman has been the President and Co-Chief Executive Officer of the Hampstead Group L.L.C. ("Hampstead"), a private Dallas-based investment company which focuses on the acquisition of controlling interests in companies with annual revenues of $100 to $500 million. In addition, Mr. Whitman serves as a director of Wyndham Hotel Corporation, an international hotel and hospitality chain, and as Chairman and Chief Executive Officer of Mountasia Entertainment International, a company involved in the ownership and management of location-based outdoor entertainment centers. Mr. Whitman previously served as Chairman of the Board of Forum Group, Inc. prior to its sale to the Marriott Corp. in 1996 and as Vice Chairman of Bristol Hotel Company. Prior to joining Hampstead, Mr. Whitman served as President and Chief Executive Officer of Trammell Crow Ventures, the real estate investment banking and investment arm of the Trammell Crow Company, as Chief Financial Officer and director of the Trammell Crow Company and as Co-Managing Partner for Trammell Crow Interests. Mr. Whitman received his Bachelor of Arts degree in Finance from the University of Utah and his MBA degree from Harvard Business School.

     Kay Stepp has served as a director of Covey since 1992. Ms. Stepp is a principal and owner of Executive Solutions, a Portland-based consulting firm specializing in assisting senior executives and boards of directors. In addition, Ms. Stepp is Chairman of Wholesome and Hearty Foods, Inc., a publicly-traded company that markets and manufactures low-fat meatless frozen food products. Ms. Stepp started Executive Solutions in 1994, following a fourteen-year career with Portland General Electric, where she served as President and Chief Operating Officer, Division President, Vice President of Marketing and Operations, and Vice President of Human Resources and Administration. Ms. Stepp is also currently a director of Premera Corporation of Seattle and its subsidiaries, Blue Cross of Washington and Alaska and Pacific Health and Life Insurance Company. Ms. Stepp is a founding director of Bank of the Northwest, a commissioner of the Portland Development Commission, a director of the Portland Chamber of Commerce and a director of Goodwill Industries of the Columbia-Willamette.

                    COMPARISON OF RIGHTS OF STOCKHOLDERS OF
                               FRANKLIN AND COVEY

     The rights of Franklin's stockholders are governed by its Articles of Incorporation, as amended (the "Franklin Articles"), its Bylaws, as amended (the "Franklin Bylaws"), and the laws of the State of Utah. The rights of Covey's stockholders are governed by its Articles of Incorporation, as amended (the "Covey Articles"), its Bylaws, as amended (the "Covey Bylaws"), and the laws of the State of Utah. After the Effective Time, the rights of Covey Stockholders who become Franklin stockholders will be governed by the Franklin Articles, the Franklin Bylaws and the laws of the State of Utah. In many respects, the rights of Franklin stockholders and those of Covey Stockholders are similar. The following is a summary of material differences under their respective Articles of Incorporation and Bylaws.

     Vote Required on Certain Actions. The Covey Articles require the affirmative vote of at least 66 2/3% of the shares of Covey Common Stock entitled to vote with respect to the approval of certain proposals, actions or resolutions including, among other things, amendment to the Covey Articles, creation of or modification to the Covey Bylaws, election or removal of a director, dissolution of Covey, merger or consolidation of Covey with or into another corporation or entity, and creation of a subsidiary. Subject to the provisions of the URBCA, the Franklin Articles and Franklin Bylaws require only the affirmative vote of a majority of the shares of Franklin Common Stock entitled to vote on approval of such matters.

     Stockholder Limitations. The Covey Articles provide that, unless at least 66 2/3% of the outstanding shares of Covey Common Stock vote affirmatively otherwise (an "Extraordinary Issuance"), shares of Covey Common Stock may be issued and owned only by certain "employees" of Covey and "Covey family members" (as each is defined in the Covey Articles). In addition, the Covey Bylaws establish certain restrictions on the type and number of stockholders in order to preserve Covey's status as a "small business corporation" under the Code. The Franklin Articles and Franklin Bylaws do not impose comparable restrictions on the type or number of stockholders.

     Preemptive Rights. The Covey Articles provide preemptive rights for stockholders of Covey Common Stock who are "Covey family members" in the case of certain Extraordinary Issuances by Covey. The Franklin Articles specifically provide that no holder of Franklin Common Stock shall have preemptive rights by virtue of being a stockholder of Franklin Common Stock.

     Board of Directors Structure. The Covey Bylaws provide for a Board of Directors of three to fifteen individuals, each holding office until the next annual meeting of stockholders and thereafter until his or her successor shall have been elected and qualified. The Franklin Bylaws provide for a Board of Directors of three to fifteen individuals, divided into three classes each consisting of as near as may be one-third of the total number of directors. At each annual meeting of the stockholders of Franklin, one class of directors is elected to serve until the annual meeting of stockholders to be held three years from such meeting and thereafter until their successors shall have been elected and qualified.

     The foregoing discussion of certain similarities and material differences between the rights of Franklin stockholders and the rights of the stockholders of Covey under the respective Articles of Incorporation and Bylaws is only a summary of certain provisions and does not purport to be a complete description of such similarities and differences, and is qualified in its entirety by reference to the URBCA, the common law thereunder and the full text of the respective Articles of Incorporation and Bylaws of Franklin and Covey.

                             STOCKHOLDER PROPOSALS

     As described in Franklin's proxy statement relating to its 1996 Annual Meeting of Stockholders, stockholder proposals for inclusion in the Franklin proxy statement and form of proxy relating to the Franklin 1997 Annual Meeting of Stockholders must be received by Franklin no later than May 15, 1997.

                                    EXPERTS

     The consolidated financial statements of Franklin Quest Co., included in this Joint Proxy Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP and Price Waterhouse LLP, independent public accountants, and are included herein in reliance upon the authority of said firms as experts in giving said reports.

     The consolidated financial statements of Covey Leadership Center, Inc., included in this Joint Proxy Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP and Dodge Evans & Co., CPAs, P.C., independent public accountants, and are included herein in reliance upon the authority of said firms as experts in giving said reports.

     Representatives of Arthur Andersen LLP are expected to be present at the Franklin Meeting and the Covey Meeting. In each case, such representatives are expected to be available to respond to appropriate questions.

                                 LEGAL MATTERS

     The validity of the shares of Franklin Common Stock issued pursuant to the Merger in exchange for shares of Covey Common Stock and in consideration of the License Rights and the transactions related thereto will be passed upon for Franklin by Kimball, Parr, Waddoups, Brown & Gee, Salt Lake City, Utah. Certain matters relating to the Merger and the transactions related thereto will be passed upon for Covey by Hill, Harrison, Johnson & Schmutz, P.C., Provo, Utah, and Jones, Waldo, Holbrook & McDonough, Salt Lake City, Utah.

             INDEX TO PRO FORMA AND HISTORICAL FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
PRO FORMA COMBINED FINANCIAL INFORMATION
Pro Forma Combined Financial Information............................................      P-1
Pro Forma Combined Balance Sheet as of February 28, 1997............................      P-2
Pro Forma Combined Statement of Income for the six months ended February 28, 1997...      P-3
Pro Forma Combined Statement of Income for the year ended August 31, 1996...........      P-4
Notes to Pro Forma Combined Financial Statements....................................      P-5

FRANKLIN QUEST CO. FINANCIAL STATEMENTS
Independent Auditors' Reports.......................................................      F-1
Consolidated Balance Sheets as of August 31, 1995 and 1996 and February 28, 1997....      F-3
Consolidated Statements of Income for the years ended August 31, 1994, 1995 and 1996
  and the six months ended February 29, 1996 and February 28, 1997..................      F-4
Consolidated Statements of Shareholders' Equity for the years ended August 31, 1994,
  1995 and 1996 and the six months ended February 28, 1997..........................      F-5
Consolidated Statements of Cash Flows for the years ended August 31, 1994, 1995 and
  1996 and the six months ended February 29, 1996 and February 28, 1997.............      F-6
Notes to Consolidated Financial Statements..........................................      F-7

COVEY LEADERSHIP CENTER, INC. FINANCIAL STATEMENTS
Independent Auditors' Reports.......................................................     F-17
Consolidated Balance Sheets as of December 31, 1995 and 1996........................     F-19
Consolidated Statements of Income for the years ended December 31, 1994, 1995 and
  1996..............................................................................     F-20
Consolidated Statements of Shareholders' Equity for the years ended December 31,
  1994, 1995 and 1996...............................................................     F-21
Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995
  and 1996..........................................................................     F-22
Notes to Consolidated Financial Statements..........................................     F-23

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     On March 21, 1997, Franklin and Covey entered into an agreement that provides for Covey to merge with and into Franklin. Under the agreement, each outstanding share of Common Stock of Covey will be converted into the right to receive shares of newly issued Common Stock of Franklin based on the Share Exchange Ratio, as defined previously, and outstanding options to purchase Common Stock of Covey will be converted into options to purchase Franklin Common Stock with the number of Franklin options issued and the exercise price to reflect the Share Exchange Ratio. In connection with the Merger, Franklin will acquire the License Rights from Stephen R. Covey for an aggregate of $27 million payable in either cash or Franklin Common Stock valued at the Average Franklin Price. The amount of cash or shares of Franklin Common Stock to be received for the License Rights will be determined by Dr. Covey prior to the Merger. The maximum number of shares of Franklin Common Stock to be issued in connection with all transactions contemplated by the Merger will not exceed 6,631,272, which shares include the maximum shares which Dr. Covey could elect to receive for the License Rights and the shares reserved for the exercise of Franklin options into which Covey Options will be converted.

     The unaudited pro forma combined financial data of Franklin and Covey have been prepared using the purchase method of accounting. Franklin's fiscal year ends August 31 and Covey's fiscal year ends December 31. For purposes of the pro forma calculations, management has assumed a price of $21.256 per share of Franklin Common Stock as the Average Franklin Price (as defined previously) and has assumed that Dr. Covey will elect to receive the entire $27 million in cash. Based on these assumptions, the Share Exchange Ratio would be approximately
6.30711 shares of Franklin Common Stock for each share of Covey Common Stock.

     The following unaudited pro forma combined balance sheet as of February 28, 1997 assumes that the Merger occurred as of that date and reflects the combination of the historical balance sheets of Franklin and Covey as of that date with pro forma adjustments to give effect to the business combination as described in the accompanying Notes to Pro Forma Combined Financial Statements.

     The following unaudited pro forma combined statements of income for the six months ended February 28, 1997 and for the year ended August 31, 1996 assume that the Merger occurred as of September 1, 1995 and combine the historical results of operations of Franklin with the historical results of operations of Covey for the same respective periods, with pro forma adjustments to give effect to the business combination as described in the accompanying Notes to Pro Forma Combined Financial Statements.

     The unaudited pro forma combined financial information has been prepared on the basis of the assumptions described above and in the notes hereto and includes assumptions relating to the allocation of the consideration paid for the assets and liabilities of Covey based on preliminary estimates of their fair value. Franklin is currently in the process of determining the actual fair values of the assets and liabilities of Covey. Upon completion of this determination, the allocation of the purchase price may be revised. Additionally, the estimated values of the assets and liabilities at the time of the merger could vary from the amounts presented herein. However, management anticipates that the estimated fair values reflected herein will not differ materially from actual values. In addition, the interest rates on, and the amount of, borrowings with respect to the merger are assumed solely for the purpose of presenting the unaudited pro forma combined financial information set forth below. The actual interest rates on, and the amount of, borrowings may differ from the assumptions set forth below. In the opinion of management of Franklin, all adjustments necessary to present fairly such unaudited pro forma combined financial information have been made based on the proposed terms and structure of the merger.

     The following unaudited pro forma combined financial information has been included in this Joint Proxy Statement as required by the rules of the Securities and Exchange Commission and is provided for illustrative purposes only. Such information does not purport to be indicative of the results which would actually have been obtained if the Merger had been effected on the dates indicated, nor is it indicative of actual or future operating results or financial position that may occur upon consummation of the Merger, if consummated.

     This unaudited pro forma combined financial information should be read in conjunction with the accompanying notes and the audited financial statements, including the notes thereto, of Franklin and Covey, respectively, included elsewhere in this Joint Proxy Statement.

                        PRO FORMA COMBINED BALANCE SHEET

                            AS OF FEBRUARY 28, 1997
                                  (UNAUDITED)

                                     ASSETS

                                                                          ADJUSTMENTS
                                                 FRANKLIN      COVEY       (NOTE 2)        PRO FORMA
                                                 --------     -------     -----------      ---------
                                                                   (IN THOUSANDS)
Current assets:
  Cash and cash equivalents....................  $ 32,583     $    24      $    (900)(a)   $  31,707
  Accounts receivable, net.....................    30,425      20,822                         51,247
  Inventories..................................    42,060       4,828                         46,888
  Other assets.................................    10,348         336          1,425(a)       12,109
                                                 --------     -------       --------        --------
          Total current assets.................   115,416      26,010            525         141,951
Property and equipment, net....................   102,047       8,616                        110,663
Goodwill and other intangible assets, net......    62,327       5,196        107,505(a)
                                                                              27,000(b)      202,028
Other assets...................................     3,720       1,147                          4,867
                                                 --------     -------       --------        --------
                                                 $283,510     $40,969      $ 136,125       $ 459,509
                                                 ========     =======       ========        ========

                                LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Line-of-credit and current portion of debt...  $    727     $ 9,158      $  27,000(b)
                                                                               7,900(c)    $  44,785
  Accounts payable.............................    16,037       7,001                         23,038
  Accrued liabilities and other................    16,639       6,235                         22,874
  Income taxes payable.........................        --          --          2,800(c)        2,800
                                                 --------     -------       --------        --------
          Total current liabilities............    33,403      22,394         37,700          93,497
Long-term debt, less current portion...........     5,341       5,372                         10,713
Deferred income taxes..........................     2,787          --            585(a)        3,372
                                                 --------     -------       --------        --------
          Total liabilities....................    41,531      27,766         38,285         107,582
                                                 --------     -------       --------        --------
Shareholders' Equity:
  Common stock.................................     1,101           1            248(a)        1,350
  Additional paid-in capital...................   134,106         422        109,277(a)      243,805
  Retained earnings............................   156,917      12,780         (2,080)(a)
                                                                             (10,700)(c)     156,917
  Deferred compensation........................    (1,821)         --                         (1,821)
  Cumulative translation adjustments...........    (1,483)         --                         (1,483)
                                                 --------     -------       --------        --------
                                                  288,820      13,203         97,840         398,768
  Less treasury stock..........................   (46,841)         --                        (46,841)
                                                 --------     -------       --------        --------
          Total shareholders' equity...........   241,979      13,203         97,840         351,927
                                                 --------     -------       --------        --------
                                                 $283,510     $40,969      $ 136,125       $ 459,509
                                                 ========     =======       ========        ========

       See accompanying notes to pro forma combined financial statements.

                     PRO FORMA COMBINED STATEMENT OF INCOME

                   FOR THE SIX MONTHS ENDED FEBRUARY 28, 1997
                                  (UNAUDITED)

                                                                        ADJUSTMENTS
                                              FRANKLIN      COVEY         (NOTE 2)         PRO FORMA
                                              --------     -------     --------------      ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales:
  Product...................................  $155,124     $ 9,364        $                $ 164,448
  Training..................................    41,308      44,791                            86,099
  Services..................................    11,903          --                            11,903
                                              --------     -------         -------          --------
          Total sales.......................   208,335      54,155                           262,490
                                              --------     -------         -------          --------
Cost of sales:
  Product...................................    64,530       3,698                            68,228
  Training..................................    12,333      16,071                            28,404
  Services..................................     9,478          --                             9,478
  Royalties.................................        --       1,704          (1,704)(b)            --
                                              --------     -------         -------          --------
          Total cost of sales...............    86,341      21,473          (1,704)          106,110
                                              --------     -------         -------          --------
          Gross margin......................   121,994      32,682           1,704           156,380
Selling, general and administrative.........    70,740      25,710                            96,450
Depreciation and amortization...............     8,024       1,382           2,466(a)         11,872
                                              --------     -------         -------          --------
          Income from operations............    43,230       5,590            (762)           48,058
Other income (expense), net.................       397        (493)         (1,406)(d)        (1,502)
                                              --------     -------         -------          --------
          Income before provision for income
            taxes...........................    43,627       5,097          (2,168)           46,556
Provision for income taxes..................    17,559         161           1,180(e)         18,900
                                              --------     -------         -------          --------
          Net income........................  $ 26,068     $ 4,936        $ (3,348)        $  27,656
                                              ========     =======         =======          ========
          Net income per share..............  $   1.25                                     $    1.07
                                              ========                                      ========
Weighted average number of common and common
  equivalent shares outstanding.............    20,845                       4,983(a)         25,828
                                              ========                     =======          ========

       See accompanying notes to pro forma combined financial statements.

                     PRO FORMA COMBINED STATEMENT OF INCOME

                       FOR THE YEAR ENDED AUGUST 31, 1996
                                  (UNAUDITED)

                                                                           ADJUSTMENTS
                                                 FRANKLIN      COVEY        (NOTE 2)       PRO FORMA
                                                 --------     --------     -----------     ---------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales:
  Product......................................  $236,039     $ 13,059       $             $ 249,098
  Training.....................................    70,812       75,999                       146,811
  Services.....................................    25,155           --                        25,155
                                                  -------       ------      --------         -------
          Total sales..........................   332,006       89,058                       421,064
                                                  -------       ------      --------         -------
Cost of sales:
  Product......................................   104,486        5,110                       109,596
  Training.....................................    22,475       24,790                        47,265
  Services.....................................    19,261           --                        19,261
  Royalties....................................        --        2,839        (2,839)(b)          --
                                                  -------       ------      --------         -------
          Total cost of sales..................   146,222       32,739        (2,839)        176,122
                                                  -------       ------      --------         -------
          Gross margin.........................   185,784       56,319         2,839         244,942
Selling, general and administrative............   116,362       45,567                       161,929
Depreciation and amortization..................    12,739        2,504         4,932(a)       20,175
                                                  -------       ------      --------         -------
          Income from operations...............    56,683        8,248        (2,093)         62,838
Other income (expense), net....................     1,558         (893)       (2,812)(d)      (2,147)
                                                  -------       ------      --------         -------
          Income before provision for income
            taxes..............................    58,241        7,355        (4,905)         60,691
Provision for income taxes.....................    24,002          361         1,186(e)       25,549
                                                  -------       ------      --------         -------
          Net income...........................  $ 34,239     $  6,994       $(6,091)      $  35,142
                                                  =======       ======      ========         =======
          Net income per share.................  $   1.53                                  $    1.29
                                                  =======                                    =======
Weighted average number of common and common
  equivalent shares outstanding................    22,328                      4,983(a)       27,311
                                                  =======                   ========         =======

       See accompanying notes to pro forma combined financial statements.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

 1. BASIS OF PRESENTATION

     The accompanying unaudited pro forma combined balance sheet and statements of income are presented to give effect to the merger of Covey with and into Franklin. This presentation assumes the transaction occurred as of February 28, 1997 for purposes of the unaudited pro forma combined balance sheet and as of September 1, 1995 for purposes of the unaudited pro forma combined statements of income. The purchase method of accounting has been used in preparing the unaudited pro forma combined data.

     The financial position of Franklin as of February 28, 1997 has been combined with the financial position of Covey as of the same date. The results of operations of Franklin for its fiscal year ended August 31, 1996 and its six months ended February 28, 1997 have been combined with the results of operations of Covey for the same respective periods.

 2. PRO FORMA ADJUSTMENTS

     The following summarizes the adjustments made to the pro forma combined financial data:

          (a) Reflects in the accompanying Pro Forma Combined Balance Sheet the estimated purchase price of approximately $110,848,000 to be paid for the Covey Common Stock and outstanding options to purchase Covey Common Stock which includes the following: (1) the issuance of 4,982,617 shares of Franklin Common Stock, valued at $21.256 per share or $105,910,000, in exchange for the 790,000 shares of Covey Common Stock outstanding as of February 28, 1997; (2) the issuance of 378,425 options to purchase Franklin Common Stock at approximately $6.02 per share, in exchange for the 60,000 options to purchase Covey Common Stock outstanding at February 28, 1997 and the inclusion of the estimated fair value of the Franklin options as part of the purchase price, which amounts to approximately $4,038,000; and (3) the estimated direct costs of the merger to be incurred by Franklin of $900,000. The purchase price has been allocated, based on estimated fair values of the net assets, as presented below (in thousands):

        Historical net assets of Covey as of February 28, 1997............  $ 13,203
        Less distributions to S Corporation shareholders for the payment of income tax liabilities and of accumulated earnings made
          subsequent to February 28, 1997 by Covey [see (c) below]........   (10,700)
        Net current deferred tax asset at February 28, 1997...............     1,425
        Net deferred tax liability at February 28, 1997...................      (585)
        Intangible assets and goodwill acquired...........................   107,505
                                                                            --------
                  Total purchase price....................................  $110,848
                                                                            ========

          Also reflects in the accompanying Pro Forma Combined Balance Sheet the elimination of Covey's historical stockholders' equity accounts, net of the effect of (c) below.

          Reflects in the accompanying pro forma combined statements of income the additional amortization based on the preliminary purchase accounting allocation to intangible assets and goodwill acquired in the merger. The identified intangible assets to be acquired will consist of assembled workforce and content, customer list, tradename and marketing assets, and other goodwill-type assets which will be amortized over periods of 12, 20, 40, and 30 years, respectively.

          (b) Reflects in the accompanying Pro Forma Combined Balance Sheet Franklin's borrowing and payment of $27 million in cash to Stephen R. Covey for the License Rights, and reflects in the accompanying pro forma combined statements of income the elimination of the royalties paid by Covey under the license agreement which will not be paid subsequent to the Merger. The $27 million has been allocated to the intangible assets as discussed in (a) above.

          (c) Covey has been exempt from payment of federal and certain state income taxes as a result of an S Corporation election made by the shareholders of Covey. Subsequent to February 28, 1997, Covey has made distributions of $10.7 million to its shareholders for the payment of income taxes on earnings through February 28, 1997 and of previously taxed earnings. This adjustment reflects estimated borrowings and the distributions made by Covey prior to the merger.

          (d) Reflects additional interest expense that would have been paid related to borrowings by Franklin [see (b) above], assuming an interest rate of 8 percent, and for borrowings by Covey [see (c) above], assuming an interest rate of 8.25 percent.

          (e) Reflects the income tax expense that would have been recorded had Covey not been exempt from paying such taxes [see (c) above] during the periods presented, assuming a combined federal and state income tax rate of 40 percent. Also reflects the reduction to income tax expense resulting from amortization of the $27 million paid for the License Rights acquired from Stephen R. Covey [see (b) above] and the additional interest expense discussed in (d) above assuming a combined federal and state income tax rate of 40 percent.

 3. PRO FORMA EARNINGS PER SHARE

     Pro forma earnings per share have been computed based upon the pro forma net earnings and the pro forma weighted average number of common shares outstanding for the periods presented. The pro forma weighted average numbers of common shares outstanding have been computed by adjusting the historical weighted average numbers of common shares outstanding for Franklin by the effect of the shares to be issued in exchange for the Covey Common Stock. The dilutive effect of the Covey options outstanding on the calculation of pro forma earnings per share was not material.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Franklin Quest Co.:

We have audited the accompanying consolidated balance sheet of Franklin Quest Co. (a Utah corporation) and subsidiaries as of August 31, 1996, and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Franklin Quest Co. and subsidiaries as of August 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

Salt Lake City, Utah
September 26, 1996 (except with respect to matters discussed in Note 15 as to which the date is March 21, 1997)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Franklin Quest Co.

In our opinion, the consolidated balance sheet and the related consolidated statements of income, of shareholders' equity and of cash flows as of and for each of the two years in the period ended August 31, 1995 present fairly, in all material respects, the financial position, results of operations and cash flows of Franklin Quest Co. and its subsidiaries as of and for each of the two years in the period ended August 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Franklin Quest Co. for any period subsequent to August 31, 1995.

/s/ Price Waterhouse LLP

Price Waterhouse LLP

Salt Lake City, Utah
September 20, 1995

                               FRANKLIN QUEST CO.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 AUGUST 31,            FEBRUARY
                                                            ---------------------         28,
                                                              1995         1996          1997
                                                            --------     --------     -----------
                                                                                      (UNAUDITED)
                                             ASSETS
Current assets:
  Cash and cash equivalents...............................  $ 35,006     $ 24,041      $  32,583
  Accounts receivable, less allowance for doubtful
     accounts of $672, $889 and $952......................    29,355       28,706         30,364
  Inventories.............................................    49,796       49,463         42,060
  Income taxes receivable.................................     1,015        5,064          4,470
  Other assets............................................     4,612        5,743          5,878
                                                            --------     --------       --------
          Total current assets............................   119,784      113,017        115,355
Property and equipment, net...............................    92,654      102,063        102,047
Goodwill and other intangibles, net.......................    47,726       51,115         62,328
Other assets..............................................     3,141        2,250          3,720
                                                            --------     --------       --------
                                                            $263,305     $268,445      $ 283,450
                                                            ========     ========       ========

                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................  $ 16,708     $ 12,585      $  16,037
  Accrued compensation....................................     7,838        8,029         10,587
  Other accrued liabilities...............................     5,921        7,157          6,053
  Current portion of long-term debt.......................     1,688          906            727
                                                            --------     --------       --------
          Total current liabilities.......................    32,155       28,677         33,404
Long-term debt, less current portion......................     4,521        5,500          5,280
Deferred income taxes.....................................     2,287        2,433          2,787
                                                            --------     --------       --------
          Total liabilities...............................    38,963       36,610         41,471
                                                            --------     --------       --------
Commitments and contingencies (Notes 6, 8 and 15)
Shareholders' equity:
  Preferred stock, no par value; 4,000,000 shares
     authorized, no shares issued or outstanding
  Common stock, $.05 par value; 40,000,000 shares
     authorized, 22,025,000 shares issued.................     1,101        1,101          1,101
  Additional paid-in capital..............................   131,228      132,959        134,106
  Retained earnings.......................................    96,610      130,849        156,917
  Deferred compensation...................................      (740)      (1,240)        (1,821)
  Cumulative translation adjustment.......................      (711)        (940)        (1,483)
                                                            --------     --------       --------
                                                             227,488      262,729        288,820
  Less 254,428, 1,497,407 and 2,288,828 shares of treasury
     stock, at cost.......................................    (3,146)     (30,894)       (46,841)
                                                            --------     --------       --------
          Total shareholders' equity......................   224,342      231,835        241,979
                                                            --------     --------       --------
                                                            $263,305     $268,445      $ 283,450
                                                            ========     ========       ========

          See accompanying notes to consolidated financial statements.

                               FRANKLIN QUEST CO.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                SIX MONTHS ENDED
                                                  YEAR ENDED AUGUST 31,          FEBRUARY 29/28,
                                              ------------------------------   -------------------
                                                1994       1995       1996       1996       1997
                                              --------   --------   --------   --------   --------
                                                                                   (UNAUDITED)
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales:
  Product...................................  $166,219   $192,356   $236,039   $136,743   $155,124
  Training..................................    49,721     68,168     70,812     35,788     41,308
  Services..................................               16,598     25,155     12,942     11,903
                                              --------   --------   --------   --------   --------
          Total sales.......................   215,940    277,122    332,006    185,473    208,335
                                              --------   --------   --------   --------   --------
Cost of Sales:
  Product...................................    69,540     77,459    104,486     56,651     64,530
  Training..................................    15,479     19,525     22,475     11,814     12,333
  Services..................................               13,160     19,261     10,965      9,478
                                              --------   --------   --------   --------   --------
          Total cost of sales...............    85,019    110,144    146,222     79,430     86,341
                                              --------   --------   --------   --------   --------
          Gross margin......................   130,921    166,978    185,784    106,043    121,994
Selling, general and administrative.........    75,942     95,802    116,362     57,922     70,740
Depreciation and amortization...............     5,277      9,625     12,739      5,720      8,024
                                              --------   --------   --------   --------   --------
          Income from operations............    49,702     61,551     56,683     42,401     43,230
Interest income.............................     2,178      2,513      2,188      1,150        719
Interest expense............................      (885)      (578)      (630)      (226)      (322)
Other income................................                  744
                                              --------   --------   --------   --------   --------
          Income before provision for income
            taxes...........................    50,995     64,230     58,241     43,325     43,627
Provision for income taxes..................    20,078     25,484     24,002     17,543     17,559
                                              --------   --------   --------   --------   --------
          Net income........................  $ 30,917   $ 38,746   $ 34,239   $ 25,782   $ 26,068
                                              ========   ========   ========   ========   ========
          Net income per share..............  $   1.40   $   1.71   $   1.53   $   1.14   $   1.25
                                              ========   ========   ========   ========   ========
Weighted average number of common and common
  equivalent shares.........................    22,081     22,692     22,328     22,650     20,845
                                              ========   ========   ========   ========   ========

          See accompanying notes to consolidated financial statements.

                               FRANKLIN QUEST CO.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                           COMMON STOCK      ADDITIONAL              DEFERRED   CUMULATIVE      TREASURY STOCK          TOTAL
                         -----------------    PAID-IN     RETAINED   COMPEN-    TRANSLATION   -------------------   SHAREHOLDERS'
                         SHARES     AMOUNT    CAPITAL     EARNINGS    SATION    ADJUSTMENT    SHARES      AMOUNT       EQUITY
                         ------     ------   ----------   --------   --------   -----------   ------     --------   -------------
                                                                      (IN THOUSANDS)
Balance at August 31,
  1993.................  22,025     $1,101    $ 88,709    $26,947                 $  (120)    (1,656)    $ (3,640)    $ 112,997
  Tax benefit from
    exercise of
    affiliate stock
    options............                          5,323                                                                    5,323
  Issuance of common
    stock from
    treasury...........                         12,751                                          447           497        13,248
  Cumulative
    translation
    adjustment.........                                                              (400)                                 (400)
  Net income...........                                    30,917                                                        30,917
                         ------     ------    --------    --------   -------      -------     ------     --------      --------
Balance at August 31,
  1994.................  22,025     1,101      106,783     57,864                    (520)    (1,209)      (3,143)      162,085
  Tax benefit from
    exercise of
    affiliate stock
    options............                          1,571                                                                    1,571
  Issuance of common
    stock from
    treasury...........                         21,987                                        1,065         2,670        24,657
  Purchase of treasury
    shares.............                                                                        (110)       (2,673)       (2,673)
  Deferred
    compensation.......                            887               $  (740)                                               147
  Cumulative
    translation
    adjustment.........                                                              (191)                                 (191)
  Net income...........                                    38,746                                                        38,746
                         ------     ------    --------    --------   -------      -------     ------     --------      --------
Balance at August 31,
  1995.................  22,025     1,101      131,228     96,610       (740)        (711)     (254)       (3,146)      224,342
  Tax benefit from
    exercise of
    affiliate stock
    options............                            287                                                                      287
  Issuance of common
    stock from
    treasury...........                            654                                          132           371         1,025
  Purchase of treasury
    shares.............                                                                       (1,375)     (28,119)      (28,119)
  Deferred
    compensation.......                            790                  (500)                                               290
  Cumulative
    translation
    adjustment.........                                                              (229)                                 (229)
  Net income...........                                    34,239                                                        34,239
                         ------     ------    --------    --------   -------      -------     ------     --------      --------
Balance at August 31,
  1996.................  22,025     1,101      132,959    130,849     (1,240)        (940)    (1,497)     (30,894)      231,835
UNAUDITED:
  Issuance of common
    stock from
    treasury...........                            298                                           68            69           367
  Purchase of treasury
    shares.............                                                                        (860)      (16,016)      (16,016)
  Deferred
    compensation.......                            849                  (581)                                               268
  Cumulative
    translation
    adjustment.........                                                              (543)                                 (543)
  Net income...........                                    26,068                                                        26,068
                         ------     ------    --------    --------   -------      -------     ------     --------      --------
Balance at February 28,
  1997.................  22,025     $1,101    $134,106    $156,917   $(1,821)     $(1,483)    (2,289)    $(46,841)    $ 241,979
                         ======     ======    ========    ========   =======      =======     ======     ========      ========

          See accompanying notes to consolidated financial statements.

                               FRANKLIN QUEST CO.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          SIX MONTHS ENDED
                                                            YEAR ENDED AUGUST 31,          FEBRUARY 29/28,
                                                        ------------------------------   -------------------
                                                          1994       1995       1996       1996       1997
                                                        --------   --------   --------   --------   --------
                                                                                             (UNAUDITED)
                                                                           (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................  $ 30,917   $ 38,746   $ 34,239   $ 25,782   $ 26,068
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization.....................     6,260     11,745     16,217      7,439      9,470
    Provision for losses on accounts receivable.......       524        103        244        299         49
    Deferred compensation.............................                  147        290        188        268
    Loss (gain) on sale of assets.....................        59       (377)       187         21       (209)
    Changes in operating assets and liabilities:
      (Increase) decrease in accounts receivable......      (167)    (3,179)     1,671     (1,174)    (1,405)
      (Increase) decrease in inventories..............   (12,583)    (5,256)     1,889      3,244      7,417
      (Increase) decrease in other assets.............    (2,195)       286     (1,928)       (84)    (2,736)
      Increase (decrease) in accounts payable and
         accrued liabilities..........................     3,198     (3,098)    (3,515)    (5,808)     3,311
      Increase (decrease) in income taxes.............     4,989      1,669     (3,903)     1,671        949
                                                        --------   --------   --------   --------   --------
         Net cash provided by operating activities....    31,002     40,786     45,391     31,578     43,182
                                                        --------   --------   --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of businesses...........................   (30,988)   (10,060)    (7,608)    (7,608)   (11,960)
  Purchase of property and equipment..................   (24,220)   (32,523)   (19,463)   (11,236)    (6,236)
  Proceeds from sale of property and equipment........        13      3,287        148         42        363
                                                        --------   --------   --------   --------   --------
         Net cash used for investing activities.......   (55,195)   (39,296)   (26,923)   (18,802)   (17,833)
                                                        --------   --------   --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from short-term borrowings.................       831                   316
  Payments on short-term borrowings...................      (469)      (363)                            (121)
  Proceeds from long-term debt........................       157                   121                   356
  Payments on long-term debt and capital leases.......    (2,962)   (15,166)    (2,834)      (927)      (849)
  Purchase of treasury shares.........................               (2,673)   (28,119)    (7,426)   (16,016)
  Proceeds from treasury stock issuance...............                2,224      1,312        694        367
  Proceeds from issuance of common stock..............    13,248
                                                        --------   --------   --------   --------   --------
         Net cash provided by (used for) financing
           activities.................................    10,805    (15,978)   (29,204)    (7,659)   (16,263)
                                                        --------   --------   --------   --------   --------
  Effect of foreign exchange rates....................      (400)      (211)      (229)      (236)      (544)
                                                        --------   --------   --------   --------   --------
         Net (decrease) increase in cash and cash
           equivalents................................   (13,788)   (14,699)   (10,965)     4,881      8,542
  Cash and cash equivalents at beginning of period....    63,493     49,705     35,006     35,006     24,041
                                                        --------   --------   --------   --------   --------
         Cash and cash equivalents at end of period...  $ 49,705   $ 35,006   $ 24,041   $ 39,887   $ 32,583
                                                        ========   ========   ========   ========   ========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.......................................  $    885   $  1,025   $    616   $    226   $    283
  Income taxes paid...................................    19,496     24,279     27,973     15,394     15,787
  Non-cash investing and financing activities:
    Fair value of assets acquired.....................    33,095     51,125     11,019     11,019     13,770
    Cash paid for net assets..........................   (30,988)   (10,060)    (7,608)    (7,608)   (11,960)
    Fair value of stock exchanged for net assets......              (22,430)
                                                        --------   --------   --------   --------   --------
    Liabilities assumed from acquisitions.............     2,107     18,635      3,411      3,411      1,810
                                                        ========   ========   ========   ========   ========
    Tax effect of exercise of affiliate options.......     5,323      1,571        287        175         13

          See accompanying notes to consolidated financial statements.

                               FRANKLIN QUEST CO.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Franklin Quest Co. (the "Company") provides training seminars and manufactures and distributes products designed to improve individual productivity through effective time management. The Company's training seminars and products are based upon a comprehensive time management system which includes the Company's primary product, the Franklin Day Planner. The Company operates principally in the training and personal organizer industry.

UNAUDITED INFORMATION

     The accompanying unaudited consolidated balance sheet as of February 28, 1997, the consolidated statements of income and cash flows for the six months ended February 29 and 28, 1996 and 1997, respectively, and the consolidated statement of shareholders' equity for the six months ended February 28, 1997 have been prepared on substantially the same basis as the annual consolidated financial statements. In the opinion of management, the unaudited statements contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the results of operations and cash flows for such periods.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

PERVASIVENESS OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out method.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation. For property and equipment placed in service prior to fiscal 1994, other than buildings, depreciation is computed using declining-balance methods over the estimated useful lives of the assets, ranging from three to seven years. Depreciation of buildings is computed using the straight-line method over their estimated useful lives ranging from 31 to 39 years. Effective September 1, 1993, the Company began depreciating newly-acquired equipment using the straight-line method which conforms to prevailing industry practice. The effect of the change was not material to the fiscal 1994 financial results. Expenditures for maintenance and repairs are charged to expense as incurred. Gains and losses on sale of property and equipment are recorded in current operations.

                               FRANKLIN QUEST CO.

FOREIGN CURRENCY TRANSLATION

     The balance sheet accounts of the Company's foreign subsidiaries are translated into U.S. dollars using the current exchange rate and revenues and expenses are translated using an average exchange rate. The resulting translation gains or losses are recorded as a cumulative translation adjustment in shareholders' equity.

REVENUE RECOGNITION

     Revenue is recognized upon shipment of product and presentation of training seminars. As part of the time management seminar, the Company provides a seminar kit to each participant which includes a Franklin Day Planner.

NET INCOME PER SHARE

     Net income per share is computed using the weighted average number of common and common equivalent shares outstanding during the year. Common equivalent shares consist of the Company's common stock issuable upon exercise of stock options, determined using the treasury stock method.

INCOME TAXES

     The Company recognizes a liability or asset for the deferred tax consequences of temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade receivables and cash equivalents. In the normal course of business, the Company provides credit terms to its customers. Accordingly, the Company performs ongoing credit evaluations of its customers and maintains allowances for possible losses which, when realized, have been within the range of management's expectations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The book value of the Company's financial instruments approximates fair value. The estimated fair values have been determined using appropriate market information and valuation methodologies.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets to be Disposed of" (effective for financial statements for years beginning after December 15, 1995). SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The adoption of SFAS No. 121 is not expected to have a material impact on the Company's financial position or results of operations.

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123 "Accounting for Stock-Based Compensation" (effective for financial statements for years beginning after December 15, 1995). SFAS No. 123 establishes a fair value method of accounting for stock-based compensation plans, either through recognition or disclosure. SFAS No. 123 is not expected to have a material impact on the Company's financial position or results of operations.

                               FRANKLIN QUEST CO.

RECLASSIFICATIONS

     Certain reclassifications have been made in the prior periods' consolidated financial statements to conform with the current year presentation.

 2. INVENTORIES

     Inventories are comprised of the following (in thousands):

                                                          AUGUST 31,           FEBRUARY
                                                      -------------------         28,
                                                       1995        1996          1997
                                                      -------     -------     -----------
                                                                              (UNAUDITED)
        Finished goods..............................  $32,721     $36,156       $25,245
        Work-in-process.............................    6,672       4,969         5,784
        Raw materials...............................   10,403       8,338        11,031
                                                      -------     -------       -------
                                                      $49,796     $49,463       $42,060
                                                      =======     =======       =======

 3. PROPERTY AND EQUIPMENT

     Property and equipment are comprised of the following (in thousands):

                                                         AUGUST 31,            FEBRUARY
                                                    ---------------------         28,
                                                      1995         1996          1997
                                                    --------     --------     -----------
                                                                              (UNAUDITED)
        Land and improvements.....................  $ 10,417     $ 11,124      $  11,224
        Buildings.................................    29,243       50,038         50,611
        Machinery and equipment...................    42,514       48,992         50,286
        Furniture and fixtures....................    22,163       29,788         33,625
        Construction in progress..................    16,930          223             91
                                                    --------     --------       --------
                                                     121,267      140,165        145,837
        Less accumulated depreciation.............   (28,613)     (38,102)       (43,790)
                                                    --------     --------       --------
                                                    $ 92,654     $102,063      $ 102,047
                                                    ========     ========       ========

     During fiscal 1995, the Company capitalized interest of $447,000 with respect to qualifying construction projects. Certain real estate represents collateral for debt obligations (See Note 5).

 4. GOODWILL AND OTHER INTANGIBLES

     Goodwill and other intangibles consist of the following (in thousands):

                                                          AUGUST 31,           FEBRUARY
                                                      -------------------         28,
                                                       1995        1996          1997
                                                      -------     -------     -----------
                                                                              (UNAUDITED)
        Goodwill....................................  $27,310     $31,001      $  44,251
        Curriculum rights...........................   11,631      11,990         12,258
        Trade names and other.......................   13,527      17,889         18,467
                                                      -------     -------       --------
                                                       52,468      60,880         74,976
        Less accumulated amortization...............   (4,742)     (9,765)       (12,648)
                                                      -------     -------       --------
                                                      $47,726     $51,115      $  62,328
                                                      =======     =======       ========

     Goodwill is amortized over 10 to 30 years on a straight-line basis. Other intangible assets are amortized on a straight-line basis over expected useful lives ranging from 4 to 15 years. At each balance sheet date, the

                               FRANKLIN QUEST CO.

Company evaluates the realizability of goodwill based upon expectations of nondiscounted cash flows and operating income for each subsidiary having a material goodwill balance. Based upon its most recent analysis, the Company believes that no material impairment of goodwill exists at August 31, 1996 and February 28, 1997 (unaudited).

 5. DEBT

LINE OF CREDIT

     The Company has an unsecured bank line of credit available for working capital needs in the amount of $9,000,000 at August 31, 1996 and February 28, 1997 (unaudited). The interest rate is the prime rate less .25%. The line of credit agreement requires the maintenance of certain financial ratios and working capital levels and expires in March 1997. The Company has an additional unsecured bank line of credit available for working capital needs of $50,000,000 at February 28, 1997 (unaudited). This line expires on October 1, 2001. The Company has the option of paying interest on this line at either the prime rate less 1.00% or the LIBOR rate plus .75%. This line of credit agreement has certain requirements regarding additional borrowings, levels of tangible net worth and earnings before interest, taxes, depreciation and amortization. No borrowings were outstanding under either line of credit at August 31, 1996 and February 28, 1997 (unaudited).

LONG-TERM DEBT

     Long-term debt is comprised of the following (in thousands):

                                                                      AUGUST 31,
                                                                   ----------------   FEBRUARY 28,
                                                                    1995      1996        1997
                                                                   -------   ------   ------------
                                                                                      (UNAUDITED)
Mortgage payable in monthly installments of $31 including
  interest at 9.9% through August 2016, secured by real estate...  $ 2,065   $1,895      $1,866
Note payable to bank, payable in monthly installments of $23 plus interest at prime plus .5% payable through September 2002,
  secured by real estate.........................................    1,996    1,714       1,573
Note payable due in January 1999, plus interest at 6.0%..........             1,000       1,000
Mortgage payable in monthly installments of $8 including interest
  at 9.9% through October 2014, secured by real estate...........      778      763         756
Note payable to bank, paid in full during fiscal 1996............      504
Other mortgages and notes, payable in monthly installments,
  interest ranging from 6.0% to 15.1%, due through 2002, secured
  by real estate, inventories and accounts receivable............      866    1,034         812
                                                                   -------   ------      ------
                                                                     6,209    6,406       6,007
Less current portion.............................................   (1,688)    (906)       (727)
                                                                   -------   ------      ------
          Long-term debt, less current portion...................  $ 4,521   $5,500      $5,280
                                                                   =======   ======      ======

     Future maturities of long-term debt at August 31, 1996 are as follows (in thousands):

                               YEAR ENDING AUGUST 31,
                ----------------------------------------------------
                  1997..............................................  $  906
                  1998..............................................     642
                  1999..............................................   1,460
                  2000..............................................     439
                  2001..............................................     426
                  Thereafter........................................   2,533
                                                                      ------
                                                                      $6,406
                                                                      ======

                               FRANKLIN QUEST CO.

 6. LEASE OBLIGATIONS

     The Company leases certain retail store and office locations under noncancelable operating lease agreements with remaining terms of one to eight years. The following summarizes future minimum lease payments under operating leases at August 31, 1996 (in thousands):

                              YEAR ENDING AUGUST 31,
                ---------------------------------------------------
                  1997.............................................  $ 5,618
                  1998.............................................    5,122
                  1999.............................................    3,992
                  2000.............................................    2,636
                  2001.............................................      944
                  Thereafter.......................................      546
                                                                     -------
                                                                     $18,858
                                                                     =======

     Rental expense for leases under operating lease terms was $3,710,000, $5,587,000 and $8,925,000 for the years ended August 31, 1994, 1995 and 1996, respectively.

 7. ADVERTISING

     Costs for newspaper, television, radio and other advertising are expensed as incurred and were approximately $7,351,000, $10,907,000 and $15,594,000 for the years ended 1994, 1995 and 1996, respectively. Direct response advertising costs consist primarily of catalog preparation and printing costs which are charged to expense over the period of projected benefit, not to exceed twelve months. Catalog costs reported in other current assets were approximately $718,000 and $991,000 at August 31, 1995 and 1996, respectively. Advertising costs for the six months ended February 28, 1997 (unaudited) were $9,235,000. Catalog costs reported in other current assets were approximately $580,000 at February 28, 1997 (unaudited).

 8. COMMITMENTS AND CONTINGENCIES

PURCHASE COMMITMENTS

     As of August 31, 1995 and 1996, the Company had purchase commitments for capital expenditures of approximately $2,500,000 and $422,000, respectively. There were no significant purchase commitments outstanding at February 28, 1997 (unaudited).

LEGAL MATTERS

     The Company is the subject of certain legal actions, which it considers routine to its business activities. As of August 31, 1996 and February 28, 1997 (unaudited), management believes that any potential liability to the Company under such actions will not materially affect the Company's financial position or results of operations.

 9. RELATED PARTY TRANSACTIONS

     In conjunction with the employment of a senior executive, a bridge loan of $150,000 was granted during fiscal year 1996 which was due upon the sale of his former residence. This loan was paid off during October 1996 (unaudited).

                               FRANKLIN QUEST CO.

10. CAPITAL TRANSACTIONS

CAPITAL STOCK

     On April 10, 1992, the Company's Board of Directors and shareholders authorized 4,000,000 shares of preferred stock, no par value; none have been issued. The Board of Directors is authorized to determine the designation, powers, preferences, rights and limitations of any series of preferred stock and the number of shares constituting any such series.

TREASURY STOCK

     During January 1994, the Company sold 375,000 shares of its common shares held in treasury as part of the underwriters' over-allotment agreement in connection with a secondary stock offering by the Company and certain selling shareholders for approximately $12,244,000. The Company sold 72,335, 309,045, 132,021 and 22,236 shares of its common stock held in treasury as a result of the exercise of options and the purchase of shares under the Company's employee stock purchase plan for the years ended 1994, 1995 and 1996, and for the six months ended February 28, 1997 (unaudited), respectively. These shares were sold for a total of approximately $1,004,000, $2,226,000, $1,025,000, and $392,000
and had a cost of approximately $497,000, $806,000, $371,000 and $69,000 for the years ended 1994, 1995 and 1996, and for the six months ended February 28, 1997 (unaudited), respectively. In November 1994, the Company exchanged 738,000 of its shares held in treasury for all of the outstanding shares of Publishers Press, Inc. (See Note 13). In January 1995, March 1996 and September 1996, the Company's Board of Directors approved the repurchase of up to 1,000,000 shares, 1,000,000 shares and 2,000,000 shares, respectively, of the Company's common stock. During fiscal 1995 and 1996, the Company purchased 110,000 shares at a cost of approximately $2,673,000 and 1,375,000 shares at a cost of approximately $28,119,000, respectively. During the six months ended February 28, 1997 (unaudited), the Company purchased 860,000 shares at a cost of approximately $16,016,000.

TAX BENEFIT FROM EXERCISE OF AFFILIATE STOCK OPTIONS

     During fiscal 1994, 1995 and 1996, certain employees exercised affiliate stock options (stock options received from principal shareholders of the Company) which resulted in tax benefits to the Company of approximately $5,323,000, $1,571,000 and $287,000, respectively, which were recorded as increases to additional paid-in capital. Tax benefits to the Company resulting from affiliate stock options exercised during the six months ended February 28, 1997 (unaudited) were insignificant.

DEFERRED COMPENSATION

     Deferred compensation represents restricted stock granted to key executives. The stock vests in full, four years from the date of grant and was recorded at the fair market value. Compensation expense is recognized ratably over the four year period.

STOCK OPTIONS

     Effective March 31, 1992, the Company's Board of Directors approved an incentive stock option plan whereby 1,000,000 shares of common stock were reserved for issuance to key employees at a price not less than the fair market value of the Company's common stock at the date of grant. The term, not to exceed ten years, and exercise period of each incentive stock option awarded under the plan are determined by a committee appointed by the Company's Board of Directors. In December 1993, the shareholders of the Company approved an increase in the number of shares available for issuance under the incentive stock plan from 1,000,000 to 5,000,000. Unoptioned shares available for granting under the incentive stock option plan at February 28, 1997 (unaudited) are 1,126,422.

                               FRANKLIN QUEST CO.

     A summary of nonqualified and incentive stock option activity is set forth below:

                                                          NUMBER OF     OPTION PRICE PER
                                                           OPTIONS           SHARE
                                                          ---------     ----------------
        Outstanding at August 31, 1993..................  2,074,650     $ 1.11 to $26.82
          Granted.......................................  1,106,000       26.13 to 34.50
          Exercised.....................................    (46,200)       1.11 to 21.00
          Forfeited.....................................    (44,900)      17.05 to 34.50
                                                          ---------
        Outstanding at August 31, 1994..................  3,089,550        1.11 to 34.50
          Granted.......................................    174,500       23.00 to 29.38
          Exercised.....................................   (269,071)       2.78 to 34.25
          Forfeited.....................................    (29,550)      24.75 to 34.50
                                                          ---------
        Outstanding at August 31, 1995..................  2,965,429        1.11 to 34.50
          Granted.......................................    838,500       18.50 to 23.50
          Exercised.....................................    (41,950)       1.11 to 26.13
          Forfeited.....................................    (23,825)      18.50 to 34.50
                                                          ---------
        Outstanding at August 31, 1996..................  3,738,154        1.11 to 34.50
          Unaudited:
          Granted.......................................    711,040       18.00 to 21.75
          Exercised.....................................     (2,733)       1.11 to 11.83
          Forfeited.....................................    (49,187)      18.50 to 34.50
                                                          ---------
        Outstanding at February 28, 1997................  4,397,274     $ 1.11 to $34.50
                                                          =========

     Options exercisable at February 28, 1997 (unaudited) were 2,747,991.

11. EMPLOYEE BENEFIT PLANS

PROFIT SHARING PLAN

     The Company has defined contribution profit sharing plans which qualify under Section 401(k) of the Internal Revenue Code. The plan provides retirement benefits for employees meeting minimum age and service requirements. Participants may contribute up to 15% of their gross wages, subject to certain limitations. The plan provides for discretionary matching contributions by the Company, as determined by the Board of Directors. The discretionary amounts expensed in the years ended August 31, 1994, 1995 and 1996 were $591,000, $1,016,000 and $1,172,000, respectively. The discretionary amount expensed during the six months ended February 28, 1997 (unaudited) was $559,000.

EMPLOYEE STOCK PURCHASE PLAN

     In April 1992, the Company adopted an employee stock purchase plan which reserved up to 300,000 shares of common stock for issuance under the plan. Accordingly, shares of common stock can be purchased by qualified employees at a price equal to 85% of the fair market value of common stock at time of purchase. Shares totaling 26,135, 30,974 and 47,574, have been issued under this plan for the years ended August 31, 1994, 1995 and 1996. Shares available for issuance under this plan at August 31, 1996, are 172,244. Shares totaling 21,798 have been issued under this plan for the six months ended February 28, 1997 (unaudited). Shares available for issuance under this plan at February 28, 1997 (unaudited) are 150,446.

                               FRANKLIN QUEST CO.

12. INCOME TAXES

     The provision for income taxes consists of the following (in thousands):

                                                               YEAR ENDED AUGUST 31,
                                                            ---------------------------
                                                             1994      1995      1996
                                                            -------   -------   -------
        Current:
          Federal.........................................  $16,677   $20,943   $19,960
          State...........................................    3,629     4,447     3,886
          Foreign.........................................                307       778
        Deferred:
          Federal.........................................     (178)     (191)     (548)
          State...........................................      (50)      (22)      (74)
                                                            -------   -------   -------
                                                            $20,078   $25,484   $24,002
                                                            =======   =======   =======

     The differences between income taxes at the statutory federal income tax rate and income taxes reported in the consolidated statements of income are as follows:

                                                                 YEAR ENDED AUGUST 31,
                                                                 ----------------------
                                                                 1994     1995     1996
                                                                 ----     ----     ----
        Federal statutory tax rate.............................  35.0%    35.0%    35.0%
        State income taxes, net of federal benefit.............   4.7      4.7      4.8
        Goodwill amortization..................................             .2       .3
        Other..................................................   (.3)     (.2)     1.1
                                                                 ----     ----     ----
                                                                    -        -        -
                                                                 39.4%    39.7%    41.2%
                                                                 ====     ====     ====

     Significant components of the Company's deferred tax assets and liabilities are comprised of the following (in thousands):

                                                                   YEAR ENDING AUGUST 31,
                                                                   ----------------------
                                                                    1995        1996
                                                                   -------     -------
        Current deferred tax assets:
          Inventory and bad debt reserve.........................  $   517     $ 1,352
          Vacation and other accruals............................      760         926
          Other..................................................      140          41
                                                                   -------     -------
                  Total current deferred tax assets..............    1,417       2,319
                                                                   -------     -------
        Long term deferred tax assets and (liabilities):
          Interest and inventory capitalization..................      327         440
          Fixed asset step-up....................................   (1,350)     (1,365)
          Depreciation and amortization..........................     (395)     (1,272)
          Other..................................................     (869)       (236)
                                                                   -------     -------
                  Total long term deferred tax liabilities,
                    net..........................................   (2,287)     (2,433)
                                                                   -------     -------
        Net deferred tax liability...............................  $  (870)    $  (114)
                                                                   =======     =======

     Current deferred tax assets are reported as a component of other current assets.

13. ACQUISITIONS

     Effective October 1, 1996, the Company acquired the assets of TrueNorth Corporation ("TrueNorth"). TrueNorth, a Utah corporation, is a leading provider of post-instructional personal coaching to corporations

                               FRANKLIN QUEST CO.

and individuals. TrueNorth develops and delivers one-on-one personalized coaching which is designed to augment the effectiveness and duration of training curricula. The purchase price was $10.0 million in cash. In addition, contingent payments may be made over the next five years based on TrueNorth's operating performance. The acquisition was accounted for as a purchase. TrueNorth had sales for the twelve months ended July 31, 1996 of approximately $16.0 million. The impact on the accompanying consolidated financial statements, as of and for the six months ended February 28, 1997 (unaudited) would be immaterial, had TrueNorth been acquired on September 1, rather than October 1, of 1996.

     Effective December 1, 1995, the Company acquired the assets of Productivity Plus, Inc. ("PPI"), a provider of time management products sold primarily to the military. The company is headquartered in Phoenix, Arizona. The cash purchase price was approximately $7.9 million, and additional payments may be made, based on the operating results of the company over the three years following its acquisition. The acquisition was accounted for as a purchase. PPI had sales for the year ended November 30, 1995 of approximately $12.5 million. The results of operations of PPI are not material to the Company's consolidated financial statements.

     In April 1995, the Company acquired the assets of Time Systems, Inc. ("Time Systems"), a time management training and product company headquartered in Phoenix, Arizona. The cash price was $8.6 million. Time Systems markets a combination of time management training and planner products to corporate and individual customers. The acquisition was accounted for as a purchase. Time Systems had sales for the year ended December 31, 1994 of approximately $14.9 million. The acquisition resulted in intangibles of $5.5 million, which are being amortized over periods ranging from 4 to 30 years. The results of operations of Time Systems are not material to the Company's consolidated financial statements.

     In June 1995, the Company acquired the assets of LTS, Inc. LTS, Inc. is headquartered in Atlanta, Georgia, and distributed exclusively Time Systems products and services. The cash purchase price was $1.9 million and could increase to approximately $2.2 million based on LTS, Inc.'s operating performance during the two years after acquisition. The acquisition was accounted for as a purchase. LTS, Inc. had sales for the year ended December 31, 1994 of approximately $2.6 million. The acquisition resulted in intangibles of $1.2 million, which are being amortized over periods ranging from 5 to 7 years. The results of operations of LTS, Inc. are not material to the Company's consolidated financial statements.

     Effective December 1, 1994, the Company acquired Publishers Press, Inc. ("Publishers") for approximately $22.4 million. Publishers, a Utah corporation, prints the Franklin Day Planner and related accessory products and provides book and commercial printing services to clients in the western United States. Publishers' sales for the year ended December 31, 1993 were approximately $41.5 million. The transaction, which was accounted for as a purchase, was effected through the exchange of approximately 738,000 shares of the common stock of the Company for all of the issued and outstanding capital stock of Publishers. The acquisition resulted in intangibles of $18.4 million which are being amortized over periods ranging from 7 to 30 years.

     The following unaudited pro forma combined financial data presents the results of operations of the Company as if Publishers had been acquired as of the beginning of the periods presented (in thousands).

                                                                 YEAR ENDING AUGUST 31,
                                                                 ----------------------
                                                                    1994         1995
                                                                 -----------   --------
                                                                 (UNAUDITED)
        Revenue................................................   $ 237,649    $284,028
        Net income.............................................      33,763      39,623
        Net income per share...................................        1.48        1.74

     The foregoing unaudited pro forma results of operations reflect the effect of certain pro forma adjustments including (1) conforming Publishers compensation expense levels with those of the Company,

                               FRANKLIN QUEST CO.

(2) the depreciation of property and equipment based on the estimated fair value of property and equipment acquired, (3) the amortization of the goodwill and other intangibles resulting from the acquisition and (4) the adjustment of income taxes to reflect a combined effective federal and state income tax rate.

     In February 1994, the Company purchased the assets of Shipley Associates (Shipley) for $23.0 million. Shipley provides training, consulting services and products designed to improve written and oral business communication and presentation skills. Shipley's sales for its fiscal year ended July 31, 1993 were $13.4 million. The acquisition was accounted for using the purchase method. Accordingly, the results of operations of Shipley are included with those of the Company for periods subsequent to the date of acquisition. The acquisition resulted in goodwill of $6.2 million and other intangibles of $13.8 million. These items are being amortized over periods ranging from 4 to 30 years.

14. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The unaudited quarterly financial information included on page 48 of the Joint Proxy Statement is an integral part of the consolidated financial statements.

15. SUBSEQUENT EVENTS (UNAUDITED)

     Effective March 1, 1997, the Company acquired Premier Agendas, Inc. and Premier School Agendas, Ltd., located in Bellingham, Washington, and Abbotsford, British Columbia, respectively (collectively, "Premier"). The combined guaranteed cash purchase price was approximately $23.0 million. In addition, contingent payments may be paid based upon Premier's operating performance during the three years following acquisition. Premier markets academic and personal planners for students from kindergarten through college throughout the United States and Canada. Premier's revenues were approximately $35.0 million for the year ended December 31, 1996.

     On March 21, 1997, the Company and Covey Leadership Center, Inc. ("Covey") entered into an agreement (the "Merger Agreement") that provides for Covey to merge with and into the Company. Covey is a leading provider of management and productivity consulting, training seminars and products to individual and corporate clients and customers throughout the world. Under the terms of the Merger Agreement, each outstanding share of Covey's Common Stock will be converted into the right to receive newly issued shares of Common Stock of the Company based on the share exchange ratio, as defined in the Merger Agreement, and each existing outstanding option to purchase Common Stock of Covey will be converted into options to purchase the Company's Common Stock with the number of Company options issued and the exercise price to reflect the share exchange ratio. In connection with the merger, the Company will acquire certain license rights from Covey's major shareholder (the "Shareholder") and related trust for an aggregate of $27 million payable either in cash or Common Stock of the Company. The amount of cash or shares of Common Stock of the Company to be paid for the license rights will be determined by the Shareholder prior to the merger. The maximum number of shares of Common Stock of the Company to be issued in connection with all transactions contemplated by the merger will not exceed 6,631,272, which shares include the maximum shares which the Shareholder could elect to receive for the license rights and the shares reserved for the exercise of Company options into which the Covey options will be converted. The merger, which has been approved by the Board of Directors of each company, is subject to satisfactory completion of due diligence and approval by the shareholders of both companies.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Covey Leadership Center, Inc.:

We have audited the accompanying consolidated balance sheets of Covey Leadership Center, Inc. (a Utah corporation) and subsidiary as of December 31, 1995 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Covey Leadership Center, Inc. and subsidiary as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP
Salt Lake City, Utah
March 21, 1997 (except with
respect to the
amendment to the credit agreement
discussed
in Note 3 as to which the date is
April 10, 1997)

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Covey Leadership Center, Inc.
Provo, Utah

We have audited the accompanying consolidated statements of income, shareholders' equity and cash flows of Covey Leadership Center, Inc. (a Utah corporation) and subsidiary for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Covey Leadership Center, Inc. and subsidiary for the year ended December 31, 1994 in conformity with generally accepted accounting principles.

/s/ Dodge Evans & Co.

DODGE EVANS & CO.

March 30, 1995

                         COVEY LEADERSHIP CENTER, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                               DECEMBER 31,
                                                                            ------------------
                                                                             1995       1996
                                                                            -------    -------
Current assets:
  Cash..................................................................... $   358    $   139
  Accounts and notes receivable, net of allowances of $650 and $1,100,
     respectively..........................................................  12,614     19,272
  Inventories..............................................................   3,001      4,261
  Amounts due from related parties.........................................                144
  Prepaid expenses and other...............................................     731        442
                                                                            -------    -------
          Total current assets.............................................  16,704     24,258
Property and equipment, net................................................   6,530      7,187
Product development costs and other intangible assets, net.................   3,458      5,029
Other assets...............................................................     519         87
                                                                            -------    -------
                                                                            $27,211    $36,561
                                                                            =======    =======
Current liabilities:
  Line-of-credit........................................................... $ 1,125    $ 1,230
  Current portion of long-term debt........................................   1,835      1,866
  Current portion of capital lease obligations.............................     528        541
  Accounts payable.........................................................   5,554      7,663
  Accrued compensation.....................................................   3,715      3,655
  Other accrued liabilities................................................   1,222      2,341
  Deferred revenue.........................................................   2,115      2,105
  Amounts due to related parties...........................................     291
  Accrued distributions to S Corporation shareholders......................                539
                                                                            -------    -------
          Total current liabilities........................................  16,385     19,940
Long-term debt, net of current portion.....................................   2,391      4,025
Capital lease obligations, net of current portion..........................   1,286        744
Minority interest..........................................................      28
                                                                            -------    -------
          Total liabilities................................................  20,090     24,709
                                                                            -------    -------
Commitments and contingencies (Notes 6 and 11)
Shareholders' equity:
  Common stock, $.001 par value, 1,000 shares authorized; 790 shares issued
     and outstanding.......................................................       1          1
  Additional paid-in capital...............................................     422        422
  Retained earnings........................................................   6,698     11,429
                                                                            -------    -------
          Total shareholders' equity.......................................   7,121     11,852
                                                                            -------    -------
                                                                            $27,211    $36,561
                                                                            =======    =======

          See accompanying notes to consolidated financial statements.

                         COVEY LEADERSHIP CENTER, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1994        1995        1996
                                                                -------     -------     -------
                                                                        (IN THOUSANDS)
Sales:
  Training....................................................  $59,995     $64,433     $83,822
  Product.....................................................    9,008      11,610      14,854
                                                                -------     -------     -------
          Total sales.........................................   69,003      76,043      98,676
                                                                -------     -------     -------
Cost of sales:
  Training....................................................   23,573      21,477      28,532
  Product.....................................................    3,805       3,939       6,200
  Royalties to major shareholder (Note 9).....................    2,215       2,388       3,125
                                                                -------     -------     -------
          Total cost of sales.................................   29,593      27,804      37,857
                                                                -------     -------     -------
          Gross margin........................................   39,410      48,239      60,819
Selling, general, and administrative..........................   35,442      40,505      48,657
Depreciation and amortization.................................    1,375       1,927       2,581
                                                                -------     -------     -------
          Income from operations..............................    2,593       5,807       9,581
Interest expense..............................................     (676)       (811)       (849)
Other income (expense), net...................................   (1,026)       (113)         10
Minority interest.............................................       58         (86)        (14)
                                                                -------     -------     -------
          Income before provision for foreign and certain
            state income taxes................................      949       4,797       8,728
Provision for foreign and certain state income taxes..........      135         294         375
                                                                -------     -------     -------
Net income....................................................  $   814     $ 4,503     $ 8,353
                                                                =======     =======     =======

          See accompanying notes to consolidated financial statements.

                         COVEY LEADERSHIP CENTER, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                COMMON STOCK        ADDITIONAL
                                              -----------------      PAID-IN       RETAINED
                                              SHARES     AMOUNT      CAPITAL       EARNINGS      TOTAL
                                              ------     ------     ----------     --------     -------
                                                                   (IN THOUSANDS)
Balance at December 31, 1993................    835        $1          $211        $  3,702     $ 3,914
  Repurchase and cancellation of common
     shares from former officer of the
     company................................   (100)                    (28)           (478)       (506)
  Return and cancellation of common shares
     related to non-payment of a note.......    (25)                     (7)              7
  Distributions to S Corporation
     shareholders...........................                                         (1,790)     (1,790)
  Net income................................                                            814         814
                                                ---        --          ----         -------     -------
Balance at December 31, 1994................    710         1           176           2,255       2,432
  Issuance of common shares as
     compensation...........................     80                     246                         246
  Distributions to S Corporation
     shareholders...........................                                           (151)       (151)
  Return of distributions to S Corporation
     shareholder............................                                             91          91
  Net income................................                                          4,503       4,503
                                                ---        --          ----         -------     -------
Balance at December 31, 1995................    790         1           422           6,698       7,121
  Distributions to S Corporation
     shareholders...........................                                         (3,622)     (3,622)
  Net income................................                                          8,353       8,353
                                                ---        --          ----         -------     -------
Balance at December 31, 1996................    790        $1          $422        $ 11,429     $11,852
                                                ===        ==          ====         =======     =======

          See accompanying notes to consolidated financial statements.

                         COVEY LEADERSHIP CENTER, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          INCREASE (DECREASE) IN CASH

                                                                     YEAR ENDED DECEMBER 31,
                                                                  -----------------------------
                                                                   1994       1995       1996
                                                                  -------    -------    -------
                                                                         (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income....................................................  $   814    $ 4,503    $ 8,353
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization..............................    1,375      1,927      2,581
     Gain on sale of subsidiary.................................                           (954)
     Issuance of common shares as compensation..................                 246
     Minority interest..........................................      (58)        86         14
     Settlement agreements......................................      911        100
     Loss on sale of assets.....................................       92         45         51
     Changes in operating assets and liabilities, net of effects from sale of subsidiary:
       Increase in accounts receivable..........................   (1,718)    (2,451)    (6,482)
       Increase in inventories..................................     (515)       (34)    (1,294)
       (Increase) decrease in prepaid expenses and other........      (26)      (255)        68
       Increase in accounts payable and accrued liabilities.....      234      3,183      2,961
       Increase (decrease) in deferred revenue..................    1,112       (432)     1,149
                                                                  -------    -------    -------
          Net cash provided by operating activities.............    2,221      6,918      6,447
                                                                  -------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment..................       43         58         32
  Net decrease in cash from sale of subsidiary..................                            (13)
  Purchase of property and equipment and additions to product
     development costs and other intangible assets..............   (2,638)    (2,346)    (5,134)
  (Increase) decrease in other assets...........................      (83)      (147)       227
  Advance to minority shareholder in subsidiary.................     (136)       (58)
                                                                  -------    -------    -------
          Net cash used in investing activities.................   (2,814)    (2,493)    (4,888)
                                                                  -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (payments) borrowings under line-of-credit................     (950)      (690)       105
  Proceeds from issuance of long-term debt......................    4,500                 3,564
  Payments on long-term debt....................................   (1,166)    (1,691)    (1,835)
  Payments on capital lease obligations.........................     (549)      (696)      (529)
  Borrowing (repayment) of note due to major shareholder........    1,000     (1,000)
  Distributions to S Corporation shareholders...................   (2,224)      (151)    (3,083)
  Return of distribution to S Corporation shareholder...........                  91
                                                                  -------    -------    -------
          Net cash provided by (used in) financing activities...      611     (4,137)    (1,778)
                                                                  -------    -------    -------
NET INCREASE (DECREASE) IN CASH.................................       18        288       (219)
CASH AT BEGINNING OF YEAR.......................................       52         70        358
                                                                  -------    -------    -------
CASH AT END OF YEAR.............................................  $    70    $   358    $   139
                                                                  =======    =======    =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for interest........................  $   633    $   812    $   870
  Cash paid during the year for foreign and certain state income
     taxes......................................................      135        294        375
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Capital lease obligations incurred for acquisition of
     equipment..................................................  $ 1,339    $   445    $   274
  Repurchase of common shares from former officer by issuance of
     a note payable.............................................      506
  Accrued distributions to S Corporation shareholders...........                            539

          See accompanying notes to consolidated financial statements.

                         COVEY LEADERSHIP CENTER, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) NATURE OF OPERATIONS

     Covey Leadership Center, Inc. (the "Company"), a Utah corporation, is a provider of integrated educational materials, training workshops, consulting services, publications and products designed to empower individuals and organizations to become more effective through understanding and applying principles that the Company believes are universal. The Company's main products and services include program manuals, videotapes, audiotapes, live training presentations and programs, assessment tools, and personal organizers. The Company principally markets its products and services nationally through a direct sales force and internationally through licensee arrangements.

     Executive Excellence Publishing, L.C. ("EEP"), a majority owned subsidiary of the Company through June 30, 1996 (see Note 10), publishes and markets the Executive Excellence magazine.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and EEP until the Company sold its interest in EEP effective June 30, 1996. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Pervasiveness of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Inventories

     Inventories, comprised primarily of finished goods, are stated at the lower of cost or market, cost being determined using the first-in, first-out method.

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. Maintenance, repairs, minor renewals and betterments are expensed as incurred. Major renewals and betterments are capitalized. The cost of property and equipment sold or otherwise disposed of and the related accumulated depreciation and amortization are relieved from the accounts, and any gains or losses arising from sale or disposal are included in operations.

     Depreciation and amortization of property and equipment are computed using the straight-line method over the estimated useful lives of the related assets. The estimated useful lives are as follows:

                                                                               YEARS
                                                                              --------
        Computer equipment and software.....................................   3 to 5
        Office furniture and equipment......................................   5 to 7
        Leasehold improvements..............................................  2 to 20
        Vehicles............................................................     5

                         COVEY LEADERSHIP CENTER, INC.

     Property and equipment are comprised of the following as of December 31, 1995 and 1996 (in thousands):

                                                                    1995        1996
                                                                   -------     -------
        Computer equipment and software..........................  $ 5,786     $ 7,373
        Office furniture and equipment...........................    3,765       4,024
        Leasehold improvements...................................      513       1,307
        Vehicles.................................................       49          49
                                                                   -------     -------
                                                                    10,113      12,753
        Less accumulated depreciation and amortization...........   (3,583)     (5,566)
                                                                   -------     -------
                                                                   $ 6,530     $ 7,187
                                                                   =======     =======

  Product Development Costs and Other Intangible Assets

     The Company capitalizes certain costs associated with the development and production of video and audio products and costs associated with writing books. These costs are not capitalized until the product has reached economic feasibility and management has decided to produce and market the product. Costs and expenses related to research and initial product design are expensed as incurred and amounted to approximately $677,000, $955,000 and $2,531,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

     Amortization is provided for video and audio products using the straight-line method (which approximates the income forecast method) over their estimated useful lives, which range from three to eight years. Amortization is provided for capitalized book costs using the income forecast method.

     Costs and expenses related to trademarks and copyrights are capitalized and amortized ratably over their estimated useful lives, which range from 5 to 15 years.

     Product development costs and other intangible assets are comprised of the following as of December 31, 1995 and 1996 (in thousands):

                                                                      1995       1996
                                                                     ------     ------
        Video and audio products...................................  $2,846     $2,867
        Books......................................................     662      2,256
        Trademarks and copyrights..................................     100        444
        Other......................................................      58        142
                                                                     ------     ------
                                                                      3,666      5,709
        Less accumulated amortization..............................    (208)      (680)
                                                                     ------     ------
                                                                     $3,458     $5,029
                                                                     ======     ======

  Revenue Recognition and Classification

     Revenue from the sale of products and services is recognized when products are shipped and services are rendered. The Company defers revenue paid in advance relating to future services. Revenue from book royalties is recognized when received. In addition, revenue from magazine subscriptions, which was generated by EEP, was deferred and recognized pro rata as the delivery of periodicals occurred (see Note 10). Costs related to the procurement of subscriptions were expensed as incurred.

     Training sales in the accompanying consolidated statements of income includes training services and the products associated with the training. Training sales also includes affiliate and foreign licensee royalties.

                         COVEY LEADERSHIP CENTER, INC.

Product sales includes products sold through the Company's catalog operations and retail stores, independent distributors and bookstores. Product sales also includes book royalties and magazine subscription revenue.

  Advertising

     The Company expenses the cost of advertising the first time the advertising takes place, except for direct-response advertising related to future public seminars which is recorded as a prepaid expense until the seminar is held. For the years ended December 31, 1994, 1995 and 1996, advertising expenses totaled approximately $1,501,000, $2,039,000 and $3,475,000, respectively.

  Income Taxes

     The Company has elected, for federal and state income tax purposes, to include its taxable income with that of its shareholders (an S Corporation election). Accordingly, the Company does not record a provision for federal and state income taxes which would otherwise be considered in the determination of net income had the Company not elected S Corporation status. A provision has been made for foreign income taxes and for state income taxes for those states that tax S corporations.

     The Company's policy is to record distributions to its shareholders for the payment of income taxes when they are declared to the shareholders. The Company anticipates distributing amounts as needed for the payment of the shareholders' federal and state income taxes.

  Concentration of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. In the normal course of business, the Company provides credit terms to its customers. Accordingly, the Company performs ongoing credit evaluations of its customers and maintains allowances for possible losses which, when realized, have been within the range of management's expectations.

  Fair Value of Financial Instruments

     The book value of the Company's financial instruments approximates fair value. The estimated fair values have been determined using appropriate market information and valuation methodologies.

  Recent Accounting Pronouncement

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The Company adopted SFAS No. 121 for 1996, which had no impact on the Company's financial position or results of operations.

  Reclassifications

     Certain reclassifications have been made to the 1994 and 1995 financial statements to be consistent with the 1996 presentation.

(3) CREDIT AGREEMENT

     The Company has a credit agreement (the "Agreement") with a bank which provided for a $6,000,000 term loan (see Note 4) and a revolving line-of-credit commitment of $9,000,000 as of December 31, 1996. On April 10, 1997, the Agreement was amended to refinance the term loan and to increase the revolving line-of-

                         COVEY LEADERSHIP CENTER, INC.

credit commitment to $25,000,000 through September 1, 1997. Borrowings on the amended revolving line-of-credit are limited to 80 percent of eligible accounts receivable plus certain other amounts, as defined. Amounts outstanding under the Agreement are secured by essentially all assets of the Company.

     As of December 31, 1996 the term loan bore interest at either the bank's base rate plus .25 percent or the contracted LIBOR rate plus 235 basis points, as elected by the Company. As of December 31, 1996, the entire $5,125,000 outstanding balance bore interest at the contracted LIBOR rate plus 235 basis points, which was 7.85 percent. The remaining balance outstanding under the term loan was transferred to the revolving line-of-credit on April 10, 1997.

     The revolving line-of-credit bears interest at either the bank's base rate or the contracted LIBOR rate plus 210 basis points, as elected by the Company. As of December 31, 1995 and 1996, the Company had borrowed $1,125,000 and $1,230,000, respectively, under the revolving line-of-credit with approximately $7,770,000 of availability under the line as of December 31, 1996. Approximately $1,000,000 of borrowings as of December 31, 1996 bore interest at the contracted LIBOR rate plus 210 basis points, which was 7.35 percent, while approximately $230,000 bore interest at the bank's base rate, which was 8.25 percent. The weighted average outstanding balance was $2,783,000 during the year ended December 31, 1996. The maximum amount outstanding during 1996 was $6,000,000. The weighted average interest rate was 8.2 percent for the year ended December 31, 1996.

     The Agreement contains certain restrictive covenants with respect to the operations of the Company. Among other restrictions, included are restrictions on incurrence of additional indebtedness, maintenance of minimum levels of net worth and maintenance of minimum levels of quarterly income before taxes. At December 31, 1996, the Company was in compliance with all restrictive covenants.

(4) LONG-TERM DEBT

     Long-term debt consists of the following as of December 31, 1995 and 1996 (in thousands):

                                                                    1995        1996
                                                                   -------     -------
        Term loan payable to a bank (see Note 3).................  $ 3,125     $ 5,125
        Contract payable to an individual, due in monthly
          installments of $35,000, including imputed interest at
          9 percent, through December 1998 (see Note 6)..........    1,101         766
                                                                   -------     -------
                                                                     4,226       5,891
        Less current portion.....................................   (1,835)     (1,866)
                                                                   -------     -------
                                                                   $ 2,391     $ 4,025
                                                                   =======     =======

     Future maturities of long-term debt as of December 31, 1996 are as follows (in thousands):

                              YEAR ENDING DECEMBER 31,
        --------------------------------------------------------------------
               1997.........................................................  $1,866
               1998.........................................................   1,900
               1999.........................................................   1,500
               2000.........................................................     625
                                                                              ------
                                                                              $5,891
                                                                              ======

                         COVEY LEADERSHIP CENTER, INC.

(5) CAPITAL LEASE OBLIGATIONS

     Future minimum lease payments for equipment held under capital lease arrangements as of December 31, 1996 are as follows (in thousands):

                              YEAR ENDING DECEMBER 31,
        --------------------------------------------------------------------
               1997.........................................................  $  628
               1998.........................................................     536
               1999.........................................................     247
               2000.........................................................      16
                                                                              ------
        Total future minimum lease payments.................................   1,427
        Less amount representing interest...................................    (142)
                                                                              ------
        Present value of future minimum lease payments......................   1,285
        Less current portion................................................    (541)
                                                                              ------
                                                                              $  744
                                                                              ======

     Total assets held under capital lease arrangements were approximately $2,522,000 and $2,464,000 with accumulated amortization of approximately $603,000 and $989,000 as of December 31, 1995 and 1996, respectively. Amortization of capital lease assets is included in depreciation and amortization.

(6) COMMITMENTS AND CONTINGENCIES

  Lease Commitments

     The Company leases certain office and warehouse facilities and equipment under renewable operating lease agreements with noncancelable terms in excess of one year. For the years ended December 31, 1994, 1995 and 1996, lease expense for all operating leases was approximately $941,000, $1,744,000 and $1,445,000, respectively. The following is a schedule of future minimum rental payments required under operating leases as of December 31, 1996 (in thousands):

                              YEAR ENDING DECEMBER 31,
                            ----------------------------
                     1997...........................................  $1,603
                     1998...........................................   1,348
                     1999...........................................   1,074
                     2000...........................................     495
                     2001...........................................     411
                     Thereafter.....................................     909
                                                                      ------
                                                                      $5,840
                                                                      ======

  Shareholder Employment Agreements

     In connection with the shareholder agreements discussed in Note 7, the Company has entered into employment agreements with 10 key employees, who are also shareholders, which require the Company to pay six months of severance to each employee shareholder if their employment is terminated other than for cause, as defined.

  Affiliate and Licensing Agreements

     Prior to 1994, the Company had entered into licensing agreements with domestic affiliates and international licensees to market its products and services in certain geographical areas and to certain market segments. In July 1994, the Company decided to change its domestic sales strategy to phase out the use of

                         COVEY LEADERSHIP CENTER, INC.

affiliates and to rely on inhouse direct sales. To make this transition, the Company's domestic affiliates were advised that their licensing agreements would not be renewed upon the expiration of the current terms. To expedite the transition, the Company offered premium transitional payments generally payable over an agreed to shorter period than the original agreements. The amount of the payments was based on the sales during the shorter periods. The premium payments have been expensed as incurred and have amounted to approximately $876,000, $857,000 and $186,000 for the years ended December 31, 1994, 1995 and 1996, respectively. The costs have been included in selling, general and administrative expense in the accompanying consolidated statements of income. Also during 1996, the Company settled a legal dispute with an affiliate and has included the settlement amount in other expense in the accompanying 1996 consolidated statement of income. The agreement requires that the settlement terms remain confidential.

     The Company continues to market its products and services internationally under licensing agreements.

  Legal Matters

     During 1994, the Company entered into a settlement agreement with its former president, who was also a shareholder. Under the terms of the agreement, the Company acquired the shares of common stock held by the former president and received a release from all asserted claims. The total settlement of $1,680,000 was structured to be paid in monthly installments of $35,000 through December 1998 without interest. The Company recorded the above settlement net of imputed interest at 9 percent, which amounted to approximately $1,417,000. The recorded amount was allocated $506,000 to the shares of common stock acquired (see Note
7) and the remaining amount of $911,000 was expensed in the accompanying 1994 statement of income in other expense.

     In September 1996, the Company was named as a secondary defendant in a legal action arising out of a broker relationship between the Plaintiff and one of the Company's suppliers. The allegations assert that the Plaintiff acted as a sales agent of the supplier in selling certain products to the Company. In late 1995, the Company determined that it would no longer purchase products through the Plaintiff, and engaged another agent in purchasing products from the supplier. The Plaintiff alleges that the communications among the Company, the successor agent and the supplier constitute intentional interference with the Plaintiff's contractual and economic relations. The Plaintiff's claims for damages against the Company's supplier, the successor agent and the Company allege losses of commissions or broker's fees of $1,750,000. This matter is in the discovery phase. The Company has asserted various affirmative defenses and intends to vigorously defend against the claims. Management believes the lawsuit to be without merit and, after consultation with legal counsel, that the ultimate outcome of this matter will not have a material negative effect on the Company's financial position or results of operations.

     The Company is also the subject of certain other legal actions, which it considers routine to its business activities. As of December 31, 1996, management believes that any potential liability to the Company under such actions will not materially affect the Company's financial position or results of operations.

  Fulfillment and Distribution Agreement

     The Company entered into a fulfillment and distribution agreement to provide for inventory procurement, management, and order fulfillment. This agreement expires in June 2002. Early termination during July 1998 or July 1999 is provided given one-year written notice by either party. Disruption in this source could cause a delay in the Company's order fulfillment operations which would have an adverse affect on the Company's operating results.

                         COVEY LEADERSHIP CENTER, INC.

  Real Estate Options and Building Leases

     During 1994, the Company began to pursue the development of a new corporate office building and related facilities. The Company's intent was to enter into long-term lease arrangements with a party that would build facilities to suit the Company's specific needs. In April 1995, the Company acquired an option for $60,000 through a developer (the "Land Agreement") to purchase the required land. The land becomes available to the Company in four parcels. Pursuant to the Land Agreement, the Company and the developer formed Covey Corporate Campus One, L.L.C. ("CCC1"), to develop and construct a sales office building on Parcel A of the land (the "CCC1 Building").

     In July 1995, the Company reached an agreement with the developer to purchase the developer's interest in CCC1 for $188,000. At this same time, the Company entered into a Loan and Option Agreement (the "CCC1 Agreement") with The Boyer Company, L.C. ("Boyer"). Under the CCC1 Agreement, the Company gave Boyer a 50 percent interest in CCC1 in exchange for Boyer's agreement to advance the required pre-construction operating costs, to fund any construction costs in excess of the construction financing, and the commitment to obtain and guarantee construction and permanent financing for the CCC1 Building. In addition, the Company entered into a lease on the CCC1 Building and Boyer agreed to serve as developer and general contractor for the CCC1 Building for a fee of 1.5 percent of the total project costs. On this same date, CCC1 purchased parcel A for $601,500.

     In October 1996, the Company and Boyer formed Covey Corporate Campus Two, L.L.C. ("CCC2") under terms similar to CCC1, with certain exceptions, to develop and construct a corporate office building on Parcel B of the land (the "CCC2 Building"). CCC2 acquired Parcel B for $778,790. The Company and Boyer entered into lease and developer arrangements similar to CCC1, except the development fee is to be 2 percent of the total project costs.

     In December 1996, pursuant to a Board resolution dated July 1995 for the Company to be a lessee rather than a real estate developer, the Company offered to sell to all of its shareholders its ownership in CCC1 and CCC2 and an assignment of its rights under the Land Agreement. Certain shareholders through Riverwoods Development, L.C. ("Riverwoods"), a Utah Limited Liability Company, agreed to purchase the Company's ownership interests for $452,000 of cash and a $275,000 note payable. The participating shareholders of Riverwoods also made additional cash investments of $403,000 to cover certain construction costs of CCC2 and to make interest payments under the Land Agreement. This transaction was completed under the direction of a committee of the Board of Directors, which was principally comprised of outside directors who are nonshareholders, and with the assistance of an independent real estate consultant and other advisors.

     As discussed above, the Company has agreed to lease both buildings for a 12 year period with annual rent commitments of approximately $834,000 and $956,000 for the CCC1 and CCC2 Buildings, respectively. The CCC1 Building was occupied in February 1997 and the CCC2 Building is expected to be completed by mid-1997. The lease agreements will be accounted for as operating leases. In connection with the construction of these buildings, the Company has also committed to pay for certain leasehold improvements, which amounted to approximately $160,000 for the CCC1 Building.

(7) COMMON STOCK AND RETAINED EARNINGS

  Voting, Transfer and Repurchase Agreements

     As of December 31, 1996, the Company has 790,000 shares of common stock issued and outstanding, of which 290,000 shares are held by key employees and 500,000 shares are held by the Company's founder and major shareholder and his family members. The shareholders entered into a voting trust agreement in 1991 which provides for the employee shareholders to have 50 percent of the votes on matters requiring shareholder approval.

                         COVEY LEADERSHIP CENTER, INC.

     Also in 1991, the employee shareholders entered into employee stock transfer and repurchase agreements which restrict the ability of the employee shareholders to transfer or sell shares. Upon termination of employment, the employee shareholders must sell and the Company purchase all shares then owned at a price based on the current book value of the shares, as defined.

     In addition, the major shareholder and his family members entered into family stock transfer and repurchase agreements in 1991 which restrict their ability to transfer or sell shares. The family members may transfer or sell shares to other family members only or may elect to have the Company purchase shares at a price based on the current book value of the shares, as defined.

  Repurchase of Common Shares

     During 1994, in connection with the settlement discussed in Note 6, the Company repurchased and canceled 100,000 shares of common stock from its former president. A portion of the total settlement amount, which was determined based on the book value of the common shares acquired in accordance with the above described agreement, was recorded as a reduction in equity.

     During 1994, the Company made distributions to its shareholders for the payment of estimated federal and state income taxes. As a result of the settlement agreement with the former president and other adjustments at year-end, the amounts distributed to the former president during 1994 exceeded the actual taxes due for the year by approximately $91,000. Accordingly, the excess distributions were returned to the Company during the year ended December 31, 1995.

  Issuance of Common Shares

     In January 1995, the Company issued 80,000 shares of common stock to key employees as compensation for services rendered. The value of the shares issued was based on book value at the time of issuance in accordance with the above described agreements and was expensed in 1995.

  Common Stock Options

     Effective September 30, 1996, the Company's Board of Directors authorized the grant of options to purchase 60,000 shares of common stock to certain officers, directors and key employees. The options become exercisable in four annual installments commencing one year from the date of grant, provided the optionees continue as employees or directors of the Company. The options expire ten years from the date of grant. The exercise price is $38 per share which represents the estimated fair market value of the Company's common stock on the grant date as determined by the Board of Directors based on an independent appraisal. At December 31, 1996, no options were exercisable.

     The Company applies Accounting Principles Board Opinion 25 and related interpretations in accounting for stock options granted. Accordingly, no compensation expense has been recognized since the exercise price of the options was based on the estimated fair market value of the Company's common stock at the date of grant. Had compensation expense for these options granted been determined based on the fair value of the option at the grant date consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net income during the year ended December 31, 1996 would have been reduced by approximately $39,000.

     The fair value of the options granted has been estimated on the date of grant using the Black-Scholes option pricing model based on the following assumptions: expected life of five years and risk-free interest rate of 6.45 percent. The estimated fair value of the options granted during 1996 was $10.48 per share.

                         COVEY LEADERSHIP CENTER, INC.

  Retained Earnings

     Subsequent to December 31, 1996, the Company's Board of Directors has authorized estimated distributions of $10.1 million to its shareholders for the payment of income taxes and of previously taxed earnings. The distributions are contingent upon increasing the Company's line-of-credit and obtaining bank approval (see Note 3).

(8) PROFIT SHARING PLANS

     The Company has a 401(k) Employee Savings Plan (the "Plan"). The Plan allows employees to make pretax contributions and the Company to make discretionary matching contributions. The Company currently matches 100 percent of employee contributions up to 3 percent of qualifying employee compensation. The Company's contributions to the Plan amounted to approximately $280,000, $322,000 and $431,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

     The Company instituted a variable pay plan in 1995 which covers substantially all employees. Distributions under the Plan are based on Company attainment of earning targets, customer satisfaction ratings and other nonfinancial performance objectives. The variable pay plan is administered by the Board of Directors. Variable pay was approximately $4,016,000 and $5,394,000 for the years ended December 31, 1995 and 1996, respectively.

(9) RELATED PARTY TRANSACTIONS

  Presentation Fees

     The Company has certain presentation agreements with its major shareholder. These agreements provide for payment of presentation fees based upon the nature of the presentation, as defined. Presentation fees amounted to approximately $3,154,000, $2,424,000 and $2,281,000 for the years ended December 31, 1994,
1995 and 1996, respectively.

  Licensing and Royalty Agreements

     The Company entered into a licensing agreement with its major shareholder in 1990 that provides for royalty payments to the shareholder and a related trust in exchange for licensing rights to certain materials and products. The agreement provides for royalty payments based on adjusted gross revenues calculated on a quarterly basis. Royalty expense amounted to approximately $2,215,000, $2,388,000 and $3,125,000 for the years ended December 31, 1994,
1995 and 1996, respectively, and has been separately classified in the accompanying consolidated statements of income. As of December 31, 1995, the Company had accrued royalties in the amount of $291,000 to the major shareholder and related trust. As of December 31, 1996, the Company had overpaid royalties in the amount of $144,000 to the major shareholder and related trust. As discussed in Note 11, subsequent to December 31, 1996 the shareholder has agreed to exchange his interest in the licensing agreement for $27,000,000 to be paid in either cash or shares of Franklin Quest, Co.'s common stock.

     The Company entered into royalty agreements with a shareholder and another coauthor, who is also the shareholder's spouse, for royalty payments in exchange for copyrights on the First Things First book. The royalties for the shareholder amounted to approximately $20,000 and $95,000 for the years ended December 31, 1994 and 1995, respectively. Effective January 1995, the royalty agreement with the shareholder was modified such that royalty payments were considered to be included in his employee compensation. Royalties to the shareholder's spouse amounted to approximately $0, $145,000, and $117,000, for the years ended December 31, 1994, 1995 and 1996, respectively.

                         COVEY LEADERSHIP CENTER, INC.

     In addition, the Company entered into a licensing agreement with its major shareholder to promote his books. The Company receives royalty income on a formula basis for its promotional efforts. Royalty income amounted to approximately $167,000, $1,010,000 and $846,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

(10) SALE OF INTEREST IN EXECUTIVE EXCELLENCE

     The Company sold its ownership interest in EEP to Leadership Resources, Inc. on June 30, 1996 for $100,000 in cash, a $400,000 non-interest bearing note receivable, and forgiveness of $534,000 of advance distributions made by EEP to the Company. The note receivable is secured by a security and pledge agreement and is payable in $16,667 monthly installments through July 1998. As of December 31, 1996, $297,000, net of imputed interest at 8 percent, was outstanding under the note receivable. The Company recognized a gain of $954,000 on the sale, which is included in other income in the accompanying statement of income for the year ended December 31, 1996.

(11) SUBSEQUENT EVENTS

  Acquisition of Assets

     On February 7, 1997, the Company purchased certain assets and assumed certain lease obligations of a licensee for approximately $1,500,000. Of this purchase price, $750,000 was paid upon signing the agreement and $750,000 is payable in installments through October 1997. The assets acquired include goodwill and certain tangible assets used in the business.

  Agreement to Merge

     On March 21, 1997, the Company and Franklin Quest, Co. ("Franklin"), a leading provider of training seminars and the creator of the Franklin Day Planner, entered into an agreement that provides for the Company to merge with and into Franklin. Under the agreement, each outstanding share of the Company's Common Stock will be converted into the right to receive shares of newly issued Common Stock of Franklin based on the share exchange ratio, as defined in the merger agreement, and each outstanding option to purchase Common Stock of the Company will be converted into options to purchase Franklin Common Stock with the number of Franklin options issued and the exercise price to reflect the share exchange ratio. In connection with the merger, Franklin will acquire the license rights (see Note 9) from the Company's major shareholder and related trust for an aggregate of $27 million payable in either cash or Franklin Common Stock. The amount of cash or shares of Franklin Common Stock to be received for the license rights will be determined by the shareholder prior to the merger. The maximum number of shares of Franklin Common Stock to be issued in connection with all transactions contemplated by the merger will not exceed 6,631,272, which shares include the maximum shares which the shareholder could elect to receive for the license rights and the shares reserved for the exercise of Franklin options into which the Company's options will be converted. The merger, which has been approved by the Board of Directors of each company, is subject to satisfactory completion of due diligence and approval by the shareholders of both companies.

                                                                      APPENDIX A

                                MERGER AGREEMENT

                                     AMONG

                              FRANKLIN QUEST CO.,
                              A UTAH CORPORATION,

                         COVEY LEADERSHIP CENTER, INC.,
                              A UTAH CORPORATION,

                                      AND

               THE SHAREHOLDERS OF COVEY LEADERSHIP CENTER, INC.

                                  DATED AS OF

                                 MARCH 21, 1997

                               TABLE OF CONTENTS

ARTICLE 1 -- THE MERGER..................................................................     1
  1.1    The Plan of Merger..............................................................     1
         (a)  The Merger.................................................................     1
         (b)  Effect of the Merger.......................................................     1
         (c)  Articles of Incorporation and Bylaws; Directors and Officers...............     1
         (d)  Conversion of Securities...................................................     1
         (e)  Dissenting Shares..........................................................     3
         (f)  Surrender and Exchange of Covey Options....................................     3
         (g)  License of Intellectual Property...........................................     4
  1.2    Taking of Necessary Action; Further Action......................................     4
  1.3    Proxy Statement.................................................................     4
  1.4    Expenses of the Proxy Statement.................................................     5
  1.5    Indemnification.................................................................     5
ARTICLE 2 -- CONDITIONS..................................................................     6
  2.1    Conditions to Obligations of Each Party to Effect the Merger....................     6
  2.2    Conditions to Obligation of Franklin............................................     7
  2.3    Conditions to Obligation of Covey and the Shareholders..........................     9
ARTICLE 3 -- PRE-MERGER COVENANTS........................................................    10
  3.1    Pre-Merger Covenants............................................................    10
         (a)  Notices and Consents.......................................................    10
         (b)  Operation of Business......................................................    11
         (c)  Affiliated Transactions....................................................    11
         (d)  Preservation of Business...................................................    11
         (e)  Access.....................................................................    11
         (f)  Notice of Developments.....................................................    11
         (g)  Exclusivity................................................................    11
         (h)  Representations and Warranties.............................................    12
         (i)   Hart-Scott-Rodino Act Compliance..........................................    12
         (j)   Confidentiality...........................................................    12
  3.2    Tax Distributions to Covey Shareholders.........................................    12
  3.3    Disclosure Schedule.............................................................    13
ARTICLE 4 -- ADDITIONAL AGREEMENTS.......................................................    14
  4.1    Post-Merger Covenants...........................................................    14
         (a)  Franklin Governance........................................................    14
         (b)  Confidentiality............................................................    16
         (c)  Indemnification............................................................    16
         (d)  Tax Treatment..............................................................    19
         (e)  Files and Records..........................................................    20
         (f)  Indemnification of Covey Officers and Directors............................    20
         (g)  Tax Benefits...............................................................    20
         (h)  Subsidiary Names...........................................................    21
         (i)   Bylaws....................................................................    21
ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES..............................................    21
  5.1    Representations and Warranties of Covey and the Shareholders....................    21
         (a)  Organization, Qualification and Corporate Power............................    21
         (b)  Authorization of Transaction...............................................    21
         (c)  Noncontravention...........................................................    22
         (d)  Capitalization.............................................................    22
         (e)  Subsidiaries...............................................................    23

         (f)  Financial Statements.......................................................    23
         (g)  Events Subsequent to Most Recent Fiscal Year End...........................    23
         (h)  Undisclosed Liabilities....................................................    24
         (i)   Conduct of Business; Records and Books of Account.........................    24
         (j)   Tax Matters...............................................................    24
         (k)  Real and Personal Property and Related Matters.............................    26
         (l)   Environmental Compliance..................................................    27
         (m) Legal Compliance............................................................    28
         (n)  Intellectual Property......................................................    28
         (o)  Contracts..................................................................    29
         (p)  Insurance..................................................................    30
         (q)  Powers of Attorney.........................................................    30
         (r)  Litigation.................................................................    30
         (s)  Employees; Employment Practices: Compensation and Vacations................    31
         (t)  Employee Benefit Plans.....................................................    31
         (u)  Compliance with Laws; Certain Operations...................................    32
         (v)  Indebtedness...............................................................    32
         (w)  Labor Discussions and Troubles.............................................    32
         (x)  Notes and Accounts Receivable..............................................    32
         (y)  No Bankruptcy Proceedings..................................................    33
         (z)  Bank Accounts and Safe Deposit Boxes; Powers of Attorney...................    33
         (aa) Potential Conflicts of Interest............................................    33
         (bb) Brokers' Fees..............................................................    33
         (cc) Disclosure.................................................................    33
         (dd) Ownership of Stock.........................................................    33
         (ee) Execution, Delivery and Enforceability of Agreement; No Violation..........    34
         (ff) Residence and Domicile.....................................................    34
         (gg) Investment Representations.................................................    34
         (hh) Brokers or Finders.........................................................    35
         (ii) Additional Information.....................................................    35
         (jj) Name; Shareholder Claims Against Covey.....................................    35
  5.2    Representations and Warranties of Franklin......................................    35
         (a)  Organization...............................................................    35
         (b)  Authorization of Transaction...............................................    35
         (c)  Noncontravention...........................................................    36
         (d)  Capital Structure of Franklin..............................................    36
         (e)  SEC Documents..............................................................    37
         (f)  Information Supplied.......................................................    37
         (g)  No Default.................................................................    37
         (h)  Compliance with Applicable Laws............................................    37
         (i)   Litigation................................................................    38
         (j)   Events Subsequent to the Most Recent Fiscal Quarter End...................    38
         (k)  Undisclosed Liabilities....................................................    38
         (l)   Disclosure................................................................    38
ARTICLE 6 -- MISCELLANEOUS...............................................................    38
  6.1    Termination.....................................................................    38
  6.2    Liquidated Damages..............................................................    39
  6.3    Press Releases and Announcements................................................    40
  6.4    No Third Party Beneficiaries....................................................    40
  6.5    Entire Agreement................................................................    40
  6.6    Succession and Assignment.......................................................    40

  6.7    Counterparts....................................................................    40
  6.8    Headings........................................................................    41
  6.9    Notices.........................................................................    41
  6.10   Governing Law...................................................................    42
  6.11   Amendments and Waivers..........................................................    42
  6.12   Severability....................................................................    42
  6.13   Expenses........................................................................    42
  6.14   Construction....................................................................    42
  6.15   Incorporation of Exhibits and Schedules.........................................    42
  6.16   Remedies........................................................................    42
  6.17   Directly or Indirectly..........................................................    43
  6.18   Attorney's Fees.................................................................    43
ARTICLE 7 -- DEFINITIONS.................................................................    43
  7.1    Definitions.....................................................................    43
         Adverse Consequences............................................................    43
         Affiliate.......................................................................    43
         Affiliated Group................................................................    43
         Articles of Merger..............................................................    43
         Basis...........................................................................    43
         Claim...........................................................................    43
         Code............................................................................    43
         Confidential Information........................................................    43
         Covey Common....................................................................    43
         Disclosure Schedule.............................................................    43
         Dissenting Shares...............................................................    43
         Effective Date..................................................................    43
         Effective Time..................................................................    43
         Employee Benefit Plans..........................................................    44
         Employee Welfare Benefit Plan...................................................    44
         Encumbrance.....................................................................    44
         Environmental Claim.............................................................    44
         Environmental Laws..............................................................    44
         Environmental Liabilities.......................................................    44
         ERISA...........................................................................    44
         Exchange Act....................................................................    44
         Franklin Common.................................................................    44
         Franklin Parties................................................................    44
         GAAP............................................................................    44
         Governmental Authorization......................................................    44
         Governmental Body...............................................................    44
         Hazardous Materials.............................................................    45
         Indebtedness....................................................................    45
         Intellectual Property...........................................................    45
         Knowledge.......................................................................    45
         Legal Requirement...............................................................    45
         Liability.......................................................................    45
         Merger..........................................................................    45
         Order...........................................................................    45
         Ordinary Course of Business.....................................................    45
         Permitted Exceptions............................................................    45
         Person..........................................................................    46
         Plan of Merger..................................................................    46

         Registration Statement..........................................................    46
         Release.........................................................................    46
         Remedial Action.................................................................    46
         SEC.............................................................................    46
         Securities Act..................................................................    46
         Security Interest...............................................................    46
         Shareholders....................................................................    46
         Shares..........................................................................    46
         Subsidiary......................................................................    46
         Tax.............................................................................    46
         Tax Return......................................................................    46
         URBCA...........................................................................    46

                                MERGER AGREEMENT

     THIS MERGER AGREEMENT (this "Agreement") is entered into as of March 21, 1997 among Franklin Quest Co., a Utah corporation ("Franklin"), Covey Leadership Center, Inc., a Utah corporation ("Covey"), and each of the Shareholders of Covey (the shareholders of Covey are referred to individually herein as a "Shareholder" and collectively as the "Shareholders"). Franklin, Covey and the Shareholders are collectively referred herein as the "Parties" and individually as a "Party".

     Capitalized terms used herein and not otherwise defined herein have the meanings set forth in Article 7.

     The respective boards of directors of Franklin and Covey have approved the transactions contemplated hereby and Franklin and Covey have determined for good and valid business reasons that it is advisable to consummate the merger described in Article 1 (the "Merger") as a statutory merger or reorganization under Section 368(a)(1)(A) of the Code, as a result of which: (i) all of the outstanding capital stock of Covey, existing before the Merger, will be converted into the right to receive common stock of Franklin, and (ii) Covey will be merged with and into Franklin with Franklin as the surviving corporation after the Merger, all on the terms and subject to the conditions set forth in this Agreement.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereby agree as follows.

                            ARTICLE 1 -- THE MERGER

     1.1 The Plan of Merger. In connection with the Merger and the reorganization under Code Section 368(a)(1)(A), the respective boards of directors of Franklin and Covey have, by resolutions, duly adopted and approved the following provisions of this Article 1 and a plan of merger (the "Plan of Merger") required by Section 16-10a-1101 of the Utah Revised Business Corporation Act (the "URBCA"), which Plan of Merger is also a plan of reorganization required by Code Sections 354 and 361. The Plan of Merger is still subject to the approval of Franklin's and Covey's shareholders as provided in this Agreement. The Plan of Merger includes, among other things, provisions to the following effect:

          (a) The Merger. At the Effective Time, in accordance with this Agreement and Section 16-10a-1105(2) of the URBCA, Covey shall be merged with and into Franklin, the separate existence of Covey shall cease, and Franklin shall continue as the surviving corporation under the new corporate name of Franklin Covey Co. Franklin, in its capacity as the corporation surviving the Merger, sometimes is referred to herein as the "Surviving Corporation".

          (b) Effect of the Merger. At the Effective Time, the Merger shall have the effect provided for in Section 16-10a-1106 of the URBCA.

          (c) Articles of Incorporation and Bylaws; Directors and Officers. The Articles of Incorporation and Bylaws of Franklin, as in effect immediately prior to the Effective Time, shall, except as amended by the articles of merger to be filed in respect of the Merger (which include the Plan of Merger attached thereto as an exhibit), in the form set forth as Exhibit 1.1(c)(i) hereto, in accordance with Section 16-10a-1105 of the URBCA (the "Articles of Merger"), be the Articles of Incorporation and Bylaws of the Surviving Corporation at the Effective Time and shall thereafter continue to be its Articles of Incorporation and Bylaws until amended as provided therein and under applicable law. The individuals named on Exhibit 1.1(c)(ii) shall be the directors of the Surviving Corporation at the Effective Time. The individuals named on Exhibit 1.1(c)(iii) shall be the officers of the Surviving Corporation at the Effective Time.

          (d) Conversion of Securities.

             (i) At the Effective Time, by virtue of the Merger and without any further action on the part of Franklin or Covey or the Shareholders, all of the shares of common stock of Covey issued and outstanding (the "Covey Common"), in the aggregate, except for Dissenting Shares, shall automatically be cancelled and extinguished and be converted into and become a right to receive a number of shares of common stock of Franklin (the "Franklin Common") at the Share Conversion Rate set forth below, with the right of each of the holders thereof, as of the Effective Time, to be treated as a registered holder of that number of shares of Franklin Common as of the Effective Time which such Shareholder is entitled to receive pursuant to the terms of this Article 1, and with all rights to dividends and other distributions made to registered holders of Franklin Common as of such date; provided that the aggregate number of shares of Franklin Common that each of the Shareholders shall be entitled to receive shall be rounded down to the nearest whole share, and provided further that if the number of shares of Franklin Common that a shareholder is entitled to receive is rounded down to the nearest whole share, such Shareholder shall receive from Franklin in respect of the fractional share subject to such rounding, the value, determined to two decimal places, in cash of such fractional share. On the Effective Date, each share of Covey Common (except for Dissenting Shares) will, by virtue of the Merger, be cancelled and converted into the right to receive the number of shares of Franklin Common equal to the "Share Conversion Amount". For purposes of this Agreement, the Share Conversion shall be the number of shares of Franklin Common calculated in accordance with the following formula:

                      Share Conversion Amount =                               6,631,272-X-Y
                                                                             --------------
                                                                                    A

               where: X equals the number of shares of Franklin Common to be issued to Stephen R. Covey and to the Trustees of the Stephen and Sandra Covey Posterity Trust, dated December 30, 1993 (the "Trust") for the "License Rights" as set forth in Section 1.1(g), which, when combined with Y shall have a value equal to $27,000,000. For purposes of determining the value of the number of shares of Franklin Common received by Stephen R. Covey and the Trust for the License Rights which are to be subtracted from $27,000,000, each such share of Franklin Common shall have a value equal to Z; and

               where:
                                  Y =            the amount of cash to be paid to
                                                  Stephen R. Covey and the Trust               ; and
                                                for the License Rights pursuant to
                                                              1.1(g)
                                             -----------------------------------------
                                                                 Z

               where: Z shall equal the average closing price of the Franklin Common on the New York Stock Exchange (the "NYSE") for the twenty (20) trading days ending on the second trading day prior to the Effective Date; and

               where: A equals the aggregate number of shares of Covey Common outstanding in the business day immediately preceding the Effective Date (determined on a fully diluted basis and assuming, for purposes of the calculation, the exercise of all options or warrants to purchase Covey Common).

          (ii) At the Closing, the Shareholders will deliver to Franklin, free and clear of any Encumbrances, certificates of Covey Common, representing all of the outstanding Covey Common, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly endorsed in blank, and bearing or accompanied by all requisite stock transfer stamps;

          (iii) At the Closing, Franklin shall issue to the Shareholders, other than holders of Dissenting Shares, the number of shares of Franklin Common calculated in accordance with Section 1.1(d)(i) in exchange for the Covey Common so delivered by the Shareholders by Franklin's delivery of one or more certificates to each Shareholder for the aggregate number of shares of Franklin Common that such Shareholder is entitled to receive as set forth and determined in accordance with Section 1.1(d)(i) hereof.

          (iv) If stock is to be issued in the name of, or directed to an account in the name of, a person other than the person in whose name the certificates for shares surrendered for exchange are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to Franklin any transfer or other Taxes required by reason of the issuance of such certificate in the name of a person other than the registered owner of the certificates surrendered, or shall establish to the satisfaction of Franklin that such Tax has been paid or is not applicable. Notwithstanding the foregoing, no party hereto shall be liable to a holder of certificates theretofore representing shares of Covey Common for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the certificate representing Franklin Common to be issued pursuant to Section 1.1(d)(iii), into which the shares it theretofore represented shall have been converted pursuant to Section 1.1(d)(i), and Franklin shall not be required to issue to such holder the stock to which he, she or it otherwise would be entitled; provided that procedures allowing for payment against lost or destroyed certificates against receipt of customary and appropriate certifications and indemnities shall be provided.

          (e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Covey Common outstanding immediately prior to the Effective Time that are held by Shareholders who have not voted in favor of the Merger or consented thereto in writing and who have demanded appraisal rights with respect thereto in accordance with Sections 16-10a-1301 through 1331 of the URBCA (the "Dissenting Shares") shall not be converted as described in Section 1.1(d), but shall, from and after the Effective Time, represent only the right to receive payment of the fair value of such Shareholder's Dissenting Shares in accordance with the provisions of the URBCA and this Section. Any shares of Covey Common held by a Shareholder who, prior to the Effective Time, withdraws a demand for appraisal of such shares or loses the right to appraisal as provided in the URBCA shall not be considered Dissenting Shares. Covey shall give Franklin prompt notice of any written demands for appraisal of any shares of Covey Common, attempted withdrawals of such demands, and any other instruments received by Covey pursuant to the URBCA relating to dissenting Shareholders and shareholders' rights of appraisal.

          (f) Surrender and Exchange of Covey Options. Covey currently has outstanding options to acquire Covey Common (the "Covey Options") that are held by certain employees and consultants. At the Effective Time, each outstanding Covey Option, by virtue of the Merger and without any further action on the part of Franklin, Covey, or the Shareholders, shall automatically be converted into an option to purchase shares of Franklin Common equal to the product of the number of shares of Covey Common issuable upon exercise of the Covey Option multiplied by the Share Conversion Rate. If prior to the Effective Date Franklin effects a stock dividend, stock split or reverse stock split with respect to its shares of Franklin Common, then the number of shares of Franklin Common issuable upon exercise of stock options issued by Franklin pursuant to the Merger shall be adjusted proportionally. The per share exercise price of each Covey Option shall be equal to the exercise price per share of the Covey Option divided by the Share Conversion Rate. Each holder of a Covey Option not exercised prior to the Effective Date shall surrender for cancellation all documentation evidencing such Covey Option to Franklin and, upon such surrender, shall be entitled to receive in exchange therefor an option grant granting such holder the option to purchase the number of shares of Franklin Common into which such holder's Covey Options shall have been converted as aforesaid. Such option grants shall be issued pursuant to and shall be governed by Franklin's Amended and Restated 1992 Stock Incentive Plan as it shall exist at the Effective Time. Such option grant shall expire on the dates such holder's Covey Options would have expired but for this Merger and shall be exercisable at the exercise price computed as indicated in this Section 1.1(g). Additionally, the general terms of the Covey Options, including the vesting schedule and the qualification or not of the option under Section 422 of the Code, shall continue in the options to be issued by Franklin. Notwithstanding that the conversion of Covey Options into options to purchase Franklin Common pursuant to this Agreement is automatic at the Effective Date, no former holder of a Covey Option shall be entitled to exercise an option to purchase shares of Franklin Common unless and until all documentation regarding such holder's Covey Options is surrendered to Franklin for cancellation in exchange for a new option grant as set forth above. The aggregate number of shares of Franklin Common issuable upon exercise of any option to purchase Franklin Common issued pursuant to this Agreement shall be rounded to the nearest whole number in the event of fractions (with 0.5 being rounded up), and no cash payment shall be made with respect to any fractional share.

          (g) License of Intellectual Property. As a condition of the Merger occurring, at the Closing, Franklin shall separately purchase from Stephen
     R. Covey and from the Trustee of the Trust, pursuant to a fully paid-up, irrevocable, perpetual, exclusive, world-wide, freely transferrable license, all right, title and interest in and to the products and materials and all other tangible and intangible assets, including derivative works, which are the subject matter of and are described in that certain Licensing Agreement executed by and between Stephen R. Covey and Covey, dated November 1, 1990 (the "License Agreement") together with all rights in and to the License Agreement (collectively, the "License Rights"). The price to be paid by Franklin to Stephen R. Covey and the Trust for the License Rights shall be $27,000,000, which amount Franklin shall pay to Stephen R. Covey and the Trust, at their separate election, in the form of Franklin Common or cash or a combination thereof. Any portion of the purchase price for the License Rights paid by Franklin in the form of Franklin Common shall have a value, for purposes of the $27,000,000, of the number of shares of Franklin Common taken by Stephen R. Covey and the Trust multiplied by Z where Z is the value determined in accordance with Section 1.1(d)(i) hereof.

     1.2  Taking of Necessary Action; Further Action.

     (a) Franklin on the one hand, and Covey and the Shareholders on the other hand, shall use reasonable efforts to take all such action (including without limitation action to cause the satisfaction of the conditions of the other to effect the Merger) as may be necessary or appropriate in order to effectuate the Merger, and to cause the Effective Time to occur, on or before May 31, 1997 or such later date as the Board of Directors of Franklin and Covey shall agree.

     (b) As soon as practicable after the satisfaction or waiver of the conditions set forth in Article 2, and in no event later than five business days after such satisfaction or waiver, the Parties will cause the Articles of Merger to be properly executed and delivered to the Utah Department of Commerce, Division of Corporations and Commercial Code (the "Division") for filing.

     (c) The Merger shall be effective upon the filing of such Articles of Merger with the Division.

     (d) Subject to the provisions of Article 2 and Section 6.1 of this Agreement, the closing of the Merger contemplated by this Agreement (the "Closing") shall take place at the offices of Franklin in Salt Lake City, Utah as soon as practicable following the fulfillment or waiver of each of the conditions set forth in Article 2, or at such other time and place or on such other date as Franklin and Covey may mutually agree.

     (e) At the Effective Time, the stock transfer books of Covey shall be closed and no transfer of shares of Covey Common issued and outstanding immediately prior to the Effective Time shall thereafter be made.

     (f) If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full possession of all the rights, privileges, immunities and franchises of Franklin or Covey (the "Constituent Corporations"), each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, and the officers of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take, and shall take, all such action.

     1.3 Proxy Statement. (a) As soon as practicable following the execution hereof, Franklin will (i) prepare and file with the United States Securities and Exchange Commission (the "SEC") a Proxy Statement (the "Proxy Statement") prepared in accordance with Section 14 of the Securities Exchange Act of 1934 (the "Exchange Act") and satisfying all applicable requirements of federal and state law and (ii) use its best efforts to cause the Proxy Statement to be completed and distributed to the Franklin shareholders and the Shareholders in connection with meetings to be held for obtaining shareholder approvals of this Agreement and the Plan of Merger by the Franklin shareholders and the Shareholders.

     (b) Covey will furnish such information concerning Covey and its subsidiary as necessary or appropriate to cause the Proxy Statement, insofar as it relates to Covey and its subsidiary, to comply with the Exchange Act and other applicable requirements of federal and state law. Covey agrees promptly to advise Franklin if at any time prior to the shareholders' meetings any information provided by Covey for inclusion in the Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. Covey will continue to furnish Franklin with such supplemental information as may be necessary or appropriate in order to cause such Proxy Statement, insofar as it relates to Covey and its subsidiary, to comply with the Exchange Act and applicable federal and state law after the mailing thereof to the Franklin shareholders and the Shareholders and prior to the respective shareholders' meetings.

     (c) Franklin shall provide Covey with reasonable opportunity to review and comment on the contents of the Proxy Statement and shall not include therein or omit therefrom any information to which counsel for Covey may reasonably object.

     (d) The Proxy Statement, when filed, (i) will comply as to form with the requirements of the Exchange Act in all material respects, and (ii) will not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided, however, that Franklin makes no representation or warranty in respect of any information that Covey or any of the Shareholders supply for use in the Proxy Statement.

     1.4 Expenses of the Proxy Statement. All expenses of the Proxy Statement and all amendments and supplements thereto, including, without limitation, Franklin's legal fees, accounting fees, printing costs, "Blue Sky" and SEC filing fees, will be borne by Franklin.

     1.5 Indemnification. (a) Franklin will indemnify each Shareholder and every officer, director, and employee of Covey with respect to the Proxy Statement filed pursuant to Section 1.3 against all Adverse Consequences, including any Adverse Consequences incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in or any amendment or supplement thereof, incident to such filing or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading under the circumstances under which they were made, or any violation by Franklin of the Exchange Act or state securities laws applicable to Franklin and relating to action or inaction required of Franklin in connection with such filing, qualification or compliance, and shall reimburse each Shareholder and every officer, director, and employee of Covey for reasonable legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any Claim related thereto as incurred, provided that Franklin will not be liable in any such case to the extent that any untrue statement, omission or violation is made in reliance upon and in conformity with information furnished to Franklin in writing by Covey or by any Shareholder.

     (b) Each Shareholder will severally (and not jointly) indemnify Franklin, each of its directors, officers and employees, and each Person who controls Franklin within the meaning of Section 15 of the Securities Act, against all Adverse Consequences, including any Adverse Consequences incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Proxy Statement, or any amendment or supplement thereof, incident to such filing or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case only to the extent that such untrue statement or omission is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with information furnished to Franklin in writing by Covey or by any such Shareholder, or any violation by such Shareholder of the Exchange Act or state securities laws applicable to such individual and relating to action or inaction required of such individual in connection with any such filing, qualification or compliance, and shall reimburse Franklin, such directors, officers, employees and control Persons for reasonable legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any Claim related thereto as incurred. The liability of each Shareholder under this
Section 1.5 shall be limited to the untrue statements or alleged untrue statements of material facts made by such Shareholder or the omission to state a material fact, and no Shareholder shall have liability for the actions or statements of other Shareholders. The liability of the Shareholders for statements or omissions of Covey shall be limited in the manner specified in Section 4.1(c)(ii)(B) hereof.

     (c) Any claim made under this Section 1.5 must be made within the applicable statute of limitations for bringing a claim based upon the definitive Proxy Statement. If the indemnification provided for in this Section 1.5 is held by a court of competent jurisdiction to be unavailable to any of the parties entitled thereto under this Agreement with respect to any Adverse Consequences, then the indemnifying party, in lieu of indemnifying the party otherwise entitled to such indemnification, shall contribute to the amount paid in respect of such Adverse Consequences or payable by such parties in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the party otherwise entitled to such indemnification on the other in connection with the statements or omissions or actions that resulted in Adverse Consequences as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the party otherwise entitled to indemnification shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the party otherwise entitled to such indemnification and the relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission of or by the indemnifying party or the party otherwise entitled to such indemnification.

                            ARTICLE 2 -- CONDITIONS

     2.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger and to consummate the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would make consummation of the Merger illegal;

          (b) The filing required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR") shall have been made and all applicable waiting periods shall have expired or been terminated.

          (c) No action, suit, or proceeding (a "Proceeding") shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (i) prevent consummation of the Merger, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation of the Merger (and no such judgment, order, decree, stipulation, injunction,or charge shall be in effect).

          (d) No Party shall have terminated this Agreement pursuant to Section 6.1.

          (e) The Franklin shareholders and the Shareholders shall have approved the Merger in accordance with the URBCA at meetings of shareholders called for that purpose and preceded by distribution of the Proxy Statement described in Section 1.3 hereof.

          (f) All Employee Stock Transfer and Repurchase Agreements and related Voting Trust Agreements between Covey and the Shareholders shall have been terminated prior to the Effective Time.

          (g) The existing Consulting Agreement between Covey and Stephen R. Covey shall have been terminated and a new consulting agreement shall have been executed between Franklin and Stephen R. Covey in a form acceptable to Franklin and Stephen R. Covey.

          (h) Franklin and the Shareholders of Covey shall enter into a Registration Rights Agreement in form and substance satisfactory to the Parties which will provide for, among other things, an incidental or "piggyback" registration right for those Shareholders of Covey who are serving as executive officers or directors of Franklin and at such time as Franklin shall elect to file a registration statement under the

     1933 Act on Form S-1 or S-3 or on any other form in which Franklin shareholders shall be eligible to participate as selling shareholders. The registration right shall be given to the designated shareholders of Covey to the same extent and on the same terms as such rights are extended to other executive officers of Franklin and shall be available during the period commencing two years from the Effective Date and ending five years from the Effective Date.

     Any Party may waive any condition, in whole or in part, specified in this
Section 2.1 if such Party executes a writing so stating at or prior to the Effective Time.

     2.2 Conditions to Obligation of Franklin. The obligations of Franklin to effect the Merger and to consummate the other transactions contemplated hereby and to perform its other obligations hereunder is also subject to satisfaction at or prior to the Effective Time of the following conditions:

          (a) The representations and warranties set forth in Section 5.1 shall be true and correct in all material respects at and as of the Effective Time;

          (b) Each of Covey and the Shareholders shall have performed and complied with all of their respective covenants hereunder in all material respects through the Effective Time;

          (c) Covey shall have procured all of the third party consents and approvals necessary in order that the Merger and the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of any contract or agreement to which Covey is a party or any Encumbrance on any of Covey's assets pursuant to the provisions of, any agreement, arrangement or understanding or any license, franchise or permit, in any such case which is material to Covey;

          (d) An officer of Covey shall have delivered to Franklin a certificate signed by each of such parties to the effect that each of the conditions specified above in Section 2.2(a) through (c), inclusive, is satisfied in all respects;

          (e) The Shareholders shall have delivered to Franklin the certificates and stock powers identified on Schedule 1.1(d)(ii) in form and substance satisfactory to Franklin representing all issued and outstanding Covey Common (which the Shareholders authorize the Surviving Corporation to cancel, at the Effective Time, upon issuance of the Shares to the Shareholders as provided by the Plan of Merger);

          (f) Covey shall have delivered to Franklin (i) a certified copy of the text of the resolutions by which all corporate action on the part of Covey necessary to approve this Agreement, the Plan of Merger and the Merger were taken, (ii) a certificate executed by the President of Covey that the Merger and all of the transactions contemplated hereby have been approved by the board of directors of Covey and the Shareholders in the manner required by the URBCA, (iii) an incumbency certificate signed by an officer of Covey certifying the signature and office of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto, (iv) Articles of Merger (and the Plan of Merger) duly executed by Covey, and (v) duly executed terminations of any and all powers of attorney or authorizations to any Person to act for or on behalf of Covey;

          (g) Franklin shall have received from counsel to Covey and the Shareholders, an opinion with respect to such matters as Franklin may reasonably request prior to the Effective Time, addressed to Franklin and dated as of the Effective Date;

          (h) All actions to be taken by Covey and the Shareholders in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Franklin and its counsel;

          (i) Each of the Shareholders shall have delivered to Franklin a duly executed Lock-up Agreement in form reasonably satisfactory to Franklin pursuant to which each Shareholder agrees to make no disposition of such Shareholder's Franklin Common for a period of two years following the Effective Date;

          (j) Shareholders holding no more than 10% of the Covey Common shall have elected dissenters' rights;

          (k) All of the Shareholders and those shareholders of Franklin identified on Exhibit 2.2(k)(i) hereof shall have entered into a Shareholders Agreement in a form reasonably satisfactory to Franklin agreeing to vote for the individuals who are nominated by the Nominating Committee of the Board of Directors to serve on the Board of Directors of Franklin;

          (l) Franklin shall have obtained a fairness opinion from Merrill Lynch & Co., Inc. in form and substance reasonably acceptable to Franklin affirming that the transaction is fair to the shareholders of Franklin;

          (m) No court action or proceeding shall have been instituted to restrain or prohibit the transactions contemplated by this Agreement and the agreements related hereto and at the Effective Time, there shall be no Claims, whether or not fully covered by insurance that (i) have a substantial probability of restraining or prohibiting or creating damages in connection with the transactions contemplated by this Agreement and the agreements related thereto, or (ii) could result in a material adverse change of business, operations, properties or assets or in the condition, financial or otherwise, of Covey, and Franklin shall receive a certificate to that effect dated as of the Effective Date and executed by the President of Covey;

          (n) There shall have been no material adverse change, from December 31, 1996 until the Effective Time, in the business, operations, properties or assets or in the condition, financial or otherwise, of Covey, and Franklin shall have received a certificate to that effect as of the Effective Time and executed by the President of Covey and the person primarily responsible for Covey's financial affairs;

          (o) Each of Roger Merrill, Blaine Lee and David Hanna, current key employees of Covey, shall have executed and delivered an employment agreement in form and substance reasonably acceptable to Franklin and each such employment agreement shall be in full force and effect;

          (p) Stephen R. Covey and the Trust shall have sold to and completed all transactions necessary, in exchange for cash and Franklin Common having a total combined value of $27,000,000, with the Franklin Common being valued as provided in Section 1.1(g), for purchase of the License Rights as provided in Section 1.1(g), and such transaction, including any necessary amendments to the License Agreement, shall have been completed on or as part of the Closing and be effective as of the Effective Time;

          (q) Each Shareholder shall have entered into a Waiver and Release in a form reasonably acceptable to Franklin pursuant to which each Shareholder releases and waives any claims such Shareholder may have against Covey except for those arising out of this Agreement and except for obligations arising out of contracts still in force between such Shareholder and Covey which survive the Merger and obligations arising under Covey benefit plans which are related to such Shareholder's employment by Covey, and such Waiver and Release shall be in full force and effect and shall not have been amended;

          (r) Franklin shall have performed or caused the performance of any and all investigations, inspections and studies, including, but not limited to, financial, environmental, title, asset and liability condition, tax, employee and employee benefits, intellectual property and otherwise as Franklin deems appropriate, all of which must be satisfactory to Franklin, in its sole discretion, and will include, but not be limited to, interviews with Covey's officers, directors and employees;

          (s) Each of the Shareholders shall have executed and delivered to Franklin an "Investment Letter" in a form reasonably acceptable to Franklin, acknowledging and confirming each Shareholder's understanding and agreement that the consummation of the Merger and the issuance of the Franklin Common to the Shareholders constitutes the offer and sale of securities under the Securities Act and applicable state statutes and that the issuance of Franklin Common is being made in express reliance upon exemptions from registration requirements of the Securities Act and applicable state statutes based upon the Shareholders' representations and warranties made in the Investment Letter; and

          (t) Franklin shall have reviewed and approved all existing covenants not to compete that are currently in force between Covey and its key employees, which agreements require each key employee not to compete with the Surviving Corporation for two years following the termination of such employee's employment.

          (u) There shall be no more than 60,000 Covey Options outstanding at the Effective Time which are to be converted into options to purchase Franklin Common.

     Franklin may waive any condition, in whole or in part, specified in this
Section 2.2 if Franklin executes a writing so stating at or prior to the Effective Time.

     2.3 Conditions to Obligation of Covey and the Shareholders. The obligation of Covey and the Shareholders to effect the Merger is also subject to satisfaction at or prior to the Effective Time of the following conditions:

          (a) The representations and warranties set forth in Section 5.2 below shall be true and correct in all material respects at and as of the Effective Time;

          (b) Franklin shall have performed and complied with all of its respective covenants hereunder in all material respects through the Effective Time;

          (c) Franklin shall have procured all of the third party consents and approvals necessary in order that the Merger and the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of any contract or agreement to which Franklin is a party or any Encumbrance on any of Franklin's assets pursuant to the provisions of, any agreement, arrangement or understanding or any license, franchise or permit, in any such case which is material to Franklin;

          (d) Franklin shall have delivered to Covey a certificate signed by an officer of Franklin to the effect that each of the conditions specified above in Sections 2.3(a) and (b) are satisfied in all respects;

          (e) Each of the Shareholders shall have received the certificates for Franklin Common as described in Section 1.1(d)(iii);

          (f) Franklin shall have delivered to Covey (i) a certified copy of the text of the resolutions by which all corporate action on the part of Franklin necessary to adopt and approve this Agreement, the Merger and the Plan of Merger was taken, (ii) a certificate executed by the President of Franklin that the Merger and all of the transactions contemplated hereby have been approved by the boards of directors and shareholders of Franklin in the manner required by the URBCA, (iii) incumbency certificates signed by an officer of Franklin certifying the signature and office of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto, and (iv) Articles of Merger and the Plan of Merger duly executed by Franklin;

          (g) Covey and the Shareholders shall have received from counsel to Franklin, an opinion with respect to such matters as Covey may reasonably request prior to the Effective Time, addressed to Covey and the Shareholders and dated as of the Effective Date;

          (h) All actions to be taken by Franklin in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Covey and its counsel.

          (i) All of the Shareholders and those shareholders of Franklin identified on Schedule 2.2(k)(i) hereof shall have entered into the Shareholders Agreement contemplated by Section 2.2(k) in a form reasonably satisfactory to Covey and to the Shareholders.

          (j) No court action or proceeding shall have been instituted to restrain or prohibit the transactions contemplated by this Agreement and the agreements related hereto and at the Effective Time there shall be no Claims, whether or not fully covered by insurance, that (i) have a substantial probability of restraining or prohibiting or creating damages in connection with the transactions contemplated by this

     Agreement and the agreements related thereto, or (ii) could result in a material adverse change in business, operations, properties or assets or in the condition, financial or otherwise, of Franklin, and Covey shall receive a certificate to that effect dated as of the Effective Time, executed by the President of Franklin.

          (k) Stephen R. Covey and the Trust shall have sold to and completed all transactions necessary to transfer all of the License Rights to Franklin, in exchange for cash and Franklin Common having a total combined value of $27,000,000, with the Franklin Common being valued as provided in
     Section 1.1(g) and such transaction, including any necessary amendments to the License Agreement, shall have been completed on or as part of the Closing and be effective as of the Effective Time.

          (l) There shall have been no material adverse change, from December 31, 1996 until the Effective Time, in the business, operations, properties or assets or in the condition, financial or otherwise, of Franklin, and Covey shall have received a certificate to that effect as of the Effective Time and executed by the President and Chief Financial Officer of Franklin.

          (m) Covey shall have performed or caused the performance of any and all investigations, inspections and studies, including, but not limited to, financial, environmental, title, asset and liability condition, tax, employee and employee benefits, intellectual property and otherwise as Covey deems appropriate, all of which must be satisfactory to Covey, in its sole discretion, and will include, but not be limited to, interviews with Franklin's officers, directors and employees.

          (n) Each of the Shareholders shall have delivered to Franklin a duly executed Lock-up Agreement in form reasonably satisfactory to Covey pursuant to which each Shareholder agrees to make no disposition of such Shareholder's Franklin Common for a period of two years following the Effective Date.

          (o) Covey and the Shareholders shall have received an opinion from Arthur Andersen, LLP in form reasonably satisfactory to Covey that the Merger will be treated as a tax-free reorganization.

          (p) Franklin shall have taken all necessary corporate action to amend its Bylaws to specifically contemplate (and not to contradict) the governance provisions set forth in Section 4.1(a) and the Plan of Merger herein in a form reasonably satisfactory to Covey and its legal counsel.

     Each of Covey and the Shareholders may waive, in whole or in part, any condition specified in this Section 2.3 if it executes a writing so stating at or prior to the Effective Time.

                       ARTICLE 3 -- PRE-MERGER COVENANTS

     3.1 Pre-Merger Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Effective Time (with the exception of certain obligations set forth in Section 3.2, which may occur after the Effective Time).

          (a) Notices and Consents. Covey and the Shareholders will (and the Shareholders will cause Covey to) give any notices to third parties, and Covey and the Shareholders will (and the Shareholders will cause Covey to) use its and their reasonable efforts to obtain any third party consents or assignments necessary to consummate the Merger and any other consents or assignments that Franklin may reasonably request in connection with the matters pertaining to Covey or the Shareholders disclosed or required to be disclosed in the Disclosure Schedule. Franklin will give any notices to third parties and Franklin will use its reasonable efforts to obtain any third party consents or assignments necessary to consummate the Merger and any other consents or assignments that Covey may reasonably request in connection with the matters pertaining to Franklin required to be disclosed in the Disclosure Schedule. Each of the Parties will take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that it may be required to give, make, or obtain.

          (b) Operation of Business. Covey will not (and the Shareholders will not permit Covey to) engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Covey will not (and the Shareholders will not permit Covey to), without the consent of Franklin, engage in any practice, take any action, embark on any course of inaction, or enter into any transaction that would have to be disclosed pursuant to or would constitute a breach under Section 5.1(g). Franklin will promptly advise Covey of any material actions proposed to be taken by Franklin from the date of this Agreement through the Effective Time which are outside the Ordinary Course of Franklin's Business.

          (c) Affiliated Transactions. Except as expressly contemplated by this Agreement, or as consented to by Franklin, Covey will not (and the Shareholders will not permit Covey to) enter into any transaction, arrangement or contract with, or distribute or transfer any property or other assets to, any officer, director, shareholder or Affiliate of Covey or the Shareholders. Franklin will promptly advise Covey of any distribution or transfer of any property or other assets to any officer, director, shareholder or Affiliate of Franklin outside the Ordinary Course of Business.

          (d) Preservation of Business. Covey will (and the Shareholders will cause Covey to) use reasonable efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers and clients. Franklin will use reasonable efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with licensors, suppliers and clients.

          (e) Access. Covey will permit (and the Shareholders will cause Covey to permit) representatives of Franklin to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Covey, to all business operations of Covey, to all premises, properties, books, records, contracts, Tax records, and documents of or pertaining to Covey. Franklin will permit representatives of Covey to have full access to all information and filings made by Franklin with the SEC under the Securities Act or the Exchange Act. Franklin will permit representatives of Covey to have full access, at all reasonable times and in a manner so as not to interfere with normal business operations of Franklin, to all business operations of Franklin, to all premises, properties, books, records, contracts, tax records and documents of or pertaining to Franklin. From the date of this Agreement to the Closing Date, Franklin will provide to Covey a copy of any SEC filings made from and after the date of this Agreement and through the Closing Date and copies of any and all reports or letters sent by Franklin to its shareholders as a group.

          (f) Notice of Developments. Covey will (and the Shareholders will cause Covey to) give prompt written notice to Franklin of any material development affecting the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of Covey. Franklin will give prompt written notice to Covey of any material development affecting the assets, Liabilities, business, financial condition, operation, results of operations or future prospects of Franklin. Each Party will give prompt written notice to the other of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement. No disclosure by any Party pursuant to this Section 3.1(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

          (g) Exclusivity. Neither Covey nor the Shareholders will (and the Shareholders will not cause or permit Covey to) at any time prior to the termination of this Agreement pursuant to Section 6.1(a) or the Effective Time, whichever shall first occur: (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to any (A) liquidation, dissolution, or recapitalization, (B) merger, consolidation or reorganization, (C) acquisition or purchase of securities or assets, or (D) similar transaction or purchase combination involving Covey, or (ii) participate in discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other matter any effort or attempt by any Person to do or seek to do any of the foregoing. The Shareholders and Covey will (and the Shareholders will cause Covey to) notify Franklin immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing. Franklin will advise Covey if at any time prior to termination of this Agreement pursuant to Section 6.1(a) or the Effective Time, whichever shall first occur, if any party shall solicit, initiate, or encourage the submission of any proposal or offer relating to any liquidation, dissolution, recapitalization, merger, consolidation, reorganization, or purchase of a material part of the securities or assets or a similar transaction or purchase combination involving Franklin or if Franklin proposes to participate in negotiations with any other person regarding any of the foregoing.

          (h) Representations and Warranties. Neither Covey nor the Shareholders will (and the Shareholders will not cause or permit Covey to) take any actions which would cause or would reasonably likely cause a breach of any representation and warranty of Covey or the Shareholders set forth in this Agreement. Franklin will not take any actions which would cause or would reasonably likely cause a breach of any representation or warranty of Franklin set forth in this Agreement.

          (i) Hart-Scott-Rodino Act Compliance. The Parties have jointly made a determination, after reasonable inquiry and investigation, that the transactions contemplated by this Agreement and the Plan of Merger require compliance with HSR. Each of the Shareholders, to the extent applicable, Covey and Franklin agree to promptly take all actions necessary so as to comply with the requirements of HSR in such time periods that all waiting periods will have expired or been terminated prior to the Effective Time.

          (j) Confidentiality. Covey and the Shareholders on the one hand and Franklin on the other hand, will maintain in confidence and will cause the directors, officers, employees, agents and advisors of Covey, the Shareholders and Franklin to maintain in confidence any written, oral or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated hereby unless (A) such information becomes publicly available through no fault of such party, (B) the use of such information is necessary and appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or (C) the furnishing or use of such information is required by legal proceedings or requirements. If the transactions contemplated hereby are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

     3.2 Tax Distributions to Covey Shareholders. The Shareholders shall be paid a distribution of cash from Covey in order to pay their Federal and state income tax liabilities, including composite shareholder tax return liabilities, attributable to the S corporation taxable income of Covey for the year ended December 31, 1996 and for the period January 1, 1997 through the Effective Date. Specifically, the following provisions shall govern the amount and timing of tax distributions by Covey to the Shareholders.

          (a) A cash distribution shall be made by Covey on or before April 15, 1997 in an aggregate amount equal to (1) 48% of the estimated net amount of all income, gains, deductions, and losses of Covey which would be reflected on a Federal return for the year ended December 31, 1996, less (2) the amount of Federal and state estimated tax payments made by Covey on behalf of the Shareholders and as estimated tax payments toward composite shareholder return liabilities for year ended December 31, 1996. Any such distribution shall be used to pay estimated 1996 composite return extension liabilities and the remainder used for the payment of the Shareholders' estimated 1996 Federal and state extension liabilities or remitted to the Shareholders.

          (b) The 1996 Federal Tax Return of Covey shall be completed prior to the Effective Date. Upon the final completion of such return, a cash distribution shall be made by Covey in the amount of (1) 48% of the net amount of all income, gains, deductions and losses as shown on Covey's 1996 Federal return, less (2) the amount of Federal and state estimated tax payments made by Covey on behalf of the Shareholders and as payments towards composite return liabilities for 1996, and payments made pursuant to (a) above. The distribution shall be used to pay composite return liabilities and the remainder remitted to the Shareholders. To the extent the amounts in (2) exceed the amount in (1), the excess shall be treated as a distribution to the Shareholders for payment of 1997 tax liabilities and shall decrease the amount otherwise payable in (d).

          (c) A cash distribution shall be made by Covey on or before April 15, 1997 in an aggregate amount equal to 48% of the estimated net amount of all income, gains, deductions, and losses of Covey which would be reflected on a Federal Tax Return for the period January 1, 1997 through March 31, 1997. The estimated taxable income shall be estimated by Covey personnel and shall be subject to Franklin's review and approval, not to be unreasonably withheld. The distribution shall be used by the Shareholders to pay composite return estimated taxes and the remainder used for the payment of the Shareholders' individual Federal and state estimated tax payments or remitted to the Shareholders.

          (d) A cash distribution shall be made by Covey prior to the Effective Date in an aggregate amount equal to (1) 48% of the estimated net amount of all income, gains, deductions, and losses for Covey which would be reflected on a Federal Tax Return for the period January 1, 1997 through the Effective Date, less (2) the amount of the distribution made pursuant to (c). The estimated taxable income shall be estimated by Covey employees and shall be subject to Franklin's review and approval, not to be unreasonably withheld. The distribution shall be used to pay composite return estimated tax liabilities and the remainder used for the payment of the Shareholders' individual Federal and state estimated tax payments or remitted to the Shareholders.

          (e) Upon the completion of the Federal Tax Return for Covey for the period January 1, 1997 through the Effective Date, Covey employees shall determine the amount by which the total of the distributions pursuant to
     (c) and (d) and any excess amount paid pursuant to the last sentence of (b) either exceed or are less than 48% of the net amount of all income, gains, deductions, and losses reported on Covey's Federal Tax Return for the period. Any excess distributions shall be contributed back to Franklin by the Shareholders within 45 days of the completion of the Covey Federal Tax Return. Any shortfall in distributions shall be distributed by the Surviving Corporation to the Shareholders within 45 days of the completion of such returns. Franklin employees shall have the right to review and reasonably approve the Federal Tax Return of Covey and the calculations made pursuant to this paragraph. For the purpose of the distributions contemplated by this Section 3.2, the Parties agree to use the "cut-off" method rather than any allocation of days.

          (f) Costs incurred in connection with Covey and Shareholder compliance requirements relating to S corporation income of Covey for 1996 and the period January 1, 1997 through the Effective Date shall be paid by Covey and the Surviving Corporation, as applicable, in a manner consistent with prior years.

     3.3 Disclosure Schedule. A preliminary draft of the Disclosure Schedule required to be delivered by each Party hereto shall be prepared and delivered to the other Party by March 28, 1997. The final draft of the Disclosure Schedule required to be delivered by each Party shall be delivered to the other party no later than April 25, 1997. After delivery of the final Disclosure Schedule on April 25, 1997, the Party delivering such Disclosure Schedule shall thereafter not be entitled to make any amendments thereto and such Disclosure Schedule shall be deemed to be final and binding except that any party may amend and modify its Disclosure Schedule up to the Effective Time to disclose events occurring after April 25, 1997 and prior to the Effective Time. After April 25, 1997, each Party undertakes and agrees that it will promptly notify the other Party of any material events which have occurred which would be required to be disclosed on the Disclosure Schedule as soon as practicable after the occurrence of such event.

                       ARTICLE 4 -- ADDITIONAL AGREEMENTS

     4.1 Post-Merger Covenants. The Parties agree as follows with respect to the period following the Effective Time:

          (a) Franklin Governance. Promptly following the Effective Time, the Board of Directors of Franklin shall create four committees of the Board of Directors which shall be established as follows:

             (i) An Executive Committee comprised of the following four individuals shall be created:

           Joel Peterson, Chairman
           Hyrum W. Smith
           Jon H. Rowberry
           Stephen M. R. Covey

        If either Joel Peterson or Stephen M. R. Covey is unable or unwilling, for any reason, to serve on the Executive Committee, the other of Joel Peterson or Stephen M. R. Covey shall have the right to designate a member from among the members of the Board of Directors of the Surviving Corporation to serve as a member of the Executive Committee in the place and stead of the person between Joel Peterson or Stephen M. R. Covey who is unwilling or unable to serve. If Hyrum W. Smith or Jon H. Rowberry is unable or unwilling, for any reason, to serve on the Executive Committee, the other of Hyrum W. Smith or Jon H. Rowberry shall have the right to designate a member of the Board of Directors to serve as a member of the Executive Committee in the place and stead of the person between Hyrum W. Smith or Jon H. Rowberry who is unable or unwilling to serve. This right to designate representatives on the Executive Committee as described in this Section 4.1(a)(i) shall continue until August 31, 2000 (the "Control Period").

             The Executive Committee of the Board of Directors shall be given exclusive authority, for the period commencing at the Effective Time and continuing throughout the Control Period, to make decisions with respect to terminating or making material changes in the compensation of or employment rights and duties (as they exist immediately following the Effective Time) of the employees of the Surviving Corporation to be designated by Covey which designation shall be reasonably acceptable to Franklin, and which employees will be designated on or prior to the Effective Date. Notwithstanding the foregoing provisions, compensation for executive officers of the Surviving Corporation shall be determined by the Compensation Committee. Any decision regarding the employment continuation of any person who is an employee of Franklin or the Surviving Corporation who is also a member of the Executive Committee shall be handled in the following manner. Such member of the Executive Committee who is an employee of Franklin or the Surviving Corporation or any other Franklin Subsidiary shall be excused from the Executive Committee meeting while such deliberation and vote is being made. A decision to terminate such employee shall require the unanimous consent of the remaining members of the Executive Committee for such decision to be effective. The Executive Committee of the Board of Directors shall also have exclusive authority during the Control Period to make strategic decisions regarding the "Covey Leadership Center Division" as described in Section 4.1(a)(v) below.

             (ii) A Nominating Committee shall be established comprised of the following two individuals:

           Hyrum W. Smith
           Stephen R. Covey

        If, during the Control Period, Hyrum W. Smith is unable or unwilling, for any reason, to serve as a member of the Nominating Committee, Jon H. Rowberry shall serve on the Nominating Committee in his stead. If, during the Control Period, Jon H. Rowberry is unable or unwilling to serve as a member of the Nominating Committee for any reason, Hyrum W. Smith shall designate a member of the Board of Directors to serve on the Nominating Committee in place of Hyrum W. Smith or Jon H. Rowberry. If, during the Control Period, Stephen R. Covey is unable or unwilling, for any reason, to serve as a member of the Nominating Committee, Stephen M.
        R. Covey shall serve on the

        Nominating Committee in his place and stead. If, during the Control Period, Stephen M. R. Covey is unable or unwilling, for any reason, to serve as a member of the Nominating Committee, Stephen R. Covey, shall designate a member of the Board of Directors to serve on the Nominating Committee in place of Stephen R. Covey or Stephen M. R. Covey. During the Control Period the Nominating Committee shall be comprised of two members unless such number is changed by the majority vote of the Executive Committee.

             The Nominating Committee shall have exclusive authority, during the Control Period, to nominate individuals for election to the following offices: President, Chief Executive Officer, Chief Financial Officer, President of the Covey Leadership Center Division; individuals to be nominated by the Board of Directors to serve on the Board of Directors; the persons to serve as the Chairperson of any Committee of the Board of Directors; and the number and identity of individuals to serve on the Strategic Management Committee (a non-Board committee) and the number of and identity of any members of the Board of Directors to serve on the Executive Committee in addition to those identified in Section 4.1(a)(i).

             (iii) A Compensation Committee shall be established comprised of the following individuals:

           Kay Stepp, Chairperson
           Daniel P. Howells
           Dennis G. Heiner

             The Compensation Committee shall have such authority as the Board of Directors delegates to such Committee in establishing executive compensation plans and programs and administering the various compensation plans adopted by the Board of Directors, subject, however, during the Control Period, to the special authority with respect to compensation granted to the Executive Committee as described in Section 4.1(a)(i).

             (iv) An Audit Committee shall be established comprised of the following individuals:

           E. J. "Jake" Garn, Chairman
           Robert H. Daines
           Robert Whitman

             (v) Franklin, Covey and the Shareholders intend that the respective missions of Covey and Franklin, as they existed immediately prior to the Effective Time, will continue after the Effective Time and during the Control Period. Consequently, during the Control Period, the Surviving Corporation shall establish a division titled "Covey Leadership Center Division", which shall be operated as a separate operating division of Franklin under the direction of Stephen M. R. Covey as President. During the Control Period, the Covey Leadership Center Division shall be operated with the mission and the goals and objectives which Covey was pursuing immediately prior to the Effective Time, subject to the direction and control of the Executive Committee. During the Control Period, the purpose and directives of the Covey Leadership Center Division will not be altered or materially changed, except by the Executive Committee in the exercise of their good faith and reasonable business judgment.

             (vi) During the Control Period, a Strategic Management Committee (a non-Board committee) shall be established among the officers of Franklin, which Committee shall be responsible for day-to-day operational decisions of Franklin and shall be initially comprised of the following officers:

           Jon H. Rowberry
           Stephen M. R. Covey
           John L. Theler

             (vii) As a condition of the closing, at the Effective Time the Shareholders of Covey and certain shareholders of Franklin as set forth on Schedule 2.2(k) hereto shall enter into an agreement whereby each party to the Shareholders Agreement agrees, during the Control Period, to vote his, her or its shares of Franklin Common for the election of members to serve on the Board of Directors as shall be nominated by the Nominating Committee during the Control Period.

          (b) Confidentiality. Each of the Shareholders will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement or their duties as employees of the Surviving Corporation, and deliver promptly to the Surviving Corporation or destroy, at the request and option of the Surviving Corporation, all tangible embodiments (and all copies) of the Confidential Information which are in his, her or its possession or control. In the event that any of the Shareholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Shareholder will notify the Surviving Corporation promptly of the request or requirement so that the Surviving Corporation may seek an appropriate protective order or waive compliance with the provisions of this Section 4.1(b). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Shareholders is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Shareholder may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Shareholder shall use his, her or its reasonable efforts to obtain, at the reasonable request and sole expense of the Surviving Corporation, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Surviving Corporation shall designate.

        (c) Indemnification.

          (i) Survival. The representations and warranties of Covey and the Shareholders shall survive the Effective Time for the following periods:

             (A) all representations and warranties with respect to Taxes and Intellectual Property shall survive for a period of five years following the Effective Date;

             (B) all other representations and warranties shall survive for three years following the Effective Date;

        (even if Franklin knew or had reason to know of a misrepresentation or breach at the Effective Time). The representations and warranties of Franklin shall survive the Effective Time for the following periods:

             (C) all representations and warranties with respect to Taxes and Intellectual Property shall survive for a period of five years following the Effective Date; and

             (D) all other representations and warranties shall survive for three years following the Effective Date (even if Covey or the Shareholders knew or had reason to know of a misrepresentation or breach at the Effective Time).

             All of the covenants of Franklin, Covey and the Shareholders shall survive consummation of the Merger (even if Franklin, Covey or any of the Shareholders, as the case may be, knew or had reason to know of a breach of a covenant at the Effective Time), and continue in full force and effect. If Franklin, Covey or any of the Shareholders actually becomes aware of a misrepresentation or breach of a representation or warranty by any of the other Parties hereto prior to the Effective Time, the Party learning of the breach or misrepresentation shall inform the other Parties hereto of such breach or misrepresentation so that it can be dealt with, to the extent possible, by the Party making the misrepresentation or causing the breach, and the failure to so notify the other Parties shall be deemed a waiver and release as to such breach or misrepresentation by the Party learning of such breach or misrepresentation.

             (ii) (A) Indemnification Provisions for Benefit of Franklin. In the event Covey or any of the Shareholders breaches any of their respective representations, warranties or covenants contained in this Agreement and provided that a Franklin Party makes a written claim for indemnification against the Shareholders during the period in which such representations, warranties or covenants survive the consummation of the Merger (as set forth in Section 4.1(c)(i) above), then the Shareholders agree, jointly and severally, to indemnify and defend the Franklin Parties from and against, and reimburse the Franklin Parties for, the entirety of any Adverse Consequences that the Franklin Parties may experience or suffer through and after the date of claim for indemnification or reimbursement resulting from, arising out of, relating to, or caused by the breach.

             (B) Limitation on Indemnification Provisions for Benefit of Franklin. Notwithstanding any provision of this Agreement to the contrary, no Shareholder shall be liable to Franklin until the aggregate of all Adverse Consequences for which the Shareholders would, but for this provision, be liable exceeds on a cumulative basis an amount equal to $50,000, and then the Shareholders shall be liable for all Adverse Consequences relating back to the first dollar; and provided further that the Shareholders' aggregate liability to Franklin for a breach of any representation, warranty or covenant under this Agreement shall in no event exceed $50,000,000; and provided further that the individual liability of any Shareholder shall not exceed an amount equal to the amount determined by multiplying the percentage of the Covey Common which such Shareholder owned immediately prior to the Effective Time by $50,000,000.

             (iii) Indemnification Provisions for the Benefit of the Shareholders. In the event Franklin breaches any of its representations, warranties or covenants contained in this Agreement, and provided that the Shareholders (or any of them) make a written claim for indemnification against Franklin during the period in which such representations, warranties or covenants survive the consummation of the Merger (as set forth in Section 4.1(c)(i) above), Franklin agrees to indemnify and defend each of the Shareholders from and against the entirety of any Adverse Consequences such Shareholder(s) may suffer through and after the date of the claim for indemnification or reimbursement resulting from, arising out of, relating to, or caused by the breach.

             (iv) Notice of Claim. Any party entitled to indemnification under this Section 4.1(c) (the "Indemnified Party") agrees that promptly after it becomes aware of facts giving rise to a claim by such Indemnified Party for indemnification pursuant to this Section 4.1(c), the Indemnified Party will provide, or cause to be provided, notice thereof (a "Claim Notice") in writing to the parties required to provide indemnification hereunder (the "Indemnifying Party"), specifying the nature and specific basis for such claim, and to the extent feasible, the estimated amount of damages attributable thereto, and a copy of all papers served with respect to such claim (if any). For purposes of this
        Section 4.1(c)(iv), receipt by an Indemnified Party of written notice of any demand, assertion, claim, action or proceeding (judicial, administrative or otherwise) by or from any Person other than any Indemnified Party that gives rise to a claim on behalf of any Indemnified Party shall constitute the discovery of facts giving rise to a claim by it and shall require prompt notice of the receipt of such matter as provided in the first sentence of this Section 4.1(c)(iv). The failure of the Indemnified Party to send a Claim Notice shall not relieve the Indemnifying Party from liability hereunder with respect to such claim except to the extent, and only to the extent, such failure prejudiced the Indemnifying Party.

             (v) Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

                (A) In the event any Indemnified Party should have a claim against the Indemnifying Party that does not involve a third party claim asserted against such Indemnified Party that could give rise to a right of indemnification, contribution or reimbursement under this Agreement ("Third Party Claim"), the Indemnified Party shall transmit, or cause to be transmitted, to the Indemnifying Party a Claim Notice with respect to such claim. If the Indemnifying Party does not notify the Indemnified Party within 30 days from their receipt of the Claim Notice that the Indemnifying Party disputes such claim, the claim specified in the Claim Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by such dispute resolution proceedings to which the Indemnified Party and the Indemnifying Party may agree or by judicial proceedings.

                (B) In the event any Indemnified Party shall have a Third Party Claim asserted against it, the Indemnified Party shall transmit to the Indemnifying Party a Claim Notice relating to such Third Party Claim. During the 30-day period following receipt by the Indemnifying Party of a Claim Notice or such shorter period (but no shorter than 15 days) as is necessary for such Indemnified Party to respond to a complaint or summons (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to such Indemnified Party under this
           Section 4.1(c)(v) with respect to such Third Party Claim or (ii) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend such Indemnified Party against such Third Party Claim.

                (C) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party does not dispute its or their potential liability to such Indemnified Parties under this Article 4 and that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its or their sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 4.1(v), provided that such settlement shall not impose any obligations upon the Indemnified Party or deprive such Indemnified Party of any rights without its consent, or shall not constitute an admission or precedent that is harmful to such Indemnified Party. During the Election Period, the Indemnifying Party shall have full control of such defense and proceedings, including, subject to the preceding sentence, any compromise or settlement thereof. During the Election Period, the Indemnified Party is hereby authorized (at the sole cost and expense of the Indemnifying Party but only if such Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third Party Claim), to file, any motion, answer or other pleadings that such Indemnified Party shall deem necessary or appropriate to protect its interest and which is not materially prejudicial to the Indemnifying Party. The Indemnified Party shall use reasonable efforts to notify the Indemnifying Party in advance of any such activities during the Election Period. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its or their counsel in contesting any Third Party Claims, including, without limitation, by making of any related counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person. The Indemnified Party shall have the right to participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 4.1(c)(v), and shall bear its own costs and expenses with respect to any such participation.

                (D) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 4.1(c)(v), or if the Indemnifying Party elects to defend such Indemnified Party pursuant to Section 4.1(c)(v) but fails to diligently and promptly defend or settle the Third Party Claim, then such Indemnified Party shall have the right, but not the obligation, to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by such proceedings deemed reasonably appropriate by such Indemnified Party and its counsel. Such Indemnified Party shall have full control of such defense and proceedings, including any compromise or settlement of such Third Party Claim. If requested by the Indemnified Party, the Indemnifying Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim that the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes their potential liability to the Indemnified Party under this Section 4.1(c) on the grounds that the matter for which reimbursement, contribution or indemnification is sought is not subject to reimbursement, contribution or indemnification (as opposed to such claim being without merit) and if such dispute is resolved in favor of the Indemnifying Party by a final, nonappealable order of a court of competent jurisdiction, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 4.1(c) or of the Indemnified Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses of the Indemnifying Party in connection with the Third Party Claim, excluding however any litigation with respect to its indemnity obligation hereunder. The Indemnifying Party shall have the right to participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 4.1(c)(v) and the Indemnifying Party shall bear its own costs and expenses with respect to any such participation.

                (E) Payments of all amounts owing by the Indemnifying Party as a result of a Third Party Claim shall be made within five business days after the earlier of (i) the settlement of the Third Party Claim or
           (ii) the expiration of the period of appeal of a final adjudication of such Third Party Claim. Payments of all amounts owing by the Indemnifying Party other than as a result of a Third Party Claim shall be made within thirty days after the later of (i) the time when notice of the claim is delivered to the Indemnifying Party, or (ii) if contested through dispute resolution proceedings, the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Notwithstanding the above, if the Indemnifying Party has not contested their indemnity, contribution or reimbursement obligations hereunder and have not elected to assume the defense of a Third Party Claim, the Indemnifying Party shall reimburse (promptly after the receipt of each invoice therefor) the Indemnified Party for the reasonable costs and expenses incurred by such Indemnified Party in contesting such Third Party Claim together with reasonable support for such expenditures.

                (F) If the Indemnifying Party assumes the defense of any Third Party Claim (1) no compromise or settlement of any such Claims may be effected by the Indemnifying Party without the Indemnified Parties' consent, which shall not be unreasonably withheld, unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (2) the Indemnified Parties will have no further liability with respect to the compromise or settlement of such claims. Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that any Third Party Claim may adversely affect it or its Affiliates, other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third Party Claim, but the Indemnifying Party shall not be bound by any determination of a Third Party Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                (G) Interest shall begin to accrue on all amounts owing by the Indemnifying Party on the day such amounts are due and shall continue until such amounts are paid. Interest shall accrue at a variable rate per annum equal to the prime rate published each business day in the "Money Rates" section of The Wall Street Journal plus two percent (2%).

          (d) Tax Treatment. Each of the Parties agrees to treat the Merger as a statutory merger type of tax-free reorganization within the meaning of Code Section 368(a)(1)(A) and to prepare and file all tax returns and related reports and schedules consistent with such treatment and to take no action intended to disqualify or to be inconsistent with such treatment. Each of the Parties agrees to cooperate with, and make available all necessary documents and records (with appropriate measures to preserve confidential-

     ity) to, any Party as requested (at the requesting Person's sole cost and expense) to assist such requesting Person in the defense or substantiation of such tax treatment. It is expressly understood and agreed, however, that the Parties' respective responsibilities pertaining to the tax treatment of the Merger are limited to those representations, warranties and covenants as to plans, intentions, commitments and other factual matters and actions described in this Agreement and that no Party is representing or warranting that such tax treatment will not be challenged by a taxing authority or, if challenged, will not be denied or modified.

          (e) Files and Records. Promptly after the Effective Time, the Shareholders will cause Covey to deliver (at the sole cost and expense of the Surviving Corporation), arrange for the delivery of, or make available for Franklin, the Surviving Corporation or their representatives to pick up, all financial and tax information, tax returns (including tax returns of all partnerships of which Covey is a partner), account ledgers, corporate records, computer or electronically recorded data, and other documents, data, and things owned by or related to Covey or its assets, that are in the possession or control of the Shareholders, including without limitation, any of such items that are held by the attorneys, accountants, contractors, or consultants of Covey or of the Shareholders as Franklin or the Surviving Corporation shall request.

          (f) Indemnification of Covey Officers and Directors. Franklin and Covey acknowledge that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of Covey as provided in its Articles of Incorporation and Bylaws or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect. After the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Covey (each an "Indemnified Agent") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel) and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of the Surviving Corporation)) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted under the URBCA, Covey's Articles of Incorporation or Bylaws, in effect at the date hereof, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit; provided that nothing herein shall impair any rights or obligations of any present or former directors or officers of Covey. The Surviving Corporation shall maintain in effect for not fewer than six years from and after the Effective Time the policies of directors' and officers' liability insurance most recently maintained by Covey; provided that the Surviving Corporation may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and containing terms and conditions no less advantageous as long as such substitution does not result in gaps or lapses in coverage with respect to claims arising from or related to matters occurring prior to the Effective Time. The Surviving Corporation shall pay all expenses (including reasonable attorneys' fees) that may reasonably be incurred by the Indemnified Agent in successfully enforcing the rights to which the Indemnified Agent is entitled under this Agreement or the Surviving Corporation's Articles of Incorporation or Bylaws or to which such Indemnified Agent is otherwise entitled. In the event the Surviving Corporation or any of its successors or assigns (1) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume its obligations set forth in this Section 4.1(f). The provisions of this Section 4.1(f) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Agent, his or her heirs and his or her personal representatives. Notwithstanding any provision in this Section 4.1(f) to the contrary, nothing in this Section 4.1(f) shall be deemed to entitle any Shareholder to indemnification or reimbursement for any matter to which a Franklin Party is entitled to indemnification under Section 4.1(c) resulting from a breach by such Shareholder of any representation, warranty or covenant in this Agreement.

          (g) Tax Benefits. Franklin covenants and agrees that to the extent either Covey or the Shareholders are assessed Taxes at any time by any taxing authority (either as a result of any present or future tax examination or otherwise) with respect to any taxable period of Covey prior to the Effective Date, and as a result of such assessment and the payment of any Taxes resulting from such assessment, Franklin receives any tax advantage or benefit, Franklin shall promptly pay to the Shareholders the actual tax benefits received as partial or full reimbursement of such payment of Taxes or alternatively, at the election of the Shareholders, as a distribution tax-free of accumulated earnings to the extent there are any tax-free accumulated earnings that have previously been taxed to the Shareholders and to the extent allowed or required by the IRC and related regulations. Such reimbursement shall not exceed the Taxes actually paid by such Shareholders. A "tax advantage or benefit" for the purpose of this paragraph means an actual cash tax savings to the Surviving Corporation.

          (h) Subsidiary Names. Franklin covenants and agrees to change the names of all of its Subsidiaries that currently include the "Franklin Quest" name to now include "Franklin Covey", both in their respective organizational documents and in public reference.

          (i) Bylaws. The Surviving Corporation shall not amend its Bylaws to be inconsistent with the governance provisions set forth in Section 4.1(a) of this Agreement and the Plan of Merger at any time during the Control Period.

                  ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES

     5.1 Representations and Warranties of Covey and the Shareholders. Covey and each of the Shareholders hereby, jointly and severally, represent and warrant to Franklin that all of the statements contained in this Section 5.1 (a) through (c) are correct and complete as of the date of this Agreement and that all of the statements contained in this Section 5.1(a) through (ac) will be correct and complete as of the Effective Time (as though made at the Effective Time and as though the Effective Time were substituted for the date of this Agreement throughout this Section 5.1), except as exceptions are permitted to be set forth in the disclosure schedule attached to this Agreement (the "Covey Disclosure Schedule"). For purposes of the following representations and warranties, except for the representations and warranties contained in Sections 5.1(a), (b), (d), (e), (f) and (g), Covey shall be deemed to include its subsidiary, except that all references to U.S. law shall instead refer to similar laws applicable to the subsidiary business, if any. The Covey Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5.1.

          (a) Organization, Qualification and Corporate Power. (i) Covey is a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah. Covey has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Covey's wholly-owned subsidiary ("Covey Sub") is a corporation duly organized, validly existing and in good standing under the laws of the Province of Queensland in the country of Australia. Covey Sub has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

          (ii) Each of Covey and Covey Sub is qualified to conduct business and is in good standing under the laws of each jurisdiction wherein the nature of its business or its ownership of property requires it to be so qualified, except where the failure to be so qualified will not have a material adverse effect on the business, properties or operations of Covey or Covey Sub. As of the Effective Date (but not as of the date of this Agreement), Section 5.1(a)(ii) of the Covey Disclosure Schedule will contain a complete and accurate list of each jurisdiction in which Covey or Covey Sub is authorized to do business, each jurisdiction in which it has filed tax returns, and each jurisdiction in which it has employees or in which inventory is located.

          (b) Authorization of Transaction. Covey has full corporate power and authority to execute and deliver this Agreement, the Articles of Merger and the Plan of Merger and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the board of directors of Covey (as of the date of this Agreement and as of the Closing Date) and the Shareholders (as of the Closing Date but not as of the date of this Agreement), acting in their capacity as shareholders of Covey, have duly authorized the execution, delivery, and performance of this Agreement and the Plan of Merger by Covey and have adopted and approved the Plan of Merger in the manner required by the URBCA.

     This Agreement constitutes the valid and legally binding obligation of Covey, enforceable against Covey in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement and other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). After obtaining the approval of the Shareholders, upon the execution and delivery thereof by Covey, the Plan of Merger will constitute the valid and legally binding obligation of Covey, enforceable against Covey in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement and other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (c) Noncontravention. Neither the execution and the delivery of this Agreement or the Plan of Merger, nor the consummation of the transactions contemplated hereby or thereby will (i) violate any statute, regulation or rule applicable to Covey, (ii) violate any judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which Covey is subject or any provision of the Articles of Incorporation or Bylaws of Covey, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument representing Indebtedness, Security Interest, or other arrangement to which Covey is a party or by which it is bound or to which any of its assets is subject, except where such conflict, breach or default would not have a material adverse effect on the financial condition or operations of Covey and its subsidiary taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Other than in connection with or in compliance with the provisions of the URBCA and HSR, neither Covey nor the Shareholders is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement. As of the Effective Date (but not as of the date of this Agreement), except as set forth in Section 5.1(c) of the Covey Disclosure Schedule, neither the execution and delivery of this Agreement or the Plan of Merger or the consummation or performance of any of the transactions contemplated thereby will, directly or indirectly, with or without the notice or lapse of time: (i) give any governmental authority the right to revoke, withdraw, suspend, cancel, or modify any governmental authorization that is held by Covey or that otherwise relates to the business or any of the assets owned, leased or used by Covey, (ii) cause Covey to become subject to or to become liable for the payment of any tax, (iii) cause any of the assets owned by Covey to be reassessed or revalued by any taxing authority or other governmental authority, or (iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned, leased or used by Covey.

          (d) Capitalization. The entire authorized capital stock of Covey consists of 1,000,000 shares of common stock, $.001 par value per share, of which 790,000 shares are issued and outstanding and constitutes the Covey Common. All of the shares of Covey Common have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by the Shareholders. The entire authorized capital stock of Covey Sub consists of 1,000,000 shares of Common Stock, $0.001 par value per share, of which 790,000 shares are issued and outstanding, which constitute the entire issued and outstanding capital stock of Covey Sub, all of which issued and outstanding shares are owned by Covey. All of the issued and outstanding shares of Covey Sub capital stock have been duly authorized, validly issued, fully paid and nonassessable, and are held of record and beneficially by Covey. None of the shares of Covey's or Covey Sub's capital stock has been issued in violation of the preemptive rights of any Person. There are, as of the date hereof, and there will not be in excess of as of the Effective Time, 60,000 Covey Options. Except as set forth in Section 5.1(d) of the Covey Disclosure Schedule, there are no outstanding or authorized common or preferred shares (other than Covey Common owned by the Shareholders), options, warrants, rights, contracts, rights of first refusal or first offer, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which Covey or Covey Sub is a party or which are binding upon Covey or Covey Sub providing for the issuance, disposition, or acquisition of any of its capital stock. Except as set forth in Section 5.1(d) of the Covey Disclosure

     Schedule, there are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to Covey or Covey Sub and there are no contractual or statutory preemptive rights or similar restrictions with respect to the issuance or transfer of any shares of Covey Common or the capital stock of Covey Sub. Except as set forth in
     Section 5.1(d) of the Covey Disclosure Schedule, there are no voting trusts, proxies, or any other agreements, restrictions or understandings with respect to the voting of Covey Common or the capital stock of Covey Sub.

          (e) Subsidiaries. Except as set forth in Section 5.1(e) of the Covey Disclosure Schedule, Covey has no Subsidiaries and Covey does not, directly or indirectly, own any shares of stock or any other security or interest in any corporation, partnership, association, limited liability company or joint venture.

          (f) Financial Statements. Attached hereto as Schedule 5.1(f) are the following financial statements (collectively the "Financial Statements"):
     (i) audited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flows as of and for the fiscal years ended December 31, 1995, 1994 and 1993 of Covey (the "Audited Financial Statements"); and (ii) audited consolidated and consolidating balance sheets and statement of income, changes in stockholders' equity and cash flows as of and for the fiscal year ended December 31, 1996 (the "Most Recent Fiscal Year End") for Covey. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly present the financial condition and results of operations as of the times and for the periods referred to therein. Within 30 days after the end of the first fiscal quarter, Covey will deliver to Franklin unaudited consolidated balance sheets of Covey for the 3 month period ending March 31, 1997 and the related statements of income, changes in shareholders' equity and cash flow for such 3 month (the "Unaudited Financial Statements"). The Unaudited Financial Statements will fairly present the financial condition and results of operations, changes in shareholders' equity and the cash flow of Covey as of March 31, all in accordance with GAAP and reflect the consistent application of such accounting principles throughout the period involved, except for normal recurring year end adjustments which are not, and are not expected to be, material in amount and the addition of required footnotes thereto.

          (g) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of Covey. Without limiting the generality of the foregoing, except as set forth in Section 5.1(g) of the Covey Disclosure Schedule, since the Most Recent Fiscal Year End:

             (i) Covey has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

             (ii) other than with respect to Covey's Master Video Licenses, no party (including, without limitation, Covey) has, accelerated, terminated, modified, or cancelled any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) involving more than $25,000 to which Covey is a party or by which it is bound;

             (iii) Covey has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

             (iv) Covey has not granted any license or sublicense of any rights under or with respect to any Intellectual Property other than to Covey's customers in the Ordinary Course of Business;

             (v) Covey has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property (other than ordinary wear and tear not caused by neglect);

             (vi) Covey has not created, incurred, assumed, or guaranteed any purchase commitment involving more than $100,000 in the aggregate or outside the Ordinary Course of Business;

             (vii) Covey has not imposed any Security Interest upon any of its assets, tangible or intangible, except for Permitted Exceptions;

             (viii) Covey has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock;

             (ix) Covey has not declared, set aside, or paid any dividend or distribution with respect to its capital stock or redeemed, purchased, or otherwise acquired any of its capital stock;

             (x) Covey has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees or shareholders outside the Ordinary Course of Business giving rise to any claim or right on its part against the person or on the part of the person against it.

             (xi) Covey has not entered into any other material transaction outside the Ordinary Course of Business;

             (xii) Covey has not amended or modified in any respect (beyond any amendments and modifications reflected in true and complete copies of such plans delivered to Franklin) any profit sharing, bonus, incentive compensation, severance, employee benefit or multiemployer plans;

             (xiii) Covey has not granted any increase in excess of $10,000 in the salary of any officer or employee of Covey or paid any bonus in excess of $50,000 to any such officer or employee nor has Covey committed to grant any such increase or pay any such bonus; and

             (xiv) Covey has not committed to any of the foregoing.

          (h) Undisclosed Liabilities. Except as set forth in Section 5.1(h) of the Covey Disclosure Schedule, Covey does not have any Liability (and to the Knowledge of Covey there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Covey giving rise to any Liability), which could have a material adverse effect on the financial condition or operations of Covey, taken as a whole, except for (i) Liabilities set forth on the face of the Most Recent Fiscal Year End Financial Statements (rather than in any notes thereto), (ii) Liabilities which have arisen after the Most Recent Fiscal Year End Financial Statements in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand) and
     (iii) Liabilities otherwise expressly disclosed in or contemplated by this Agreement or the Covey Disclosure Schedule.

          (i) Conduct of Business; Records and Books of Account. Covey has conducted its business in the ordinary course, consistent with past practice, since December 31, 1996. The records and books of account of Covey have been regularly kept and maintained in conformity with GAAP applied on a consistent basis with preceding years, subject only to normal year-end adjustments.

          (j) Tax Matters. (i) Except as set forth in Section 5.1(j) of the Covey Disclosure Schedule, Covey has timely filed (or received an appropriate extension of time to file) all Tax Returns required to be filed by it. Covey has paid all Taxes shown to be due on such Tax Returns or otherwise due and all such Tax Returns were, are, and will be true, correct and complete. Covey has never filed, or been required to file, any Tax Returns as a member of an Affiliated Group, nor does it have any liability for Taxes of any Person under Treas. Reg. sec. 1.1502-6 (or any similar provision of state, local, foreign, or other law) as a transferee or successor by contract or otherwise. No Tax Return described above contains or will contain a disclosure statement under Code Section 6662(d)(2)(B)(ii)(I) or any similar provision of state, local, foreign, or other law. Covey is not a party to, nor has any obligation under, any tax sharing agreement, arrangement, or practice, written or oral, express or implied. Neither Covey nor the Shareholders have received notice of any claim made by an authority in a jurisdiction where Covey does not file Tax Returns that Covey is or may be subject to taxation by that jurisdiction.

          (ii) With respect to Taxes owed by Covey and Covey's Tax Returns:

             (A) All Tax deficiencies asserted or assessed against Covey have been paid or finally settled;

             (B) Covey has made all payments of estimated Taxes required to be made under Code Section 6655 and any comparable provisions of state, local, foreign or other law;

             (C) All amounts that are required to be collected or withheld by Covey in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party have been duly collected or withheld by Covey and have been duly remitted or deposited in accordance with law;

             (D) There is no outstanding request by Covey for any extension of time within which to pay any Taxes or file any Tax Returns;

             (E) There has been no waiver or extension for or on behalf of Covey of any applicable statute of limitations for the assessment or collection of any Taxes;

             (F) There is no pending or threatened action, audit, proceeding, or investigation for the assessment or collection of any Taxes of Covey;

             (G) No taxing authority has raised any issue with respect to the liability of Covey for any Tax that, by application of similar principles, might result in the issuance of a notice of deficiency or similar notice of intention to assess Taxes by any other taxing authority;

             (H) Covey has not taken any action that would have the effect of deferring any liability for Taxes for Covey from any taxable period ending on or before the Effective Time to any subsequent taxable period;

             (I) None of the income recognized for federal, state, local, foreign, or other income tax purposes by Covey during the taxable year during which the Effective Time occurs will be derived other than in the Ordinary Course of Business; or will arise from transactions of a type not reflected in the relevant Tax Returns for the taxable period immediately preceding the taxable period in which the Effective Time occurs;

             (J) No consent has been filed under Code Section 341(f) with respect to Covey;

             (K) Covey is not required to include in income any adjustment pursuant to Code Section 481(a) (or any similar provision of law or regulations) by reason of a change in accounting method nor is the Internal Revenue Service ("IRS") or any other taxing authority considering any such change in accounting method;

             (L) Covey has not disposed of any property which has been accounted for Tax purposes under the installment method pursuant to Code Section 453;

             (M) Except as set forth in Section 5.1(j)(ii)(M) of the Covey Disclosure Schedule, Covey does not own an interest in any entity that is characterized as a partnership for federal income tax purposes;

             (N) There are no requests for rulings, subpoenas, or requests for information pending with respect to any taxing authority of, against, or concerning Covey;

             (O) Any adjustment of Taxes made by the Internal Revenue Service in any examination of Covey, which is required to be reported to state, local, foreign, or other taxing authorities has been so reported, and any additional Taxes due with respect thereto have been paid;

             (P) No power of attorney has been granted by Covey which is currently in force, with respect to any matter relating to Taxes; and

             (Q) Section 5.1(j)(ii)(Q) of the Covey Disclosure Schedule lists all of the jurisdictions in which Covey has filed Tax Returns during the 1997, 1996, 1995, 1994 and 1993 calendar years. Such jurisdictions were the only jurisdictions in which Covey was required to file Tax Returns.

          (iii) Covey made a valid S Corporation election and maintained its qualified S Corporation status for all tax periods in which it has filed returns as an S Corporation and through the Effective Date.

          (k) Real and Personal Property and Related Matters. (i) Except as set forth in Schedule 5.1(k) and subject to other Permitted Exceptions, Covey owns all of the real estate, inventory and equipment currently utilized in its operations and has good and marketable fee simple title to, or, to the extent disclosed in Schedule 5.1(k), a valid leasehold interest in or license to use, (A) all of the real property reflected in the Most Recent Fiscal Year End Financial Statements or acquired thereafter or used in its operations, (B) all other properties and assets (personal and mixed, tangible and intangible), reflected in the Most Recent Fiscal Year End Financial Statements or acquired thereafter, (C) all properties or assets which are subject to operating leases as defined in Financial Accounting Standards Board Statement No. 13 and are not reflected in the Most Recent Fiscal Year End Financial Statements, and (D) all other properties and assets owned, leased or licensed by Covey, except in each of the foregoing clauses for any of such properties or assets sold or otherwise disposed of in the Ordinary Course of Business or with respect to which the lease has expired or has been terminated, since the date of the Most Recent Fiscal Year End Financial Statements (A) through (D), collectively the "Properties").

          (ii) All of the land, buildings, structures and other improvements presently used in connection with the operation of Covey's business are included in the Properties.

          (iii) Except as set forth on Section 5.1(k) of the Covey Disclosure Schedule, Covey does not own or hold, is not obligated under and is not a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of any real property or interest in real property, including, without limitation, the Properties or any portion thereof or interest therein.

          (iv) To the Knowledge of Covey, the continued use, occupancy and operation of the Properties as currently used, occupied and operated will comply in all material respects with all applicable Legal Requirements. No dispute that, if adversely decided, would have a material adverse effect currently exists with any Governmental Body having jurisdiction over the Properties with respect to any Law or the application thereof to the Properties or the use, occupancy or operation thereof.

          (v) Covey has not received any written notice of (nor does Covey have any knowledge of) any pending, threatened or contemplated condemnation, zoning or administrative proceeding affecting the Properties or any material part thereof or of any sale or other disposition of the Properties or any material portion thereof in lieu of condemnation.

          (vi) Except as disclosed through recorded or otherwise publicly available documents, there is no pending or, to the Knowledge of Covey, contemplated assessment of or charge against any parcel of real property included in the Properties which, when taken together with all similar assessments and charges against the balance of the Properties, would result in any material change in the aggregate amount of Taxes payable in respect of the Properties. All Taxes, the non-payment of which might become a lien on any part of the Properties (or for which Covey is responsible pursuant to any lease) and which are due and payable prior to the Effective Date, have been, or on the Effective Date will be, paid in full.

          (vii) Covey has not received written notice of any material encroachment upon any of the parcels of real property comprising the Properties and, to the Knowledge of Covey, there are no other facts or conditions affecting any such parcel that an accurate survey or careful physical inspection thereof would reveal which would, individually or in the aggregate, (i) interfere (except to an extent that would not have a material adverse effect) with the use, occupancy or operation thereof as currently used, occupied and operated, or (ii) reduce (except to an extent that would not have a material adverse effect) the fair market value thereof below the fair market value such parcel would have had but for such encroachment or other fact or condition. Covey will deliver to the Purchaser (or will make delivery to the Purchaser at least 10 days prior to the Closing Date) copies of any surveys in its possession relating to the Properties.

          (viii) All documents, reports, plans, specifications, studies, architectural and engineering drawings, contracts, permits, title insurance policies, completion bonds, arrangements, warranties, commitments and other similar items or instruments relating to or affecting the Properties or the use, operation or occupancy thereof have been or will be made available by Covey to Franklin, to the extent that such materials are already in the possession or under the control of Covey and relate to the ownership and operation of its business and the Properties, and any such contracts which, individually or in the aggregate, are material are in full force and effect (unless otherwise provided therein). Covey has paid in full or accrued all amounts currently due thereunder and has satisfied in full or provided for all of its liabilities thereunder to the extent required to be satisfied or provided for on the date hereof and on the Effective Date, as the case may be.

          (ix) Except as set forth on Schedule 5.1(k), to the Knowledge of Covey, all components of all buildings, structures and other improvements which are currently being used in the operation of its business, including, but not limited to, the roofs and structural elements thereof and the hearing, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in all material respects in satisfactory operating condition and repair, subject to continued repair and replacement in accordance with past practice.

          (x) No insurer has suspended, revoked, modified, cancelled or refused to issue any policy or casualty or liability insurance to Covey with respect to any of the real property due to conditions existing at such real property.

          (xi) No portion of the real property has suffered any material damage or had its operation curtailed in any material respect by fire, flood or other casualty which has not heretofore been repaired and restored to its original condition and paid or provided for, all in accordance with all applicable Law.

          (xii) Except as set forth in Section 5.1(k) of the Covey Disclosure Schedule, Covey has good and marketable title to or a valid leasehold interest in or license to use all of the personal property, tangible or intangible, used by or located upon its premises whether shown on the Most Recent Fiscal Year End Financial Statements or not or acquired thereafter in the Ordinary Course of Business, free and clear of all Encumbrances, except for Permitted Exceptions and except for property and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Fiscal Year End Financial Statement and except for Encumbrances disclosed on the Most Recent Fiscal Year End Financial Statements (including the notes thereto). Except as described in Section 5.1(k) of the Covey Disclosure Schedule, to Covey's Knowledge, all of Covey's equipment, machinery, fixtures, improvements and other tangible assets (whether owned or leased) are in good condition or repair (except for ordinary wear and tear) and are fit for use in the ordinary course of Covey's business as presently conducted and as presently proposed to be conducted.

          (xiii) Except as set forth on Section 5.1(k) of the Covey Disclosure Schedule, Covey owns, has a leasehold interest in, has a license to use all of the material assets, properties and rights, whether tangible or intangible, which are necessary of the conduct of Covey's business as presently conducted.

          (l) Environmental Compliance. (i) There have been no Releases by Covey, or to the Knowledge of Covey, by any other Person at any Properties owned or operated by Covey that is reasonably likely to have a material adverse effect on Covey or its operations.

          (ii) To the Knowledge of Covey, there has not been any Release at any facility that has received or treated Hazardous Materials generated by Covey or any predecessor-in-interest.

          (iii) To the Knowledge of Covey, the operations of Covey are in full compliance with Environmental Laws, except for such violations which are not reasonably likely to have a material adverse effect on Covey or its operations.

          (iv) There is no Environmental Claim asserted or threatened to be asserted against Covey or any predecessor-in-interest, or to the Knowledge of Covey, against any facility which received Hazardous Materials generated by Covey or any predecessor-in-interest.

          (m) Legal Compliance. To the Knowledge of Covey, except as set forth on Section 5.1(m) of the Covey Disclosure Schedule, Covey is not in violation of any applicable permit, license, ordinance or other law, regulation or requirement, federal, state or local, relating to the operation of any real property or any of the other assets of Covey (including applicable occupational health and safety laws and regulations) or the conduct of Covey's business, which violations, individually or in the aggregate, could have a material adverse effect on the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of Covey taken as a whole.

          (n) Intellectual Property. (i) Covey owns or has the right to use all Intellectual Property necessary for the operation of or used in Covey's businesses as presently conducted. Each item of Intellectual Property owned or used by Covey immediately prior to the Effective Time hereunder will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Effective Time. Covey has taken all necessary and desirable action to protect each item of Intellectual Property that Covey owns or uses.

          (ii) Covey has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Shareholders or the directors and officers (and employees with responsibility for Intellectual Property matters) of Covey has ever received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation. To the Knowledge of Covey (and employees with responsibility for Intellectual Property matters), no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Covey.

          (iii) Covey has delivered or made available to Franklin correct and complete copies of each patent, trademark or copyright registration which has been issued to Covey with respect to any of its Intellectual Property and has made available to Franklin correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property that Covey owns:

             (A) Covey possesses all right, title, and interest in and to the item;

             (B) the item is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge; and

             (C) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or, to the Knowledge of Covey (and employees with responsibility for Intellectual Property matters) of Covey is threatened which challenges the legality, validity, enforceability, use, or ownership of the item.

          (iv) Section 5.1(n)(iv) of the Covey Disclosure Schedule identifies each item of Intellectual Property that Covey owns and which is material to the conduct of its business and any item of Intellectual Property that any third party owns and that Covey uses pursuant to license, sublicense, agreement, or permission (other than "off-the-shelf" software purchased for use in the day-to-day operations of Covey) which is material to the conduct of Covey's business. Covey has supplied Franklin with correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual Property (including any such "off-the-shelf" software):

             (A) the license, sublicense, agreement, or permission covering the item is (and will continue to be on substantially identical terms immediately following the Effective Time) legal, valid, binding, enforceable, and in full force and effect;

             (B) the underlying item of Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge; and

             (C) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending, or, to the Knowledge of Covey (and employees with responsibility for Intellectual Property matters), is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property.

          (o) Contracts. Section 5.1(o) of the Covey Disclosure Schedule lists each of the following contracts, agreements, and other written arrangements to which Covey is a party:

             (i) any written arrangement (or group of related written arrangements) for the lease of real or personal property from or to third parties other than the real property interests described on
        Section 5.1(k) of the Covey Disclosure Schedule;

             (ii) any written arrangement concerning a partnership or joint venture;

             (iii) any written arrangement (or group of related written arrangements) under which it has (A) created, incurred, assumed, or guaranteed (or may create, incur, assume or guarantee) Indebtedness in excess of $25,000 or (B) imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

             (iv) any written arrangement concerning confidentiality or any written arrangement concerning noncompetition;

             (v) any written arrangement not disclosed in the Covey Disclosure Schedule pursuant to any other provision in this Section 5.1 under which the consequences of a default or termination could have a material adverse effect on the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of Covey;

             (vi) any contract for the employment of any officer, individual employee or other person on a full-time, part-time or consulting basis;

             (vii) any guaranty of any obligation for borrowed money or otherwise, other than endorsements made for collection in the ordinary course of business;

             (viii) any agreement or commitment with respect to the lending or investing of funds to or in other Persons;

             (ix) any license or royalty agreement (other than with respect to "off-the-shelf" software purchased for use in the day-to-day operations of Covey);

             (x) any contract for the purchase or sale of products, services or real or personal property other than in the Ordinary Course of Business; or

             (xi) any lease agreement under which Covey is the lessee of or holds or operates any personal property by another party, except for any lease of such property where the actual annual rental payments do not exceed $25,000;

             (xii) any contract or group of related contracts with the same party or group of affiliated parties for the purchase of raw materials, commodities, supplies, products, equipment or other personal property or for the receipt of services under which the undelivered balance of such products and services has a selling price in excess of $25,000;

             (xiii) any contracts or group of related contracts with the same party or group of affiliated parties for the sale of commodities, supplies, products, or other personal property or for the furnishings of services under which the undelivered balance of such products or services due from Covey has a selling price in excess of $25,000;

             (xiv) any contract related to the marketing, sale, advertising or promotion of Covey's products;

             (xv) any contract with any officer, director, Shareholder or other Affiliate;

             (xvi) any broker, agent, sales representative, sales or distribution agreement pursuant to which any party is entitled to a percentage of profits of Covey or is paid on a commission or other basis;

             (xvii) any contract or agreement prohibiting Covey from freely engaging in any business or competing anywhere in the world;

             (xviii) any other written arrangement or group of related written arrangements not entered into in the Ordinary Course of Business.

        All of the contracts, agreements and instruments set forth or required to be set forth on the attached Schedule 5.1(o) are valid, binding and enforceable in accordance with their respective terms, except when such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which effect the enforcement of creditors' rights generally and shall be in full force and effect without penalty in accordance with their terms upon consummation of the transactions contemplated hereby. Covey has performed all obligations which are required to be performed by Covey and it is not in default under or in breach of or in receipt of any claim of default or breach under any contract, agreement, or instrument to which Covey is subject and no event has occurred which, with the passage of time or the giving of notice or both, would result in a default, breach or event of noncompliance by Covey under any contract, agreement or instrument to which Covey is subject. Covey has no present expectation or intention of not fully performing on a timely basis all such obligations required to be performed by Covey under any contract, agreement or instrument to which Covey is subject and Covey has no Knowledge of any breach or cancellation by the other parties to any contract, agreement, instrument or commitment to which Covey is a party.

        Except as set forth on Section 5.1(o) of the Covey Disclosure Schedule, Covey is not a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Section 5.1(o) of the Covey Disclosure Schedule under the terms of this Section 5.1(o).

          (p) Insurance. Covey has made available to Franklin all policies or binders of casualty, liability, worker's compensation, vehicular, or other insurance held by or on behalf of Covey (specifying the insurer, the policy number or covering note number with respect to binders, and describing each pending claim thereunder of more than $25,000, setting forth the aggregate amounts paid out under each such policy through the date hereof and the aggregate limit of any insurer's liability thereunder). Such policies and binders are in full force and effect and to the Knowledge of Covey sufficiently insure against risks and liabilities customary for the businesses in which Covey is engaged. To the Knowledge of Covey, Covey is not in material default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any pending material claim under any such policy or binder in due and timely fashion. There are no material outstanding unpaid claims under any such policy or binder. Covey has not received a notice of cancellation or nonrenewal of any such policy or binder. Covey has no knowledge of any material inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts which might form the basis for termination or material adverse modification of any such insurance. Except as disclosed in writing to Franklin by Covey, Covey has no knowledge of any act, event or occurrence that could give rise to a claim under any director and officer insurance policy held by or on behalf of Covey.

          (q) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Covey.

          (r) Litigation. Except as set forth on Schedule 5.1(r), Covey is not
     (i) subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge or (ii) a party or, to the Knowledge of Covey, is not threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To the Knowledge of Covey, there exists no basis on which any such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against Covey, where such charge, complaint, action, suit, proceeding, hearing or investigation would have a material adverse effect on Covey's business or operations.

          (s) Employees; Employment Practices: Compensation and Vacations.
     Section 5.1(s) of the Covey Disclosure Schedule contains a true and complete listing, of all officers, directors and executive employees of Covey as of the date hereof, their annual salary, date of hire, date of next review and date of last review. Except as set forth on Section 5.1(s) of the Covey Disclosure Schedule, there are no vacation pay, bonuses, commissions, sick pay, or other fees or benefits in respect of work done earned or due to or expected by any present, former or prospective employees, not fully paid or accrued on the Most Recent Fiscal Year End Financial Statements except as incurred in the Ordinary Course of Business. Covey has not received notice of any non-compliance and, to the Knowledge of Covey, Covey is in compliance with the Fair Labor Standards Act and any similar state, county or local legislation, ordinance or regulation. Except as set forth on Section 5.1(s) of the Covey Disclosure Schedule, Covey is not currently involved in any Claim, nor, to the Knowledge of Covey, is any Claim threatened, involving an unfair employment practice, wage and hour violation, or occupational safety and health violation under any federal, state, county or local law, including, but not limited to, those arising out of the Civil Rights Act of 1964 (as amended), the Fair Labor Standards Act, or the Occupational Safety and Health Act. Except as set forth on
     Section 5.1(s) of the Covey Disclosure Schedule, since December 31, 1996, except in the Ordinary Course of Business and consistent as to timing and amount with past practices, Covey has not: (i) increased the compensation payable or to become payable to or for the benefit of any of its employees in excess of the amount specified in Section 5.1(g)(xiii) of this Agreement, (ii) provided any of its employees with increased security or tenure of employment, (iii) increased the amount payable to any of its employees upon the termination of any such person's employment, or (iv) increased, augmented or improved benefits granted to or for the benefit of any of its employees under any bonus, stock option, profit sharing, pension, retirement, deferred compensation, insurance or other direct or indirect benefit plan or arrangement.

          (t) Employee Benefit Plans. (i) Set forth in Section 5.1(t) of the Covey Disclosure Schedule is a complete and accurate list of all of Covey's Employee Benefit Plans, and a description of the essential provisions thereof. Except as set forth on Section 5.1(t) of the Covey Disclosure Schedule, Covey has no actual or potential liability or obligation with respect to any employee benefit, policy, arrangement or agreement (including without limitation, any Employee Benefit Plans). With respect to each Employee Benefit Plan, Covey has heretofore delivered to Franklin true and complete copies of the following documents, where applicable: (i) the text of the Employee Benefit Plan (including any amendments thereto) and of any trust or insurance contract maintained in connection therewith, (ii) the three most recent annual reports (IRS Form 5500 series), together with required schedules filed with the IRS and any financial statements or opinions required under ERISA, (iii) the most recent summary plan description and all modifications, and (iv) the most recent determination letter issued by the IRS.

          (ii) Neither Covey nor any other corporation or other trade or business that is or has been under common control with Covey (as determined under Section 414(b), (c), (m) or (o) of the Code) has ever maintained, contributed to or incurred any obligation or liability with respect to (i) any "multiemployer plan", as defined in Section 3(37) or 4001(a)(3) or ERISA or Section 414(f) of the Code (either as an employer or a joint employer) or (ii) any other plan covered by Title IV of ERISA or subject to the requirements of Section 412 of the Code and Covey has no actual or contingent liability under Title IV of ERISA or Section 412 of the Code to any person or entity, including the Pension Benefit Guaranty Corporation, the IRS, any such plan or the participants (or their beneficiaries) in any such plan and there is no basis for any such liability as the result of or after the consummation of the transactions contemplated by this Agreement.

          (iii) Except as set forth in Section 5.1(t) of the Covey Disclosure Schedule, each Employee Benefit Plan that is intended to be qualified under
     Section 401 of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501 of the Code and all contributions made thereto have been deductible by Covey. A favorable determination letter has been issued by the IRS with respect to each such plan and trust, which letter includes a determination with respect to the qualification of the plan under the Tax Reform Act of 1986 and subsequent tax legislation (or if such letter has not yet been received, an application has been made to the IRS for such determination within the remedial amendment period so that such letter will have retroactive effect to the effective date of such legislation) and, to the Knowledge of Covey, there are no facts and nothing has occurred that would adversely affect the qualification of such plan.

          (iv) No Employee Benefit Plan is a "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code and there are no other "welfare benefit funds" within the meaning of Section 419 of the Code relating to any of the employees or former employees of Covey. Except as set forth on Section 5.1(t) of the Covey Disclosure Schedule, no Employee Benefit Plan provides health, dental, life insurance or other welfare benefits (whether on an insured or self-insured basis) to any of such employees after their retirement or other termination of employment from Covey (other than continuation coverage required under Section 601 through 609 of ERISA and Section 4980B of the Code that may be purchased at the sole expense of the employee).

          (v) Each Employee Benefit Plan has, in all material respects, been maintained and administered in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code, which are applicable to such plan and there is no audit, investigation, dispute, arbitration, claim, suit, or grievance, pending or, to the Knowledge of Covey, threatened, involving an Employee Benefit Plan (other than routine claims for benefits), and, to the Knowledge of Covey after due inquiry, there is no basis for such a claim. There have been no "prohibited transactions" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Employee Benefit Plan.

          (vi) All contributions have been, or prior to the Closing will be, made under, and all obligations to any of the employees or former employees of Covey (including vacation entitlements) have been, or, prior to the Closing will be, satisfied with respect to, each Employee Benefit Plan for all periods up to the Closing, except as set forth in the Financial Statements. Except as set forth on Section 5.1(t) of the Covey Disclosure Schedule, the costs of all Employee Benefit Plans are fully accrued and reflected in the Financial Statements.

          (vii) Except as otherwise set forth on Section 5.1(t) of the Covey Disclosure Schedule, none of the Employee Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or the acceleration of any rights to benefits under any Employee Benefit Plan or obligates Covey to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or any agreement related thereto or as a result of a "change in control" (within the meaning of such term under Section 280G of the Code).

          (u) Compliance with Laws; Certain Operations. Covey is in compliance with and has not violated in any way which would have a material adverse effect on the business of Covey and its Subsidiary, taken as a whole, any law, rule or regulation of any federal, state, local or foreign government or agency thereof which affects Covey's business, properties, or assets and no notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by Covey or filed, commenced or threatened against Covey alleging any such violation.

          (v) Indebtedness. Section 5.1(v) of the Covey Disclosure Schedule lists the total Indebtedness of Covey, and the parties to whom such Indebtedness is owed, and a description of any Security Interest relating thereto except for items (iv), (v) and (vi) contained in the definition of Permitted Exceptions.

          (w) Labor Discussions and Troubles. Covey is not currently, nor during the past 24 months has it been, involved in any labor discussions with any unit or group seeking to become a bargaining unit for any of its employees. There are no strikes or other labor troubles now pending or, to the Knowledge of Covey, threatened against Covey.

          (x) Notes and Accounts Receivable. All of the notes and accounts receivable of Covey are actual and bona fide notes and accounts receivable, representing obligations for the total dollar amount thereof shown on the books of Covey (less reserves, if any), that resulted from Covey's Ordinary Course of Business, and there are no Encumbrances on any such notes or accounts receivable. The detailed agings of the accounts receivable as at March 31, 1997 are set forth in Section 5.1(x) of the Covey Disclosure Schedule.

          (y) No Bankruptcy Proceedings. To the Knowledge of Covey and the Shareholders, there are no bankruptcy, insolvency or receivership proceedings outstanding against Covey and none of the Shareholders or Covey has made any assignment for the benefit of any creditors and no execution or attachment has been levied against any of the Shareholders or Covey in connection with such proceedings.

          (z) Bank Accounts and Safe Deposit Boxes; Powers of Attorney. Section 5.1(z) of the Covey Disclosure Schedule hereto sets forth (i) the names of all banks in which Covey has an account and the account numbers of all accounts (including without limitation any trust account) or safe deposit box, and (ii) the names of all Persons, if any, having signatory authority over such accounts.

          (aa) Potential Conflicts of Interest. To the Knowledge of Covey, except as set forth on Section 5.1(aa) of the Covey Disclosure Schedule, no officer or director or Shareholder of Covey or any member of the immediate family of any of the foregoing:

             (i) owns, directly or indirectly, any material interest in or is an owner, sole proprietor, shareholder, partner, director, officer, employee, consultant or agent of any person which is a competitor, lessor, lessee, customer or supplier of Covey;

             (ii) owns or has an interest in, directly or indirectly, in whole or in part, any material property, patent, trademark, service mark, trade name, copyright, franchise, invention, permit, license or secret or confidential information related to the current activities or the activities currently contemplated by Covey; or

             (iii) has any material cause of action whatsoever against, or owes any material amount to, Covey, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Covey Employer Benefit Plans and similar matters.

          (bb) Brokers' Fees. Covey has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Franklin, Covey or any other Party could become liable or otherwise obligated.

          (cc) Disclosure. Neither this Section 5.1 nor the Covey Disclosure Schedule contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no material fact affecting Covey which has not been disclosed to Franklin which materially adversely affects or could reasonably be anticipated to materially adversely affect Covey's business, Liabilities, financial condition, operations, future prospects, properties or assets.

          Each Shareholder represents and warrants to Franklin, individually as to such Shareholder and not with respect to any other Shareholder, that the following statements are, as of the date hereof and will be as of the Effective Date, true and correct:

          (dd) Ownership of Stock. Except as set forth on Section 5.1(ad) of the Covey Disclosure Schedule, the Shareholder owns of record and beneficially the number of shares of Covey Common indicated opposite such Shareholder's name in Schedule 1.1(d)(ii) hereto, with full right and authority to transfer such shares hereunder, and upon delivery of such shares hereunder, the Surviving Corporation will receive good title thereto, free and clear of all mortgages, pledges, security interests or the rights of any third party, and not subject to any agreements or understandings among any Persons with respect to the voting or transfer of such shares. Notwithstanding the provisions of this Section 5.1(ad) to the contrary, Stephen R. Covey shall have the right, after the date of this Agreement and prior to the Effective Date, to transfer a portion of his Covey Common to the Redhill Foundation, a Utah non-profit corporation (the "Redhill Foundation"), subject to the condition that the Redhill Foundation shall execute this Agreement and become a party hereto for all purposes. No order has been given under any applicable family law legislation, nor is there any application pending under any family laws by the spouse of any Shareholder which would affect the shares of Covey Common and the ability of the Shareholder to comply with the terms of this Agreement in any manner whatsoever. No Shareholder is a resident of any community property state, except as set forth on Schedule 5.1(ad) hereof, and if such Shareholder is a resident of a community property state, such Shareholder's spouse has entered into and executed a consent to such Shareholder agreeing to perform the obligations under this Agreement. None of the Shareholders have granted to any other party, and no third party has, any options, warrants, rights, contracts, rights of first refusal or first offer, calls, puts, or other agreements or commitments for the disposition or acquisition of any of the capital stock of Covey owned by such Shareholder.

          (ee) Execution, Delivery and Enforceability of Agreement; No Violation. This Agreement has been duly executed and delivered by or on behalf of the Shareholder, and at the Effective Time any other documents required hereunder to be executed and delivered by or on behalf of the Shareholder will have been duly executed and delivered. This Agreement constitutes the legal, valid and binding obligation of the Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditor's rights generally. Any other agreements required hereunder to be executed and delivered by the Shareholder at the Effective Time will constitute the legal, valid and binding agreements of the Shareholder executing the same, enforceable against such Shareholder in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditor's rights generally. Neither the execution of this Agreement nor the consummation of the transactions provided for herein by the Shareholder will violate, or constitute a default under, or permit the acceleration of maturity of, except to the extent waived, any indentures, mortgages, promissory notes, contracts or agreements to which such Shareholder is a party or by which such Shareholder or such Shareholder's properties are bound.

          (ff) Residence and Domicile. The Shareholder is a resident of, and domiciled in, the State of Utah.

          (gg) Investment Representations. (i) Each Shareholder understands and agrees that (A) the Shares into which Covey Common will be converted at the Effective Time have not been, and will not be, registered under the Securities Act as of the Effective Time or under any state securities laws,
     (B) such Shares are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, and
     (C) a "stop transfer" order will be placed against the certificates representing the Shares and such certificates will bear the following legend:

             THE SHARES OF COMMON STOCK OF THE COMPANY EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND VARIOUS APPLICABLE STATE SECURITIES LAWS. THE SHARES OF COMMON STOCK MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR ASSIGNED OR A SECURITY INTEREST CREATED THEREIN, UNLESS THE PURCHASER, TRANSFEREE, ASSIGNEE, PLEDGEE OR HOLDER OF SUCH SECURITY INTEREST COMPLIES WITH ALL STATE AND FEDERAL SECURITIES LAWS (I.E., SUCH SHARES ARE REGISTERED UNDER SUCH LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE THEREUNDER) AND UNLESS THE SELLER, TRANSFEROR, ASSIGNOR, PLEDGOR OR GRANTOR OF SUCH SECURITY INTEREST PROVIDES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE TRANSACTION CONTEMPLATED WOULD NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THE SHARES OF COMMON STOCK EVIDENCED BY THIS CERTIFICATE ARE ALSO SUBJECT TO A "LOCKUP"
        AGREEMENT WHICH EXPIRES ON                , 1999.

          (ii) Each Shareholder will deliver, at or prior to the Effective Time, the Investment Letter contemplated by Section 2.2(s).

          (hh) Brokers or Finders. No Shareholder or any of such Shareholder's agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby.

          (ii) Additional Information. Each Shareholder covenants and agrees to provide all information reasonably requested by Franklin or its counsel in order to determine such Shareholder's eligibility to acquire any of the Shares and to execute and deliver to Franklin any and all documents reasonably requested by Franklin in order to support such a determination.

          (jj) Name; Shareholder Claims Against Covey.  Except as set forth in
     Schedule 5.1(aj), each of the Shareholders hereby acknowledges and agrees that except for such Shareholder's ownership of Covey Common, such Shareholder has no other claim against, or contract or agreement with, Covey except for the obligations specifically set forth in this Agreement, or in Section 5.1(aj) of the Covey Disclosure Schedule, and Covey does not owe to such Shareholders any amount or have any Liability to obligations, debts, or based on any other claim, or cause of action, of any nature.

          5.2 Representations and Warranties of Franklin. Franklin hereby represents and warrants to Covey and to each of the Shareholders that all of the statements contained in this Section 5.2 (a) through (c) are correct and complete as of the date of this Agreement and that all of the statements contained in this Section 5.2(a) through (l) will be correct and complete as of the Effective Time (as though made at the Effective Time and as though the Effective Time were substituted for the date of this Agreement throughout this Section 5.2), except as exceptions are permitted to be set forth in the disclosure schedule attached to this Agreement (the "Franklin Disclosure Schedule"). The Franklin Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5.2.

          (a) Organization. (i) Franklin is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. Franklin has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the property owned and used by it. Each of Franklin's subsidiaries is a corporation, limited liability company or limited partnership, duly organized, validly existing and in good standing under the state of its formation. Each of such subsidiaries has full corporate, limited liability company or partnership, as the case may be, power and authority to carry on the business in which it is engaged and to own and use the property owned and used by it.

          (ii) Franklin and each of its subsidiaries is qualified to conduct business and is in good standing under the laws of each jurisdiction wherein the nature of its business or its ownership of property requires it to be so qualified, except where the failure to be so qualified will not have a material adverse effect on the business properties or operations of Franklin and all of its subsidiaries, taken as a whole.

          (b) Authorization of Transaction. Franklin has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Board of Directors of Franklin have duly authorized the execution, delivery and performance of (i) this Agreement, the Plan of Merger and all related agreements, and (ii) the issuance of the Shares required to be issued by Franklin in order to carry out the provisions of this Agreement and the Plan of Merger. The shareholders of Franklin have not approved this Agreement or the transactions contemplated hereby as of the date of this Agreement, but will have approved this transaction as required by the URBCA by the Effective Time if Franklin proceeds with the Closing. Franklin's Board of Directors has approved the Plan of Merger in the manner required by the URBCA and will promptly take such steps as necessary to submit it to the shareholders of Franklin for their approval. This Agreement constitutes the valid and legally binding obligation of Franklin, enforceable against Franklin in accordance with its terms, except where such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement or other similar laws affecting creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). After obtaining the approval of Franklin's shareholders, upon the execution and delivery thereof by Franklin, the Plan of Merger will constitute the valid and legally binding obligation of Franklin, enforceable against Franklin in accordance with its terms, except where such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement or other similar laws affecting creditors' rights generally and general principles of equity (regardless or whether such enforceability is considered in a proceeding in equity or at law).

          (c) Noncontravention. Neither the execution and delivery of this Agreement or the Plan of Merger nor the consummation of the transactions contemplated hereby or thereby will (i) violate any statute, regulation or rule; (ii) violate any judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency, or court to which Franklin is subject or any provision of the Articles of Incorporation or the Bylaws of Franklin; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument representing Indebtedness, Security Interest or other arrangement to which Franklin is a party or by which it is bound, or to which it or any of its assets is subject. Other than in connection with compliance with the requirements of HSR, the URBCA, applicable securities laws in connection with the issuance of the Shares to the Shareholders, including, without limitation, all applicable notices and filings with the NYSE, and the filing of the Proxy Statement and completion of the requirements set forth in Section 1.3 hereof, Franklin is not required to give any notice to, make any filings with or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement. As of the Effective Date (but not as of the date of this Agreement), except as set forth in Section 5.2(c) of the Franklin Disclosure Schedule, neither the execution nor delivery of this Agreement or the Plan of Merger or the consummation or performance of any of the transactions contemplated thereby will, directly or indirectly with or without the notice or lapse of time:
     (i) give any governmental authority the right to revoke, withdraw, suspend, cancel or modify any governmental authorizations held by Franklin or which otherwise relate to the business of any of the assets owned, used or leased by Franklin; (ii) cause Franklin to become subject to or become liable for the payment of any Tax; (iii) cause any of the assets owned by Franklin to be reassessed or revalued by any Taxing authority or any other governmental authority; or (iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned, leased or used by Franklin.

          (d) Capital Structure of Franklin. The authorized capital stock of Franklin consisted at February 28, 1997 of 40,000,000 shares of Franklin Common and 4,000,000 shares of Preferred Stock, no par value, of which 19,736,172 shares of Franklin Common were issued and outstanding. All outstanding hares of Franklin capital stock have been duly issued and are validly outstanding, fully paid and nonassessable. None of the shares of Franklin's capital stock has been issued in violation of the preemptive rights of any person. The Shares to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Merger Agreement and the Plan of Merger, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights or Encumbrances. As of February 28, 1997, no shares of Franklin's capital stock were reserved for issuance, except that 4,547,819 shares of Franklin Common were reserved for issuance pursuant to Franklin's stock option plans. Except as set forth in Franklin's SEC Documents, there are no outstanding authorized common or preferred shares, options, warrants, rights of first refusal or first offer, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which Franklin is a party or which are binding upon Franklin providing for the issuance, disposition or acquisition of any of either entity's capital stock. Except as set forth in Franklin's SEC Documents, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Franklin and there are no contractual or statutory or preemptive rights or similar restrictions with respect to the issuance or transfer of any shares of Franklin Common. There are no voting trusts, proxies or any other agreements restrictions or understandings to which Franklin is a party with respect to the voting of Franklin Common, other than proxies solicited by Franklin in connection with the transactions contemplated by this Agreement and other than the Shareholder Agreement contemplated to be entered into by certain of the Shareholders of Franklin and Covey pursuant to the terms of this Agreement.

          (e) SEC Documents. Franklin has made available to Covey a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Franklin with the SEC since June, 1992 and prior to the date of this Agreement (the "Franklin SEC Documents") which are all the documents that Franklin was required to file with the SEC since such date. As of their respective dates, the Franklin SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Franklin SEC Documents, and none of the Franklin SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Franklin included in the Franklin SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly presented in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of Franklin and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Franklin and its consolidated Subsidiaries for the periods presented therein.

          (f) Information Supplied. None of the information supplied or to be supplied by Franklin for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC by Franklin in connection with this transaction will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. If at any time prior to the Effective Time any event with respect to Franklin or any of its Subsidiaries, or with respect to other information supplied by Franklin for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

          (g) No Default. Franklin is not in material default or violation (and to the Knowledge of Franklin no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) Franklin's Articles of Incorporation and Bylaws, (ii) except as disclosed in Section 5.2(g), any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Franklin is now a party or by which Franklin or any of its respective properties or assets may be bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Franklin, except in the case of (ii) and (iii) for defaults or violations which in the aggregate would not reasonably be expected to have a material adverse effect on the business and operations of Franklin taken as a whole.

          (h) Compliance with Applicable Laws. Franklin and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental entities necessary for the lawful conduct of their businesses (the "Franklin Permits"), except where the failure so to hold would reasonably be expected to not have a material adverse effect on the business and operations of Franklin and its Subsidiaries, taken as a whole. Franklin and its Subsidiaries are in material compliance with the terms of the Franklin Permits, except where the failure so to comply would reasonably be expected to not have a material adverse effect on the business and operations of Franklin and its Subsidiaries, taken as a whole. Except as disclosed in the Franklin SEC Documents, the business of Franklin is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations which would not reasonably be expected to have a material adverse effect on the business or operations of Franklin and its Subsidiaries, taken as a whole. Except as set forth on Schedule 5.2(h), as of the date of this Agreement, no investigation or review by any governmental entity with respect to Franklin or any of its Subsidiaries is pending or, to the Knowledge of Franklin, threatened, other than those the outcome of which would not reasonably be expected to have a material adverse effect on the business or operations of Franklin or any of its Subsidiaries, taken as a whole.

          (i) Litigation. Except as disclosed in the Franklin SEC Documents or on Schedule 5.2(i) hereto, there is no suit, action or proceeding pending or, to the Knowledge of Franklin, threatened against or affecting Franklin or its Subsidiaries, the effect of which might reasonably be expected to have a material adverse effect on the business or operations of Franklin or its Subsidiaries, taken as a whole (the "Franklin Litigation"), and Franklin has no knowledge of any facts which are likely to give rise to any Franklin Litigation which (in any case) might reasonably be expected to have a material adverse effect on the business or operations of Franklin or its Subsidiaries, taken as a whole, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against Franklin which might reasonably be expected to have a material adverse effect on the business or operations of Franklin or its Subsidiaries, taken as a whole, or Franklin's ability to consummate the transactions contemplated by this Agreement.

          (j) Events Subsequent to the Most Recent Fiscal Quarter End. Since Franklin's Most Recent Fiscal Quarter End, neither Franklin nor any of its Subsidiaries has engaged in any material transaction outside the Ordinary Course of Business, except as set forth on Section 5.2(j) of the Franklin Disclosure Schedule. For purposes of this Section 5.2(j), a material transaction outside the Ordinary Course of Business is a transaction which is not engaged in in the Ordinary Course of Business and which was in excess of $100,000.

          (k) Undisclosed Liabilities. Except as set forth in Section 5.2(k) of the Franklin Disclosure Schedule, Franklin and its Subsidiaries, taken as a whole, do not have any Liability, which Liability would have a material adverse impact on the financial condition or operations of Franklin and its Subsidiaries, taken as a whole, except for (i) Liabilities set forth on the face of the Most Recent Year End Financial Statements and Most Recent Fiscal Quarter End Financial Statements, (ii) Liabilities which have arisen after the Most Recent Fiscal Year End Financial Statements in the Ordinary Course of Business, and (iii) Liabilities otherwise expressly disclosed and are contemplated by this Agreement or the Franklin Disclosure Schedule.

          (l) Disclosure. Neither this Section 5.2 nor the Franklin Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no material fact affecting Franklin and its Subsidiaries, taken as a whole, which has not been disclosed to Covey which materially adversely affects or is reasonably anticipated to materially adversely affect Franklin's and its Subsidiaries' business, taken as a whole, Liabilities, financial condition, operations, future prospects, properties or assets.

                           ARTICLE 6 -- MISCELLANEOUS

     6.1  Termination.  This Agreement may be terminated as provided below:

          (a) The Parties hereto may terminate this Agreement by written consent of all Parties at any time prior to the Effective Time;

          (b) Franklin may terminate this Agreement by giving written notice to Covey and the Shareholders at any time prior to the Effective Time in the event Covey or any of the Shareholders is in breach of any material representation, warranty, or covenant contained in this Agreement in any material respect;

          (c) Covey or the Shareholders may terminate this Agreement by giving written notice to Franklin at any time prior to the Effective Time in the event Franklin is in breach of any material representation, warranty, or covenant contained in this Agreement in any material respect;

          (d) Franklin may terminate this Agreement by giving written notice to Covey and the Shareholders at any time prior to the Effective Time in the event that Franklin shall determine, in its sole discretion, that any matter discovered by Franklin in its due diligence is unacceptable to Franklin with respect to the business or operations of Covey;

          (e) Covey may terminate this Agreement by giving written notice to Franklin at any time prior to the Effective Time in the event that Covey shall determine, in its sole discretion, that any matter discovered by Covey in its due diligence is unacceptable to Covey with respect to the business or operations of Franklin;

          (f) Franklin may terminate this Agreement by giving written notice to Covey and the Shareholders at any time prior to the Effective Time in the event any of the conditions precedent to closing set forth in Sections 2.1 or 2.2 hereof are not satisfied on or prior to the Effective Time unless the failure results from Franklin breaching any representation, warranty or covenant hereunder;

          (g) Covey or the Shareholders may terminate this Agreement by giving written notice to Franklin at any time prior to the Effective Time in the event any of the conditions precedent to closing set forth in Sections 2.1 and 2.3 hereof are not satisfied by the Effective Time, unless the failure results from Covey or the Shareholders breaching any representation, warranty or covenant hereunder.

Any notice of such termination pursuant to this Section 6.1 shall be promptly given by the Party terminating this Agreement to the other Parties in writing. If Franklin or Covey shall terminate this Agreement, all obligations of the parties hereunder shall terminate except for any liability of any party hereunder which is in breach of this Agreement to the other parties hereunder and except that the Confidentiality provisions of Section 3.1(j) and the liquidated damages provisions of Section 6.2 hereof shall survive the termination of this Agreement.

     6.2 Liquidated Damages. (a) Each of Franklin, Covey and the Shareholders understands and acknowledges that Franklin (the "Franklin Side") on the one hand and Covey and the Shareholders (collectively the "Covey Side") on the other hand will spend time and effort and incur significant expenses in going forward with the transactions contemplated by this Agreement, including but not limited to, preparing and filing the Proxy Statement and completing the due diligence necessary to go forward with the transactions. If either the Franklin Side on the one hand or the Covey Side on the other shall: (i) terminate this Agreement as provided herein other than as a result of a breach of the representations, warranties or covenants of the other Side; or (ii) shall fail or refuse for any reason (not caused solely by the other Side) to go forward with the transactions contemplated by this Agreement; (iii) if any condition to closing required to be done by one Side in order to satisfy a condition to closing of the other Side is not completed; (or (iv) if one Side shall breach its representations or warranties or covenants and as a result of such breach the other Side shall elect not to go forward with the transactions contemplated hereby, then the Side which has terminated this Agreement or which has so failed to go forward with the transaction or which has so failed to satisfy a condition necessary for the other Side to proceed with the transaction or which has breached its representations, warranties, or covenants, and as a result of such breach caused the other Side to terminate this Agreement, shall pay to the other Side as liquidated damages, and not as a penalty, the total amount of Five Hundred Thousand Dollars ($500,000) to reimburse the other Side for the cost and expense incurred by such Side in this transaction. It is intended by the Parties that, because damages will be difficult to determine, Five Hundred Thousand Dollars ($500,000) represents the best estimate of the parties as to the costs, expenses and damages of each Side going forward with the transaction. Entitlement to the payment of such Five Hundred Thousand Dollars ($500,000) shall be the sole and exclusive remedy of the Franklin Side and the Covey Side in connection with a termination or failure to go forward with the transactions contemplated by this Agreement or the failure by one Side to satisfy the conditions necessary for the other Side to proceed. Specifically, if the Franklin Side shall terminate this Agreement for any reason or shall fail to go forward with this Agreement or fail to satisfy the conditions they are required to satisfy in order for the Covey Side to go forward with the Closing, or to close the transactions contemplated hereby, or breach any representation, warranty or covenant which causes the Covey Side not to go forward with the transactions contemplated hereby, Franklin shall pay to Covey Five Hundred Thousand Dollars ($500,000) as liquidated damages. Similarly, if Covey or any of Stephen R. Covey, Stephen M. R. Covey, Blaine Lee, Roger Merrill, Brad Anderson, Sean Covey, David Covey or the Redhill Foundation (if the Redhill Foundation shall become a

Shareholder between the date of this Agreement and the Effective Date pursuant to the provisions of Section 5.1(ad) hereof) shall terminate this Agreement for any reason or shall fail to go forward with this Agreement or fail to satisfy the conditions they are required to satisfy in order for the Franklin Side to go forward with the Closing, or to close the transactions contemplated hereby or breach any representation, warranty or covenant which causes the Franklin Side not to go forward with the transactions contemplated hereby, Covey shall pay to Franklin Five Hundred Thousand Dollars ($500,000) as liquidated damages. Each of the Parties acknowledges that the sum to be paid pursuant to this Section 6.2 represents a reasonable and good faith attempt by the Parties to ascertain the damages that would be suffered by one Side in the event that the other Side failed to close the transaction or satisfy the conditions necessary for the other Side to close the transaction. Each Side waives any right or claim to any damages resulting from a termination of this Agreement and a failure to go forward with the transactions contemplated hereby except as set forth in this
Section 6.2.

          (b) Each Party understands and acknowledges that the Covey Disclosure Schedule and the Franklin Disclosure Schedule have not been prepared as of the date of this Agreement and will not be prepared and finalized until the dates set forth in Section 3.3 hereof. Notwithstanding anything contained in Section 6.2(a) to the contrary, each Side shall have the right, until May 2, 1997 (the "Termination Review Date"), to review the other Side's Disclosure Schedule as part of its due diligence and if anything on such Disclosure Schedule is unacceptable to the reviewing Side, to terminate this Agreement as provided in Section 6.1(d) or (e), as the case may be, without cost or damages, and in such event the provisions of Section 6.2(a) shall not apply to such termination. For the provisions of this Section 6.2(b) to be effective, the terminating Side must deliver notice of termination to the other Side on or before the Termination Review Date. If either Side shall amend its Disclosure Schedule after April 25, 1997 as a result of a material event which has occurred after April 25, 1997, as permitted by Section 3.3 hereof, then the other Side shall have five days after receipt of such amended Disclosure Schedule to determine whether to terminate this Agreement and not go forward with the transaction without the liquidated damages provisions of Section 6.1(a) applying. If the Side receiving such amended Disclosure Schedule shall notify the other Side within such five day period that it has elected not to go forward with the transaction, then the provisions of Section 6.2(a) shall not apply. Nothing in this Section 6.2 is intended to supersede or restrict a Party's right to terminate this Agreement as allowed by Section 6.1 hereof, but rather only to determine damages and remedies if termination is caused by certain events or within specified time periods.

     6.3 Press Releases and Announcements. Neither Franklin nor Covey shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Parties prior to making the disclosure).

     6.4 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided that the provisions regarding indemnification and insurance in Section 4.1(c) and 4.1(f) are intended for the benefit of the individual entities specified therein.

     6.5 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

     6.6 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties hereto.

     6.7 Counterparts. This Agreement and the Plan of Merger may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Any document executed by a party hereto and thereafter conveyed to the other party in facsimile form shall be considered an original document, signed in counterpart.

     6.8 Headings. The Table of Contents and the article and section headings contained in this Agreement and the Plan of Merger are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     6.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) when sent by telecopier (with receipt confirmed), (iii) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), or (iv) three business days after being sent by registered or certified mail, return receipt requested, in each case to the other party at the following addresses and telecopier numbers (or to such other address or telecopier number for a party as shall be specified by like notice; provided that notices of a change of address or telecopier number shall be effective only upon receipt thereof):

        if to Franklin to:

          Franklin Quest Co.
           2200 West Parkway Boulevard
           Salt Lake City, Utah 84119-2331
           Attn: Jon H. Rowberry, President and Chief Operating Officer Fax No. (801) 977-6098

           with a copy to:

           Franklin Quest Co.
           2200 West Parkway Boulevard
           Salt Lake City, Utah 84119-2331
           Attn: Val John Christensen, Executive Vice President and General Counsel
           Fax No. (801) 977-1431

           and with a copy to:

           Kimball, Parr, Waddoups, Brown & Gee
           185 South State Street, Suite 1300
           Salt Lake City, Utah 84119
           Attn: Richard G. Brown, Esq.
          Fax No. (801) 532-7750

        if to Covey to:

           Covey Leadership Center, Inc.
           3507 North University Avenue
           Provo, Utah 84604-4478
           Attn: Stephen M. R. Covey, President
           Fax No. (801) 377-1927
           with a copy to:
           Covey Leadership Center, Inc.
           3507 North University Avenue
           Provo, Utah 84604-4478
           Attn: Richard Hill, General Counsel
           Fax No. (801) 375-3865
        if to the Shareholders to:

           The address set forth below each Shareholder's signature on the signature page hereof.

     6.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. Each of the parties hereto hereby irrevocably waives the right to a trial by jury in any and all actions or proceedings brought with respect to any provision of this Agreement or the enforceability thereof and/or with respect to any claims arising out of, or related to, this Agreement. The Parties hereto irrevocably waive and agree to waive any objection which any party may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in the jurisdiction of Salt Lake City, State of Utah and hereby further irrevocably waive and agree to waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

     6.11 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Franklin, Covey and each of the Shareholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder or under the Plan of Merger, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     6.12 Severability. Any term or provision of this Agreement, or the Plan of Merger that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or thereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof or thereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement and the Plan of Merger shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     6.13 Expenses. Except as set forth in Sections 1.4 and 3.2 of this Agreement, each of the Parties will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     6.14 Construction. The Parties have jointly participated in the negotiation and drafting of this Agreement and the Plan of Merger. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the Plan of Merger shall be construed as if drafted jointly by all Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement or the Plan of Merger. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties acknowledge that certain of the representations and warranties herein and in the Plan of Merger, together with the indemnification provisions herein, are intended to allocate risk and economic cost as between Franklin, Covey and the Shareholders in the event such representations, warranties and covenants are breached.

     6.15 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     6.16 Remedies. Each of the Parties acknowledges and agrees that each other Party would be damaged irreparably in the event any of the provisions of this Agreement or the Plan of Merger are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that each other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and the Plan of Merger and to enforce specifically this Agreement and the Plan of Merger and the terms and provisions hereof and thereof in any action instituted in any court of the United States or any state thereof, having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

     6.17 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any person or entity, or which such person or entity is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such person or entity.

     6.18 Attorney's Fees. If a legal action or other proceeding is brought for enforcement of this Agreement or the Plan of Merger because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement or the Plan of Merger, the successful or prevailing party shall be entitled to recover reasonable attorney's fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled.

                            ARTICLE 7 -- DEFINITIONS

     7.1 Definitions. For purposes of this Agreement, unless the context otherwise clearly requires, the following terms shall have the meanings specified or referred to below:

     "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, reasonable expenses, and reasonable fees, including all reasonable attorneys' fees and court costs, excluding incidental, consequential or special damages.

     "Affiliate" means, with respect to any particular Person, any Person controlling, controlled by or under common control with such Person.

     "Affiliated Group" means any affiliated group within the meaning of Code
Section 1504.

     "Articles of Merger" has the meaning set forth in Section 1.1(c).

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "Claim" means any claim, cause of action, investigation, suit or proceeding, whether at law or in equity, or before any governmental department, commission, board, agency or instrumentality, which involves a demand for any judgment or liability.

     "Closing" has the meaning set forth in Section 1.2(d).

     "Code" means the Internal Revenue Service Code of 1986, as amended.

     "Confidential Information" means any information concerning the businesses and affairs of Covey or Franklin, respectively, other than any such information that (i) is generally available to or known by the public immediately prior to the time of disclosure, (ii) is available on a non-confidential basis or (iii) has been acquired or developed independent from Covey or Franklin, as the case may be.

     "Covey Common" means the issued and outstanding common stock of Covey, $.001 par value per share, immediately preceding the Effective Time.

     "Disclosure Schedule" has the meaning set forth in Section 5.1.

     "Dissenting Shares" means shares of Covey Common held by Shareholders who have not voted in favor of the Merger or consented thereto in writing and who have demanded appraisal rights with respect thereto in accordance with Sections 16-10a-1301 through 1331 of the URBCA.

     "Effective Date" means the date on which the Merger becomes effective under the URBCA.

     "Effective Time" means the time the Merger becomes effective under the URBCA.

     "Employee Benefit Plans" means any employee benefit plan, policy, arrangement or agreement (including, without limitation, any savings, retirement, fringe benefit, stock option, bonus, incentive compensation, deferred compensation, excess, supplemental executive compensation, employee stock purchase, vacation, sickness or disability, severance or separation, restricted stock plan, policy or arrangement) or employment or consulting contracts or agreements (including without limitation, any "employee benefit plan", as defined in ERISA), whether or not subject to ERISA, whether written or oral.

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

     "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, pledge, security interest, right of first refusal, option or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership.

     "Environmental Claim" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority or any third party involving violations of Environmental Laws or Releases of Hazardous Materials from (i) any assets, properties or businesses of Covey; (ii) from adjoining properties or businesses; or (iii) from any facilities which received Hazardous Materials generated by Covey.

     "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. sec. 9601 et seq., as amended; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. sec. 6901 et seq., as amended; the Clean Air At ("CAA"), 42 U.S.C. sec. 7401 et seq., as amended; the Clean Water Act ("CWA"), 33 U.S.C. sec. 1251 et seq., as amended; and any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment.

     "Environmental Liabilities" shall mean any money obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Claim filed by any Governmental Authority or any third party which relate to any violations of Environmental Laws, Remedial Actions, Releases or threatened Releases of Hazardous Materials from or onto (i) any property presently or formerly owned by Covey, or (ii) any facility which received Hazardous Materials generated by Covey.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934.

     "Franklin Common" means the capital common stock of Franklin, $10.05 par value.

     "Franklin Parties" means, collectively, Franklin, its Affiliates and their respective shareholders, officers, directors and employees.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body" means any:

          (a) nation, state, province, county, city, town, village, district, or other governmental jurisdiction of any nature;

          (b) federal, state, local, municipal, foreign, or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

          (d) multi-national organization or body; or

          (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, whether in the United States or any other jurisdiction.

     "Hazardous Materials" means (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls;
(d) any substance exhibiting a hazardous waste characteristic, including, but not limited to, corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components, including but not limited to, asbestos-containing materials and manufactured products containing Hazardous Materials.

     "Indebtedness" of any Person means all obligations of such Person which in accordance with GAAP should be classified upon a balance sheet of such Person as liabilities of such Person, and in any event, regardless of how classified in accordance with GAAP, shall include (i) all obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, and (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of such seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of the property.

     "Intellectual Property" means all (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data and documentation, (f) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, software products, books, programs, tapes or other projects in development, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (g) other proprietary rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

     "Knowledge" means knowledge that a reasonable person under similar circumstances would have after reasonable investigation and inquiry (including with legal counsel). The phrase "Knowledge of Covey" or "Knowledge of Franklin" refers to the Knowledge of their respective officers and directors.

     "Legal Requirement" means any federal, state, provincial, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     "Liability" means any liability (whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Merger" means the merger described in Article 1 of this Agreement.

     "Order" means any award, decision, injunction, judgment, order, directive, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     "Ordinary Course of Business" means the ordinary course of business of a Party consistent with its past custom and practice (including with respect to quantity, value, amount and frequency).

     "Permitted Exceptions" mean and include (i) those exceptions to title to the properties and assets of Covey specifically set forth in the Schedule referred to in the applicable Sections of this Agreement;

(ii) mortgages, liens, pledges, charges, encumbrances and restrictions which secure debt that is reflected as a liability on the Most Recent Fiscal Year End Financial Statements or which are otherwise reflected in the Most Recent Fiscal Year End Financial Statements or disclosed in the notes thereto; (iii) mortgages, liens, pledges, charges, encumbrances and restrictions incurred in connection with the purchase of properties and assets by Covey after the date of the Most Recent Fiscal Year End Financial Statements securing all or a portion of the purchase price therefor; (iv) statutory liens for current taxes or assessments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings; (v) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Covey; and (vi) such other liens, imperfections in title, charges, easements, restrictions, and encumbrances which do not materially detract from the value of or interfere with the present use of the properties subject thereto or affected thereby.

     "Person" means any natural person, corporation, limited liability company, partnership, association, venture, trust, estate, foundation, union, syndicate, association, society, firm, company or any other natural or juridical entity of any nature.

     "Plan of Merger" has the meaning set forth in Section 1.1.

     "Registration Statement" has the meaning specified in Section 1.3.

     "Release" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

     "Remedial Action" means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and postremedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S. C. sec. 9601.

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien.

     "Shareholders" means all of the Shareholders of Covey.

     "Shares" means the shares of Franklin Common being received by the Shareholders in exchange for Covey Common pursuant to the Merger.

     "Subsidiary" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, levy, fee, impost, charge or duty of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "URBCA" means the Utah Revised Business Corporation Act.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                          Franklin Quest Co.

                                          By: /s/ Jon Rowberry
                                          --------------------------------------

                                          Title: President - COO
                                          --------------------------------------

                                          Covey Leadership Center, Inc.

                                          By: /s/ Stephen M. R. Covey
                                          --------------------------------------

                                          Title: President & CEO
                                          --------------------------------------

The Shareholders:

--------------------------------------

                                                                  EXHIBIT 1.1(C)

                               ARTICLES OF MERGER

                                       OF

                         COVEY LEADERSHIP CENTER, INC.

                                 WITH AND INTO

                               FRANKLIN QUEST CO.

                               ARTICLES OF MERGER

                                       OF

                         COVEY LEADERSHIP CENTER, INC.

                                 WITH AND INTO

                               FRANKLIN QUEST CO.

     Pursuant to the provisions of Section 16-10a-1105 of the Utah Revised Business Corporation Act (the "Act"), Franklin Quest Co., a Utah corporation ("Franklin"), and Covey Leadership Center, Inc., a Utah corporation ("Covey"), hereby execute the following Articles of Merger:

          1. Attached hereto as Exhibit A, and incorporated herein by this
     reference, is the Plan of Merger dated             , 1997 (the "Plan of
     Merger"), which sets forth the terms of the merger of Covey with and into Franklin (the "Merger").

          2. The designation of the voting group of Covey that voted on the Merger was Common Stock. The number of outstanding shares of Common Stock of Covey and the number of votes entitled to be cast by the holders of such
     shares, as of             , was           . The number of votes of the
     Covey Common Stock voting group cast for the Merger was           and the
     number of votes of the Covey Common Stock voting group cast against the Merger was none.

          3. The designation of the voting group of Franklin that voted on the Merger was Common Stock. The number of outstanding shares of Common Stock of Franklin and the number of votes entitled to be cast by the holders of
     such shares, as of             , was           . The number of votes of the
     Franklin Common Stock voting group cast for the Merger was           and
     the number of votes of the Franklin Common Stock voting group cast against the Merger was .

     EXECUTED as of the      day of           , 1997.

COVEY LEADERSHIP CENTER, INC.,              FRANKLIN QUEST CO.,
a Utah corporation                          a Utah corporation

By
----------------------------------------------
                                            By
                                            ------------------------------------

----------------------------------------------
                                            ------------------------------------
(Typed Name and Title)                      (Typed Name and Title)

                                                                       EXHIBIT A

                       PLAN OF MERGER AND REORGANIZATION

                               FOR THE MERGER OF

                         COVEY LEADERSHIP CENTER, INC.

                                 WITH AND INTO

                               FRANKLIN QUEST CO.

                                 PLAN OF MERGER

     THIS PLAN OF MERGER (this "Plan") is entered into as of the   day
of          , 1997, by and among Franklin Quest Co., a Utah corporation
("Franklin") and Covey Leadership Center, Inc., a Utah corporation ("Covey").

                                    RECITALS

     A. Franklin is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Utah.

     B. Covey is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Utah.

     C. The respective Boards of Directors of Franklin and Covey and the shareholders of Franklin and Covey deem it advisable for good and valid business reasons and for the mutual benefit of Franklin and Covey that Covey be merged with and into Franklin (the "Merger") as a statutory merger under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, upon the terms and subject to the conditions set forth herein and in the Merger Agreement among the parties hereto dated as of March 21, 1997 (the "Merger Agreement"), and in accordance with the Utah Revised Business Corporation Act (the "Act").

     D. Franklin and Covey and their respective Boards of Directors and, to the extent required by applicable law, their respective shareholders, have approved this Plan.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:

     1. The Merger. At the Effective Time (as hereinafter defined), in accordance with the Merger Agreement and Section 16-10a-1105(2) of the Act, Covey shall be merged with and into Franklin, the separate existence of Covey shall cease, and Franklin shall continue as the surviving corporation under the new corporate name of Franklin Covey Co. (Franklin and Covey are herein sometimes referred to as the "Constituent Corporations," and Franklin, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the "Surviving Corporation.")

     2. Effective Time. The Merger shall become effective immediately upon the filing of Articles of Merger and this Plan with the Utah Department of Commerce, Division of Corporations and Commercial Code. The date and time of such filing are sometimes referred to herein as the "Effective Time."

     3. Effect of the Merger. At the Effective Time, the Merger shall have the effect provided for in Section 16-10a-1106 of the Act.

     4. Articles of Incorporation and Bylaws; Directors and Officers.

     (a) The Revised Articles of Incorporation and Bylaws of Franklin, as in effect immediately prior to the Effective Time, shall, except as amended as hereinafter provided, be the Articles of Incorporation and Bylaws of the Surviving Corporation at the Effective Time and shall thereafter continue to be its Articles of Incorporation and Bylaws until amended as provided therein and under applicable law.

     (b) Article I of the Revised Articles of Incorporation of Franklin shall be hereby amended effective as of the Effective Time to read as follows:

                               ARTICLE I -- NAME

     The name of the corporation is Franklin Covey Co.

     (c) The following listed individuals shall be the directors of the Surviving Corporation at the Effective Time:

                           Hyrum W. Smith -- Chairman
                        Stephen R. Covey -- Co-Chairman
                                Jon R. Rowberry
                              Stephen M. R. Covey
                                Robert H. Daines
                               E. J. "Jake" Garn
                                Dennis G. Heiner
                               Daniel P. Howells
                                Thomas H. Lenagh
                                 James M. Beggs
                               Robert F. Bennett
                                Beverly Campbell
                                 Joel Peterson
                                   Kay Stepp
                                 Robert Whitman

     Each of Hyrum W. Smith, Jon R. Rowberry, Robert H. Daines, E. J. "Jake" Garn, Dennis G. Heiner, Daniel P. Howells, Thomas H. Lenagh, James M. Beggs, Robert F. Bennett and Beverly Campbell, who were directors of Franklin prior to the Effective Time, shall continue to serve as directors of the Surviving Corporation until the expiration of their term as currently scheduled to expire. Each of Joel Peterson, Kay Stepp and Robert Whitman will serve a term as a director expiring at the annual meeting of shareholders to be held in 2000 and until their successors shall be duly elected and qualified. Stephen R. Covey shall serve a term as a director expiring at the annual meeting of shareholders to be held in 1999 and until his successor shall be duly elected and qualified. Stephen M. R. Covey shall serve a term as a director expiring at the annual meeting of shareholders to be held in 1998 and until his successor shall be duly elected and qualified.

     (d) The following listed individuals shall be the officers of the Surviving Corporation at the Effective Time:
             Chairman and Chief Executive Officer -- Hyrum W. Smith
            President and Chief Operating Officer -- Jon H. Rowberry
                          Executive Vice President and
    President of the Covey Leadership Center Division -- Stephen M. R. Covey Executive Vice President and Chief Financial Officer -- John L. "Jack" Theler
Executive Vice President, Secretary and General Counsel -- Val John Christensen
                  Executive Vice President -- D. Gordon Wilson
                   Executive Vice President -- Don J. Johnson
                 Executive Vice President -- Mark W. Stromberg

     5. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Franklin, Covey or the shareholders of Franklin or Covey, all of the shares of common stock of Covey issued and outstanding (the "Covey Common") in the aggregate, except for dissenting shares, shall automatically be converted into the right to receive shares of common stock of Franklin (the "Franklin Common") with the right of each of the holders thereof, as of the Effective Time, to be treated as a registered holder of shares of Franklin Common as of the Effective Time with all rights to dividends and other distributions made to registered holders of Franklin Common as of such date, provided that the aggregate number of shares of Franklin Common that each of the Shareholders shall be entitled to receive shall be rounded down to the nearest whole share, and provided further that if the number of shares of Franklin Common that a Shareholder is entitled to receive is rounded down to the nearest whole share, such Shareholder shall receive from Franklin in respect of the fractional share subject to such rounding, the value, determined to two decimal places, in cash of such fractional share. On the effective date, each share of Covey Common, except for dissenting shares, will, by virtue of the Merger, be canceled and converted into the right to receive number of shares of Franklin Common.

     6. Termination or Abandonment. This Plan may be terminated and the Merger abandoned as provided in the Merger Agreement.

     7. Other Provisions.

     (a) Governing Law. This Plan shall be governed in all respects by the laws of the State of Utah.

     (b) Counterparts. This Plan may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed this Plan by their duly authorized officers as of the date first above written.

                                          FRANKLIN QUEST CO., a Utah corporation

                                          By:

                                          --------------------------------------
                                          Name:
                                          Title:

                                          COVEY LEADERSHIP CENTER, INC., a Utah
                                          corporation

                                          By:

                                          --------------------------------------
                                          Name:
                                          Title:

                                                              EXHIBIT 1.1(C)(II)

                        DIRECTORS OF FRANKLIN COVEY CO.

                                 Hyrum W. Smith
                                Stephen R. Covey
                                Jon H. Rowberry
                              Stephen M. R. Covey
                                Robert H. Daines
                               E. J. "Jake" Garn
                                Dennis G. Heiner
                               Daniel P. Howells
                                Thomas H. Lenagh
                                 James M. Beggs
                               Robert F. Bennett
                                Beverly Campbell
                                 Joel Peterson
                                   Kay Stepp
                                 Robert Whitman

                                                             EXHIBIT 1.1(C)(III)

                         OFFICERS OF FRANKLIN COVEY CO.

             Chairman and Chief Executive Officer -- Hyrum W. Smith
            President and Chief Operating Officer -- Jon H. Rowberry
                          Executive Vice President and
    President of the Covey Leadership Center Division -- Stephen M. R. Covey Executive Vice President and Chief Financial Officer -- John L. "Jack" Theler
Executive Vice President, Secretary and General Counsel -- Val John Christensen
                  Executive Vice President -- D. Gordon Wilson
                   Executive Vice President -- Don J. Johnson
                 Executive Vice President -- Mark W. Stromberg

                                                               EXHIBIT 2.2(K)(I)

                                  Hyrum Smith
                                  Arlen Crouch
                                 Robert Bennett

                                                                      APPENDIX B

                                                                       JAMES F. FLAHERTY III
  LOGO                                                                 Managing Director
                                                                       Investment Banking
                                                                       Corporate and
                                                                       Institutional
                                                                       Client Group
                                                                       Murdock Plaza
                                                                       10900 Wilshire
                                                                       Boulevard
                                                                       Suite 900
                                                                       Los Angeles, California
                                                                       90024
                                                                       310 209 4066
                                                                       FAX 310 209 4091
                                                                       jflaherty@banmail.ml.com

                                                                  March 17, 1997

Board of Directors
Franklin Quest Co.
2200 West Parkway Boulevard
Salt Lake City, Utah 84119

Attention: Hyrum W. Smith

Gentlemen:

     Franklin Quest Co. (the "Company") and Covey Leadership Center, Inc. (the "Subject Company") propose to enter into an agreement (the "Agreement") pursuant to which the Subject Company will be merged with the Company in a transaction (the "Merger") in which each share of the Subject Company's common stock, par value $0.001 per share (the "Shares"), will be converted into the right to receive the number of common shares of the Company ("Franklin Common") equal to the "Share Conversion Amount" as described in Annex A. As part of the Agreement, the Company will purchase from Stephen R. Covey and from the Trustee of the Stephen and Sandra Covey Posterity Trust, dated December 30, 1993 (the "Trust") all rights to a certain licensing agreement executed by and between Stephen R. Covey and Covey Leadership Center, Inc., dated November 1, 1990 (the "Licensing Agreement") for $27.0 million payable to Stephen R. Covey and the Trust, at their election, in common stock of the Company at a price equal to the average closing price of the Franklin Common on the New York Stock Exchange for the 20 days ending on the second trading day prior to the effective date of the Merger, or cash or a combination thereof (the "License Purchase Price" and, together with the Franklin Common to be delivered in exchange for the Shares, the "Transaction Consideration").

     You have asked us whether, in our opinion, the Transaction Consideration is fair from a financial point of view to the Company.

     In arriving at the opinion set forth below, we have, among other things:

        (1) Reviewed the Subject Company's financial statements, and related financial information for the three fiscal years ended December, 1996;

        (2) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended August 30, 1996 and the Company's Form 10-Q and the related unaudited financial information for the quarterly period ending November 30, 1996;

        (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Subject Company and the Company, as well as the synergies and related cost savings and expenses expected to result from the Merger (the "Expected Synergies") furnished to us by the Subject Company and the Company, respectively;

LOGO

         (4) Conducted discussions with members of senior management and representatives of the Subject Company and the Company concerning their respective businesses and prospects before and after giving effect to the Merger;

         (5) Reviewed the market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies which we deemed to be relevant;

         (6) Reviewed the results of operations of the Subject Company and the Company and compared them with those of certain companies which we deemed relevant;

         (7) Compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other transactions which we deemed to be relevant;

         (8)  Reviewed the potential pro forma impact of the Merger;

         (9) Reviewed a draft dated March 17, 1997 of the Agreement; and

        (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us or publicly available. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Subject Company and the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Subject Company's or the Company's management as to the expected future financial performance of the Subject Company or the Company, as the case may be, and the Expected Synergies. We have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Subject Company or the Company or been furnished with any such evaluation or appraisal. In addition, we have not conducted any physical inspection of the properties or facilities of the Subject Company or the Company. We have assumed that the Merger will be consummated on the terms substantially similar to those set forth in the draft of the Agreement dated March 17, 1997.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

     We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have also performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger, and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance.

     We are not expressing any opinion herein as to the prices at which the Company Shares will trade following the announcement or consummation of the Merger.

LOGO

     On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Transaction Consideration is fair from a financial point of view to the Company.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER &
                                            SMITH INCORPORATED


                                          By /s/ James F. Flaherty III
                                          --------------------------------------
                                            Managing Director
                                            Investment Banking Group

LOGO

                                    ANNEX A

     On the effective date, each share of the Shares (except for dissenting shares) will, by virtue of the Merger, be cancelled and converted into the right to receive the number of shares of Franklin Common equal to the "Share Conversion Amount". The Share Conversion Amount shall be the number of shares of Franklin Common calculated in accordance with the following formula:

        Share Conversion Amount = 6,631,272 - X - Y
                               A

where: X equals the number of shares of Franklin Common to be issued to Stephen
       R. Covey and to the Trustees of the Trust for all rights in and to the Licensing Agreement which, when combined with Y, shall have a value equal to $27,000,000. For purposes of determining the value of the number of shares of Franklin Common received by Stephen R. Covey and the Trust which are to be subtracted from $27,000,000, each such share of Franklin Common shall have a value equal to Z; and

where: Y =      the amount of cash received by
              Stephen R. Covey and the Trust                ; and
              Z

where: Z shall equal the average closing price of the Franklin Common on the New
       York Stock Exchange for the twenty (20) trading days ending on the second trading day prior to the effective date of the Merger; and

where: A equals the aggregate number of Shares outstanding on the business day immediately preceding the effective date of the Merger (determined on a fully diluted basis and assuming, for purposes of the calculation, the exercise of all options or warrants to purchase Covey common stock).

                                                                      APPENDIX C

                     UTAH REVISED BUSINESS CORPORATION ACT

                                    PART 13

                               DISSENTERS' RIGHTS

16-10A-1301.  DEFINITIONS.

     For purposes of Part 13:

          (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 16-10a-1302 and who exercises that right when and in the manner required by Sections 16-10a-1320 through 16-10a-1328.

          (4) "Fair value" with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the statutory rate set forth in
     Section 15-1-1, compounded annually.

          (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent the beneficial owner is recognized by the corporation as the shareholder as provided in Section 16-10a-723.

          (7) "Shareholder" means the record shareholder or the beneficial
     shareholder.                                                           1992

16-10A-1302.  RIGHT TO DISSENT.

     (1) A shareholder, whether or not entitled to vote, is entitled to dissent from, and obtain payment of the fair value of shares held by him in the event of, any of the following corporate actions:

          (a) consummation of a plan of merger to which the corporation is a party if:

             (i) shareholder approval is required for the merger by Section 16-10a-1103 or the articles of incorporation; or

             (ii) the corporation is a subsidiary that is merged with its parent under Section 16-10a-1104;

          (b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

          (c) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under Subsection 16-10a-1202(1), but not including a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of a sale; and

          (d) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to Subsection 16-10a-1202(2).

     (2) A shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of any other corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors so provides.

     (3) Notwithstanding the other provisions of this part, except to the extent otherwise provided in the articles of incorporation, bylaws, or a resolution of the board of directors, and subject to the limitations set forth in Subsection
(4), a shareholder is not entitled to dissent and obtain payment under Subsection (1) of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than 2,000 shareholders, at the time of:

          (a) the record date fixed under Section 16-10a-707 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

          (b) the record date fixed under Section 16-10a-704 to determine shareholders entitled to sign writings consenting to the proposed corporate action; or

          (c) the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

     (4) The limitation set forth in Subsection (3) does not apply if the shareholder will receive for his shares, pursuant to the corporate action, anything except:

          (a) shares of the corporation surviving the consummation of the plan of merger or share exchange;

          (b) shares of a corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than 2,000 shareholders;

          (c) cash in lieu of fractional shares; or

          (d) any combination of the shares described in Subsection (4), or cash in lieu of fractional shares.

     (5) A shareholder entitled to dissent and obtain payment for his shares under this part may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to him or to the
corporation.                                                                1992

16-10A-1303.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if the shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states the dissent and the name and address of each person on whose behalf dissenters' rights are being asserted. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the other shares held of record by him were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

          (a) the beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) the beneficial shareholder dissents with respect to all shares of which he is the beneficial shareholder.

     (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each beneficial shareholder must certify to the corporation that both he and the record shareholders of all shares owned beneficially by him have asserted, or will timely assert, dissenters' rights as to all the shares unlimited on the ability to exercise dissenters' rights. The certification requirement must be stated in the
dissenters' notice given pursuant to Section 16-10a-1322.                   1992

16-10A-1320.  NOTICE OF DISSENTERS' RIGHTS.

     (1) If a proposed corporate action creating dissenters' rights under
Section 16-10a-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must be sent to all shareholders of the corporation as of the applicable record date, whether or not they are entitled to vote at the meeting. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this part. The notice must be accompanied by a copy of this part and the materials, if any, that under this chapter are required to be given the shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as required by this subsection does not affect any action taken at the shareholders' meeting for which the notice was to have been given.

     (2) If a proposed corporate action creating dissenters' rights under
Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to
Section 16-10a-704, any written or oral solicitation of a shareholder to execute a written consent to the action contemplated by Section 16-10a-704 must be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this part, by a copy of this part, and by the materials, if any, that under this chapter would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give written notice as provided by this subsection does not affect any action taken pursuant to Section 16-10a-704 for which the notice was to have been
given.                                                                      1992

16-10A-1321.  DEMAND FOR PAYMENT -- ELIGIBILITY AND NOTICE OF INTENT.

     (1) If a proposed corporate action creating dissenters' rights under
Section 16-10a-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (a) must cause the corporation to receive, before the vote is taken, written notice of his intent to demand payment for shares if the proposed action is effectuated; and

          (b) may not vote any of his shares in favor of the proposed action.

     (2) If a proposed corporate action creating dissenters' rights under
Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to
Section 16-10a-704, a shareholder who wishes to assert dissenters' rights may not execute a writing consenting to the proposed corporate action.

     (3) In order to be entitled to payment for shares under this part, unless otherwise provided in the articles of incorporation, bylaws, or a resolution adopted by the board of directors, a shareholder must have been a shareholder with respect to the shares for which payment is demanded as of the date the proposed corporate action creating dissenters' rights under Section 16-10a-1302 is approved by the shareholders, if shareholder approval is required, or as of the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

     (4) A shareholder who does not satisfy the requirements of Subsections (1)
through (3) is not entitled to payment for shares under this part.          1992

16-10A-1322.  DISSENTERS' NOTICE.

     (1) If proposed corporate action creating dissenters' rights under Section 16-10a-1302 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this part.

     (2) The dissenters' notice required by Subsection (1) must be sent no later than ten days after the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302, and shall:

          (a) state that the corporate action was authorized and the effective date or proposed effective date of the corporate action;

          (b) state an address at which the corporation will receive payment demands and an address at which certificates for certificated shares must be deposited;

          (c) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (d) supply a form for demanding payment, which form requests a dissenter to state an address to which payment is to be made;

          (e) set a date by which the corporation must receive the payment demand and by which certificates for certificated shares must be deposited at the address indicated in the dissenters' notice, which dates may not be fewer than 30 nor more than 70 days after the date the dissenters' notice required by Subsection (1) is given;

          (f) state the requirement contemplated by Subsection 16-10a-1303(3), if the requirement is imposed; and (g) be accompanied by a copy of this
     part.                                                                  1992

16-10A-1323.  PROCEDURE TO DEMAND PAYMENT.

     (1) A shareholder who is given a dissenters' notice described in Section 16-10a-1322, who meets the requirements of Section 16-10a-1321, and wishes to assert dissenters' rights must, in accordance with the terms of the dissenters' notice:

          (a) cause the corporation to receive a payment demand, which may be the payment demand form contemplated in Subsection 16-10a-1322(2)(d), duly completed, or may be stated in another writing;

          (b) deposit certificates for this certificated shares in accordance with the terms of the dissenters' notice; and

          (c) If required by the corporation in the dissenter's notice described in Section 16-10a-1322, as contemplated by Section 16-10a-1327, certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under Section 16-10a-1302.

     (2) A shareholder who demands payment in accordance with Subsection (1) retains all rights of a shareholder except the right to transfer the shares until the effective date of the proposed corporate action giving rise to the exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of the corporate action.

     (3) A shareholder who does not demand payment and deposit share certificates as required, by the date or dates set in the dissenters' notice, is
not entitled to payment for shares under this part.                         1992

16-10A-1324.  UNCERTIFICATED SHARES.

     (1) Upon receipt of a demand for payment under Section 16-10a-1323 for a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer of the shares until the proposed corporate action is taken or the restrictions are released under Section 16-10a-1326.

     (2) In all other respects, the provisions of Section 16-10a-1323 apply to
shareholders who own uncertificated shares.                                 1992

16-10A-1325.  PAYMENT.

     (1) Except as provided in Section 16-10a-1327, upon the later of the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302, and receipt by the corporation of each payment demand pursuant to
Section 16-10a-1323, the corporation shall pay the amount the corporation estimates to be the fair value of the dissenter's shares, plus interest to each dissenter who has complied with Section 16-10a-1323, and who meets the requirements of Section 16-10a-1321, and who has not yet received payment.

     (2) Each payment made pursuant to Subsection (1) must be accompanied by:

          (a) (i) (A) the corporation's balance sheet as of the end of its most recent fiscal year, or if not available, a fiscal year ending not more than 16 months before the date of payment;

          (B) an income statement for that year;

          (C) a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, if the corporation customarily provides such statements to shareholders; and

          (D) the latest available interim financial statements, if any;

          (ii) the balance sheet and statements referred to in Subsection (i) must be audited if the corporation customarily provides audited financial statements to shareholders;

          (b) a statement of the corporation's estimate of the fair value of the shares and the amount of interest payable with respect to the shares;

          (c) a statement of the dissenter's right to demand payment under
     Section 16-10a-1328; and

          (d) a copy of this part.                                          1992

16-10A-1326.  FAILURE TO TAKE ACTION.

     (1) If the effective date of the date of the corporate action creating dissenters' rights under Section 16-10a-1302 does not occur within 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, the corporation shall return all deposited certificates and release the transfer restrictions imposed on uncertificated shares, and all shareholders who submitted a demand for payment pursuant to Section 16-10a-1323 shall thereafter have all rights of a shareholder as if no demand for payment had been made.

     (2) If the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302 occurs more than 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, then the corporation shall send a new dissenters' notice, as provided in Section 16-10a-1322, and the provisions
of Sections 16-10a-1323 through 16-10a-1328 shall again be applicable.      1992

16-10A-1327. SPECIAL PROVISIONS RELATING TO SHARES ACQUIRED AFTER ANNOUNCEMENT
             OF PROPOSED CORPORATE ACTION.

     (1) A corporation may, with the dissenters' notice given pursuant to
Section 16-10a-1322, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under Section 16-10a-1302 and state that a shareholder who asserts dissenters' rights must certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not certify in writing, in or with the payment demand that he or the person on whose behalf the dissenters' rights are being asserted, acquired beneficial ownership of the shares before that date, the corporation may, in lieu of making the payment provided in Section 16-10a-1325, offer to make payment if the dissenter agrees to accept it in full satisfaction of his demand.

     (2) An offer to make payment under Subsection (1) shall include or be
accompanied by the information required by Subsection 16-10a-1325(2).       1992

16-10A-1328.  PROCEDURE FOR SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (1) A dissenter who has not accepted an offer made by a corporation under
Section 16-10a-1327 may notify the corporation in writing of his own estimate of the fair value of his shares and demand payment of the estimated amount, plus interest, less any payment made under Section 16-10a-1325, if:

          (a) the dissenter believes that the amount paid under Section 16-10a-1325 or offered under Section 16-10a-1327 is less than the fair value of the shares;

          (b) the corporation fails to make payment under Section 16-10a-1325 within 60 days after the date set by the corporation as the date by which it must receive the payment demand; or

          (c) the corporation, having failed to take the proposed corporate action creating dissenters' rights, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by Section 16-10a-1326.

     (2) A dissenter waives the right to demand payment under this section unless he causes the corporation to receive the notice required by Subsection
(1) within 30 days after the corporation made or offered payment for his
shares.                                                                     1992

16-10A-1330.  JUDICIAL APPRAISAL OF SHARES -- COURT ACTION.

     (1) If a demand for payment under Section 16-10a-1328 remains unresolved, the corporation shall commence a proceeding within 60 days after receiving the payment demand contemplated by Section 16-10a-1328, and petition the court to determine the fair value of the shares and the amount of interest. If the corporation does not commence the proceeding with the 60-day period, it shall pay each dissenter whose demand remains unresolved the amount demanded.

     (2) The corporation shall commence the proceeding described in Subsection
(1) in the district court of the county in this state where the corporation's principal office, or if it has no principal office in this state, the county where its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with, or whose shares were acquired by, the foreign corporation was located.

     (3) The corporation shall make all dissenters who have satisfied the requirements of Sections 16-10a-1321, 16-10a-1323, and 16-10a-1328, whether or not they are residents of this state whose demands remain unresolved, parties to the proceeding commenced under Subsection (2) as an action against their shares. All such dissenters who are named as parties must be served with a copy of the petition. Service on each dissenter may be by registered or certified mail to the address stated in his payment demand made pursuant to Section 16-10a-1328. If no address is stated in the payment demand, service may be made at the address stated in the payment demand given pursuant to Section 16-10a-1323. If no address is stated in the payment demand, service may be made at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares. Service may also be made otherwise as provided by law.

     (4) The jurisdiction of the court in which the proceeding is commenced under Subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the proceeding commenced under Subsection (2) is entitled to judgment:

          (a) for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the corporation pursuant to Section 16-10a-1325; or

          (b) for the fair value, plus interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment
     under Section 16-10a-1327.                                             1992

16-10A-1331.  COURT COSTS AND COUNSEL FEES.

     (1) The court in an appraisal proceeding commenced under Section 16-10a-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 16-10a-1328.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 16-10a-1320 through 16-10a-1328; or

          (b) against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded the
dissenters who were benefited.                                              1992

PROXY                            FRANKLIN QUEST CO.
            Special Meeting of Stockholders-- To Be Held May 30, 1997

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby (a) acknowledges receipt of the Notice of Special Meeting of Stockholders (the "Special Meeting") of Franklin Quest Co., a Utah corporation ("Franklin"), and the Joint Proxy Statement delivered to the undersigned in connection therewith, and (b) appoints Hyrum W. Smith, Jon H. Rowberry and Val John Christensen, and each of them, individually, as the attorney, agent and proxy of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to vote upon and act, as designated below, with respect to all of the shares of Common Stock, par value $0.05 per share ("Common Stock"), of Franklin standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act, at the Special Meeting and at any adjournment or postponement thereof.

         1. To consider and vote upon a proposal to approve and adopt (a) the Merger Agreement dated as of March 21, 1997 by and among Franklin, Covey Leadership Center, Inc., a Utah corporation ("Covey"), and the stockholders of Covey and the related Plan of Merger to be executed by Franklin and Covey and filed with the Utah Department of Commerce, Division of Corporations, (b) the merger of Covey with and into Franklin (the "Merger") whereby, among other things, (i) Franklin will survive the Merger and the outstanding shares of Covey Common Stock, $0.001 par value per share ("Covey Common Stock"), other than dissenting shares, will be converted into the right to receive 6,631,272 shares of Franklin Common Stock, $0.05 par value ("Franklin Common Stock"), less that number of shares which would be equal to the $27 million to be paid in cash or Franklin Common Stock for the License Rights divided by the Average Franklin Price and, less the number of shares of Franklin Common Stock to be reserved upon conversion of outstanding options to purchase Covey Common Stock (the "Covey Options") at the Share Exchange Ratio, (ii) each Covey Option will be converted into an option to purchase shares of Franklin Common Stock, with the number of options and the exercise price adjusted to reflect the Share Exchange Ratio, (iii) the Articles of Incorporation of Franklin will be amended to change the name of Franklin to Franklin Covey Co., and (iv) Franklin will separately acquire from Stephen R. Covey an exclusive, perpetual, worldwide, royalty free, transferrable license to make, use, sell, sublicense and otherwise deal in the products and materials and all other tangible and intangible assets, including all derivative works, which are the subject matter of and are described in that certain License Agreement dated November 1, 1990, for an aggregate of $27 million, to be paid in cash or Franklin Common Stock valued at the Average Franklin Price. (Capitalized terms used herein without definition shall have the same meaning as in the accompanying Joint Proxy Statement.)

   [ ] FOR                    [ ] AGAINST                  [ ] ABSTAIN

         The Board of Directors recommends a vote FOR the approval and adoption of the Merger Agreement and the Merger.

         2. In their discretion, upon any other matter which may properly come before the Special Meeting or any adjournment or postponement thereof.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT.

         Please complete, sign and date this proxy where indicated and return it promptly in the accompanying prepaid envelope.




DATED: _______________________,  1997      _________________________________
                                           Signature

                                           _________________________________
                                           Signature if held jointly


         (Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)